As filed with the Securities and Exchange Commission on September 21, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Aetna Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	6324	23-2229683
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

151 Farmington Avenue

Hartford, CT 06156

(860) 273-0123

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

WILLIAM J. CASAZZA

Senior Vice President and General Counsel

Aetna Inc.

151 Farmington Avenue

Hartford, CT 06156

(860) 273-0123

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
David L. Caplan H. Oliver Smith Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	David A. Katz Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-2000	Bob F. Thompson Bass, Berry & Sims PLC 150 Third Avenue South Nashville, Tennessee 37201 (615) 742-6200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and completion of the merger of Jaguar Merger Subsidiary, Inc. (“Merger Sub”), a wholly owned subsidiary of Aetna Inc. (“Aetna”), with and into Coventry Health Care, Inc. (“Coventry”), as described in the Agreement and Plan of Merger, dated as of August 19, 2012, among Aetna, Merger Sub and Coventry.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☒		Accelerated filer ☐

Non-accelerated filer ☐		(Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

        Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

        Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)
Common Shares, $0.01 par value	55,354,548	N/A	$2,023,255,022	$231,866

(1)	Represents the maximum number of Aetna common shares estimated to be issuable upon completion of the merger described in this proxy statement/prospectus, equal to the product of (a) the sum of (i) 133,885,677 shares of Coventry common stock (including restricted shares) outstanding on September 14, 2012, and (ii) 8,597,071 shares of Coventry common stock issuable pursuant to the exercise or settlement of Coventry options and restricted stock units, respectively, outstanding on September 14, 2012, that are or may become exercisable or issuable upon settlement, as the case may be, prior to completion of the merger and (b) the exchange ratio of 0.3885 of an Aetna common share for each share of Coventry common stock.
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f)(1) and (f)(3) and 457(c) of the Securities Act. The proposed maximum aggregate offering price of the registrant’s common shares was calculated based on the market value of shares of Coventry common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: (a) the product of (i) $41.50, the average of the high and low prices per share of Coventry common stock on the New York Stock Exchange on September 14, 2012, and (ii) 142,482,748, the maximum number of shares of Coventry common stock that may be cancelled in the merger (based on 133,885,677 shares of Coventry common stock (including restricted shares) outstanding on September 14, 2012, and 8,597,071 shares of Coventry common stock issuable pursuant to the exercise or settlement of Coventry options and restricted stock units, respectively, outstanding on September 14, 2012, that are or may become exercisable or issuable upon settlement, as the case may be, prior to completion of the merger) less (b) $3,889,779,020, the estimated amount of cash that would be paid by Aetna in the merger equal to the product of (i) that maximum number of shares of Coventry common stock that may be cancelled in the merger and (ii) the cash portion of the merger consideration of $27.30 per share of Coventry common stock.
(3)	Calculated pursuant to Section 6(b) of the Securities Act and SEC Fee Advisory #2 for Fiscal Year 2012 at a rate equal to $114.60 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED SEPTEMBER 21, 2012

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

[—], 2012

Dear Coventry Health Care, Inc. Stockholder:

You are cordially invited to attend a special meeting of stockholders of Coventry, to be held on [—], 2012, at [—], [—], at [—], local time. At the Coventry special meeting, you will be asked to adopt the Agreement and Plan of Merger, dated as of August 19, 2012, which provides for a merger in which Coventry will become a wholly owned subsidiary of Aetna Inc. Coventry’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of Coventry and its stockholders and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

If the merger is completed, you will have the right to receive, in exchange for each share of Coventry common stock you own immediately prior to the merger, $27.30 in cash, without interest, and 0.3885 of an Aetna common share. Based on the number of shares of Coventry common stock (including restricted shares) outstanding as of September 14, 2012, and the number of Aetna common shares outstanding as of September 14, 2012, it is expected that, immediately after completion of the merger, former Coventry stockholders will own approximately 13.5% of the outstanding Aetna common shares. The Coventry common stock and the Aetna common shares are traded on the New York Stock Exchange under the symbols “CVH” and “AET”, respectively.

We cannot complete the merger unless Coventry stockholders adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Coventry special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Coventry special meeting.

In addition, at the Coventry special meeting you also will be asked to approve the adjournment of the Coventry special meeting under certain circumstances and to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

The Coventry board of directors unanimously recommends that Coventry stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting and “FOR” the “golden parachute” compensation proposal.

The accompanying proxy statement/prospectus provides important information regarding the Coventry special meeting and a detailed description of the merger agreement, the merger, the adjournment proposal and the “golden parachute” compensation proposal. We urge you to read the accompanying proxy statement/prospectus (and any documents incorporated by reference into the accompanying proxy statement/prospectus) carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 44. You can also obtain information about Aetna and Coventry from documents that Coventry and Aetna previously have filed with the Securities and Exchange Commission.

If you have any questions about the merger or about how to vote your shares, please contact Coventry Investor Relations at (301) 581-5430 or write to Coventry Health Care, Inc., 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817, Attention: Investor Relations.

We hope to see you at the Coventry special meeting and look forward to the successful completion of the merger.

Sincerely,

ALLEN F. WISE

Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [—], 2012, and is first being mailed to Coventry stockholders on or about [—], 2012.

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of Coventry Health Care, Inc. for its special meeting of stockholders and the prospectus of Aetna Inc. for its common shares to be issued as consideration in the merger. The accompanying proxy statement/prospectus incorporates important business and financial information about Aetna Inc. and Coventry Health Care, Inc. from documents that are not included in or delivered with the accompanying proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain documents incorporated by reference into the accompanying proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from Aetna Inc. or Coventry Health Care, Inc. at the following addresses and telephone numbers:

Aetna Inc.	Coventry Health Care, Inc.
151 Farmington Avenue	6720-B Rockledge Drive, Suite 700
Hartford, CT 06156	Bethesda, MD 20817
Attention: Investor Relations	Attention: Investor Relations
Telephone: (860) 273-8204	Telephone: (301) 581-5430

In addition, if you have questions about the merger or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact MacKenzie Partners, Inc., the proxy solicitor for Coventry Health Care, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500. You will not be charged for any of these documents that you request.

If you would like to request documents, please do so by [—], 2012, in order to receive them before the Coventry special meeting.

See “Where You Can Find More Information” beginning on page [—] of the accompanying proxy statement/prospectus for further information.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

COVENTRY HEALTH CARE, INC.

TO BE HELD ON [—], 2012

To the Stockholders of Coventry Health Care, Inc.:

A special meeting of stockholders of Coventry Health Care, Inc. will be held on [—], 2012, at [—], [—], at [—], local time, for the following purposes:

•

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of August 19, 2012, as it may be amended from time to time, among Aetna Inc., a Pennsylvania corporation, Jaguar Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Aetna, and Coventry, pursuant to which Jaguar Merger Subsidiary, Inc. will be merged with and into Coventry, and Coventry will continue as the surviving corporation and a wholly owned subsidiary of Aetna (a copy of the merger agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice);

•

to consider and vote on a proposal to approve the adjournment of the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting; and

•

to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

The Coventry board of directors has fixed the close of business on [—], 2012, as the record date for determination of the stockholders entitled to vote at the Coventry special meeting or any adjournment or postponement of the Coventry special meeting. Only stockholders of record at the record date are entitled to notice of, and to vote at, the Coventry special meeting or any adjournment or postponement of the Coventry special meeting. A complete list of stockholders entitled to vote at the Coventry special meeting will be available for a period of ten days prior to the Coventry special meeting at the offices of Coventry, located at 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817, for inspection by any stockholder, for any purpose germane to the Coventry special meeting, during usual business hours. The stockholder list also will be available at the Coventry special meeting for examination by any stockholder present at the Coventry special meeting.

If you hold shares in your name at the record date, please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Coventry special meeting.

If you are a beneficial owner of Coventry common stock held in “street name,” meaning that your shares are held by a broker, bank or other holder of record, at the record date, in addition to proper identification, you will also need to provide proof of ownership at the record date to be admitted to the Coventry special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Coventry common stock held in “street name” in person at the Coventry special meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of Coventry common stock outstanding and entitled to vote on the proposal. Adoption of the other proposals to be presented at the Coventry special meeting requires the affirmative vote of holders of a majority of the shares of Coventry common stock present in person or represented by proxy at the Coventry special meeting and entitled to vote on the proposal. After careful consideration, the Coventry board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of Coventry and its stockholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommends that Coventry stockholders vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting and “FOR” the “golden parachute” compensation proposal.

By order of the Board of Directors,

SHIRLEY R. SMITH

Secretary

Bethesda, Maryland

[—], 2012

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE COVENTRY SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE COVENTRY SPECIAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON, YOU MAY DO SO AT ANY TIME PRIOR TO YOUR PROXY BEING EXERCISED. You may revoke your proxy or change your vote at any time before the Coventry special meeting. If your shares are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction form furnished to you by such record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger agreement, the merger, the adjournment vote, the advisory (non-binding) vote on the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger, the Coventry special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares of Coventry common stock, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Telephone (Toll-Free): (800) 322-2885

Telephone (Collect): (212) 929-5500

Email: proxy@mackenziepartners.com

or

Coventry Health Care, Inc.

6720-B Rockledge Drive, Suite 700

Bethesda, MD 20817

Attention: Investor Relations

Telephone: (301) 581-5430

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE COVENTRY SPECIAL MEETING

The following are some questions that you, as a stockholder of Coventry Health Care, Inc., which is referred to in this proxy statement/prospectus as Coventry, may have regarding the merger, the adjournment proposal, the “golden parachute” compensation proposal and the Coventry special meeting and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety because this section may not provide all of the information that is important to you with respect to the merger, the adjournment proposal, the “golden parachute” compensation proposal and the Coventry special meeting. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	Aetna Inc., which is referred to in this proxy statement/prospectus as Aetna, and Coventry have agreed to a merger, pursuant to which Coventry will become a wholly owned subsidiary of Aetna and will no longer be a publicly held corporation in a transaction that is referred to in this proxy statement/prospectus as the merger. In order to complete the merger, Coventry stockholders must vote to adopt the Agreement and Plan of Merger, dated as of August 19, 2012, among Aetna, Coventry and Merger Sub, which, as it may be amended from time to time, is referred to in this proxy statement/prospectus as the merger agreement, and Coventry is holding a special meeting of stockholders to obtain that stockholder approval. Coventry stockholders will also be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

In the merger, in addition to the payment of cash, Aetna will issue Aetna common shares as part of the consideration to be paid to holders of Coventry common stock. This document is being delivered to you as both a proxy statement of Coventry and a prospectus of Aetna in connection with the merger. It is the proxy statement by which the Coventry board of directors is soliciting proxies from you to vote at the Coventry special meeting, or at any adjournment or postponement of the Coventry special meeting, on the adoption of the merger agreement, the approval of the adjournment of the Coventry special meeting under certain circumstances and the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger. It is also the prospectus by which Aetna will issue Aetna common shares to you in the merger.

Q:	What will happen in the merger?

A:	In the merger, Jaguar Merger Subsidiary, Inc., a wholly owned subsidiary of Aetna, and referred to in this proxy statement/prospectus as Merger Sub, will be merged with and into Coventry. Coventry will be the surviving corporation in the merger and will be a wholly owned subsidiary of Aetna following completion of the merger and will no longer be a publicly held corporation.

Q:	What will I receive in the merger?

A:	If the merger is completed, each of your shares of Coventry common stock automatically will be cancelled and converted into the right to receive $27.30 in cash, without interest, and 0.3885 of an Aetna common share. Each Coventry stockholder will receive cash for any fractional Aetna common share that the stockholder would otherwise receive in the merger.

Based on the closing price of Aetna common shares on the New York Stock Exchange on August 17, 2012, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $42.08 in value for each share of Coventry common stock. Based on the closing price of Aetna common shares on the New York Stock Exchange on September 14, 2012, the most recent practicable trading day prior to the date of this proxy statement/prospectus, the merger consideration represented approximately $42.47 in value for each share of Coventry common stock. Because Aetna will issue a fixed fraction of an Aetna common share in exchange for each share of Coventry common stock, the value of the stock portion of the merger consideration that Coventry stockholders will receive in the merger will depend on the market price of Aetna common shares at the time the merger is completed. The market price of Aetna common shares when Coventry stockholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of Aetna common shares on the date of this proxy statement/prospectus or at the time of the Coventry special meeting.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by Coventry stockholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Coventry common stock in connection with the merger. Instead, Coventry will remain an independent public company and its common stock will continue to be listed and traded on the New York Stock Exchange. If the merger agreement is terminated under specified circumstances, Coventry may be required to pay Aetna a termination fee of $167.5 million and, if the merger is terminated under certain other circumstances, Aetna may be required to pay Coventry a termination fee of $450.0 million. See “The Merger Agreement—Termination Fees and Expenses” beginning on page [—] of this proxy statement/prospectus for a more detailed discussion of the termination fees.

Q:	What am I being asked to vote on?

A:	Coventry stockholders are being asked to vote on the following proposals:

•	to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus;

•

to approve the adjournment of the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting; and

•	to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

The adoption of the merger agreement by Coventry stockholders is a condition to the obligations of Coventry and Aetna to complete the merger. Neither the approval of the proposal to adjourn the Coventry special meeting, if necessary, nor the approval of the “golden parachute” compensation proposal is a condition to the obligations of Coventry or Aetna to complete the merger.

Q:	Does Coventry’s board of directors recommend that stockholders adopt the merger agreement?

A:	Yes. Coventry’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of Coventry and its stockholders and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Coventry board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement at the Coventry special meeting. See “Proposal I: The Merger—Coventry Reasons for the Merger; Recommendation of the Coventry Board of Directors that Coventry Stockholders Adopt the Merger Agreement” beginning on page [—] of this proxy statement/prospectus.

Q:	Does Coventry’s board of directors recommend that stockholders approve the adjournment of the Coventry special meeting, if necessary?

A:	Yes. Coventry’s board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting. See “Proposal II: Adjournment of the Coventry Special Meeting” beginning on page [—] of this proxy statement/prospectus.

Q:	What is “golden parachute” compensation and why am I being asked to vote on it?

A:	The Securities and Exchange Commission has adopted rules that require Coventry to seek an advisory (non-binding) vote on “golden parachute” compensation. “Golden parachute” compensation is certain compensation that is tied to or based on the merger and that will or may be paid by Coventry to its named executive officers in connection with the merger. This proposal is referred to in this proxy statement/prospectus as the “golden parachute” compensation proposal.

Q:	Does Coventry’s board of directors recommend that stockholders approve the “golden parachute” compensation proposal?

A:	Yes. The Coventry board of directors unanimously recommends that you vote “FOR” the proposal to approve the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger. See “Proposal III: Advisory Vote On Golden Parachute Compensation” beginning on page [—] of this proxy statement/prospectus.

Q:	What happens if the “golden parachute” compensation is not approved?

A:	Approval of the “golden parachute” compensation is not a condition to completion of the merger. The vote is an advisory vote and is not binding. If the merger is completed, Coventry may pay “golden parachute” compensation to its named executive officers in connection with the merger even if Coventry stockholders fail to approve the “golden parachute” compensation proposal.

Q:	What stockholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•

Adoption of the Merger Agreement: The affirmative vote of holders of a majority of the shares of Coventry common stock outstanding and entitled to vote on the proposal. Accordingly, an abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•

Adjournment (if necessary): The affirmative vote of holders of a majority of the shares of Coventry common stock present in person or represented by proxy at the Coventry special meeting and entitled to vote on the proposal. Accordingly, an abstention will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or other failure to vote will have no effect on the proposal.

•

Approval of Golden Parachute Compensation: The affirmative vote of holders of a majority of the shares of Coventry common stock present in person or represented by proxy at the Coventry special meeting and entitled to vote on the proposal. Accordingly, an abstention will have the same effect as a vote “AGAINST” the proposal, while a broker non-vote or other failure to vote will have no effect on the proposal.

Q:	What constitutes a quorum for the Coventry special meeting?

A:	A majority of the outstanding shares of Coventry common stock entitled to vote being present in person or represented by proxy constitutes a quorum for the Coventry special meeting. An abstention or broker non-vote each will be included in determining the number of shares present and entitled to vote at the Coventry special meeting for the purpose of determining the presence of a quorum.

Q:	When is this proxy statement/prospectus being mailed?

A:	This proxy statement/prospectus and the proxy card are first being sent to Coventry stockholders on or about [—], 2012.

Q:	Who is entitled to vote at the Coventry special meeting?

A:

All holders of Coventry common stock who held shares at the record date for the Coventry special meeting (the close of business on [—], 2012) are entitled to receive notice of, and to vote at, the Coventry special meeting provided that those shares remain outstanding on the date of the Coventry special meeting. As of the close of business on [—], 2012, there were [—] shares of Coventry common stock outstanding. Each holder of Coventry common stock is entitled to one vote for each share of Coventry common stock owned at the record date.

Q:	When and where is the Coventry special meeting?

A:	The Coventry special meeting will be held on [—], 2012, at [—], [—], at [—], local time.

Q:	How do I vote my shares at the Coventry special meeting?

A:	Via the Internet or by Telephone

If you hold Coventry shares directly in your name as a stockholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling (800) 690-6903. Votes submitted via the Internet or by telephone must be received by 11:59 PM (Eastern Time) on [—], 2012.

If you hold Coventry shares in “street name,” meaning through a broker, bank or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank or other holder of record. Please follow the voting instructions provided by your broker, bank or other holder of record with these materials.

By Mail

If you hold Coventry shares directly in your name as a stockholder of record, you will need to mark, sign and date your proxy card and return it using the postage-paid return envelope provided or return it to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Broadridge Financial Solutions, Inc. must receive your proxy card no later than the close of business on [—], 2012.

If you hold Coventry shares in “street name” through a broker, bank or other holder of record, to vote by mail, you will need to mark, sign and date the voting instruction form provided by your broker, bank or other holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Coventry shares directly in your name as a stockholder of record, you may vote in person at the Coventry special meeting. Stockholders of record also may be represented by another person at the Coventry special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the inspector of election with the applicable ballot at the Coventry special meeting.

If you hold Coventry shares in “street name” through a broker, bank or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of election with your ballot to be able to vote in person at the Coventry special meeting. To request a legal proxy please contact your broker, bank or other holder of record.

Please carefully consider the information contained in this proxy statement/prospectus and, whether or not you plan to attend the meeting, vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Coventry special meeting.

We encourage you to register your vote via the Internet or by telephone. If you attend the meeting, you may also submit your vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the Coventry special meeting. To vote in person at the Coventry special meeting, beneficial owners will need to contact the broker, bank or other holder of record to obtain a “legal proxy” to bring to the meeting. Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Coventry special meeting, your shares will be voted at the Coventry special meeting in the manner set forth in this proxy statement/prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 PM (Eastern Time) on [—], 2012, or Coventry’s agent must receive your paper proxy card by mail no later than the close of business on [—], 2012.

Q:	If my shares are held in “street name,” will my broker, bank or other holder of record automatically vote my shares for me?

A:	No. If your shares are held in an account at a broker, bank or other holder of record, you must instruct the broker, bank or other holder of record on how to vote your shares. If you do not provide voting instructions to your broker, bank or other holder of record, your shares will not be voted on any proposal on which your broker, bank or other holder of record does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker, bank or other holder of record can register your shares as being present at the Coventry special meeting for purposes of determining a quorum, but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the New York Stock Exchange, brokers do not have discretionary authority to vote on any of the three proposals described in this proxy statement/prospectus. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement. A broker non-vote will have no effect on the proposal to adjourn the Coventry special meeting, if necessary, or the “golden parachute” compensation proposal.

Q:	How will my shares be represented at the Coventry special meeting?

A:	If you submit your proxy via the Internet, by telephone or by mail, the officers named in your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the Coventry board of directors unanimously recommends, which is:

•	“FOR” the adoption of the merger agreement;

•

“FOR” the approval of the adjournment of the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting; and

•

“FOR” the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

Q:	Who may attend the Coventry special meeting?

A:	Coventry stockholders at the record date (the close of business on [—], 2012), or their authorized representatives, may attend the Coventry special meeting. If you hold shares in your name at the record date, please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Coventry special meeting.

If you are a beneficial owner of Coventry common stock held in “street name” by a broker, bank or other holder of record at the record date (the close of business on [—], 2012), in addition to proper identification, you will also need proof of ownership at the record date to be admitted to the Coventry special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Coventry common stock held in “street name” in person at the Coventry special meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

Stockholders may contact Coventry Investor Relations at (301) 581-5430 to obtain directions to the location of the Coventry special meeting.

Q:	Is my vote important?

A:

Yes, your vote is very important. An abstention, broker non-vote or other failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement. If you hold your shares through a broker, bank or other holder of record and you do not give voting instructions to that broker, bank or other holder of record, broker, bank or other holder of record will not be able to vote your shares on the adoption of the merger agreement, and your shares will effectively be voted “AGAINST” the adoption of the merger agreement. The Coventry board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Q.	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Coventry special meeting.

If you are a stockholder of record at the record date (the close of business on [—], 2012), you can revoke your proxy or change your vote by:

•

sending a signed notice stating that you revoke your proxy to the Secretary of Coventry, at Coventry’s offices at 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817, Attention: Secretary, that bears a date later than the date of the proxy you want to revoke and is received prior to the Coventry special meeting;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 PM (Eastern Time) on [—], 2012, or by mail that is received prior to the Coventry special meeting; or

•

attending the Coventry special meeting (or, if the Coventry special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other holder of record, you must contact your brokerage firm or bank to change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the Coventry special meeting.

Q:	What happens if I sell my shares after the record date but before the Coventry special meeting?

A:	The record date for the Coventry special meeting (the close of business on [—], 2012) is earlier than the date of the Coventry special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your Coventry common stock after the record date but before the date of the Coventry special meeting, you will retain your right to vote at the Coventry special meeting. However, you will not have the right to receive the merger consideration to be received by Coventry stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials for the Coventry special meeting, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	Am I entitled to appraisal rights?

A:

Yes. Under Delaware law, record holders of Coventry common stock who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the procedures for exercising appraisal rights under Delaware law will be entitled to seek appraisal rights in connection with the merger and, if the merger is completed, obtain payment in cash of the fair value of their shares of Coventry common stock as determined by the Delaware Chancery Court, instead of receiving the merger consideration. To exercise your appraisal rights, you must follow strictly the procedures prescribed by Delaware law. These procedures are summarized in this proxy statement/prospectus. See “Proposal I: The Merger—Appraisal Rights”

beginning on page [—] of this proxy statement/prospectus. In addition, the text of the applicable provisions of Delaware law is included as Annex C to this proxy statement/prospectus. Failure to comply strictly with these provisions will result in loss of the right of appraisal.

Q:	Is completion of the merger subject to any conditions?

A:	Yes. Aetna and Coventry are not required to complete the merger unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include the adoption of the merger agreement by Coventry stockholders, early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of certain other regulatory approvals. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [—] of this proxy statement/prospectus.

Q:	When do you expect to complete the merger?

A:	Coventry and Aetna are working towards completing the merger promptly. As of the date of this proxy statement/prospectus, Coventry and Aetna expect to complete the merger in mid-2013, subject to adoption of the merger agreement by Coventry stockholders, early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt of certain other regulatory approvals and other usual and customary conditions to completion. However, no assurance can be given as to when, or if, the merger will be completed.

Q:	Is the transaction expected to be taxable to Coventry stockholders?

A:	Yes. U.S. holders of Coventry common stock will generally be subject to U.S. federal income tax as a result of the exchange of their Coventry common stock for Aetna common shares and cash (including cash received in lieu of a fractional Aetna common share) in the merger. See “Proposal I: The Merger—Material U.S. Federal Income Tax Consequences” beginning on page [—] of this proxy statement/prospectus.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your shares of Coventry common stock, which you may do by:

•	completing, dating, signing and returning the enclosed proxy card in the accompanying postage-paid return envelope;

•	submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card; or

•	attending the Coventry special meeting and voting by ballot in person.

If you hold shares in “street name” through a broker, bank or other holder of record, please instruct your broker, bank or other holder of record to vote your shares by following the instructions that the broker, bank or other holder of record provides to you with these materials.

See “—How will my shares be represented at the Coventry special meeting?” beginning on page [—] of this proxy statement/prospectus.

Q:	Should I send in my stock certificates now?

A:	No. Coventry stockholders should not send in their stock certificates at this time. After completion of the merger, Aetna’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of Coventry common stock for the merger consideration. Unless you request physical certificates, the Aetna common shares you receive in the merger will be issued in book-entry form and physical certificates will not be issued. See “The Merger Agreement—Procedures for Surrendering Coventry Stock Certificates” beginning on page [—] of this proxy statement/prospectus.

Q:	As a holder of options issued by Coventry to purchase Coventry common stock, or a holder of Coventry restricted stock, restricted stock units or performance share units, what will I receive in the merger?

A:	Each in-the-money option (as defined under “Summary—Treatment of Coventry Equity Awards” beginning on page [—] of this proxy statement/prospectus) to purchase Coventry common stock (whether or not then vested or exercisable) that remains outstanding immediately prior to completion of the merger will be cancelled and converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, determined pursuant to a formula that is intended to result in consideration that is substantially equivalent to the excess of the merger consideration payable to holders of shares of Coventry common stock over the exercise price of that option. During the 60-day period following the date of the merger agreement, Aetna, in consultation with Coventry, will consider the appropriate treatment of each option to purchase Coventry common stock (whether or not then vested or exercisable) that would not be entitled to receive an amount in cash pursuant to the immediately preceding sentence. Each share of restricted Coventry common stock that, pursuant to its terms as of the date of the merger agreement, is vested or becomes vested as of completion of the merger will be converted into the right to receive the merger consideration payable to holders of shares of Coventry common stock.

Each Coventry performance share unit or restricted stock unit that, pursuant to its terms as of the date of the merger agreement, is vested or becomes vested as of completion of the merger (and each performance share unit or restricted stock unit held by Allen F. Wise) will be converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, determined pursuant to a formula that is intended to result in consideration that is substantially equivalent to the merger consideration payable to holders of shares of Coventry common stock. Each Coventry performance share unit and restricted stock unit that, pursuant to its terms as of the date of the merger agreement, is not vested and will not become vested as of completion of the merger (other than such units held by Mr. Wise), will be converted into a cash-settled Aetna restricted stock unit with the number of Aetna common shares underlying that cash-settled Aetna restricted stock unit determined pursuant to a formula that is intended to result in the value of the Aetna restricted stock unit being substantially equivalent to the merger consideration payable to a holder of the number of shares of Coventry common stock underlying that Coventry performance share unit or restricted stock unit. See “The Merger Agreement—Treatment of Coventry Equity Awards” beginning on page [—] of this proxy statement/prospectus for a more detailed description of how these and certain other Coventry equity awards will be treated in the merger.

Q:	How are shares in the Coventry 401(k) Plan voted?

A:	Participants in the Coventry 401(k) Plan are entitled to vote the shares held under the plan in their name. To do so, you must sign and timely return the voting instruction form you received with this proxy statement/prospectus, or submit voting instructions via the Internet or by telephone. By doing either of the above, you direct the Coventry 401(k) Plan trustee to vote your Coventry 401(k) Plan shares at the Coventry special meeting, in person or by proxy, as designated in your instructions. The voting results for the shares held in the Coventry 401(k) Plan will be tabulated by Coventry’s transfer agent for all plan participants and reported to the Coventry 401(k) Plan trustee on an aggregate basis. The overall vote tallies will not show how individual participants voted. The trustee will vote the shares at the Coventry special meeting through the custodian holding the shares. If a Coventry 401(k) Plan participant’s voting instructions are not received by Coventry’s transfer agent before the Coventry special meeting, or if the voting instructions are revoked by the participant before the Coventry special meeting, the shares held by that participant will be considered unvoted. All unvoted shares in the Coventry 401(k) Plan will be voted at the Coventry special meeting by the Coventry 401(k) Plan trustee in proportion to the voting results of the Coventry 401(k) Plan shares for which voting instructions are received.

Q:	Whom should I call with questions?

A:	If you have any questions about the merger or the Coventry special meeting, or desire additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Telephone (Toll-Free): (800) 322-2885

Telephone (Collect): (212) 929-5500

Email: proxy@mackenziepartners.com

or

Coventry Health Care, Inc.

6720-B Rockledge Drive, Suite 700

Bethesda, MD 20817

Attention: Investor Relations

Telephone: (301) 581-5430

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in order to fully understand the merger agreement and the proposed merger. See “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See Page [—])

Aetna Inc.

Aetna was incorporated in the Commonwealth of Pennsylvania in 1982. Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.7 million people as of June 30, 2012, with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, medical management capabilities, Medicaid health care management services and health information exchange technology services. Aetna’s customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates.

The principal trading market for Aetna common shares (NYSE: AET) is the New York Stock Exchange. The principal executive offices of Aetna are located at 151 Farmington Avenue, Hartford, CT 06156; its telephone number is (860) 273-0123; and its website is www.aetna.com.

This proxy statement/prospectus incorporates important business and financial information about Aetna from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus.

Coventry Health Care, Inc.

Coventry was incorporated in the State of Delaware on December 17, 1997, and is the successor to Coventry Corporation, which was incorporated in the State of Delaware on November 21, 1986.

Coventry is a diversified national managed health care company based in Bethesda, Maryland, dedicated to delivering high-quality health care solutions at an affordable price. Coventry provides a full portfolio of risk and fee-based products, including Medicare and Medicaid programs, group and individual health insurance, workers’ compensation solutions, and network rental services. With a presence in every state in the nation, Coventry’s products currently serve approximately five million individuals, helping them receive the greatest possible value for their health care investment.

The principal trading market for Coventry common stock (NYSE: CVH) is the New York Stock Exchange. The principal executive offices of Coventry are located at 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817; its telephone number is (301) 581-0600; and its website is www.coventryhealthcare.com.

This proxy statement/prospectus incorporates important business and financial information about Coventry from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus.

Jaguar Merger Subsidiary, Inc.

Merger Sub was incorporated in the State of Delaware on August 16, 2012, and is a wholly owned subsidiary of Aetna. Merger Sub was formed solely for the purpose of completing a merger with Coventry. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at 151 Farmington Avenue, Hartford, CT 06156; and its telephone number is (860) 273-0123.

The Merger (See Page [—])

Aetna, Merger Sub and Coventry have entered into the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with applicable law, Merger Sub will be merged with and into Coventry, with Coventry continuing as the surviving corporation. Upon completion of the merger, Coventry will be a wholly owned subsidiary of Aetna, and Coventry common stock will no longer be outstanding or publicly traded.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Special Meeting of Stockholders of Coventry (See Page [—])

Meeting. The Coventry special meeting will be held on [—], 2012, at [—], [—], at [—], local time. At the Coventry special meeting, Coventry stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•

to approve the adjournment of the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting; and

•	to approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

Record Date. The Coventry board of directors has fixed the close of business on [—], 2012, as the record date for determination of the stockholders entitled to vote at the Coventry special meeting or any adjournment or postponement thereof. Only Coventry stockholders of record at the record date are entitled to receive notice of, and to vote at, the Coventry special meeting or any adjournment or postponement of the Coventry special meeting. As of the close of business on [—], 2012, there were [—] shares of Coventry common stock outstanding. Each holder of Coventry common stock is entitled to one vote for each share of Coventry common stock owned at the record date.

Quorum. The presence at the Coventry special meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of Coventry common stock outstanding at the record date (the close of business on [—], 2012) and otherwise entitled to vote will constitute a quorum. An abstention or broker non-vote each will be included in determining the number of shares present and entitled to vote at the Coventry special meeting for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the Coventry special meeting. Failure of a quorum to be represented at the Coventry special meeting will necessitate an adjournment or postponement and will subject Coventry to additional expense.

Required Vote. To adopt the merger agreement, the affirmative vote of holders of a majority of the shares of Coventry common stock outstanding and entitled to vote on the proposal is required. Coventry cannot complete the merger unless its stockholders adopt the merger agreement. Because approval requires the affirmative vote of a majority of the outstanding shares of Coventry common stock entitled to vote on the proposal, a Coventry stockholder’s abstention from voting, the failure of a Coventry stockholder who holds his or her shares in “street name” through a broker, bank or other holder of record to give voting instructions to that broker, bank or other holder of record or a Coventry stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

To approve the adjournment of the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting, the affirmative vote of holders of a majority of the shares of Coventry common stock present in person or represented by proxy at the Coventry special meeting and entitled to vote on the proposal is required. Because approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote, an abstention will have the same effect as a vote “AGAINST” the proposal to adjourn the Coventry special meeting. A broker non-vote or other failure to vote will have no effect on the outcome of any vote to adjourn the Coventry special meeting.

To approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger, the affirmative vote of holders of a majority of the shares of Coventry common stock present in person or represented by proxy at the Coventry special meeting and entitled to vote on the proposal is required. Because approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote, an abstention will have the same effect as a vote “AGAINST” the “golden parachute” compensation proposal. A broker non-vote or other failure to vote will have no effect on the outcome of any vote to approve the “golden parachute” compensation proposal.

Stock Ownership of and Voting by Coventry Directors and Executive Officers. At the record date for the Coventry special meeting (the close of business on [—], 2012), Coventry’s directors and executive officers and their affiliates beneficially owned and had the right to vote [—] shares of Coventry common stock at the Coventry special meeting, which represents approximately [—]% of the shares of Coventry common stock entitled to vote at the Coventry special meeting.

It is expected that Coventry’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the Coventry special meeting, if necessary, and “FOR” the “golden parachute” compensation proposal, although none of them has entered into any agreement requiring them to do so.

What Coventry Stockholders Will Receive in the Merger (See Page [—])

If the merger is completed, Coventry stockholders will be entitled to receive, in exchange for each share of Coventry common stock that they own immediately prior to the merger, $27.30 in cash, without interest, and 0.3885 of an Aetna common share, which, together with cash payable in lieu of any fractional shares as described below, are collectively referred to in this proxy statement/prospectus as the merger consideration.

Aetna will not issue any fractional shares in the merger. Instead, the total number of Aetna common shares that each Coventry stockholder will receive in the merger will be rounded down to the nearest whole number, and each Coventry stockholder will receive cash, without interest, for any fractional Aetna common share that he or she would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of an Aetna common share that the Coventry stockholder would otherwise be entitled to receive in the merger by the average of the volume weighted averages of the trading prices for Aetna common shares on the New York Stock Exchange for each of the five trading days ending on the trading day that is two trading days prior to completion of the merger, which average is referred to in this proxy statement/prospectus as the Aetna closing price.

Example: If you own 100 shares of Coventry common stock at the time the merger is completed, you will be entitled to receive $2,730.00 in cash, without interest, and 38 Aetna common shares. In addition, you will be entitled to receive an amount of cash equal to 0.85 of an Aetna common share multiplied by the Aetna closing price.

The ratio of 0.3885 of an Aetna common share for each share of Coventry common stock (which is referred to in this proxy statement/prospectus as the exchange ratio) is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Aetna or Coventry common stock changes. Therefore, the value of the stock portion of the merger consideration will depend on the market price of Aetna common shares at the time Coventry stockholders receive Aetna common shares in the merger. The market price of Aetna common shares has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Coventry special meeting and the date the merger is completed and thereafter. The market price of Aetna common shares when received by Coventry stockholders after the merger is completed could be greater than, less than or the same as the market price of Aetna common shares on the date of this proxy statement/prospectus or at the time of the Coventry special meeting.

Treatment of Coventry Equity Awards (See Page [—])

At completion of the merger, each option to purchase shares of Coventry common stock outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, with a per share exercise price less than the sum of (a) $27.30 and (b) the product of (i) the Aetna closing price multiplied by (ii) the exchange ratio (which sum is referred to in this proxy statement/prospectus as the equity award cash consideration and which options are referred to in this proxy statement/prospectus as in-the-money options), will be cancelled and converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (x) the excess of (i) the equity award cash consideration over (ii) the applicable per share exercise price of that in-the-money option multiplied by (y) the total number of shares of Coventry common stock underlying that in-the-money option. During the 60-day period following the date of the merger agreement, Aetna, in consultation with Coventry, will consider the appropriate treatment of each option to purchase shares of Coventry common stock outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, with a per share exercise price equal to or greater than the equity award cash consideration (which options are referred to in this proxy statement/prospectus as underwater options), taking into account the appropriate terms and conditions of each such option.

At completion of the merger, each outstanding restricted share of Coventry common stock (which represents a share of Coventry common stock subject to vesting and forfeiture restrictions) will be converted into the right to receive the merger consideration, less applicable withholding taxes.

At completion of the merger, each Coventry performance share unit and restricted stock unit outstanding under any Coventry employee benefit plan (which are collectively referred to in this proxy statement/prospectus as Coventry stock units) that, pursuant to its terms as of the date of the merger agreement, is vested or becomes vested upon completion of the merger (and each Coventry stock unit held by Allen F. Wise), which are collectively referred to in this proxy statement/prospectus as cashed-out units, will be converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (a) the equity award cash consideration multiplied by (b) the number of shares of Coventry common stock underlying that cashed-out unit.

At completion of the merger, each Coventry stock unit outstanding under any Coventry employee benefit plan that, pursuant to its terms as of the date of the merger agreement, is not vested and will not become vested upon completion of the merger (other than Coventry stock units held by Mr. Wise), which are referred to in this proxy statement/prospectus as rollover units, will be converted into a cash-settled Aetna restricted stock unit with the number of Aetna common shares underlying that cash-settled Aetna restricted stock unit equal to the product of (x) the number of shares of Coventry common stock underlying that rollover unit immediately prior to completion of the merger multiplied by (y) the quotient of (i) the equity award cash consideration divided by (ii) the Aetna closing price. Each such cash-settled Aetna restricted stock unit will be subject to the same terms and conditions (including service-based vesting) as applied to the corresponding rollover unit immediately prior to completion of the merger.

Recommendations of the Coventry Board of Directors (See Page [—])

After careful consideration, Coventry’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of Coventry and its stockholders and unanimously declared advisable and in all respects approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Coventry board of directors unanimously recommends that Coventry stockholders vote “FOR” the adoption of the merger agreement. For the factors considered by the Coventry board of directors in reaching this decision, see “Proposal I: The Merger—Coventry Reasons for the Merger; Recommendation of the Coventry Board of Directors that Coventry Stockholders Adopt the Merger Agreement” beginning on page [—] of this proxy statement/prospectus.

The Coventry board of directors unanimously recommends that Coventry stockholders vote “FOR” the proposal to adjourn the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting. See “Proposal II: Adjournment of the Coventry Special Meeting” beginning on page [—] of this proxy statement/prospectus.

In addition, the Coventry board of directors unanimously recommends that Coventry stockholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger. See “Proposal III: Advisory Vote On Golden Parachute Compensation” beginning on page [—] of this proxy statement/prospectus.

Opinion of Coventry’s Financial Advisor (See Page [—])

The Coventry board of directors received an opinion from Greenhill & Co., LLC, which is referred to in this proxy statement/prospectus as Greenhill, that, as of August 19, 2012, and based on and subject to the qualifications, limitations and assumptions set forth in that opinion, the merger consideration to be received by the holders of shares of Coventry common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of Greenhill’s written opinion, dated August 19, 2012, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken by Greenhill in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. The opinion was directed to the Coventry board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Coventry common stock entitled to receive such consideration. The opinion does not address any other aspect or implication of the merger and does not constitute a recommendation to the Coventry board of directors or to any other person in respect of the proposed merger, including as to how any holder of shares of Coventry common stock should vote or act in respect of the merger.

Ownership of Aetna After the Merger (See Page [—])

Based on the number of shares of Coventry common stock (including restricted shares) outstanding as of September 14, 2012, Aetna expects to issue approximately 52,014,586 Aetna common shares to Coventry stockholders pursuant to the merger. The actual number of Aetna common shares to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio of 0.3885 and the number of shares of Coventry common stock (including restricted shares) outstanding at that time. Based on the number of shares of Coventry common stock (including restricted shares) outstanding as of September 14, 2012, and the number of Aetna common shares outstanding as of September 14, 2012, it is expected that, immediately after completion of the merger, former Coventry stockholders will own approximately 13.5% of the outstanding Aetna common shares.

Aetna Shareholder Approval Is Not Required

Aetna shareholders are not required to adopt the merger agreement or approve the merger or the issuance of the Aetna common shares in connection with the merger.

Interests of Certain Persons in the Merger (See Page [—])

In considering the recommendation of the Coventry board of directors to adopt the merger agreement, Coventry stockholders should be aware that Coventry’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Coventry stockholders generally. The Coventry board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement and in recommending to the stockholders that the merger agreement be adopted.

These interests and arrangements include:

•

executive officers of Coventry continuing as officers or employees of the surviving corporation or Aetna following completion of the merger, until they terminate their service with the surviving corporation or Aetna or are replaced by Aetna;

•	Coventry executive officers’ eligibility to receive certain severance and other benefits upon a qualifying termination of their employment following completion of the merger;

•

until the end of the calendar year in which the merger occurs, Aetna has agreed to maintain for Coventry employees (including the executive officers) who continue as employees of the surviving corporation following completion of the merger compensation and benefits that are in the aggregate no less favorable than the compensation and benefits provided to those employees immediately prior to completion of the merger;

•

each executive officer of Coventry currently holds equity awards consisting of or relating to shares of Coventry common stock and will receive (i) the merger consideration for restricted shares of Coventry common stock and (ii) the equity award cash consideration for in-the-money options and cashed-out units (minus the applicable exercise price for in-the-money options); and

•	rights to continuing indemnification and directors’ and officers’ liability insurance.

Listing of Aetna Common Shares and Delisting and Deregistration of Coventry Common Stock (See Page [—])

Aetna will apply to have the Aetna common shares to be issued in the merger approved for listing on the New York Stock Exchange, where Aetna common shares are currently traded. If the merger is completed, Coventry shares will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this proxy statement/prospectus as the Exchange Act.

Appraisal Rights Available (See Page [—])

Under Delaware law, if the merger is completed, record holders of Coventry common stock who do not vote in favor of the adoption of the merger agreement and who otherwise properly assert their appraisal rights will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Coventry common stock, in lieu of receiving the merger consideration. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provisions of the General Corporation Law of the State of Delaware (which is referred to in this proxy statement/prospectus as the DGCL) are included as Annex C to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Coventry stockholders who are considering exercising that right are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions will result in loss of the right of appraisal.

Completion of the Merger Is Subject to Certain Conditions (See Page [—])

As more fully described in this proxy statement/prospectus and in the merger agreement, the obligation of each of Aetna and Merger Sub, on the one hand, and Coventry, on the other hand, to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Coventry common stock;

•	absence of any applicable law (including any order) being in effect that prohibits completion of the merger;

•	effectiveness of, and absence of any stop order with respect to, the registration statement on Form S-4 of which this proxy statement/prospectus forms a part;

•	approval for the listing on the New York Stock Exchange of the Aetna common shares to be issued in the merger;

•	accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality thresholds; and

•	performance in all material respects by the other party of the covenants and agreements required to be performed by it at or prior to completion of the merger.

In addition, the obligations of Aetna and Merger Sub to complete the merger are subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of certain additional conditions, including (i) expiration or early termination of the waiting period relating to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, which is referred to in this proxy statement/prospectus as the HSR Act, and (ii) certain actions by or in respect of, and filings with, certain governmental authorities, which are referred to in this proxy statement/prospectus as the required governmental authorizations, having been made or obtained and being in full force and effect, without the imposition of any term or condition that would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on Aetna or Coventry (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page [—] of this proxy statement/prospectus for a definition of regulatory material adverse effect).

In addition, the obligation of Coventry to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of certain additional conditions, including (i) expiration or early termination of the waiting period relating to the merger under the HSR Act and (ii) the required governmental authorizations having been made or obtained and being in full force and effect.

Aetna and Coventry cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The Merger May Not Be Completed Without All Required Regulatory Approvals (See Page [—])

Completion of the merger is conditioned upon the expiration or early termination of the waiting period relating to the merger under the HSR Act and the required governmental authorizations having been made or obtained and being in full force and effect.

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, which is referred to in this proxy statement/prospectus as the FTC, and the Antitrust Division of the Department of Justice, which is referred to in this proxy statement/prospectus as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier. Aetna and Coventry each filed its required HSR Act notification and report with respect to the merger on September 5, 2012. The waiting period under the HSR Act will expire on October 5, 2012, unless it is extended by a request for additional information or terminated earlier.

Pursuant to the insurance laws and regulations and, in some instances, the healthcare laws and regulations of certain states, and pursuant to certain licenses and contracts of certain of Coventry’s subsidiaries, applicable state regulatory authorities must approve, or be notified of, Aetna’s acquisition of control of Coventry’s health maintenance organizations, insurance companies and other regulated entities. To obtain these approvals and provide such notices, Aetna, or the applicable Aetna subsidiary, and in some instances Coventry, or the applicable Coventry regulated entity, as the case may be, has filed or will file acquisition of control and material modification or similar statements, notices or applications, as required by the insurance and healthcare laws and regulations of each applicable state or the Coventry regulated entities’ licenses and contracts.

Neither Aetna nor Coventry is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Aetna and Coventry have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger, which reasonable best efforts may include contesting any proceeding brought by a governmental authority seeking to prohibit completion of the merger or seeking damages or to impose any terms or conditions in connection with the merger. Except as described in the preceding sentence, in using its reasonable best efforts, under the terms of the merger agreement, Aetna is required to take all actions and do all things necessary, proper or advisable to complete the merger in connection with (i) the expiration or early termination of the waiting period relating to the merger under the HSR Act, (ii) any other antitrust law or (iii) the required governmental authorizations, except that Aetna is not required to take any action or agree to any term or condition in connection with those matters if that action, term or condition would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on Aetna or on Coventry. In addition, in connection with obtaining the regulatory approvals required to complete the merger, (x) neither Aetna nor Coventry is required to take any action or agree to any term or condition that is not conditioned upon completion of the merger and (y) Coventry is not permitted to take any action or agree to any term or condition without Aetna’s consent.

Financing (See Page [—])

The merger agreement is not subject to a financing condition. On August 19, 2012, Aetna entered into a debt commitment letter with Goldman Sachs Bank USA, UBS Securities LLC and UBS Loan Finance LLC pursuant to which Goldman Sachs Bank USA and UBS Loan Finance LLC, which are referred to in this proxy statement/prospectus as the bridge lenders, have committed to provide up to $2.0 billion under a 364-day senior unsecured bridge loan to finance the cash consideration payable by Aetna in connection with the merger to the extent that Aetna has not received $2.0 billion of proceeds from the issuance of senior notes at or prior to completion of the merger. The bridge lenders’ commitment to provide the bridge loan is subject to several conditions as set forth in the debt commitment letter, including, among others, completion of the merger, the non-occurrence of a material adverse effect on Coventry, the negotiation of definitive bridge loan documentation, the accuracy of certain representations by Aetna, the absence of certain defaults by Aetna, Aetna having obtained public credit ratings of Aetna’s senior unsecured debt taking into account the merger, Aetna’s delivery of certain financial statements, Aetna having used commercially reasonable efforts to cause the senior notes to be issued and other customary conditions to completion. For a more complete description of Aetna’s debt financing for the merger, see “Proposal I: The Merger—Description of Debt Financing” beginning on page [—] of this proxy statement/prospectus.

The Merger Is Expected to be Completed in Mid-2013 (See Page [—])

The merger will occur within two business days after the conditions to its completion have been satisfied or, to the extent permitted by applicable law, waived, unless otherwise mutually agreed by the parties. As of the date of this proxy statement/prospectus, the merger is expected to be completed in mid-2013. However, there can be no assurance as to when, or if, the merger will occur.

No Solicitation by Coventry (See Page [—])

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the exceptions described below, Coventry has agreed not to, among other things, (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any competing acquisition proposal from any third party, (ii) enter into or participate in any discussions or negotiations with any third party that is seeking to make, or has made, a competing acquisition proposal or (iii) withdraw or modify in a manner adverse to Aetna the recommendation of the Coventry board of directors that Coventry stockholders adopt the merger agreement.

However, at any time prior to the adoption of the merger agreement by Coventry stockholders, subject to the terms and conditions described in the merger agreement, Coventry is permitted to:

•

engage in negotiations or discussions with any third party that has made after the date of the merger agreement a superior acquisition proposal or a competing acquisition proposal that is reasonably likely to lead to a superior acquisition proposal;

•

following receipt of a superior acquisition proposal after the date of the merger agreement, (a) withdraw or modify in a manner adverse to Aetna the recommendation of the Coventry board of directors that Coventry stockholders adopt the merger agreement and/or (b) subject to payment to Aetna of the termination fee as more fully described below, terminate the merger agreement to enter into a definitive agreement providing for that superior acquisition proposal; and

•

withdraw or modify in a manner adverse to Aetna the recommendation of the Coventry board of directors that Coventry stockholders adopt the merger agreement in response to certain events (other than receipt of a superior acquisition proposal).

Coventry is only permitted to take the actions described above if Coventry’s board of directors determines that the failure to take that action would be reasonably likely to be inconsistent with its fiduciary duties to Coventry stockholders under applicable law. In addition, Coventry is not permitted to withdraw or modify the recommendation of the Coventry board of directors that Coventry stockholders adopt the merger agreement (or terminate the merger agreement to enter into a definitive agreement providing for a superior acquisition proposal) unless, before taking that action, Coventry notifies Aetna that it intends to take that action and, if requested by Aetna, negotiates in good faith with Aetna for certain periods of time regarding any proposal by Aetna to amend the terms of the merger agreement.

Termination of the Merger Agreement (See Page [—])

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions described in the merger agreement, the merger agreement may be terminated at any time before completion of the merger in any of the following ways:

•	by mutual written consent of Aetna and Coventry;

•	by either Aetna or Coventry, if:

•

the merger has not been completed on or before August 19, 2013, which is referred to in this proxy statement/prospectus as the initial end date, unless all conditions to completion have been satisfied on the initial end date other than the regulatory approvals condition and either Aetna or Coventry elects to extend the initial end date to November 19, 2013, which together with the initial end date is referred to in this proxy statement/prospectus as the end date, in which case the merger agreement may be terminated by either Aetna or Coventry if the merger has not been completed on or before November 19, 2013;

•	there is in effect any final and non-appealable order of any governmental authority that prohibits completion of the merger;

•	Coventry stockholders fail to adopt the merger agreement upon a vote taken on a proposal to adopt the merger agreement; or

•

there has been a breach of any representation or warranty made by, or failure to perform any covenant or agreement to be performed by, the other party, in each case that would cause the failure of the condition to completion related to accuracy of representations and warranties or performance of covenants and agreements, and that breach or failure to perform either is incapable of being cured or has not been cured within 30 days following notice to the breaching or failing-to-perform party;

•	by Aetna, if:

•

Coventry’s board of directors withdraws or modifies in a manner adverse to Aetna its recommendation that Coventry stockholders adopt the merger agreement or fails to publicly confirm that recommendation within seven business days of a request to do so from Aetna; or

•

Coventry has breached in any material respect any of its obligations described under “The Merger Agreement—No Solicitation by Coventry” beginning on page [—] of this proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of voting on a proposal to adopt the merger agreement; or

•	by Coventry:

•	prior to Coventry stockholders adopting the merger agreement, in order to enter into a definitive agreement providing for a superior acquisition proposal; or

•

if (i) there is in effect any order in respect of certain regulatory matters that prohibits completion of the merger, which order has not become final and non-appealable, (ii) within 30 days of that order taking effect, Aetna has not instituted appropriate proceedings seeking to have that order terminated and (iii) Aetna’s failure to institute appropriate proceedings has not been cured within 10 days following notice to Aetna from Coventry of Coventry’s intent to terminate the merger agreement.

Termination Fees (See Page [—])

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions described in the merger agreement, Coventry has agreed to pay Aetna a termination fee of $167.5 million if the merger agreement is terminated under any of the following circumstances:

•

by Aetna because Coventry’s board of directors withdraws or modifies in a manner adverse to Aetna its recommendation that Coventry stockholders adopt the merger agreement or fails to publicly confirm that recommendation within seven business days of a request to do so from Aetna;

•

by Aetna because Coventry has breached in any material respect any of its obligations described under “The Merger Agreement—No Solicitation by Coventry” beginning on page [—] of this proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of voting on a proposal to adopt the merger agreement;

•

by Aetna or Coventry because Coventry stockholders fail to adopt the merger agreement upon a vote taken on a proposal to adopt the merger agreement at a Coventry stockholders’ meeting and Coventry’s board of directors has withdrawn or modified in a manner adverse to Aetna its recommendation that Coventry stockholders adopt the merger agreement;

•

by Aetna or Coventry because Coventry stockholders fail to adopt the merger agreement upon a vote taken on a proposal to adopt the merger agreement at a Coventry stockholders’ meeting and (i) Coventry’s board of directors has not withdrawn or modified in a manner adverse to Aetna its recommendation that Coventry stockholders adopt the merger agreement and (ii) a competing acquisition proposal has been publicly announced before the Coventry stockholders’ meeting, except that Coventry initially will only be required to pay Aetna 25% of the $167.5 million termination fee upon termination of the merger agreement under these circumstances, with the remaining 75% of the termination fee payable to Aetna if Coventry accepts a competing acquisition proposal within 12 months of termination; or

•	by Coventry prior to Coventry stockholders adopting the merger agreement, in order to enter into a definitive agreement providing for a superior acquisition proposal.

As more fully described in this proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions described in the merger agreement, Aetna has agreed to pay Coventry a termination fee of $450.0 million if both (x) the merger agreement is terminated under any the following circumstances:

•	by Coventry or Aetna because the merger has not been completed on or before the end date;

•	by Coventry or Aetna because there is in effect any final and non-appealable order in respect of certain regulatory matters that prohibits completion of the merger; or

•

by Coventry because (i) there is in effect any order in respect of certain regulatory matters that prohibits completion of the merger, which order has not become final and non-appealable, (ii) within 30 days of that order taking effect, Aetna has not instituted appropriate proceedings seeking to have that order terminated and (iii) Aetna’s failure to institute appropriate proceedings has not been cured within 10 days following notice to Aetna from Coventry of Coventry’s intent to terminate the merger agreement;

and (y) at the time of termination of the merger agreement, all of the conditions to Aetna’s and Merger Sub’s obligations to complete the merger are satisfied other than (i) the regulatory approvals condition and (ii) the condition requiring the absence of any applicable law being in effect that prohibits completion of the merger (but only if that condition is not satisfied solely due to a final and non-appealable order in respect of certain regulatory matters).

Except in the case of fraud, if either party receives a termination fee in accordance with the provisions of the merger agreement, the receipt of the termination fee will be the receiving party’s sole and exclusive remedy against the paying party.

See “The Merger Agreement—Termination Fee and Expenses” beginning on page [—] of this proxy statement/prospectus for a more complete description of the circumstances under which Coventry or Aetna will be required to pay a termination fee.

Specific Performance; Remedies (See Page [—])

Under the merger agreement, each of Aetna and Coventry is entitled to seek an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which that party may be entitled at law or in equity.

Material U.S. Federal Income Tax Consequences (See Page [—])

In general, U.S. holders (as defined under “Proposal I: The Merger—Material U.S. Federal Income Tax Consequences” beginning on page [—] of this proxy statement/prospectus) will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of their Coventry common stock for Aetna common shares and cash in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Aetna common shares on the date of the exchange and cash received (including cash received in lieu of a fractional Aetna common share) and (ii) the U.S. holder’s adjusted tax basis in the Coventry common stock surrendered in the exchange.

The U.S. federal income tax consequences described above may not apply to all holders of Coventry common stock, including certain holders specifically referred to on page [—] of this proxy statement/prospectus. Your tax consequences will depend on your own situation. You should consult your tax advisor to determine the particular tax consequences of the merger to you.

Accounting Treatment (See Page [—])

The merger will be accounted for as an acquisition of a business. Aetna will record assets acquired and liabilities assumed from Coventry primarily at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 4. Estimate of Consideration Expected to be Transferred under “Aetna And Coventry Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [—] of this proxy statement/prospectus) over the net fair value of such assets and liabilities will be recorded as goodwill.

Rights of Coventry Stockholders Will Change as a Result of the Merger (See Page [—])

Coventry stockholders will have different rights once they become Aetna shareholders due to differences between the organizational documents of Aetna and Coventry and differences between Pennsylvania law, where Aetna is incorporated, and Delaware law, where Coventry is incorporated. These differences are described in more detail under “Comparison of Stockholder Rights” beginning on page [—] of this proxy statement/prospectus.

Litigation Relating to the Merger (See Page [—])

On August 23, 2012, a putative stockholder class action lawsuit captioned Coyne v. Wise et al., C.A. No. 367380, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry board of directors, Coventry, Aetna and Merger Sub. On August 27, 2012, a second putative stockholder class action lawsuit captioned O’Brien v. Coventry Health Care, Inc. et al, C.A. 367577, was filed in the Circuit Court for

Montgomery County, Maryland, against the Coventry board of directors, Coventry, Aetna and Merger Sub. On September 5, 2012, a third putative stockholder class action lawsuit captioned Preze v. Coventry Health Care, Inc. et al., C.A. 367942, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry board of directors, Coventry, Aetna and Merger Sub. The complaints in all three lawsuits generally allege, among other things, that the individual defendants breached their fiduciary duties owed to public stockholders of Coventry in connection with the merger because the merger consideration and certain other terms in the merger agreement are unfair. The complaints further allege that Aetna and Merger Sub aided and abetted these alleged breaches of fiduciary duty. In addition, the complaints generally allege that the proposed merger improperly favors Aetna and that certain provisions of the merger agreement unduly restrict Coventry’s ability to negotiate with other potential bidders. Among other remedies, the complaints generally seek injunctive relief prohibiting the defendants from completing the proposed merger or, in the event that an injunction is not awarded, unspecified money damages, costs and attorneys’ fees.

On August 31, 2012, a putative stockholder class action lawsuit captioned Brennan v. Coventry Health Care, Inc. et al., C.A. No. 7826-CS, was filed in the Court of Chancery of the State of Delaware against the Coventry board of directors, Coventry, Aetna and Merger Sub. On September 14, 2012, a second putative stockholder class action lawsuit captioned Nashelsky v. Coventry Health Care, Inc. et al., C.A. No. 7868-CS, was filed in the Court of Chancery of the State of Delaware against the Coventry board of directors, Coventry, Aetna and Merger Sub. The complaints generally allege that, among other things, the individual defendants breached their fiduciary duties owed to the public stockholders of Coventry in connection with the merger because the merger consideration and certain other terms in the merger agreement are unfair. The complaints further allege that Aetna and Merger Sub aided and abetted these alleged breaches of fiduciary duty. In addition, the complaints generally allege that certain provisions of the merger agreement unduly restrict Coventry’s ability to negotiate with other potential bidders and that the merger agreement lacks adequate safeguards on behalf of Coventry’s stockholders against the decline in the value of the stock component of the merger consideration. Among other remedies, the complaints generally seek injunctive relief prohibiting the defendants from completing the proposed merger, rescissionary and other types of damages and costs and attorneys’ fees.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AETNA

The following table presents selected historical consolidated financial data of Aetna. The selected financial data of Aetna for each of the years ended December 31, 2011, 2010 and 2009, and as of December 31, 2011 and 2010, are derived from Aetna’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of Aetna for each of the years ended December 31, 2008 and 2007, and as of December 31, 2009, 2008 and 2007, have been derived from Aetna’s audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus. The selected financial data of Aetna as of, and for the six months ended, June 30, 2012, are derived from Aetna’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of Aetna as of, and for the six months ended, June 30, 2011, are derived from Aetna’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, which has not been incorporated by reference into this proxy statement/prospectus. Aetna’s management believes that Aetna’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

	As of/For the Six Months Ended		As of/For the Years Ended December 31,
	6/30/2012	6/30/2011	2011		2010	2009	2008	2007
	(millions of dollars, except per share amounts)
Income Statement Data:
Revenue	$17,750.9	$16,732.2	$33,779.8		$34,246.0	$34,764.1	$30,950.7	$27,599.6
Net income	968.6	1,122.7	1,985.7		1,766.8	1,276.5	1,384.1	1,831.0
Net realized capital gains (losses), net of tax	39.2	39.7	109.1		183.8	55.0	(482.3)	(47.9)

Balance Sheet Data:
Total assets	$39,452.7	$38,218.2	$38,593.1		$37,739.4	$38,550.4	$35,852.5	$50,724.7
Short-term debt	—	549.9	425.9		—	480.8	215.7	130.7
Long-term debt	4,706.3	3,976.5	3,977.7		4,382.5	3,639.5	3,638.3	3,138.5
Shareholders’ equity	10,255.8	10,423.5	10,120.2		9,890.8	9,503.8	8,186.4	10,038.4

Per Common Share Data:
Cumulative dividends declared	$0.35	$0.30	$0.625	(1)	$0.04	$0.04	$0.04	$0.04
Net income:
Basic	2.80	2.94	5.33		4.25	2.89	2.91	3.60
Diluted	2.76	2.88	5.22		4.18	2.84	2.83	3.47

(1)	On February 4, 2011, Aetna announced that its board of directors increased its cash dividend to shareholders to $0.15 per common share and moved to a quarterly dividend payment cycle. On December 2, 2011, Aetna announced that its board of directors increased its quarterly cash dividend to shareholders to $0.175 per Aetna common share.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COVENTRY

The following table presents selected historical consolidated financial data of Coventry. The selected financial data of Coventry for each of the years ended December 31, 2011, 2010 and 2009, and as of December 31, 2011 and 2010, are derived from Coventry’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of Coventry for each of the years ended December 31, 2008 and 2007, and as of December 31, 2009, 2008 and 2007, have been derived from Coventry’s audited consolidated financial statements for such years, which have not been incorporated by reference into this proxy statement/prospectus. The selected financial data of Coventry as of, and for the six months ended, June 30, 2012, are derived from Coventry’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of Coventry as of, and for the six months ended, June 30, 2011, are derived from Coventry’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, which has not been incorporated by reference into this proxy statement/prospectus. Coventry’s management believes that Coventry’s interim unaudited financial statements have been prepared on a basis consistent with its audited financial statements and include all normal and recurring adjustments necessary for a fair presentation of the results for each interim period.

	As of/For the Six Months Ended		As of/For the Years Ended December 31,
	6/30/2012	6/30/2011	2011	2010	2009	2008	2007
	(millions of dollars, except per share amounts)
Income Statement Data (1)(2)
Revenue	$7,209.8	$6,082.0	$12,186.7	$11,587.9	$13,903.5	$11,734.2	$9,694.2
Income from continuing operations	262.5	334.7	543.1	438.6	315.3	362.0	605.4
(Loss) income from discontinued operations, net of tax	—	—	—	—	(73.0)	19.9	20.7
Net income	262.5	334.7	543.1	438.6	242.3	381.9	626.1

Balance Sheet Data (1)(2)
Total assets	$8,873.4	$8,884.0	$8,813.5	$8,495.6	$8,166.5	$7,727.4	$7,158.8
Short-term debt	—	233.9	233.9	—	—	—	—
Long-term debt	1,584.9	1,584.5	1,584.7	1,599.4	1,599.0	1,902.5	1,662.0
Stockholders’ equity	4,506.3	4,494.8	4,511.0	4,199.2	3,712.6	3,430.7	3,301.5

Per Common Share Data (1)
Cumulative dividends declared	$0.25	—	—	—	—	—	—
Net income:
Basic	1.86	2.25	3.75	3.00	1.65	2.56	4.04
Diluted	1.85	2.23	3.70	2.97	1.64	2.54	3.98

(1)	Balance Sheet Data includes balances for Coventry’s acquisitions as of December 31 of the year of the applicable acquisition. Income Statement Data and Per Common Share Data include results of operations of Coventry’s acquisitions from the date of the applicable acquisition. See the notes to the consolidated financial statements contained in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2011, for information about Coventry’s acquisitions.
(2)	See Note D, Discontinued Operations, to the consolidated financial statements contained in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2011, for additional information about Coventry’s discontinued operations presentation. Revenue and income from continuing operations exclude First Health Services Corporation operating results for each year presented due to the sale of this business in July 2009. Balance Sheet Data does not exclude First Health Services Corporation balances for 2008 and prior periods as such amounts are immaterial.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma combined per share information for Aetna and Coventry.

Historical Per Share Information of Aetna and Coventry. The historical per share information of each of Aetna and Coventry below is derived from the audited consolidated financial statements of each of Aetna and Coventry as of, and for the year ended, December 31, 2011, and the unaudited consolidated financial statements of each of Aetna and Coventry as of, and for the six months ended, June 30, 2012.

Unaudited Pro Forma Combined per Aetna Common Share Data. The unaudited pro forma combined per Aetna common share data set forth below gives effect to the merger under the acquisition method of accounting, as if the merger had been effective on January 1, 2011, the first day of Aetna’s fiscal year ended December 31, 2011, in the case of income from continuing operations and cash dividends data and at December 31, 2011, in the case of book value per share data, and assuming that each outstanding share of Coventry common stock had been converted into Aetna common shares based on the exchange ratio (0.3885 of an Aetna common share for each share of Coventry common stock). The exchange ratio does not include the $27.30 cash portion of the merger consideration.

The unaudited pro forma combined per Aetna common share data is derived from the audited consolidated financial statements of each of Aetna and Coventry as of, and for the year ended, December 31, 2011, and the unaudited consolidated financial statements of each of Aetna and Coventry as of, and for the six months ended, June 30, 2012.

The acquisition method of accounting is based on Financial Accounting Standards Board, Accounting Standards Codification (which is referred to in this proxy statement/prospectus as ASC) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures, which Aetna has adopted as required. Acquisition accounting requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. The acquisition accounting is dependent upon certain valuations of Coventry’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of Coventry at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma combined per Aetna common share data does not purport to represent the actual results of operations that Aetna would have achieved had the companies been combined during these periods or to project the future results of operations that Aetna may achieve after the merger.

Unaudited Pro Forma Combined per Coventry Equivalent Share Data. The unaudited pro forma combined per Coventry equivalent share data set forth below shows the effect of the merger from the perspective of an owner of Coventry common stock. The information was calculated by multiplying the unaudited pro forma combined per Aetna common share amounts by the exchange ratio of 0.3885.

Generally. You should read the below information in conjunction with the selected historical consolidated financial information included elsewhere in this proxy statement/prospectus and the historical consolidated financial statements of Aetna and Coventry and related notes that have been filed with the Securities and Exchange Commission (which we refer to in this proxy statement/prospectus as the SEC), certain of which are incorporated by reference into this proxy statement/prospectus. See “Selected Historical Consolidated Financial Data of Aetna”, “Selected Historical Consolidated Financial Data of Coventry” and “Where You Can Find More Information” beginning on pages [—], [—] and [—], respectively, of this proxy statement/prospectus. The unaudited pro forma combined per Aetna common share data and the unaudited pro forma combined per Coventry equivalent share data is derived from, and should be read in conjunction with, the Aetna and Coventry unaudited pro forma condensed combined financial statements and related notes included in this proxy statement/prospectus. See “Aetna and Coventry Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [—] of this proxy statement/prospectus.

	As of/For the Six Months Ended June 30, 2012	As of/For the Year Ended December 31, 2011
Aetna Historical per Common Share Data:
Net income—basic	$2.80	$5.33
Net income—diluted	2.76	5.22
Cash dividends paid	0.35	0.45
Book value (1)	30.69	28.94

Coventry Historical per Common Share Data:
Net income—basic	$1.86	$3.75
Net income—diluted	1.85	3.70
Cash dividends paid	0.125	0.00
Book value (1)	33.67	31.95

Unaudited Pro Forma Combined per Aetna Common Share Data:
Net income—basic	$3.02	$5.79
Net income—diluted	2.98	5.68
Cash dividends paid (2)	N/A	N/A
Book value (1)	31.53	N/A

Unaudited Pro Forma Combined per Coventry Equivalent Share Data:
Net income—basic (3)	$1.17	$2.25
Net income—diluted (3)	1.16	2.21
Cash dividends paid (2)	N/A	N/A
Book value (1)(3)	12.25	N/A

(1)	Amount is calculated by dividing shareholders’ equity by common shares or shares of common stock, as applicable, outstanding. Pro forma book value per share as of December 31, 2011, is not meaningful as the estimated pro forma adjustments were calculated as of June 30, 2012.
(2)	Pro forma combined dividends per share is not presented as the dividend policy for the combined entity will be determined by the Aetna board of directors following completion of the merger.
(3)	Amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio in the merger (0.3885 of an Aetna common share for each share of Coventry common stock).

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth, for the calendar periods indicated, the intra-day high and low sales prices per Aetna common share and share of Coventry common stock as reported on the New York Stock Exchange. The New York Stock Exchange has been the principal trading market for Aetna common shares and Coventry common stock since December 14, 2000, and May 16, 2001, respectively.

	Aetna Common Shares		Coventry Common Stock
	High	Low	High	Low
2010:
First Calendar Quarter	$35.62	$27.94	$27.27	$21.82
Second Calendar Quarter	35.96	26.26	25.53	17.59
Third Calendar Quarter	31.84	25.00	22.14	16.61
Fourth Calendar Quarter	32.41	29.54	27.44	20.35

2011:
First Calendar Quarter	$39.23	$30.60	$32.71	$26.45
Second Calendar Quarter	46.01	36.10	36.99	29.75
Third Calendar Quarter	45.39	34.50	37.86	26.17
Fourth Calendar Quarter	43.89	33.43	33.56	25.78

2012:
First Calendar Quarter	$51.14	$41.05	$36.04	$29.02
Second Calendar Quarter	50.47	38.52	35.55	27.72
Third Calendar Quarter (through [—], 2012)	[—]	[—]	[—]	[—]

The following table sets forth the closing sale price per Aetna common share and share of Coventry common stock as reported on the New York Stock Exchange as of August 17, 2012, the last trading day before the public announcement of the merger agreement, and as of [—], 2012, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each share of Coventry common stock as of the same two dates. This implied value was calculated by multiplying the closing sale price of an Aetna common share on the relevant date by the exchange ratio of 0.3885 and adding the cash portion of the merger consideration, or $27.30.

	Aetna Common Shares		Coventry Common Stock		Implied Per Share Value of Merger Consideration
August 17, 2012		$38.04		$34.94		$42.08
[—], 2012	$	[—]	$	[—]	$	[—]

The market prices of Aetna common shares and Coventry common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Coventry special meeting and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of Aetna common shares or Coventry common stock before completion of the merger or Aetna common shares after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Aetna common shares (and therefore the value of the merger consideration) when received by Coventry stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, Coventry stockholders are advised to obtain current market quotations for Aetna common shares and Coventry common stock in deciding whether to vote for adoption of the merger agreement.

Dividends

Aetna currently pays a quarterly dividend on Aetna common shares and last paid a dividend on July 27, 2012, of $0.175 per share. Under the terms of the merger agreement, during the period before completion of the merger, Aetna is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice.

Coventry currently pays a quarterly dividend on Coventry common stock and last paid a dividend on July 9, 2012, of $0.125 per share. In addition, on August 27, 2012, Coventry declared a dividend of $0.125 per share, which will be paid on October 8, 2012, to Coventry stockholders of record on September 21, 2012. Under the terms of the merger agreement, during the period before completion of the merger, Coventry is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.125 per share per quarter.

Any former Coventry stockholder who holds the Aetna common shares into which Coventry common stock has been converted in connection with the merger will receive whatever dividends are declared and paid on Aetna common shares after completion of the merger. However, no dividend or other distribution having a record date after completion of the merger will actually be paid with respect to any Aetna common shares into which Coventry common stock has been converted in connection with the merger until the certificates formerly representing shares of Coventry common stock have been surrendered (or the book-entry shares formerly representing shares of Coventry common stock have been transferred), at which time any accrued dividends and other distributions on those Aetna common shares will be paid without interest. Any future dividends by Aetna will be made at the discretion of the Aetna board of directors. Any future dividends by Coventry will be made at the discretion of the Coventry board of directors. There can be no assurance that any future dividends will be declared or paid by Aetna or Coventry or as to the amount or timing of those dividends, if any.

AETNA AND COVENTRY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined statements of income for the fiscal year ended December 31, 2011, and for the six months ended June 30, 2012, combine the historical consolidated statements of income of Aetna and Coventry, giving effect to the merger as if it had occurred on January 1, 2011. The unaudited pro forma condensed combined balance sheet as of June 30, 2012, combines the historical consolidated balance sheets of Aetna and Coventry, giving effect to the merger as if it had occurred on June 30, 2012. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes, which are incorporated by reference into this joint proxy statement/prospectus:

•

separate historical financial statements of Aetna as of, and for the year ended, December 31, 2011, and the related notes included in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

separate historical financial statements of Coventry as of, and for the year ended, December 31, 2011, and the related notes included in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2011;

•

separate historical financial statements of Aetna as of, and for the six months ended, June 30, 2012, and the related notes included in Aetna’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012; and

•

separate historical financial statements of Coventry as of, and for the six months ended, June 30, 2012, and the related notes included in Coventry’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012.

The unaudited pro forma condensed combined financial information has been prepared by Aetna using the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (which is referred to in this proxy statement/prospectus as GAAP). Aetna has been treated as the acquirer in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. The proposed merger has not yet received the necessary approvals from governmental authorities, and under the HSR Act and other relevant laws and regulations, before completion of the merger, there are significant limitations regarding what Aetna can learn about Coventry. The assets and liabilities of Coventry have been measured based on various preliminary estimates using assumptions that Aetna believes are reasonable based on information that is currently available. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

Aetna intends to commence the necessary valuation and other studies required to complete the acquisition accounting promptly upon completion of the merger and will finalize the acquisition accounting as soon as practicable within the required measurement period in accordance with ASC 805, but in no event later than one year following completion of the merger.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Aetna and Coventry would have achieved had the companies been combined during these periods and is not intended to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma condensed combined financial information does not reflect the realization of any cost savings following completion of the merger and also does not reflect any related restructuring and integration charges to achieve those cost savings. Material intercompany transactions between Aetna and Coventry during the periods presented in the unaudited pro forma condensed combined financial statements have been eliminated (refer to Note 7. Income Statement Pro Forma Adjustments and Note 8. Balance Sheet Pro Forma Adjustments).

Unaudited Pro Forma Condensed Combined

Statement of Income

For the Year Ended December 31, 2011

	Aetna	Coventry	Disposition (Note 6)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
	(Millions, except per common share data)
Revenue:
Health care and other premiums	$28,965.0	$11,015.0	$(138.4)	$—		$39,841.6
Fees and other revenue	3,884.0	1,191.3	—	(21.7	)(a)	5,053.6
Net investment income	930.8	69.4	(.8)	(35.8	)(b)(c)	963.6

Total revenue	33,779.8	12,275.7	(139.2)	(57.5)		45,858.8

Benefits and expenses:
Health care costs and benefits	23,530.0	9,324.9	(125.2)	—		32,729.7
Selling, general and administrative expenses	6,925.1	1,993.6	(14.5)	23.3	(a)(d)(e)	8,927.5
Interest expense	246.9	99.1	—	30.5	(f)	376.5

Total benefits and expenses	30,702.0	11,417.6	(139.7)	53.8		42,033.7

Income before income taxes	3,077.8	858.1	.5	(111.3)		3,825.1

Income tax expense	1,092.1	315.0	.2	(39.0	)(g)	1,368.3

Net income	$1,985.7	$543.1	$.3	$(72.3)		$2,456.8

Earnings per common share:
Basic	$5.33	$3.75				$5.79

Diluted	$5.22	$3.70				$5.68

Weighted-average shares:
Basic	372.5	144.8		(92.8	)(h)	424.5

Diluted	380.2	146.7		(94.7	)(h)	432.2

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Income Statement Pro Forma Adjustments, beginning on page [—] of this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined

Statement of Income

For the Six Months Ended June 30, 2012

	Aetna	Coventry	Disposition (Note 6)	Pro Forma Adjustments (Note 7)		Pro Forma Combined
	(Millions, except per common share data)
Revenue:
Health care and other premiums	$15,300.4	$6,595.9	$(76.4)	$—		$21,819.9
Fees and other revenue	1,987.1	632.4	—	(9.1	)(a)	2,610.4
Net investment income	463.4	36.4	(.5)	(13.6	)(b)(c)	485.7

Total revenue	$17,750.9	$7,264.7	$(76.9)	$(22.7)		$24,916.0

Benefits and expenses:
Health care costs and benefits	$12,760.0	$5,700.6	$(67.2)	$—		$18,393.4
Selling, general and administrative expenses	3,387.2	1,087.5	(8.0)	4.5	(a)(d)(e)	4,471.2
Interest expense	123.7	50.2	—	15.7	(f)	189.6

Total benefits and expenses	16,270.9	6,838.3	(75.2)	20.2		23,054.2

Income before income taxes	1,480.0	426.4	(1.7)	(42.9)		1,861.8

Income tax expense	511.4	163.9	(.6)	(15.0	)(g)	659.7

Net income	$968.6	$262.5	$(1.1)	$(27.9)		$1,202.1

Earnings per common share:
Basic	$2.80	$1.86				$3.02

Diluted	$2.76	$1.85				$2.98

Weighted-average shares:
Basic	346.0	139.2		(87.2	)(h)	398.0

Diluted	351.5	139.9		(87.9	)(h)	403.5

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7. Income Statement Pro Forma Adjustments, beginning on page [—] of this proxy statement/prospectus.

Unaudited Pro Forma Condensed Combined

Balance Sheet

As of June 30, 2012

	Aetna	Coventry	Disposition (Note 6)	Pro Forma Adjustments (Note 8)		Pro Forma Combined
	(Millions)
Assets:
Current assets:
Cash and cash equivalents	$922.1	$1,516.0	$(9.1)	$(931.5	)(a)	$1,497.5
Investments	2,347.0	177.9	—	—		2,524.9
Premiums and other receivables, net	1,625.9	1,207.3	(20.4)	(2.4	)(b)	2,810.4
Other current assets	1,579.7	202.2	(.4)	46.8	(c)	1,828.3

Total current assets	6,474.7	3,103.4	(29.9)	(887.1)		8,661.1

Long-term investments	18,331.0	2,535.0	—	(350.0	)(a)	20,516.0
Goodwill	6,202.2	2,590.0	(3.0)	871.7	(d)	9,660.9
Intangibles	885.3	351.6	—	948.4	(e)	2,185.3
Other long-term assets	2,238.4	293.4	—	(74.4	)(a)(f)	2,457.4
Separate Accounts assets	5,321.1	—	—	—		5,321.1

Total assets	$39,452.7	$8,873.4	$(32.9)	$508.6		$48,801.8

Liabilities and shareholders’ equity:
Current liabilities:
Health care costs payable and unpaid claims	$3,494.7	$1,491.4	$(19.5)	$—		$4,966.6
Short term debt	—	—	—	500.0	(g)	500.0
Accrued expenses and other current liabilities	4,940.4	910.9	(13.4)	162.4	(b)(h)	6,000.3

Total current liabilities	8,435.1	2,402.3	(32.9)	662.4		11,466.9

Long-term debt, less current portion	4,706.3	1,584.9	—	2,190.0	(i)	8,481.2
Other long-term liabilities	10,734.4	379.9	—	239.9	(j)	11,354.2
Separate Accounts liabilities	5,321.1	—	—	—		5,321.1

Total liabilities	29,196.9	4,367.1	(32.9)	3,092.3		36,623.4

Shareholders’ equity:
Common stock and additional paid-in-capital (1)	1,039.8	30.0	(9.5)	2,000.8	(k)	3,061.1
Retained earnings	10,270.9	4,410.5	11.4	(4,518.7	)(l)	10,174.1
Accumulated other comprehensive loss	(1,054.9)	65.8	(1.9)	(65.8	)(m)	(1,056.8)

Total shareholders’ equity	10,255.8	4,506.3	—	(2,583.7)		12,178.4

Total liabilities and shareholders’ equity	$39,452.7	$8,873.4	$(32.9)	$508.6		$48,801.8

(1)	On an historical basis, share information of Aetna is as follows: 2.6 billion shares authorized; 334.2 million shares issued and outstanding. On a pro forma combined basis, share information is as follows: 2.6 billion shares authorized; 386.2 million shares issued and outstanding.

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 8. Balance Sheet Pro Forma Adjustments, beginning on page [—] of this proxy statement/prospectus.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.	Description of Transaction

On August 19, 2012, Aetna, Merger Sub and Coventry entered into the merger agreement, pursuant to which, subject to the terms and conditions set forth in the merger agreement, Coventry will become a wholly owned subsidiary of Aetna. Upon completion of the merger, each share of Coventry common stock issued and outstanding will be converted into the right to receive $27.30 in cash, without interest, and 0.3885 of an Aetna common share.

At completion of the merger, each in-the-money option outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (x) the excess of (i) the equity award cash consideration over (ii) the applicable per share exercise price of that in-the-money option multiplied by (y) the total number of shares of Coventry common stock underlying that in-the-money option.

During the 60-day period following the date of the merger agreement, Aetna, in consultation with Coventry, will consider the appropriate treatment of each underwater option outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, taking into account the appropriate terms and conditions of each such underwater option.

At completion of the merger, each outstanding restricted share of Coventry common stock (which represents a share of Coventry common stock subject to vesting and forfeiture restrictions) will be converted into the right to receive the merger consideration payable to holders of shares of Coventry common stock, less applicable withholding taxes.

At completion of the merger, each Coventry stock unit outstanding under any Coventry employee benefit plan that is a cashed-out unit will be converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (a) the equity award cash consideration multiplied by (b) the number of shares of Coventry common stock underlying that cashed-out unit.

At completion of the merger, each Coventry stock unit outstanding under any Coventry employee benefit plan that is a rollover unit will be converted into a cash-settled Aetna restricted stock unit with the number of Aetna common shares underlying that cash-settled Aetna restricted stock unit equal to the product of (x) the number of shares of Coventry common stock underlying that rollover unit immediately prior to completion of the merger multiplied by (y) the quotient of (i) the equity award cash consideration divided by (ii) the Aetna closing price. Each such cash-settled Aetna restricted stock unit will be subject to the same terms and conditions (including service-based vesting) as applied to the corresponding rollover unit immediately prior to completion of the merger.

The merger is subject to adoption of the merger agreement by Coventry stockholders, early termination or expiration of the waiting period under the HSR Act, the required governmental authorizations having been obtained and being in full force and effect and other usual and customary conditions to completion. As of the date of this proxy statement/prospectus, the merger is expected to be completed in mid-2013.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Aetna and Coventry. The acquisition method of accounting is based on ASC 805 and uses the fair value concepts defined in ASC 820, Fair Value Measurements.

ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. In addition, ASC 805 requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a per share equity component that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC 820 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Aetna may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Aetna’s intended use of those assets. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded, as of completion of the merger, primarily at their respective fair values and added to those of Aetna. Financial statements and reported results of operations of Aetna issued after completion of the merger will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Coventry.

Under ASC 805, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Aetna and Coventry are estimated to be approximately $120 million and $45 million, respectively, of which none had been incurred as of June 30, 2012. Acquisition-related transaction costs expected to be incurred by Aetna include estimated fees related to a bridge financing commitment and agreement and estimated interest costs associated with the expected issuance of long-term transaction-related debt in the fourth quarter of 2012. Those costs are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in other current assets and the after tax impact presented as a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of cost savings following completion of the merger. These cost savings opportunities are from administrative cost savings, as well as network and medical management savings. Although Aetna projects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved. The unaudited pro forma condensed combined financial statements do not reflect projected pretax restructuring and integration charges associated with the projected cost savings, which are projected to be approximately $250 million to $300 million over a period of three years following completion of the merger. Such restructuring and integration charges will be expensed in the appropriate accounting periods after completion of the merger.

3.	Accounting Policies

At completion of the merger, Aetna will review Coventry’s accounting policies. As a result of that review, Aetna may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Aetna is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

4.	Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of Coventry:

	Conversion Calculation	Estimated Fair Value	Form of Consideration
	(Millions, except per common share data)
Consideration Transferred:
Number of shares of Coventry common stock outstanding at September 14, 2012	132.6
Multiplied by Aetna’s share price at September 14, 2012, multiplied by the exchange ratio ($39.04*0.3885)	$15.17	$2,010.9	Aetna Common Shares
Multiplied by the per common share cash consideration	$27.30	$3,618.9	Cash

Number of shares underlying in-the-money Coventry stock options vested and unvested outstanding as of September 14, 2012, expected to be canceled and exchanged for cash	5.2
Multiplied by the excess, if any, of (1) the sum of (x) the per common share cash consideration plus (y) Aetna’s stock price at September 14, 2012, multiplied by the exchange ratio ($39.04*0.3885) over (2) the weighted-average exercise price of such in-the-money stock options	$14.34	$73.9	Cash

Number of Coventry performance share units and restricted stock units outstanding at September 14, 2012, expected to be canceled and paid in cash (a)	1.2
Multiplied by the Equity Award Cash Consideration	$42.47	$52.6	Cash

Number of Coventry restricted shares outstanding at September 14, 2012	1.3
Multiplied by Aetna’s stock price at September 14, 2012, multiplied by the exchange ratio ($39.04*0.3885)	$15.17	$19.9	Aetna Common Shares
Multiplied by the per common share cash consideration	$27.30	$36.1	Cash

Estimate of Total Consideration Expected to be Transferred (b)		$5,812.3

Certain amounts may reflect rounding adjustments.

(a)	Pursuant to the terms of the Employment Agreement between Coventry and Allen F. Wise, dated April 30, 2009, as amended on June 16, 2010 and January 31, 2012, on January 1, 2013, Mr. Wise is entitled to receive Coventry stock units with a grant date fair value of $7,600,000, which is referred to in this proxy statement/prospectus as the Wise 2013 Grant. The Wise 2013 Grant is not reflected in the table above.
(b)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent the actual consideration that will be transferred when the merger is completed. In accordance with ASC 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the date the merger is completed at the then-current market price. This requirement will likely result in a different value of the common share component of the purchase consideration and a per share equity component different from the $15.17 assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. For example, if the price of Aetna’s common shares on the date the merger is completed increased or decreased by 10% from the price assumed in these unaudited pro forma condensed combined financial statements, the consideration transferred would increase or decrease by approximately $211 million, which would be reflected in these unaudited pro forma condensed combined financial statements as an increase or decrease to goodwill.

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Aetna in the merger, reconciled to the estimate of total consideration expected to be transferred:

At June 30, 2012
(Millions)
Assets Acquired and Liabilities Assumed:
Net book value of net assets acquired	$4,506.3
Less historical:
Goodwill	(2,590.0)
Intangible assets	(351.6)
Capitalized internal-use software	(89.5)
Deferred tax assets on outstanding equity awards	(54.6)
Deferred tax liabilities on historical internal-use software	28.7
Deferred tax liabilities on historical intangible assets	179.8

Adjusted book value of net assets acquired	$1,629.1

Adjustments to:
Goodwill (a)	$3,461.7
Identified intangible assets (b)	1,300.0
Deferred tax liabilities (c)	(388.5)
Fair value adjustment to debt (d)	(190.0)
Property and equipment (e)	—
Total adjustments	4,183.2

Consideration transferred	$5,812.3

(a)	Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.
(b)	As of completion of the merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after tax cash flows attributable to each identified intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on Aetna’s ability to obtain specific information about the Coventry intangible assets prior to completion of the merger.

At this time, Aetna does not have sufficient information as to the amount, timing and risk of cash flows of all of Coventry’s identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Coventry’s cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Coventry’s identifiable intangible assets and their weighted-average useful lives have been estimated as follows:

	Estimated Fair Value (Millions)	Estimated Useful Life (Years)
Customer lists	$625.0	8
Provider networks	525.0	17
Trademarks/tradenames	120.0	10
Technology	30.0	5

Total	$1,300.0

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. Once Aetna has full access to information about Coventry’s intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Aetna only upon access to additional information and/or by changes in such factors that may occur prior to completion of the merger. These factors include, but are not limited to, changes in the regulatory, legislative, legal, technological and competitive environments. Increased knowledge about these and/or other elements could result in a change to the estimated fair value of the identifiable Coventry intangible assets and/or to the estimated weighted-average useful lives from what Aetna has assumed in these unaudited pro forma condensed combined financial statements. The combined effect of any such changes could then also result in a significant increase or decrease to Aetna’s estimate of associated amortization expense.

(c)	As of completion of the merger, Aetna will establish deferred taxes and make other tax adjustments as part of the accounting for the acquisition, primarily related to estimated fair value adjustments for identifiable intangible assets and debt (see (b) and (d)). The pro forma adjustment to record the effect of deferred taxes was computed as follows:

(Millions)
Estimated fair value of identifiable intangible assets to be acquired	$1,300.0
Estimated fair value adjustment of debt to be assumed	(190.0)

Total estimated fair value adjustments of assets to be acquired and liabilities to be assumed	$1,110.0

Deferred taxes associated with the estimated fair value adjustments of assets to be acquired and liabilities to be assumed, at 35% (*)	$388.5

(*)	Aetna assumed a 35% tax rate when estimating the deferred tax aspects of the acquisition.

(d)	As of completion of the merger, debt is required to be measured at fair value. Aetna has calculated the pro forma adjustment using publicly available information and believes the pro forma adjustment amount to be reasonable.
(e)

As of completion of the merger, property and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. Aetna does not have sufficient information at this time as to the specific nature, age, condition or location of Coventry’s property and equipment, and Aetna does not know the appropriate valuation premise, in-use or in-exchange, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants. All of these elements can cause differences between fair value and net book value. Accordingly, for the purposes of these unaudited pro forma condensed combined financial statements, Aetna has assumed that the current Coventry book values represent the best estimate of fair value except for capitalized internal-use software for which the historical book value was eliminated as the fair value was estimated in (b) above. This estimate is preliminary and subject to change and could vary materially from the actual value on the date the merger is completed.

6.	Disposition

Aetna and Coventry each have a Missouri Medicaid business. The unaudited pro forma condensed combined financial information assumes Aetna will dispose of its Missouri Medicaid business at the time of the merger and continue to operate Coventry’s Missouri Medicaid business. Specifically, the unaudited pro forma condensed combined statements of income reflect the elimination of the revenues associated with Aetna’s Missouri Medicaid business as well as elimination of the costs specifically identifiable with that revenue. Aetna does not currently have market participant bids or other information regarding similar transactions that may be indicative of the fair value of the Missouri Medicaid business. As a result, the unaudited pro forma condensed combined balance sheet reflects the disposal of Aetna’s Missouri Medicaid business assuming that the book value of that business approximates fair value, and also assumes cash consideration received equal to book value.

7.	Income Statement Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	Elimination of intercompany transactions between Aetna and Coventry primarily related to network rental fees, consisting of aggregate revenue and expenses of $21.7 million for the year ended 2011 and $9.1 million for the six months ended June 30, 2012.

(b)	For purposes of these unaudited pro forma condensed combined financial statements, Aetna estimated foregone interest income associated with cash and cash equivalents and long-term investments assumed to have been used to partially fund the merger. For purposes of such financial statements, the estimated foregone interest income for the combined entity in 2011 and for the six months ended June 30, 2012, is approximately $10.4 million and $5.1 million, respectively. Aetna’s estimate is based on a weighted-average annual interest rate on cash, cash equivalents and long-term investments in 2011 of 0.80% and for the six months ended June 30, 2012, of 0.78%.

(c)	For purposes of these unaudited pro forma condensed combined financial statements, Aetna estimated foregone interest income associated with adjusting the amortized cost of Coventry’s investment portfolio to fair value as of completion of the merger. Foregone interest income due to fair value adjustments to the investment portfolio under the acquisition method of accounting is projected to be approximately $25.4 million and $8.5 million in 2011 and for the six months ended June 30, 2012, respectively.

(d)	To adjust amortization expense, as follows:

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
	(Millions)
Eliminate Coventry’s historical intangible asset amortization expense	$(64.4)	$(41.1)
Estimated intangible asset amortization*	108.3	54.2

Estimated adjustment to intangible asset amortization expense	$43.9	$13.1

(*)	Assumes an estimated $1.3 billion of finite-lived intangibles and a weighted average amortization period of 12 years (Refer to Note 5. Estimates of Assets to be Acquired and Liabilities to be Assumed).

(e)

Aetna estimates additional general and administrative expense of about $1.1 million in 2011 and $0.5 million for the six months ended June 30, 2012, related to the amortization of debt issuance costs associated with the $2.0 billion of long-term debt securities Aetna expects to issue to finance the merger. Issuance costs related to those long-term debt securities are assumed to be amortized over an estimated weighted average term of approximately 14 years.

(f)	Aetna estimates interest expense of $30.5 million in 2011 and $15.7 million in the six months ended June 30, 2012, associated with debt issued to finance the merger and the amortization of the estimated fair value adjustment to Coventry’s debt:

•

Additional interest expense of approximately $63.0 million in 2011 and $31.5 million in the six months ended June 30, 2012, based on approximately $2.0 billion of long-term fixed-rate debt securities Aetna expects to issue to partially fund the merger. The calculation of interest expense on the long-term debt securities assumes maturity tranches of 5, 10, and 30 years and an estimated weighted average annual interest rate of 3.15%. If interest rates were to increase or decrease by 0.5% from the rates assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense could increase or decrease by approximately $10.0 million in 2011 and $5.0 million in the six months ended June 30, 2012.

•

Additional interest expense of approximately $2.3 million in 2011 and $1.6 million in the six months ended June 30, 2012, based on approximately $500 million of commercial paper Aetna expects to issue to partially fund the merger. The interest expense on the commercial paper was estimated using an annual interest rate of 0.62%. The pro forma income statements for the year ended December 31, 2011 and the six months ended June 30, 2012, each assume Aetna retires the incremental $500 million of commercial paper borrowings over a one-year period. Commercial paper issued to partially fund the merger is assumed to be $500 million at each of January 1, 2011 and January 1, 2012, and to be reduced to $250 million on each of June 30, 2011 and June 30, 2012, and, for purposes of the pro forma income statement for the year ended December 31, 2011, further reduced to zero on December 31, 2011. As a result of this assumed pattern of retirement, interest expense in the pro forma income statement for the six months ended June 30, 2012, is unaffected by expected commercial paper retirement as $500 million will remain outstanding for the entire six month period. If commercial paper interest rates were to increase or decrease by 0.5% from the rate that was assumed in estimating this pro forma adjustment to interest expense, pro forma interest expense could increase or decrease by approximately $1.9 million in 2011 and $1.3 million for the six months ended June 30, 2012.

•

As a direct result of the merger, Aetna expects to amend its unsecured $1.5 billion five-year revolving credit agreement to increase the available commitments to $2.0 billion. Aetna does not expect to draw on that facility; however Aetna assumes that it would have incurred an estimated $0.5 million and $0.2 million of facility fees on the incremental commitment in 2011 and for the six months ended June 30, 2012, respectively, which is reflected in the respective pro forma adjustments to interest expense for these periods.

•

Additional interest expense associated with incremental debt issued to finance the merger is offset by estimated reductions to interest expense of $35.3 million in 2011 and $17.6 million in the six months ended June 30, 2012. These reductions are from the amortization of the estimated fair value adjustment to Coventry’s debt over the remaining weighted-average life of its outstanding debt of 5.4 years. Debt is required to be measured at fair value under the acquisition method of accounting.

(g)	Aetna assumed a blended 35% tax rate when estimating the tax impact of the acquisition, representing the federal statutory tax rate and exclusion of any state tax impacts which are unknown at this time but expected to be immaterial. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(h)	The combined basic and diluted earnings per share for the periods presented are based on the combined weighted average basic and diluted shares of Aetna and Coventry. The historical weighted average basic and diluted shares of Coventry were assumed to be replaced by the shares expected to be issued by Aetna to effect the merger.

The following table summarizes the computation of the unaudited pro forma combined weighted average basic and diluted shares outstanding:

	Year Ended December 31, 2011	Six Months Ended June 30, 2012
	(Millions)
Aetna weighted average shares used to compute basic EPS	372.5	346.0
Coventry shares outstanding at September 14, 2012, converted at the exchange ratio (132.6*0.3885)	51.5	51.5

Combined weighted average basic shares outstanding	424.0	397.5

Number of Coventry restricted shares outstanding at September 14, 2012, converted at the exchange ratio (1.3*0.3885)	.5	.5

Pro forma weighted average basic shares outstanding	424.5	398.0

Dilutive effect of Aetna’s outstanding stock-based compensation awards (1)	7.7	5.5

Pro forma weighted average shares used to compute diluted EPS	432.2	403.5

Certain amounts may reflect rounding adjustments.

(1)	Does not include Coventry’s outstanding performance share units, restricted stock units or vested or unvested stock options that will be paid in cash and canceled upon completion of the merger as described in Note 4. Estimate of Consideration Expected to be Transferred.

8.	Balance Sheet Pro Forma Adjustments

This note should be read in conjunction with Note 1. Description of Transaction; Note 2. Basis of Presentation; Note 4. Estimate of Consideration Expected to be Transferred; and Note 5. Estimate of Assets to be Acquired and Liabilities to be Assumed. Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	To reflect the use of an estimated $932 million of available cash and an estimated $350 million of cash raised by liquidating long-term investments, in aggregate $1.3 billion of cash in order to fund a portion of the total consideration expected to be transferred to fund the merger. The remainder of the estimated cash consideration expected to be transferred to fund the merger is expected to be financed with $2.0 billion of long-term debt securities and approximately $500 million of commercial paper (See Note 4. Estimate of Consideration Expected to be Transferred). Estimated debt issuance costs of approximately $15.1 million are reflected in other long-term assets.

(b)	To eliminate intercompany accounts receivable and accrued expenses primarily related to network rental fees of $2.4 million.

(c)	To adjust current tax assets to include $46.8 million related to estimated acquisition-related transaction costs.

(d)	To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(Millions)
Eliminate Coventry’s historical goodwill	$(2,590.0)
Estimated transaction goodwill	3,461.7

Total	$871.7

(e)	To adjust intangible assets to an estimate of fair value, as follows:

(Millions)
Eliminate Coventry’s historical intangible assets	$(351.6)
Estimated fair value of intangible assets acquired	1,300.0

Total	$948.4

(f)	To eliminate Coventry’s historical capitalized internal use software of $89.5 million.

(g)	Aetna expects to issue approximately $2.5 billion of debt to partially fund the merger, comprised of approximately $2.0 billion of long-term debt securities and approximately $500 million of commercial paper.

(h)	To record estimated acquisition-related transaction costs. Total acquisition-related transaction costs estimated to be incurred by Aetna and Coventry are $120 million and $45 million, respectively. Pursuant to requirements for the preparation of pro forma financial information under Article 11 of Regulation S-X, these acquisition-related transaction costs are not included in the pro forma condensed combined income statements.

(i)	To record long-term debt incurred by Aetna to effect the merger and to adjust Coventry’s debt to an estimate of fair value, as follows:

(Millions)
Establish incremental long-term debt to effect the merger	$2,000.0
Estimated fair value increase to debt assumed	190.0

Total	$2,190.0

(j)	To adjust tax liabilities as follows:

(Millions)
Eliminate Coventry’s deferred tax liability on intangible assets	$(179.8)
Eliminate Coventry’s deferred tax liability on internal-use software	(28.7)
Eliminate Coventry’s deferred tax asset on outstanding equity/unit awards	54.6
Estimated transaction deferred tax liability on identifiable intangible assets	455.0
Estimated transaction deferred tax asset for fair value increase to assumed debt	(66.5)
Estimated transaction current tax liability for debt issuance costs	5.3

Total	$239.9

(k)	To eliminate Coventry’s historical common stock and additional paid-in capital and record the stock portion of the merger consideration as follows:

(Millions)
Eliminate Coventry’s historical common stock and additional paid-in capital	$(30.0)
Issuance of Aetna common shares	2,030.8

Total	$2,000.8

(l)	To eliminate Coventry’s historical retained earnings, to estimate the after-tax portion of the remaining merger-related transaction costs and to estimate the after-tax portion of debt issuance costs as follows:

(Millions)
Eliminate Coventry’s historical retained earnings	$(4,410.5)
Transaction costs incurred	(118.0)
Debt issuance costs incurred	9.8

Total	$(4,518.7)

(m)	To eliminate Coventry’s historical accumulated other comprehensive income.

The unaudited pro forma condensed combined financial statements do not present a combined dividend per share amount. On both April 27, 2012 and July 27, 2012, Aetna paid dividends of $0.175 per Aetna common share. On both April 9, 2012 and July 9, 2012, Coventry paid dividends of $0.125 per share of Coventry common stock. In addition, on August 27, 2012, Coventry declared a dividend of $0.125, which will be paid on October 8, 2012, and is not reflected in the unaudited pro forma condensed combined financial statements. Coventry is not permitted to declare, set aside or pay a dividend or other distribution other than its regular quarterly cash dividend in the ordinary course of business consistent with past practice, in an amount not in excess of $0.125 per share of Coventry common stock prior to completion of the merger, and any future payment of Coventry’s quarterly dividend is subject to future approval and declaration by the Coventry board of directors. Prior to completion of the merger, Aetna is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice. The dividend policy of Aetna following completion of the merger will be determined by the Aetna board of directors following completion of the merger.

The unaudited pro forma condensed combined financial statements do not reflect the projected realization of cost savings following completion of the merger. These cost savings opportunities are from administrative cost savings, as well as network and medical management savings. Although Aetna management projects that cost savings will result from the merger, there can be no assurance that these cost savings will be achieved.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—] of this proxy statement/prospectus, you should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of Aetna and Coventry because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, “Risk Factors” in each company’s Annual Report on Form 10-K for the year ended December 31, 2011, and under Part II, Item 1A, “Risk Factors” in each company’s Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2012, and March 31, 2012, each of which is on file with the SEC and all of which are incorporated by reference into this proxy statement/prospectus.

Because the exchange ratio is fixed and the market price of Aetna common shares has fluctuated and will continue to fluctuate, you cannot be sure of the value of the merger consideration you will receive.

Upon completion of the merger, each share of Coventry common stock outstanding immediately prior to the merger (other than those held by Coventry as treasury stock, by Aetna or by any subsidiary of Coventry or Aetna or with respect to which appraisal rights have been properly exercised in accordance with the DGCL) will be converted into the right to receive $27.30 in cash, without interest, and 0.3885 of an Aetna common share. Because the exchange ratio of 0.3885 of an Aetna common share is fixed, the value of the stock portion of the merger consideration will depend on the market price of Aetna common shares at the time the merger is completed. The value of the stock portion of the merger consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Coventry special meeting and the date the merger is completed and thereafter. Accordingly, at the time of the Coventry special meeting, Coventry stockholders will not know or be able to determine the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Aetna’s and Coventry’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger and regulatory considerations. Many of these factors are beyond Aetna’s and Coventry’s control. You are urged to obtain current market quotations for Aetna common shares in deciding whether to vote for the adoption of the merger agreement.

The market price of Aetna common shares after the merger may be affected by factors different from those affecting shares of Coventry stock currently.

Upon completion of the merger, holders of Coventry common stock will become holders of Aetna common shares. The businesses of Aetna differ from those of Coventry in important respects and, accordingly, the results of operations of Aetna after the merger, as well as the market price of the Aetna common shares, may be affected by factors different from those currently affecting the independent results of operations of Coventry. For further information on the businesses of Aetna and Coventry and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus.

After completion of the merger, Aetna may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of Aetna common shares.

The success of the merger will depend, in part, on Aetna’s ability to realize the anticipated benefits and cost savings from combining the businesses of Aetna and Coventry. The ability of Aetna to realize these anticipated benefits and cost savings is subject to certain risks including:

•	Aetna’s ability to successfully combine the businesses of Aetna and Coventry, including with respect to systems and technology integration;

•	whether the combined businesses will perform as expected;

•	the possibility that Aetna paid more for Coventry than the value it will derive from the acquisition;

•	the reduction of Aetna’s cash available for operations and other uses and the incurrence of indebtedness to finance the acquisition; and

•	the assumption of known and unknown liabilities of Coventry.

If Aetna is not able to successfully combine the businesses of Aetna and Coventry within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the merger may not be realized fully or at all or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the Aetna common shares (including the stock portion of the merger consideration) may be adversely affected.

Aetna and Coventry have operated and, until completion of the merger, will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Aetna or Coventry employees, the disruption of either or both company’s ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, issues that must be addressed in integrating the operations of Coventry and Aetna in order to realize the anticipated benefits of the merger so the combined business performs as expected include, among other things:

•	combining the companies’ sales, claims and call operations, network administration and corporate functions;

•	integrating the companies’ technologies, products and services;

•	identifying and eliminating redundant and underperforming operations and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ corporate, administrative and information technology infrastructure;

•	coordinating sales, distribution and marketing efforts;

•	managing the movement of certain positions to different locations;

•	maintaining existing agreements with customers, providers and vendors and avoiding delays in entering into new agreements with prospective customers, providers and vendors;

•	coordinating geographically dispersed organizations; and

•	consolidating offices of Coventry and Aetna that are currently in or near the same location.

In addition, at times, the attention of certain members of either or both company’s management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

Aetna and Coventry may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

Uncertainty about the effect of the merger on Aetna and Coventry employees may have an adverse effect on Aetna and Coventry and consequently the combined business. This uncertainty may impair Aetna’s and Coventry’s ability to attract, retain and motivate key personnel until the merger is completed. Employee retention may be particularly challenging during the pendency of the merger, as employees of Aetna and Coventry may experience uncertainty about their future roles with the combined business. Additionally, Coventry’s officers and employees may hold shares of Coventry common stock, in-the-money options to purchase shares of Coventry common stock, restricted shares of Coventry common stock and/or cashed-out units and, if the merger is completed, may therefore be entitled to the merger consideration in respect of such shares of Coventry common stock and restricted shares and cash in respect of such cashed-out units and in-the-money options, the receipt of which could lead certain officers and employees to no longer pursue employment with the combined business. Additionally, pursuant to change-in-control provisions in employment agreements with Coventry, certain key employees of Coventry are entitled to receive severance payments upon a constructive termination of employment following completion of the merger. A key Coventry employee potentially could terminate his or her employment following specified circumstances set forth in his or her employment agreement, including certain changes in a key employee’s duties, position, compensation and benefits or primary office location. Severance payments could lead those key employees to terminate employment with the combined business if there is a basis for them to claim, in accordance with their employment agreements, that their employment was constructively terminated. Furthermore, if key employees of Aetna or Coventry depart, including because of issues relating to the uncertainty and difficulty of integration, financial security or a desire not to become employees of the combined business, Aetna may have to incur significant costs in identifying, hiring and retaining replacements for departing employees, and Aetna’s ability to realize the anticipated benefits of the merger may be adversely affected. See “Interests of Certain Persons in the Merger” beginning on page [—], of this proxy statement/prospectus.

In order to complete the merger, Aetna and Coventry must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions that become applicable to the parties, completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

Completion of the merger is conditioned upon the expiration or early termination of the waiting period relating to the merger under the HSR Act and certain other applicable laws or regulations and the required governmental authorizations having been obtained and being in full force and effect. Although Aetna and Coventry have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods will expire or authorizations will be obtained. In addition, the governmental authorities with or from which these authorizations are required have broad discretion in administering the governing regulations. As a condition to authorization of the merger or related transactions, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Aetna’s business after completion of the merger. Under the terms of the merger agreement, Aetna is not required, and Coventry is not permitted without the consent of Aetna, to take any actions or agree to any terms or conditions in connection with (i) the expiration or early termination of the waiting period relating to the merger under the HSR Act, (ii) any other antitrust law or (iii) the required governmental authorizations, in each case if such action, term or condition would have, or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on Aetna or Coventry. However, notwithstanding the provisions of the merger agreement, either Aetna or Coventry could become subject to terms or conditions in connection with such waiting periods, laws or other authorizations (whether because such term or condition does not rise to the specified level of materiality or Aetna otherwise consents to its imposition) the imposition of which could adversely affect the ability to integrate Coventry’s operations with Aetna’s operations, reduce the anticipated benefits of the merger or otherwise adversely affect Aetna’s business and results of operations after completion of the merger. See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on pages [—] and [—], respectively, of this proxy statement/prospectus.

Aetna’s and Coventry’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties with which Aetna or Coventry does business may experience uncertainty associated with the transaction, including with respect to current or future business relationships with Aetna, Coventry or the combined business. Aetna’s and Coventry’s business relationships may be subject to disruption as customers, providers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Aetna, Coventry or the combined business. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined business, including an adverse effect on Aetna’s ability to realize the anticipated benefits of the merger. The adverse effect of such disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Certain of Coventry’s executive officers and directors have interests in the merger that may be different from your interests as a stockholder of Coventry.

When considering the recommendation of Coventry’s board of directors that Coventry stockholders vote in favor of the adoption of the merger agreement, you should be aware that certain of the executive officers and directors of Coventry have interests in the merger that may be different from, or in addition to, the interests of Coventry stockholders generally. These include continued employment of certain executive officers of Coventry, rights to continuing indemnification and directors’ and officers’ liability insurance and payment pursuant to certain equity awards. See “Interests of Certain Persons in the Merger” beginning on page [—] of this proxy statement/prospectus for a more detailed description of these interests. Coventry’s board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that Coventry stockholders adopt the merger agreement.

The merger agreement limits Coventry’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Coventry to sell its business to a party other than Aetna. These provisions include a general prohibition on Coventry soliciting any acquisition proposal or offer for a competing transaction. Further, there are only limited exceptions to Coventry’s agreement that Coventry’s board of directors will not withdraw or modify in a manner adverse to Aetna the recommendation of the Coventry board of directors in favor of the adoption of the merger agreement, and Aetna generally has a right to match any competing acquisition proposals that may be made. However, at any time prior to the adoption of the merger agreement by Coventry stockholders, the Coventry board of directors is permitted to take certain of these actions and, in certain circumstances, terminate the merger agreement if it determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Coventry stockholders under applicable law, doing so could entitle Aetna to a termination fee of $167.5 million. See “The Merger Agreement—No Solicitation by Coventry”, “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Termination Fees and Expenses” beginning on pages [—], [—] and [—], respectively, of this proxy statement/prospectus.

While Coventry believes these provisions are reasonable and not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of Coventry from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per-share price to acquire Coventry than it might otherwise have proposed to pay because of the added expense of the $167.5 million termination fee that may become payable by Coventry in certain circumstances.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Aetna and Coventry.

If the merger is not completed, the ongoing businesses of Aetna and Coventry may be adversely affected and, without realizing any of the benefits of having completed the merger, Aetna and Coventry would be subject to a number of risks, including the following:

•

Aetna and Coventry may experience negative reactions from the financial markets, including negative impacts on their respective stock and bond prices, and from their respective customers, providers, vendors, regulators and employees;

•

Coventry may be required to pay Aetna a termination fee of $167.5 million if the merger is terminated under certain circumstances, and Aetna may be required to pay Coventry a termination fee of $450.0 million if the merger is terminated under certain other circumstances (see “The Merger Agreement—Termination Fees and Expenses” beginning on page [—] of this proxy statement/prospectus);

•	Aetna and Coventry will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•

the merger agreement places certain restrictions on the conduct of Coventry’s business prior to completion of the merger or the termination of the merger agreement. Such restrictions, the waiver of which is subject to the consent of Aetna (in most cases, not to be unreasonably withheld, conditioned or delayed), may prevent Coventry from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger (see “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page [—] of this proxy statement/prospectus for a description of the restrictive covenants applicable to Coventry); and

•

matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Aetna and Coventry management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Aetna or Coventry as an independent company.

There can be no assurance that the risks described above will not materialize. If any of those risks materialize, they may adversely affect Aetna’s and Coventry’s businesses, financial condition, financial results and stock or bond prices.

In addition, Aetna and Coventry could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Aetna or Coventry to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Aetna’s and Coventry’s business, financial condition, financial results and stock or bond prices.

The Aetna common shares to be received by Coventry stockholders upon completion of the merger will have different rights from shares of Coventry common stock.

Upon completion of the merger, Coventry stockholders will no longer be stockholders of Coventry, a Delaware corporation, but will instead become shareholders of Aetna, a Pennsylvania corporation, and their rights as shareholders will be governed by Pennsylvania law and the terms of Aetna’s articles and by-laws. Pennsylvania law and the terms of Aetna’s articles and by-laws are in some respects materially different than Delaware law and the terms of Coventry’s charter and bylaws, which currently govern the rights of Coventry stockholders. See “Comparison of Stockholder Rights” beginning on page [—] of this proxy statement/prospectus for a discussion of the different rights associated with Aetna common shares.

After the merger, Coventry stockholders will have a significantly lower ownership and voting interest in Aetna than in Coventry and will exercise less influence over management.

Based on the number of shares of Coventry common stock (including restricted shares) outstanding as of September 14, 2012, and the number of Aetna common shares outstanding as of September 14, 2012, it is expected that, immediately after completion of the merger, former Coventry stockholders will own approximately 13.5% of the outstanding Aetna common shares. Consequently, Coventry stockholders will have less influence over the management and policies of Aetna than they currently have over the management and policies of Coventry.

Lawsuits have been filed and other lawsuits may be filed against Coventry and Aetna challenging the merger. An adverse ruling in any such lawsuit may prevent the merger from being completed.

On August 23, 2012, a putative stockholder class action lawsuit captioned Coyne v. Wise et al., C.A. No. 367380, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry board of directors, Coventry, Aetna and Merger Sub. On August 27, 2012, a second stockholder class action lawsuit captioned O’Brien v. Coventry Health Care, Inc. et al, C.A. 367577, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry board of directors, Coventry, Aetna and Merger Sub. On September 5, 2012, a third putative stockholder class action lawsuit captioned Preze v. Coventry Health Care, Inc. et al., C.A. 367942, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry board of directors, Coventry, Aetna and Merger Sub. The complaints in all three lawsuits generally allege, among other things, that the individual defendants breached their fiduciary duties owed to Coventry’s public stockholders in connection with the merger because the merger consideration and certain other terms in the merger agreement are unfair. The complaints further allege that Aetna and Merger Sub aided and abetted these alleged breaches of fiduciary duty. In addition, the complaints generally allege that the proposed merger improperly favors Aetna and that certain provisions of the merger agreement unduly restrict Coventry’s ability to negotiate with other potential bidders. Among other remedies, the complaints generally seek injunctive relief prohibiting the defendants from completing the proposed merger or, in the event that an injunction is not awarded, unspecified money damages, costs and attorneys’ fees.

On August 31, 2012, a putative stockholder class action lawsuit captioned Brennan v. Coventry Health Care, Inc. et al., C.A. No. 7826-CS, was filed in the Court of Chancery of the State of Delaware against the Coventry board of directors, Coventry, Aetna and Merger Sub. On September 14, 2012, a second putative stockholder class action lawsuit captioned Nashelsky v. Coventry Health Care, Inc. et al., C.A. No. 7868-CS, was filed in the Court of Chancery of the State of Delaware against the Coventry board of directors, Coventry, Aetna and Merger Sub. The complaints generally allege that, among other things, the individual defendants breached their fiduciary duties owed to the public stockholders of Coventry in connection with the merger because the merger consideration and certain other terms in the merger agreement are unfair. The complaints further allege that Aetna and Merger Sub aided and abetted these alleged breaches of fiduciary duty. In addition, the complaints generally allege that certain provisions of the merger agreement unduly restrict Coventry’s ability to negotiate with other potential bidders and that the merger agreement lacks adequate safeguards on behalf of Coventry’s stockholders against the decline in the value of the stock component of the merger consideration. Among other remedies, the complaints generally seek injunctive relief prohibiting the defendants from completing the proposed merger, rescissionary and other types of damages and costs and attorneys’ fees.

See “Proposal I: The Merger—Litigation Relating to the Merger” beginning on page [—] of this proxy statement/prospectus for more information about the lawsuits related to the merger that have been filed prior to the date of this proxy statement/prospectus.

One of the conditions to completion of the merger is the absence of any applicable law (including any order) being in effect that prohibits completion of the merger. Accordingly, if a plaintiff is successful in obtaining an order prohibiting completion of the merger, then such order may prevent the merger from being completed, or from being completed within the expected timeframe.

The indebtedness of Aetna following completion of the merger will be substantially greater than Aetna’s indebtedness on a stand-alone basis and greater than the combined indebtedness of Aetna and Coventry existing prior to the transaction. This increased level of indebtedness could adversely affect Aetna, including by decreasing Aetna’s business flexibility, and will increase its borrowing costs.

Upon completion of the merger, Aetna expects to have incurred acquisition-related debt financing of approximately $2.5 billion. Aetna’s substantially increased indebtedness and higher debt-to-equity ratio following completion of the merger in comparison to that of Aetna on a recent historical basis will have the effect, among other things, of reducing Aetna’s flexibility to respond to changing business and economic conditions and will increase Aetna’s borrowing costs. In addition, the amount of cash required to service Aetna’s increased indebtedness levels and thus the demands on Aetna’s cash resources may be greater than the percentages of cash flows required to service the indebtedness of Aetna or Coventry individually prior to the transaction. The increased levels of indebtedness could also reduce funds available for Aetna’s investments in product development as well as capital expenditures, share repurchases and other activities and may create competitive disadvantages for Aetna relative to other companies with lower debt levels.

Aetna will incur significant transaction and merger-related costs in connection with the merger.

Aetna expects to incur a number of non-recurring costs associated with the merger and combining the operations of the two companies. The substantial majority of non-recurring expenses resulting from the merger will be comprised of transaction costs related to the merger. Aetna also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Aetna continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Aetna expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Aetna to offset incremental integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive, and may be dilutive, to Aetna’s operating earnings per share, which may negatively affect the market price of Aetna common shares.

Aetna currently projects that the merger will be modestly accretive to operating earnings per share during 2013, excluding transaction and integration costs. This projection is based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay the accretion that is currently projected or could result in dilution, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or decrease or delay of any accretion to, Aetna’s earnings per share could cause the price of Aetna common shares to decline or grow at a reduced rate.

The opinion obtained by Coventry’s board of directors from its financial advisor does not and will not reflect changes in circumstances subsequent to the date of the merger agreement.

On August 19, 2012, Greenhill delivered its opinion to the Coventry board of directors that, as of August 19, 2012, and based on and subject to the qualifications, limitations and assumptions set forth in that opinion, the merger consideration to be received by the holders of shares of Coventry common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Coventry has not obtained, and will not obtain, an updated opinion from Greenhill. The opinion rendered by Greenhill does not speak to the time when the merger will be completed or to any other date other than the date of such opinion. As a result, the opinion rendered by Greenhill does not and will not address the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Coventry common stock pursuant to the merger agreement at the time the merger is completed or at any time other than August 19, 2012. For a more complete description of the opinion rendered by Greenhill, see “Proposal I: The Merger—Opinion of Coventry’s Financial Advisor” beginning on page [—] of this proxy statement/prospectus and the full text of the opinion contained in Annex B to this proxy statement/prospectus.

Risks relating to Aetna and Coventry.

Aetna and Coventry are, and following completion of the merger Aetna and Coventry will continue to be, subject to the risks described in (i) Part I, Item 1A in Aetna’s Annual Report on Form 10-K for the year ended December 31, 2011, and filed with the SEC on February 24, 2012, (ii) Part II, Item 1A in Aetna’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, and filed with the SEC on July 31, 2012, (iii) Part II, Item 1A in Aetna’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, and filed with the SEC on April 26, 2012, (iv) Part I, Item 1A in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2011 and filed with the SEC on February 28, 2012, (v) Part II, Item 1A in Coventry’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, and filed with the SEC on August 6, 2012, and (vi) Part II, Item 1A in Coventry’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, and filed with the SEC on May 8, 2012, in each case, incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Aetna and Coventry have included in this proxy statement/prospectus certain statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which is referred to in this proxy statement/prospectus as the Securities Act), Section 21E of the Exchange Act or the United States Private Securities Litigation Reform Act of 1995. In addition, the management of Aetna or Coventry may make forward-looking statements to analysts, investors, representatives of the media and others. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negatives thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Aetna’s and Coventry’s control. Statements in this document regarding Aetna that are forward looking, including, but not limited to, statements concerning Aetna’s projections as to the anticipated benefits of the merger to Aetna, increased membership as a result of the merger, the impact of the merger on Aetna’s businesses and share of revenues from government business, the methods Aetna will use to finance the cash portion of the merger consideration, the impact of the merger on Aetna’s operating earnings per share, the synergies from the merger, the date the merger will be completed, the number of Aetna common shares to be issued pursuant to the merger, Aetna’s acquisition-related transaction costs and restructuring and integration charges, and the estimates and assumptions underlying the pro forma financial information contained in this proxy statement/prospectus, are based on management’s estimates, assumptions and projections and are subject to significant uncertainties and other factors, many of which are beyond Aetna’s control.

In addition to the risks described under “Risk Factors” beginning on page [—] of this proxy statement/prospectus and those risks described in any documents that are incorporated by reference into this proxy statement/prospectus, the following factors, among others, could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to:

•	the timing to complete the merger;

•	the risk that a condition to completion of the merger may not be satisfied;

•	the risk that a regulatory approval that may be required for the merger is delayed, is not obtained or is obtained subject to conditions that are not anticipated;

•	Aetna’s ability to achieve the synergies and value creation projected to be realized following completion of the merger;

•	Aetna’s ability to promptly and effectively integrate Coventry’s businesses;

•	the diversion of management time on merger-related issues; and

•	the implementation of health care reform legislation and changes in Aetna’s future cash requirements, capital requirements, results of operations, financial condition and/or cash flows.

Statements in this document regarding Coventry that are forward-looking, including, but not limited to, statements concerning the anticipated benefits of the merger to Coventry, the projected date the merger will be completed, completion of the merger and the projected membership additions to Aetna, Coventry’s acquisition-related transaction costs, the amount of the Greenhill fee, the potential payments to Coventry’s named executive officers in connection with the merger and the information set forth under “Proposal I: The Merger—Coventry Unaudited Prospective Financial Information—Certain Projections Prepared by the Management of Coventry” beginning on page [—] of this proxy statement/prospectus, are based on Coventry’s management’s estimates, assumptions and projections and are subject to significant uncertainties and risks, many of which are beyond the control of Coventry’s management. In addition to the risks described under “Risk Factors” beginning on page [—] of this proxy statement/prospectus and those risks described in any documents that are incorporated by reference into this proxy statement/prospectus, the following factors, among others, could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to:

•	the failure to receive, on a timely basis or otherwise, the required approvals by Coventry’s stockholders and government or regulatory agencies;

•	the risk that a condition to completion of the merger may not be satisfied;

•	Coventry’s and Aetna’s ability to complete the merger;

•	the possibility that the anticipated benefits and synergies from the merger cannot be fully realized or may take longer to realize than expected;

•	the failure by Aetna to obtain the necessary financing in connection with the merger;

•	the possibility that costs or difficulties related to the integration of Coventry’s and Aetna’s operations will be greater than expected;

•	operating costs and business disruption may be greater than expected;

•	the ability of Coventry to retain and hire key personnel and maintain relationships with providers or other business partners pending completion of the merger; and

•	the implementation of health care reform legislation.

No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Aetna or Coventry. Neither Aetna nor Coventry assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

THE COMPANIES

Aetna

Aetna was incorporated in the Commonwealth of Pennsylvania in 1982. Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 36.7 million people as of June 30, 2012, with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, medical management capabilities, Medicaid health care management services and health information exchange technology services. Aetna’s customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates.

The principal trading market for Aetna common shares (NYSE: AET) is the New York Stock Exchange. The principal executive offices of Aetna are located at 151 Farmington Avenue, Hartford, CT 06156; its telephone number is (860) 273-0123; and its website is www.aetna.com.

This proxy statement/prospectus incorporates important business and financial information about Aetna from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus.

Coventry

Coventry was incorporated in the State of Delaware on December 17, 1997 and is the successor to Coventry Corporation, which was incorporated in the State of Delaware on November 21, 1986.

Coventry is a diversified national managed health care company based in Bethesda, Maryland, dedicated to delivering high-quality health care solutions at an affordable price. Coventry provides a full portfolio of risk and fee-based products, including Medicare and Medicaid programs, group and individual health insurance, workers’ compensation solutions, and network rental services. With a presence in every state in the nation, Coventry’s products currently serve approximately five million individuals, helping them receive the greatest possible value for their health care investment.

The principal trading market for Coventry common stock (NYSE: CVH) is the New York Stock Exchange. The principal executive offices of Coventry are located at 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817; its telephone number is (301) 581-0600; and its website is www.coventryhealthcare.com.

This proxy statement/prospectus incorporates important business and financial information about Coventry from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus.

Merger Sub

Merger Sub, was incorporated in the State of Delaware on August 16, 2012, and is a wholly owned subsidiary of Aetna. Merger Sub was formed solely for the purpose of completing a merger with Coventry. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at 151 Farmington Avenue, Hartford, CT 06156 and its telephone number is (860) 273-0123.

SPECIAL MEETING OF STOCKHOLDERS OF COVENTRY

Coventry is providing this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the Coventry special meeting of stockholders (or any adjournment or postponement of the Coventry special meeting), that Coventry has called to consider and vote on a proposal to adopt the merger agreement, a proposal to adjourn the Coventry special meeting, if necessary, and a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

Date, Time and Location

Together with this proxy statement/prospectus, Coventry is also sending you a notice of the Coventry special meeting and a form of proxy that is solicited by Coventry’s board of directors for use at the Coventry special meeting to be held on [—], 2012, at [—], [—], at [—], local time, and any adjournments or postponements of the Coventry special meeting.

Only stockholders or their proxy holders may attend the Coventry special meeting. If you hold shares in your name at the record date (the close of business on [—], 2012), please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Coventry special meeting.

If you are a beneficial owner of Coventry common stock held in “street name” by a broker, bank or other holder of record at the record date (the close of business on [—], 2012), in addition to proper identification, you will also need proof of ownership at the record date to be admitted to the Coventry special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Coventry common stock held in “street name” in person at the Coventry special meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

Purpose

At the Coventry special meeting, Coventry stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus;

•

to approve the adjournment of the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting; and

•	to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

Coventry’s board of directors does not presently intend to bring any other business before the Coventry special meeting, and Coventry’s board of directors does not expect any other matters to be brought before the Coventry special meeting. However, it is intended that proxies, in the form enclosed, will be voted in respect of any other business that may properly come before the Coventry special meeting in accordance with the judgment of the persons voting such proxies.

Recommendations of the Coventry Board of Directors

After careful consideration, Coventry’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of Coventry and its stockholders, and unanimously declared advisable and in all respects approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Coventry board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. The Coventry board of directors further unanimously recommends that you vote “FOR” the proposal to approve the adjournment of the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting and “FOR” the proposal to approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger. See “Proposal I: The Merger—Coventry Reasons for the Merger; Recommendation of the Coventry Board of Directors that Coventry Stockholders Adopt the Merger Agreement” beginning on page [—] of this proxy statement/prospectus for a more detailed discussion of the recommendation of the Coventry board of directors that Coventry stockholders adopt the merger agreement.

Coventry Record Date; Outstanding Shares; Stockholders Entitled to Vote

The Coventry board of directors has fixed the close of business on [—], 2012, as the record date for determination of the stockholders entitled to receive notice of, and vote at, the Coventry special meeting or any adjournment or postponement of the Coventry special meeting. As of the close of business on [—], 2012, there were [—] shares of Coventry common stock outstanding and entitled to vote at the Coventry special meeting, held by approximately [—] holders of record. A complete list of stockholders entitled to vote at the Coventry special meeting will be available for a period of ten days prior to the Coventry special meeting at the offices of Coventry, located at 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817, for inspection by any stockholder, for any purpose germane to the Coventry special meeting, during usual business hours. The stockholder list also will be available at the Coventry special meeting for examination by any stockholder present at the Coventry special meeting.

Quorum

A quorum of stockholders at the Coventry special meeting is required for Coventry’s stockholders to adopt the merger agreement or approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger, but not to approve any adjournment or postponement of the Coventry special meeting. The presence at the Coventry special meeting, in person or by proxy, of the holders of a majority of the shares of Coventry common stock outstanding at the record date (the close of business on [—], 2012) and entitled to vote will constitute a quorum. An abstention or broker non-vote each will be included in determining the number of shares present and entitled to vote at the Coventry special meeting for the purpose of determining the presence of a quorum.

Required Vote

To adopt the merger agreement, the affirmative vote of holders of a majority of the shares of Coventry common stock outstanding and entitled to vote on the proposal is required. Because approval requires the affirmative vote of a majority of the outstanding shares of Coventry common stock entitled to vote on the proposal, a Coventry stockholder’s abstention from voting, the failure of a Coventry stockholder who holds his or her shares in “street name” through a broker, bank or other holder of record to give voting instructions to that broker, bank or other holder of record or a Coventry stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

To approve the adjournment of the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting, the affirmative vote of holders of a majority of the shares of Coventry common stock present in person or represented by proxy at the Coventry special meeting and entitled to vote on the proposal is required. If a quorum is not present, holders of a majority of the shares of Coventry common stock present in person or represented by proxy at the Coventry special meeting and entitled to vote at the Coventry special meeting may adjourn the meeting until a quorum is present. Because approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote, an abstention will have the same effect as a vote “AGAINST” the proposal to adjourn the Coventry special meeting. A broker non-vote or other failure to vote will have no effect on the outcome of any vote to adjourn the Coventry special meeting.

To approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger, the affirmative vote of holders of a majority of the shares of Coventry common stock present in person or represented by proxy at the Coventry special meeting and entitled to vote on the proposal is required. Because approval of this proposal requires the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote, an abstention will have the same effect as a vote “AGAINST” the proposal to approve the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger. A broker non-vote or other failure to vote will have no effect on the outcome of any vote to approve the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

Stock Ownership of and Voting by Coventry Directors and Executive Officers

At the record date for the Coventry special meeting (the close of business on [—], 2012), Coventry’s directors and executive officers and their affiliates beneficially owned and had the right to vote [—] shares of Coventry common stock at the Coventry special meeting, which represents approximately [—]% of the shares of Coventry common stock entitled to vote at the Coventry special meeting.

It is expected that Coventry’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the Coventry special meeting, if necessary, and “FOR” the “golden parachute” compensation proposal, although none of them has entered into any agreement requiring them to do so.

Voting of Shares

Via the Internet or by Telephone

If you hold Coventry shares directly in your name as a stockholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling (800) 690-6903. Votes submitted via the Internet or by telephone must be received by 11:59 PM (Eastern Time) on [—], 2012.

If you hold Coventry shares in “street name” through a broker, bank or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank or other holder of record. Please follow the voting instructions provided by your broker, bank or other holder of record with these materials.

By Mail

If you hold Coventry shares directly in your name as a stockholder of record, you will need to mark, sign and date your proxy card and return it using the postage-paid return envelope provided or return it to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Broadridge Financial Solutions, Inc. must receive your proxy card no later than the close of business on [—], 2012.

If you hold Coventry shares in “street name” through a broker, bank or other holder of record, to vote by mail, you will need to mark, sign and date the voting instruction form provided by your broker, bank or other holder of record and return it in the postage-paid return envelope provided. Your broker, bank or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Coventry shares directly in your name as a stockholder of record, you may vote in person at the Coventry special meeting. Stockholders of record also may be represented by another person at the Coventry special meeting by executing a proper proxy designating that person.

If you hold Coventry shares in “street name” through a broker, bank or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the Coventry special meeting. To request a legal proxy please contact your broker, bank or other holder of record.

When a stockholder submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. We encourage you to register your vote via telephone or the Internet whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by any vote that you cast at the Coventry special meeting.

If your shares are held in an account at a brokerage firm or bank, you must instruct that institution on how to vote your shares. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank. If you do not provide voting instructions to your broker or bank, your shares will not be voted on any proposal on which your broker or bank does not have discretionary authority to vote. This is called a broker non-vote. In these cases, the broker or bank can register your shares as being present at the Coventry special meeting for purposes of determining a quorum, but will not be able to vote on those matters for which specific authorization is required. Under the current rules of the New York Stock Exchange, brokers and banks do not have discretionary authority to vote on any of the three proposals described in this proxy statement/prospectus. A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement. A broker non-vote will have no effect on the proposal to adjourn the Coventry special meeting, if necessary, or the proposal to approve the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

All shares represented by each properly executed and valid proxy received before the Coventry special meeting will be voted in accordance with the instructions given on the proxy. If a Coventry stockholder executes a proxy card without giving instructions, the shares of Coventry common stock represented by that proxy card will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to approve the adjournment of the Coventry special meeting, if necessary, and “FOR” the proposal to approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger. Coventry stockholders should NOT send stock certificates with their proxy cards.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Coventry special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Coventry special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the Coventry special meeting. If you are a stockholder of record at the record date (the close of business on [—], 2012), you can revoke your proxy or change your vote by:

•

sending a signed notice stating that you revoke your proxy to the Secretary of Coventry, at Coventry’s offices at 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817, Attention: Secretary, that bears a date later than the date of the proxy you want to revoke and is received prior to the Coventry special meeting;

•	submitting a valid, later-dated proxy by Internet, telephone or mail that is received prior to the Coventry special meeting; or

•

attending the Coventry special meeting (or, if the Coventry special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other holder of record, you must contact your brokerage firm or bank to change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the Coventry special meeting.

Solicitation of Proxies; Expenses of Solicitation

This proxy statement/prospectus is being provided to holders of Coventry common stock in connection with the solicitation of proxies by the board of directors of Coventry to be voted at the Coventry special meeting and at any adjournments or postponements of the Coventry special meeting. Coventry will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this proxy statement/prospectus for the Coventry special meeting. Coventry has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the Coventry special meeting and will pay MacKenzie Partners, Inc. a fee of approximately $15,000, plus reimbursement of reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of Coventry or its subsidiaries may solicit proxies from stockholders by telephone, telegram, e-mail, personal interview or other means. Coventry currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a merger agreement. Directors, officers and employees of Coventry will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out of pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Coventry, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this proxy statement/prospectus to any household at which two or more stockholders reside if Coventry believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials. To date, Coventry has not instituted this procedure but may do so in the future.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of Coventry’s common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

Coventry stockholders are being asked to approve a proposal that will give Coventry’s board of directors authority to adjourn the Coventry special meeting for the purpose of soliciting additional proxies in favor of the adoption of the merger agreement if there are not sufficient votes at the time of the Coventry special meeting to adopt the merger agreement. If this proposal is approved, the Coventry special meeting could be adjourned to any date. In addition, the Coventry board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Coventry special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the adoption of the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the adoption of the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Other Information

The matters to be considered at the Coventry special meeting are of great importance to the stockholders of Coventry. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Stockholders should not send any stock certificates at this time. A transmittal form with instructions for the surrender of stock certificates for Coventry common stock will be mailed to you as soon as practicable after completion of the merger.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Coventry special meeting, please contact: Coventry Investor Relations at (301) 581-5430 or write to Coventry Health Care, Inc., 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817, Attention: Investor Relations, or contact MacKenzie Partners, Inc., the proxy solicitor for Coventry Health Care, Inc., toll-free at (800) 322-2885 or collect at (212) 929-5500 or write to 105 Madison Avenue, New York, NY 10016 or email proxy@mackenziepartners.com.

PROPOSAL I: THE MERGER

General

This proxy statement/prospectus is being provided to holders of Coventry common stock in connection with the solicitation of proxies by the board of directors of Coventry to be voted at the Coventry special meeting and at any adjournments or postponements of the Coventry special meeting. At the Coventry special meeting, Coventry will ask its stockholders to vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to adjourn the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting and (iii) a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

The merger agreement provides for the merger of Merger Sub with and into Coventry, with Coventry continuing as the surviving corporation and a wholly owned subsidiary of Aetna. The merger will not be completed unless Coventry stockholders adopt the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement—Structure of the Merger” and “The Merger Agreement—Merger Consideration” beginning on pages [—] and [—], respectively, of this proxy statement/prospectus.

Upon completion of the merger, each share of Coventry common stock will be converted into the right to receive $27.30 in cash, without interest, and 0.3885 of an Aetna common share. Based on the number of shares of Coventry common stock (including restricted shares) outstanding as of September 14, 2012, Aetna expects to issue approximately 52,014,586 Aetna common shares to Coventry stockholders pursuant to the merger. The actual number of Aetna common shares to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio of 0.3885 and the number of shares of Coventry common stock (including restricted shares) outstanding at such time. Based on the number of shares of Coventry common stock (including restricted shares) outstanding as of September 14, 2012, and the number of Aetna common shares outstanding as of September 14, 2012, it is expected that, immediately after completion of the merger, former Coventry stockholders will own approximately 13.5% of the outstanding Aetna common shares.

Background of the Merger

As part of the ongoing evaluation of Coventry’s business, members of Coventry’s senior management and Coventry’s board of directors periodically review and assess the company’s operations, financial performance, industry conditions and related regulatory developments as they may each impact the company’s long-term strategic goals and plans, including a review of potential opportunities to maximize stockholder value through business combinations, acquisitions, and other financial and strategic alternatives. Strategic alternatives considered by Coventry have included, among other things, potential business combinations, the sale of the company and potential acquisitions of public and private managed care companies.

The managed care industry has been presented with both significant risks and substantial business opportunities by events in the past few years, including the enactment of the Patient Protection and Affordable Care Act (which is referred to in this proxy statement/prospectus as the Affordable Care Act) in March 2010, which implemented substantial changes in the managed care industry, and the decision of the United States Supreme Court in the case of Nat. Fed. of Indep. Bus. v. Sebelius, Sec. of Dept. of Health & Human Servs., No. 11-393 (2012); Dept. of Health & Human Servs. v. Florida, Nos. 11-398 & 11-400 (2012) (which is referred to in this proxy statement/prospectus as the Sebelius decision), which upheld the power of the United States Congress to enact most provisions of the Affordable Care Act. The risks posed by this new environment include, among others, potential efforts by Congress to repeal all or a portion of the Affordable Care Act; the effect of the outcome of the 2012 presidential election on the Affordable Care Act; legal challenges to the Affordable Care Act; the net impact of the non-deductible excise tax on health insurers beginning in 2014; and the likelihood of margin pressure and a more highly regulated environment in the future. On the other hand, the opportunities presented by this new environment include, among others, the dual eligibles demonstration projects and Medicaid expansion created by the Affordable Care Act; the establishment of state health insurance exchanges, which are scheduled to take effect in 2014; and the expected growth pipeline for the industry. Faced with these risks and opportunities, Coventry’s senior management and its board of directors have from time to time considered a variety of potential opportunities to maximize stockholder value, and have discussed the likelihood that these risks and opportunities would lead to significant consolidation in the managed care industry.

Allen F. Wise, Coventry’s chief executive officer, from time to time meets with other chief executive officers of managed care companies to discuss industry developments and events (including approximately four meetings in the previous 12 months with the chief executive officers of large managed care organizations). On February 6, 2012, Mr. Wise met with Mark T. Bertolini, Aetna’s chief executive officer, to become acquainted and to discuss the managed care industry generally.

Following this meeting, on April 6, 2012, Mr. Bertolini called Mr. Wise to express an interest in a meeting in early May 2012 to discuss a potential business combination between Aetna and Coventry. On April 9, 2012, Mr. Wise called Mr. Bertolini and confirmed the meeting date of May 2, 2012, and the attendees for this meeting.

On April 26, 2012, Coventry and Aetna executed a confidentiality and one-year standstill agreement in anticipation of the potential exchange of information and in-person meetings between members of senior management of both companies.

On May 2, 2012, Mr. Bertolini, Joseph M. Zubretsky, Aetna’s senior executive vice president and chief financial officer, and Mark L. Keim, Aetna’s global head of strategy and corporate development, met with Mr. Wise, Randy Giles, Coventry’s chief financial officer, and Drew Asher, Coventry’s senior vice president of corporate finance, in New York in order to initiate a more formal dialogue relating to a potential business combination. During a subsequent meeting in Hartford, Connecticut, Mr. Asher provided Mr. Zubretsky and Mr. Keim with a limited amount of non-public information concerning Coventry’s business. Mr. Asher also provided Mr. Keim with certain additional non-public information concerning Coventry’s business, selling, general and administrative expenses and general business outlook after this meeting. Mr. Keim advised Mr. Asher that Aetna anticipated making a proposal on or about May 19, 2012, following its May 18, 2012, board meeting, and that Aetna had engaged Goldman, Sachs & Co. (which is referred to in this proxy statement/prospectus as Goldman Sachs) and UBS Securities LLC (which is referred to in this proxy statement/prospectus as UBS) as its financial advisors.

On May 16, 2012, Mr. Wise telephoned Mr. Bertolini, and Mr. Bertolini confirmed that Aetna anticipated making a proposal following discussion at its board meeting on May 18 and that he would call Mr. Wise following that board meeting. On May 17, 2012, during a regularly scheduled in-person meeting of the Coventry board, Mr. Wise notified Coventry’s board of directors that preliminary discussions with Mr. Bertolini had taken place and that Coventry would likely be receiving a proposal from Aetna in the following days. The Coventry board then scheduled a telephonic meeting for May 23, 2012, to discuss the terms of any proposal received. Following this meeting, the members of the Coventry board of directors reviewed background materials on Aetna and the managed care industry generally that had been prepared by Greenhill at the request of Coventry’s management.

On May 18, 2012, Aetna’s board of directors met to discuss the results of their review of information relating to Coventry and a potential proposal to Coventry that was prepared by Aetna’s management team. Following this discussion, on May 21, 2012, Mr. Bertolini called Mr. Wise to propose the terms of an offer to acquire Coventry for $35 to $37 per share, with consideration that would be approximately 25% to 50% cash (with the remainder consisting of Aetna common shares).

Later that day, Mr. Wise discussed his conversation with Mr. Bertolini and the terms of the Aetna proposal in telephone calls with the members of Coventry’s board of directors. Following his discussions with the members of the board, Mr. Wise called Mr. Bertolini and advised Mr. Bertolini that the terms of the Aetna proposal did not represent sufficient value for Coventry’s stockholders, and therefore Coventry did not have any interest in moving forward under the proposed terms. At the direction of Aetna and Coventry, Aetna’s and Coventry’s respective financial advisors had subsequent conversations and, on May 22, 2012, Mr. Wise advised Mr. Bertolini that the telephonic board meeting previously scheduled for May 23, 2012, had been canceled, and reiterated that Coventry had no intention of moving forward under the proposed terms. Mr. Bertolini advised that Aetna was not in a position to increase its proposal, and Mr. Wise and Mr. Bertolini agreed that discussions between the companies about a potential transaction would be terminated.

On June 26, 2012, at Mr. Wise’s request Messrs. Wise and Bertolini scheduled a meeting, to take place on July 2, 2012, in order to discuss their thoughts about the managed care industry (including the perceived likelihood that the United States Supreme Court would shortly announce the Sebelius decision). Subsequently, on June 28, 2012, the United States Supreme Court announced the Sebelius decision. Following the announcement of the Sebelius decision, on July 2, 2012, Mr. Bertolini and Mr. Wise met in Connecticut, at which meeting the parties discussed the consequences of the Sebelius decision and its impact on the strategic direction of their respective companies and the industry. Messrs. Bertolini and Wise also discussed Aetna’s prior offer and current level of interest in pursuing an acquisition of Coventry, during which Mr. Wise informed Mr. Bertolini that, based upon the information he had reviewed in anticipation of Aetna’s offer in May, including the materials prepared by Greenhill, and in light of the increase in price that such an offer would reflect as compared to Aetna’s May proposal, he would be willing to bring to the Coventry board for its consideration and discussion a proposed transaction by Aetna whereby Coventry’s shareholders received at least $42.00 per share. Subsequently, on July 5, 2012, Mr. Bertolini telephoned Mr. Wise and confirmed Aetna’s interest in pursuing an acquisition of Coventry and that he thought that Aetna would be able to acquire Coventry for up to $42.00 per share if Aetna’s valuation assumptions were validated in due diligence.

On July 9, 2012, Mr. Bertolini sent Mr. Wise a letter containing a non-binding, indication of interest from Aetna. The letter stated that Aetna would be prepared to acquire 100% of Coventry’s outstanding shares for a purchase price of up to $42.00 per share. The Aetna proposal also indicated that the consideration would be a mixture of cash and a substantial component of Aetna common shares (although it did not indicate the precise ratio of cash to stock consideration) and indicated that Aetna expected to establish the exchange ratio for the share component of the consideration at a time close to the signing of definitive transaction documents.

At a telephonic meeting of the Coventry board of directors on July 11, 2012, the Coventry board reviewed the terms of Aetna’s indication of interest, and approved the retention of Greenhill as Coventry’s financial advisor and the retention of Wachtell, Lipton, Rosen & Katz (which is referred to in this proxy statement/prospectus as Wachtell Lipton) as Coventry’s outside counsel (alongside Bass, Berry & Sims PLC (which is referred to in this proxy statement/prospectus as Bass Berry), Coventry’s existing outside counsel). Coventry management and the Coventry board reviewed the opportunities and challenges posed by any potential combination between Aetna and Coventry, as well as the opportunities and challenges associated with maintaining Coventry’s existence as an independent company amid greater industry consolidation and compared to the opportunities presented by the merger. Representatives of Greenhill provided financial analyses and data regarding Aetna’s indication of interest, Aetna’s overall business, precedent transactions in the managed care industry, the opportunities and challenges posed by any potential combination between Aetna and Coventry (as well as the opportunities and challenges Coventry would face if it were to remain a stand-alone company), other likely partners for a business combination transaction, various preliminary considerations to be made in any valuation analysis and an overview of likely process and next steps. Representatives of Wachtell Lipton and Bass Berry presented a review of relevant fiduciary duties applicable to the directors’ consideration of strategic alternatives. The Coventry board then engaged in extensive discussion with its advisors regarding Aetna’s proposal and whether to engage in discussions going forward. The Coventry board also discussed potential process structures to maximize value, as well as the benefits and risks of a pre-signing market check process, including, among other things, confidentiality and employee concerns, the potential negative impact of market speculation on provider relationships and related business concerns, the remoteness of any private equity interest because of the required regulatory approvals and the leverage limitations associated with managed care companies, the antitrust risk and financial capacity of other potential strategic acquirers and the likelihood such strategic acquirers would offer a proposal. Following these discussions, the Coventry board decided that it would be willing to engage in further negotiations with Aetna regarding a business combination if Aetna were to confirm that it was prepared to proceed with a transaction with a value of at least $42.00 per share of Coventry common stock (not a value “up to” $42.00 per share). The Coventry board also determined to express to Aetna that certainty of completion of the merger was paramount in any potential transaction, and therefore any definitive agreement would need to minimize conditionality for Coventry’s stockholders (including with respect to regulatory matters). The Coventry board discussed that, within these parameters, the likely next steps would involve a short additional period of due diligence by Aetna, following which Coventry would expect Aetna to formalize its view of value and merger consideration. The Coventry board then authorized Mr. Wise to contact Mr. Bertolini to express its decision on these matters.

After the board meeting, on July 11, 2012, Mr. Wise contacted Mr. Bertolini to inform him that the Coventry board had met and that he would be sending Mr. Bertolini a letter expressing the decision of Coventry’s board, following which Mr. Wise sent Mr. Bertolini a letter noting the points decided at the Coventry special meeting of Coventry’s board.

On July 13, 2012, following discussion with Aetna’s board of directors, Mr. Bertolini contacted Mr. Wise to confirm that Aetna was prepared to proceed with a transaction with a value of $42.00 per share and that Aetna understood Coventry’s directors’ concerns regarding certainty of completion of any transaction. Mr. Bertolini also noted that Aetna targeted completion of its initial due diligence exercise by early August, at which point Aetna would be in a position to formalize its view of value and the amount of merger consideration that would be in cash.

During the next several weeks, Coventry supplied Aetna and its representatives with extensive due diligence information regarding Coventry. Members of senior management of both parties and their representatives also engaged in several in-person and telephonic discussions, including in-person management meetings on July 23 and 24, 2012, in Tysons Corner, Virginia, and multiple follow-up diligence calls on individual diligence topics.

On August 5, 2012, Mr. Bertolini sent Mr. Wise a letter containing a new, non-binding proposal from Aetna. This new proposal specified that Aetna would be prepared to acquire 100% of Coventry’s outstanding shares for a purchase price of $42.00 per share. The proposal further specified that the consideration to be paid by Aetna would consist of approximately 60-65% cash and 35-40% Aetna common shares, and noted that Aetna expected the exchange ratio for the stock component of the consideration to be established based on the volume-weighted average price of Aetna common shares for the three trading days prior to signing of definitive transaction documents. The letter also noted that, as currently structured, the transaction contemplated by the Aetna proposal would not require approval of Aetna’s shareholders and would not be subject to financing conditions. Aetna’s proposal indicated that Aetna was prepared to complete its confirmatory due diligence, provide information to Coventry in a “reverse” due diligence process (in light of the Aetna share component of the merger consideration) and negotiate definitive documentation as promptly as possible.

On August 6, 2012, Coventry’s board of directors held a special telephonic meeting to discuss the terms of the new proposal from Aetna and to receive an update on the diligence process. At this meeting, representatives of Wachtell Lipton and Bass Berry again reviewed the fiduciary duties of directors and officers relating to their consideration of a potential transaction, including the standards of judicial review in various circumstances. Coventry management reviewed its projections for 2012 through 2015 and the assumptions associated with those projections. Coventry management and the Coventry board reviewed again the opportunities and challenges posed by any potential combination between Aetna and Coventry, as well as the opportunities and challenges associated with maintaining Coventry’s existence as an independent company amid greater industry consolidation and compared to the opportunities presented by the merger. Representatives of Greenhill again reviewed the financial terms of Aetna’s indication of interest and discussed developments at both companies and in the managed care industry since Aetna’s July 9 proposal, certain opportunities and challenges arising from a potential business combination (as well as opportunities and challenges Coventry would face if it were to remain a stand-alone company), a preliminary discussion of valuation and likely process and next steps. Greenhill also provided the board of directors with an overview and analysis of Aetna’s business, supporting valuation analyses of Coventry, a theoretical sum-of-the parts analysis of Coventry and an illustrative example of potential synergies and combination analysis resulting from a potential transaction between Coventry and Aetna. Following these presentations, the board of directors and its advisors discussed Aetna’s proposal and potential steps going forward. After discussion, the board of directors resolved that Mr. Wise, together with Elizabeth E. Tallett, Coventry’s lead independent director, should communicate to Mr. Bertolini that, while Coventry was enthusiastic about a business combination with Aetna and the potential benefits to both companies from any such combination, the board felt that, based on its evaluation of likely synergies, Aetna should be able to offer an additional $0.25-$0.50 per share in consideration.

Later that day, Mr. Wise and Mrs. Tallett called Mr. Bertolini to communicate the board of directors’ message and request that Aetna provide additional value. Mr. Bertolini responded during this conversation that Aetna was unwilling to pay any more than $42.00 per share.

On August 6 and 7, 2012, Mr. Wise contacted each director by telephone to report the conversation between Mr. Wise, Mrs. Tallett and Mr. Bertolini, and confirmed that each director believed that the process should move forward under the terms proposed by Aetna in its proposal of August 5, subject to Aetna’s completion of confirmatory due diligence and Coventry’s completion of “reverse” due diligence of Aetna, as well as satisfactory negotiation of definitive transaction documents, which the parties expected to be considered at the board’s regularly scheduled meeting in Jackson Hole, Wyoming on August 15, 2012. Following these calls on August 7, 2012, Mr. Wise called Mr. Bertolini to express the willingness of the Coventry board of directors to move forward, and representatives of Coventry’s advisors contacted representatives of Aetna’s advisors to discuss the process for completion of both companies’ due diligence and negotiation of definitive documentation.

On August 8, 2012, representatives of Coventry’s senior management and advisors met with representatives of Aetna’s senior management and advisors at the offices of Aetna’s legal counsel, Davis Polk & Wardwell LLP (which is referred to in this proxy statement/prospectus as Davis Polk), in New York, New York to conduct Coventry’s due diligence of Aetna. Later that day, representatives of Davis Polk contacted representatives of Wachtell Lipton and Bass Berry to propose the terms of a definitive merger agreement relating to the transaction.

From August 8, 2012 to August 15, 2012, Coventry, assisted by its advisors, and Aetna, assisted by its advisors, negotiated the terms of a definitive merger agreement. During this time, members of Coventry’s management and representatives of Coventry’s advisors also performed additional due diligence and had numerous telephonic conversations with members of Aetna’s management regarding Aetna’s business and operations. Over this time, representatives of Coventry and Aetna discussed the material terms of the definitive merger agreement, although these representatives were not able to resolve a number of material items, including the level of action Aetna would be required to undertake in order to achieve antitrust and regulatory approval for the proposed transaction, as well as Aetna’s request that the definitive merger agreement contain a termination fee, which Aetna initially proposed would equal 4% of the equity value of the transaction, and a “force the vote” provision (which would require Coventry to submit the merger agreement to a stockholder vote and would not permit Coventry to terminate the merger agreement, even if Coventry were to receive a superior acquisition proposal from a third party).

On August 15 and 16, 2012, Coventry’s board was scheduled to hold its regularly scheduled board and committee meetings in Jackson Hole, Wyoming. After conferring with Greenhill, Wachtell Lipton and Bass Berry on the night of August 14, 2012, concerning the status of the merger agreement negotiations, Mr. Wise, on the morning of August 15, 2012, proposed to Mr. Bertolini that he, together with other members of Aetna’s senior management and representatives of Aetna’s advisors, travel to Jackson Hole to participate in in-person meetings to resolve these remaining material items. Mr. Bertolini accepted the invitation, and he and other members of Aetna’s senior management and representatives of Goldman Sachs and Davis Polk traveled to Jackson Hole on August 15, 2012. During the course of the Coventry board meetings in Jackson Hole that day, Coventry’s advisors discussed with the board of directors the process of negotiation of the definitive merger agreement, particularly Aetna’s and Coventry’s positions with respect to the remaining material items. As part of these discussions, the Coventry board of directors once again emphasized its concern that Coventry stockholders receive certainty of completion of any transaction (including a significant commitment by any potential purchaser to seek antitrust and regulatory approval) and that the terms of any definitive agreement not be overly prohibitive to other, potentially competitive, business combination proposals. Coventry management and the Coventry board again reviewed the opportunities and challenges arising from a potential business combination (as well as the opportunities and challenges Coventry would face if it were to remain a stand-alone company), and together with Coventry’s advisors also discussed Coventry’s due diligence of Aetna, including, among other things, its financial resources to consummate a transaction, adequacy of reserves, and public relations and roll-out plans in the case that a transaction proceeded toward announcement. Later in the evening of August 15, 2012, after Mr. Bertolini and the other Aetna representatives and advisors had arrived in Jackson Hole, members of both companies’ senior management and representatives of their advisors engaged in extensive negotiations regarding the terms of a definitive merger agreement.

Following these discussions, from August 15, 2012, to August 19, 2012, Coventry, aided by Wachtell Lipton and Bass Berry, and Aetna, aided by Davis Polk, reached agreement on the material outstanding items of the definitive merger agreement, including: the requirement that Aetna take efforts to achieve antitrust and regulatory approval up to a defined “Regulatory Material Adverse Effect” standard; the addition of a reverse termination fee payable by Aetna to Coventry in certain circumstances in connection with the failure to achieve antitrust or regulatory approval; the elimination of the “force the vote” provision; and the lowering of the termination fee payable by Coventry to 3% of the equity value of the transaction (with the equity value of the transaction based on the contemplated deal consideration of $42.00 per share).

On the evening of August 19, 2012, Coventry held a special meeting of its board of directors to review the proposed transaction with Aetna. Prior to the meeting, directors had received copies of the draft merger agreement, a summary of the terms of such merger agreement, proposed board resolutions and presentation materials prepared by each of Greenhill, Wachtell Lipton, Bass Berry and members of Coventry’s senior management. At the meeting, Thomas C. Zielinski, Coventry’s general counsel, and Mr. Asher, as well as representatives of Greenhill, Wachtell Lipton and Bass Berry reviewed with the board the proposed terms of the transaction and discussed the resolution of the final issues in the merger agreement and completion of Coventry’s due diligence analysis of Aetna. Representatives of Wachtell Lipton and Bass Berry then reviewed with the Coventry board its fiduciary duties in considering the transaction. Following questions from the directors, representatives of Wachtell Lipton and Bass Berry discussed the detailed terms of the draft merger agreement, including the history of negotiations on the material transaction terms, the regulatory efforts covenants and reverse termination fee that had been negotiated, the elimination of the “force the vote” requirement, the lowering of Coventry’s termination fee and the treatment of Coventry’s common stock and other equity awards in the transaction.

Representatives of Greenhill then reviewed with the Coventry board the presentation previously prepared by Greenhill, including its financial analysis of the proposed merger consideration, and rendered its oral opinion to the Coventry board, which was subsequently confirmed by delivery of a written opinion dated August 19, 2012, that, as of such date and based on and subject to the qualifications, limitations and assumptions set forth in that opinion, the merger consideration to be received by the holders of Coventry common stock pursuant to the merger agreement is fair, from a financial point of view, to such holders. Greenhill’s financial analysis and written opinion is described below under “—Opinion of Coventry’s Financial Advisor” beginning on page [—] of this proxy statement/prospectus.

Following these presentations, Coventry’s board of directors engaged in an extensive discussion with representatives of Greenhill, Wachtell Lipton and Bass Berry regarding the proposed transaction, and the directors determined unanimously that the merger agreement with Aetna, substantially in the form presented, the merger contemplated by such merger agreement and the other transactions contemplated by such merger agreement are advisable for, fair to and in the best interests of Coventry and its stockholders, and the directors unanimously declared advisable and in all respects approved and adopted the merger agreement with Aetna, substantially in the form presented, the merger contemplated by such merger agreement and the other transactions contemplated by such merger agreement. After the meeting, later in the evening of August 19, 2012, officers of Coventry and Aetna executed the merger agreement. Coventry and Aetna subsequently issued a joint press release in the morning of August 20, 2012, publicly announcing their entry into the merger agreement.

Certain Relationships between Aetna and Coventry

Aetna, Coventry and their respective affiliates engage in transactions and enter into agreements with each other in the ordinary course of business, primarily for network rental services. Aetna believes that no such transaction occurring in the current calendar year or the five immediately preceding calendar years had an aggregate value in excess of 1% of Aetna’s consolidated revenues for the calendar year in which the transaction occurred. Except as described in this proxy statement/prospectus, there are and have been no past, present or proposed material contracts, arrangements, understandings, relationships, negotiations or transactions during the current calendar year or the five immediately preceding calendar years, between Aetna or its affiliates, on the one hand, and Coventry or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of securities, the election of directors, or the sale or other transfer of a material amount of assets.

Coventry Reasons for the Merger; Recommendation of the Coventry Board of Directors that Coventry Stockholders Adopt the Merger Agreement

In evaluating the merger agreement and the merger, Coventry’s board of directors consulted with Coventry’s management and legal and financial advisors and, in reaching its decision to approve and adopt the merger agreement and to recommend that Coventry’s stockholders vote for the adoption of the merger agreement, Coventry’s board of directors considered a variety of factors, including the following:

•	the review of Coventry’s business, strategy, current and projected financial condition, current earnings and earnings prospects, and the current and prospective regulatory environment for Coventry;

•	the risks and uncertainties associated with maintaining Coventry’s existence as an independent company amid greater industry consolidation and compared to the opportunities presented by the merger;

•

the fact that the merger consideration consists primarily of cash, providing Coventry stockholders with certainty of value and liquidity upon completion of the merger, along with a significant stock component, which provides Coventry stockholders with the ability to participate in the future growth and earnings of the company resulting from the merger;

•

recent and historical market prices for Coventry common stock, as compared to the merger consideration, including the fact that the implied merger consideration of $42.08 per share (based on the closing price of Aetna common shares on August 17, 2012, the last trading day prior to the announcement of the merger agreement) represents an approximate premium of:

•	20.4% over $34.94, the closing price per share of Coventry’s common stock on August 17, 2012;

•	30.2% over $32.32, the closing price per share of Coventry’s common stock on August 14, 2012, the last “unaffected” trading day prior to rumors of an Aetna-Coventry transaction;

•	30.3% over the volume-weighted average closing price per share of Coventry’s common stock over the 30 days ended August 14, 2012;

•	31.6% over the volume-weighted average closing price per share of Coventry’s common stock over the 90 days ended August 14, 2012; and

•	18.3% over $35.57, the highest per share closing price of Coventry’s common stock during the 52-week period ended August 14, 2012;

•

the Coventry board of directors’ belief that the price per share of Coventry common stock was not likely to trade at or above the implied $42.08 merger consideration in the foreseeable future, which belief was based on a number of factors, including:

•	the general risks of market conditions that could affect the price of Coventry common stock, as well as the other risks and uncertainties discussed in Coventry’s public filings with the SEC;

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the risks and uncertainty posed by the Affordable Care Act and related matters (including the Sebelius decision) and its and their effect on Coventry’s business and operations, including the net impact of the non-deductible excise tax on health insurers beginning in 2014; potential efforts by Congress to repeal all or a portion of the Affordable Care Act; the effect of the outcome of the 2012 presidential election on the Affordable Care Act; and the possibility that one or more states may elect not to expand Medicaid coverage in light of the Sebelius decision;

•	the prospect of significant competition in the future for partners for strategic business transactions;

•	the possible succession difficulties posed by the potential near-term transition of Coventry’s chief executive officer, Mr. Wise;

•	the cost to Coventry of investing in advances in technology;

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the Coventry board of directors’ review of other strategic alternatives for Coventry, including the Coventry board of directors’ knowledge of Coventry’s business, competitive position in the industry, financial condition and results of operations, on both historical and prospective bases, and of the probabilities potentially associated with achieving Coventry’s long-term strategic plan as a stand-alone company as compared to the certainty of value and opportunity afforded to Coventry stockholders by way of the merger consideration. This included consideration of Coventry’s footprint in Medicare Advantage and individual and small group capabilities; Coventry’s ability to successfully identify, obtain, execute and integrate acquisition targets to supplement its membership growth and diversify its business; Coventry’s ability to expand its business in light of significant capital requirements; and Coventry’s likely success in responding to new regulatory directives; and

•

the inherent uncertainty of attaining management’s internal financial projections, including the fact that Coventry’s actual financial results in future periods could differ materially from the projected results; and

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the opinion of Greenhill to the Coventry board of directors that, as of August 19, 2012, and based on and subject to the qualifications, limitations and assumptions set forth in that opinion, the merger consideration to be received by the holders of shares of Coventry common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, and the financial analyses related thereto prepared by Greenhill and described below under “—Opinion of Coventry’s Financial Advisor” beginning on page [—] of this proxy statement/prospectus;

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Coventry’s board of directors’ belief that it was preferable to negotiate on a confidential basis with Aetna rather than to conduct a private or public “auction” or sale process of Coventry, particularly in light of (1) the board of directors’ belief, after consultation with Coventry’s financial advisors, that undertaking such an auction or sale process was unlikely to lead to a superior bid because of regulatory capital requirements (in the case of potential private equity bidders) or significant antitrust issues, financial capacity limitations and/or existing acquisition commitments (in the case of the limited number of potential strategic acquirers) and could result in Aetna considering a lower price if Aetna participated in a sale process or in Aetna withdrawing its offer, and the fact that a “failed” effort to sell Coventry would be highly detrimental to Coventry, (2) the board’s belief that, after considering a range of potential acquirers other than Aetna and, after consultation with Coventry’s management and Coventry’s financial and legal advisors, Aetna was best situated with respect to financial resources, degree of competitive overlap and current interest in a transaction with Coventry to engage in a transaction with a strong likelihood of obtaining antitrust and other required regulatory approvals without undue delay under applicable laws, (3) the fact that Coventry would be permitted, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide acquisition proposal, (4) the fact that Coventry would also be permitted, under circumstances described in the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, as described under “The Merger Agreement—No Solicitation by Coventry” beginning on page [—] of this proxy statement/prospectus, after giving Aetna an opportunity to match such offer and upon payment to Aetna of a termination fee of $167.5 million, as described under “The Merger Agreement—Termination Fee and Expenses” beginning on page [—] of this proxy statement/prospectus, and (5) the risk to Coventry’s business in the future if competitively sensitive confidential information were disclosed to multiple potential acquirers;

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the belief of Coventry’s board of directors, based on advice of Coventry’s management and financial advisers, that there is likely to be further consolidation in the managed care industry with a limited number of strategic buyers and that Coventry would be better positioned to maximize stockholder value by seeking partners for a business combination now, rather than at a time when consolidation has further reduced the number of available transaction partners;

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the belief by the Coventry board that transactions completed by approximately mid-year 2013 would be in a better position to effectively plan for and compete under anticipated industry health reform changes, such as the Medicaid expansion and state healthcare exchanges scheduled to become effective January 1, 2014;

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the fact that Coventry’s legal and financial advisors were involved throughout the negotiations and updated the board directly and regularly, which provided the board with additional perspectives on the negotiations in addition to those of management;

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the fact that Coventry’s board of directors, through extensive, arms-length negotiation, was able to effectively obtain an increase in the merger consideration to $42.00 from Aetna’s initial proposal of $35.00-37.00, as described under “—Background of the Merger” beginning on page [—] of this proxy statement/prospectus;

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Coventry’s board of directors’ assessment, after consultation with Greenhill and a review of Aetna’s financing commitments and undrawn $1.5 billion revolving credit facility, that Aetna will have adequate financial resources to pay the merger consideration, including the limited, and high likelihood of satisfaction of, conditions to the bridge loan commitment obtained by Aetna as described below under “The Merger Agreement—Financing” beginning on page [—] of this proxy statement/prospectus, Aetna’s representations and covenants contained in the merger agreement relating to such financing, and Coventry’s board of directors’ assessment, after consultation with the company’s financial advisors, of Aetna’s ability to obtain financing;

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the fact that the merger will be subject to the approval of Coventry’s stockholders and that, in this regard, Coventry’s directors and executive officers do not own a significant enough interest in Coventry common stock, in the aggregate, to influence substantially the outcome of such stockholder vote; and

•	the fact that Coventry stockholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to appraisal rights under applicable law.

Coventry’s board of directors also specifically considered the following terms of the merger agreement:

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the commitment by Aetna to obtain applicable regulatory approvals and assume the risks related to certain conditions and requirements imposed by regulators in connection with securing such approvals (provided that such conditions and requirements do not rise to the level of a defined “Regulatory Material Adverse Effect” as described under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page [—] of this proxy statement/prospectus, and the requirement to pay Coventry a reverse termination fee of $450.0 million if Aetna failed to close because of a Regulatory Material Adverse Effect or because of a failure to appeal certain orders by a regulatory authority, which were substantial assurances that the merger ultimately should be completed on a timely basis;

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the requirement to pay Aetna a termination fee of $167.5 million (approximately 2.9% of the equity value of the transaction on August 17, 2012, and approximately 2.6% of the enterprise value of the transaction on August 17, 2012) if the basis for termination of the merger agreement is to enter into a definitive agreement relating to a superior proposal;

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the absence of a financing condition, Aetna’s representations, warranties and covenants related to obtaining the financing and the delivery by Aetna of letters setting forth the commitments and other arrangements regarding the bridge financing commitment available to Aetna to complete the transaction;

•	Coventry’s ability to seek to specifically enforce Aetna’s obligations under the merger agreement, including Aetna’s obligations to complete the merger;

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Coventry’s ability, under circumstances described in the merger agreement, to provide information to and engage in discussions or negotiations with a third party that makes an unsolicited bona fide written acquisition proposal;

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the ability of Coventry’s board of directors, subject to certain conditions, to change its recommendation supporting the merger in response to an intervening event, regardless of the existence of a competing or superior acquisition proposal, if Coventry’s board of directors determines that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties;

•	the customary nature of Coventry’s other representations, warranties and covenants in the merger agreement; and

•

the fact that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to completion would not be satisfied and also provide reasonable flexibility to operate Coventry’s business between the signing of the merger agreement and completion of the merger.

In the course of its deliberations, Coventry’s board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	the fact that Coventry engaged in exclusive negotiations with Aetna regarding a potential transaction rather than conducting a private or public “auction” or sale process of Coventry;

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the fact that completion of the merger, and the lower percentage of the outstanding capital stock of the combined Aetna-Coventry business represented by former Coventry stockholders as a result of the merger, will provide Coventry stockholders with less of an opportunity to participate in Coventry’s future earnings growth and the future appreciation of the value of its capital stock than would be anticipated if Coventry were to remain a stand-alone entity and its strategic plan were successfully implemented;

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the fact that the fixed exchange ratio for the stock portion of the merger consideration, coupled with the risk that an extended period of time will be required to obtain required regulatory approvals, may result in risk that the value of the merger consideration at completion could be less than at the time the merger agreement was approved by Coventry’s board of directors or at the time of the Coventry stockholders’ meeting;

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the deal protection measures in the merger agreement, including the fact that in order to terminate the merger agreement in order to enter into a definitive agreement relating to a superior proposal, Coventry must pay Aetna a termination fee of $167.5 million (with no “go-shop” period or reduced fee if the superior proposal is submitted in a certain amount of time after execution of the merger agreement). After discussing this termination fee with its advisors, Coventry’s board of directors believed that the termination fee was at the lower end of the range for such fees in similar transactions and, based upon the advice of its advisors, believed that such fee should not be preclusive of competing offers following the announcement of the transaction;

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the fact that certain of Coventry’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Coventry’s other stockholders (see “Interests of Certain Persons in the Merger” beginning on page [—] of this proxy statement/prospectus);

•	the fact that Coventry has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is completed;

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the risk that the merger may not be completed despite the parties’ efforts or that completion of the merger may be unduly delayed, even if the requisite approval is obtained from Coventry stockholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to Coventry’s business;

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the potential negative effect of the pendency of the merger on Coventry’s business and relationships with employees, customers, providers, vendors, regulators and the communities in which it operates, including the risk that certain key members of senior management might choose not to remain employed with Coventry prior to completion of the merger, regardless of completion of the merger;

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the fact that Coventry’s operations will be restricted by interim operating covenants under the merger agreement during the period between signing the merger agreement and completion of the merger, which could effectively prohibit Coventry from undertaking material strategic initiatives or other material transactions to the detriment of Coventry and its stockholders; and

•	the fact that the merger consideration will be taxable to Coventry’s stockholders.

After considering the foregoing potentially negative and potentially positive factors, Coventry’s board of directors concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by Coventry’s board of directors is not exhaustive but is intended to reflect the material factors considered by Coventry’s board of directors in its consideration of the merger agreement and the merger. In view of the complexity, and the large number, of the factors considered, Coventry’s board of directors, individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, Coventry’s board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of Coventry’s board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by Coventry’s board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—] of this proxy statement/prospectus.

After careful consideration, Coventry’s board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable for, fair to and in the best interests of Coventry and its stockholders, and unanimously declared advisable and in all respects approved and adopted the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

COVENTRY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Aetna Reasons for the Merger

Aetna believes that the acquisition of Coventry will complement its competitive strategy, which is built on a diversified set of core and emerging businesses that enable it to pursue profitable growth across a range of opportunities and lead the transformation of the approximately $2.2 trillion healthcare industry. The acquisition of Coventry and the combination of its businesses with Aetna’s existing businesses is expected to result in a number of strategic benefits, including:

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Form Leading Medicare Advantage Franchise. Aetna believes Coventry’s strength in individual Medicare Advantage and Medicare Part D programs will complement Aetna’s group Medicare Advantage business and enhance Aetna’s Medicare Part D membership. By enhancing Aetna’s presence in important local geographies—particularly in the Mid-Atlantic and Midwest—and providing additional opportunities to further grow membership in areas where Aetna and Coventry do not overlap, Aetna expects the merger to allow it to more effectively serve this fast-growing sector.

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Expand Medicaid Footprint; Balance Overall Portfolio. By improving Aetna’s Medicaid footprint, the merger is expected to create more opportunity to participate in the expansion of Medicaid and pursue high-acuity populations as they move into managed care. Aetna expects its pro forma Medicaid footprint will cover 14 states (including four new states) where over one-third of all Medicaid and dual eligibles (individuals who qualify for Medicare and Medicaid) reside. Aetna believes the addition of Coventry’s government business will further balance Aetna’s overall portfolio.

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Local Hospital and Physician Relationships. Coventry has strong local hospital and physician relationships and presence in geographies where Aetna desires to improve (or expand) its network and introduce its new Accountable Care Solutions model. The merger also is expected to provide marketing opportunities for Aetna’s industry-leading provider solutions technology suite (Medicity/iNexx/ActiveHealth).

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Consumer Exchanges. Coventry’s local focus, particularly in the small group and individual businesses, where it has a low-cost operating model and affordable products, is expected to complement Aetna’s health information technology capabilities and accelerate Aetna’s readiness for the new world of consumer exchanges that are expected to take effect in 2014.

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Increase Operating Efficiency. The transaction is expected to create a significant opportunity to increase Aetna’s operating efficiency by spreading Aetna’s operating costs across a larger membership base. Acquiring Coventry is expected to provide additional opportunities to find administrative cost savings, as well as network and medical management savings. These cost synergies are expected to enable Aetna to offer all its customers—particularly consumers in the new exchange marketplace—more affordable products and services. Although Aetna management expects that cost savings will result from the merger, there can be no assurance that any particular amount of cost savings will be achieved following completion of the merger or the time frame in which they will be achieved. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors—After completion of the merger, Aetna may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of Aetna common shares” beginning on pages [—] and [—], respectively, of this proxy statement/prospectus.

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Improve Investment Capability. Coventry’s capital base is expected to enhance Aetna’s ability to continue to acquire new capabilities and businesses and to invest in innovative technologies and new ways to do business.

Opinion of Coventry’s Financial Advisor

General

Greenhill has acted as financial advisor to the Coventry board of directors in connection with the merger. On August 19, 2012, Greenhill delivered its oral opinion, which was subsequently confirmed in writing, to the

Coventry board of directors that, as of the date of the opinion and based on and subject to the qualifications, limitations and assumptions stated in that opinion, the merger consideration to be received by the holders of shares of Coventry common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion dated August 19, 2012, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of Greenhill’s opinion that follows is qualified in its entirety by reference to the full text of the opinion. You are urged to read the opinion in its entirety.

In arriving at its opinion, Greenhill, among other things:

•	reviewed the draft of the merger agreement dated August 18, 2012, and certain related documents;

•	reviewed certain publicly available financial statements of Coventry and Aetna;

•	reviewed certain other publicly available business and financial information relating to Coventry and Aetna that Greenhill deemed relevant;

•

reviewed certain information, including financial forecasts and other financial and operating data concerning Coventry prepared by the management of Coventry, referred to in this proxy statement/prospectus as the Coventry forecasts and described under “Proposal I: The Merger—Coventry Unaudited Prospective Financial Information” beginning on page [—] of this proxy statement/prospectus;

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reviewed certain publicly available forecasts of future performance concerning Aetna prepared and published by analysts at Morgan Stanley, referred to in this proxy statement/prospectus as the Aetna analyst forecasts, discussed the Aetna analyst forecasts with senior executives of Aetna and discussed with the management of Coventry adjustments to the Aetna analyst forecasts to reflect the net impact of the non-deductible excise tax on health insurers beginning in 2014;

•	discussed the past and present operations and financial condition and the prospects of Coventry with senior executives of Coventry;

•	discussed the past and present operations and financial condition and the prospects of Aetna with senior executives of Aetna;

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reviewed the historical market prices and trading activity for the Coventry common stock and the Aetna common shares and analyzed their respective implied valuation multiples and compared this data to historical market prices and trading activity for certain other publicly traded companies that Greenhill deemed relevant;

•	compared the value of the merger consideration with that received in certain transactions where information is publicly available and that Greenhill deemed relevant;

•	compared the value of the merger consideration with the trading valuations of certain publicly traded companies that Greenhill deemed relevant;

•	compared the value of the merger consideration to the valuation derived from certain sum-of-the-parts trading analyses of Coventry based on a number of metrics that Greenhill deemed relevant;

•	compared the value of the merger consideration to the valuation derived by discounting future cash flows and a terminal value of Coventry at discount rates that Greenhill deemed appropriate;

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participated in discussions and negotiations among representatives of Coventry and its legal advisors and representatives of Aetna and its legal and financial advisors in connection with the negotiation of the merger agreement and due diligence investigations undertaken by Coventry and Aetna; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill’s written opinion was addressed to the Coventry board of directors. It was not a recommendation to the Coventry board of directors as to whether it should approve the merger or the merger agreement, nor does it constitute a recommendation as to whether the stockholders of Coventry should approve the merger at any meeting of the stockholders convened in connection with the merger. Greenhill was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision to proceed with or effect the merger. Greenhill has not expressed any opinion as to any aspect of the transactions contemplated by the merger agreement other than the fairness, from a financial point of view, as of August 19, 2012, of the merger consideration to be received by the holders of Coventry common stock pursuant to the merger agreement. Greenhill’s opinion did not address in any manner the price at which Aetna common shares will trade at any future time. Greenhill’s opinion did not address the amount or nature of any compensation to any officers, directors or employees of Coventry, or any class of such persons relative to the merger consideration to be received by the holders of Coventry common stock or with respect to the fairness of any such compensation.

In conducting its review and analysis and rendering its opinion, Greenhill assumed and relied on, with the consent of the Coventry board of directors and without independent verification, the accuracy and completeness in all material respects of the information publicly available, supplied or otherwise made available to it by representatives and management of Coventry and Aetna for the purposes of its opinion and further relied on the assurances of representatives and management of Coventry and Aetna, as applicable, that they were not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Coventry forecasts and other data that have been furnished or otherwise provided to Greenhill, Greenhill was advised by Coventry and assumed, with the consent of Coventry, that the Coventry forecasts and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Coventry as to those matters, and Greenhill considered and relied on the Coventry forecasts and other data in arriving at its opinion.

Aetna did not provide Greenhill with internally prepared forecasts, analyses or estimates and did not endorse the Aetna analyst forecasts or any other publicly available forecasts relating to the business and financial prospects of Aetna. Aetna did, however, participate in a discussion with Greenhill regarding Aetna’s future business and financial prospects in which Aetna’s management responded to questions Greenhill posed based on the Aetna analyst forecasts and commented on the future business and financial prospects of Aetna. Aetna’s management did not indicate that the Aetna analyst forecasts differed materially from Aetna’s internal forecasts. On the basis of the foregoing and with the consent of Coventry’s board of directors, Greenhill assumed that the Aetna analyst forecasts (as adjusted to reflect the net impact of the non-deductible excise tax on health insurers beginning in 2014) were a reasonable basis on which to evaluate the business and financial prospects of Aetna, and Greenhill used the Aetna analyst forecasts (as so adjusted) for purposes of its analysis and opinion. Greenhill did not express an opinion with respect to such forecasts, projections and other data or the assumptions on which they are based.

Greenhill did not make any independent evaluation or appraisal of the assets or liabilities of Coventry or Aetna, nor was Greenhill furnished with any such evaluations or appraisals. Greenhill assumed that the merger will be completed in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed, with the Coventry board of directors’ consent, was identical in all material respects to the latest draft thereof that Greenhill reviewed, and without any adverse waiver or amendment of any material terms or conditions set forth in the merger agreement. Greenhill further assumed that all governmental, regulatory and other consents and approvals necessary for completion of the merger will be obtained without any material adverse effect, in any way meaningful to Greenhill’s analysis, on Coventry or Aetna, including in each case, the publicly announced projected synergies of $400 million in 2015.

Greenhill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that subsequent developments may affect Greenhill’s opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.

The following is a summary of the material financial and comparative analyses provided by Greenhill to the Coventry board of directors in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill’s analyses. In performing several of the analyses, Greenhill has used an implied consideration value of $42.08 per share of Coventry common stock to account for both the cash and stock components of the merger consideration (using the closing stock price of $38.04 per Aetna common share as reported on the New York Stock Exchange on August 17, 2012). In deciding to use Aetna’s August 17, 2012, closing stock price of $38.04 per Aetna common share, as reported on the New York Stock Exchange, for purposes of calculating the implied value of the merger consideration, Greenhill took into account the Aetna analyst forecasts and other information it deemed appropriate, including, but not limited to, Aetna’s historical trading prices and multiples based on Institutional Brokerage Estimate System (which is referred to in this proxy statement/prospectus as IBES) consensus estimates. For purpose of its analyses described below, Greenhill assumed that as of June 30, 2012, Coventry had (i) gross debt of $1,585 million, (ii) unregulated cash and investments of $936 million and (iii) a fully diluted share count based on 134 million shares outstanding plus 8.6 million options outstanding at a weighted average strike price of $37.18.

Selected Company Analysis

Greenhill compared selected financial information, ratios and multiples for Coventry to the corresponding data for the following publicly traded companies selected by Greenhill:

Diversified/Commercial Companies:

•	Aetna Inc.

•	Cigna Corporation

•	Health Net, Inc.

•	UnitedHealth Group Incorporated

•	WellPoint, Inc.

Medicare Advantage Companies:

•	Humana Inc.

•	Universal American Corp.

Medicaid Companies:

•	Amerigroup Corporation(1)

•	Centene Corporation

•	Molina Healthcare, Inc.

•	WellCare Health Plans, Inc.

(1)	Excluded from averages given pending acquisition by WellPoint.

Although none of the selected companies is directly comparable to Coventry, Greenhill chose these companies because they are publicly traded companies in the managed care industry with operations that, for purposes of Greenhill’s analysis, may be considered similar or reasonably comparable to the operations of Coventry. However, because of the inherent differences between the business, operations and prospects of Coventry and those of the selected companies, Greenhill believed that it was inappropriate to, and therefore did not, rely solely on the numerical results of the selected company analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Coventry and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, revenue mix, profitability levels and degree of operational risk between Coventry and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various valuation parameters with respect to those companies.

For each of the selected companies, Greenhill reviewed, among other information, the ratio of equity value to estimated net income for calendar years 2012 and 2013. For purposes of these calculations, Greenhill utilized an equity value for each company derived by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent SEC filings by the company’s common stock closing share price on August 17, 2012. Greenhill compared financial information and calculated such ratios with respect to the selected companies and Coventry based on information it obtained from public filings for historical information and consensus estimates as provided by IBES for forecasted information.

Greenhill then calculated the implied price per share of Coventry common stock by applying relevant multiple ranges using Coventry’s estimated 2012 and 2013 net income (based on both IBES consensus estimates and the Coventry forecasts). Based on its professional judgment and experience in the managed care industry, Greenhill used multiple ranges of 8.0x to 12.0x for 2012 and 7.5x to 10.5x for 2013. This analysis implied the ranges of prices per share of Coventry common stock set forth below:

Equity Value/Net Income Multiple	Implied Price Per Share
8.0x to 12.0x 2012 Estimated Net Income (IBES)	$22.74 - $33.93
8.0x to 12.0x 2012 Estimated Net Income (Coventry Forecasts)	$22.35 - $33.35
7.5x to 10.5x 2013 Estimated Net Income (IBES)	$24.02 - $33.48
7.5x to 10.5x 2013 Estimated Net Income (Coventry Forecasts)	$26.89 - $37.42

To determine the prices per share reflected above, Greenhill assumed that Coventry’s net income for 2012 excluded $84.2 million related to the release of Medicare Advantage Risk Adjustment Data Validation audit reserves as a result of recent Centers for Medicare & Medicaid Services audit methodology changes in the first fiscal quarter of 2012 as well as other non-recurring items. Greenhill compared this range of implied prices per share to the implied value of the merger consideration.

Discounted Cash Flow Analysis

Greenhill performed a discounted cash flow analysis of Coventry on a standalone basis using the Coventry forecasts for the second half of 2012 and calendar years 2013 through 2015. Greenhill calculated a range of implied present values of the standalone, unlevered, after-tax free cash flows that Coventry was forecasted to generate from July 1, 2012 through December 31, 2015 using discount rates ranging from 7.5% to 9.5%, reflecting an estimate of Coventry’s weighted average cost of capital, which is referred to in this proxy statement/prospectus as WACC, of 8.6%. Greenhill calculated the WACC based on the calculation of unlevered adjusted beta (which was based on an analysis of the selected companies’ betas and capital structures), equity risk premium, size-based risk premium, risk free rate, cost of debt, tax rate and capital structure. Greenhill also calculated estimated terminal values for Coventry, as of December 31, 2015, using terminal multiples ranging from 9.0x to 11.0x estimated unlevered net operating profit after taxes for calendar year 2015. The estimated terminal values were then discounted to present value as of June 30, 2012, using discount rates ranging between 7.5% to 9.5%. Greenhill then added the net present values of the standalone, unlevered, after-tax free cash flows for the second half of 2012 and calendar years 2013 through 2015 to the present value of the terminal value, in each case discounted to June 30, 2012, to derive a range of implied enterprise values. Greenhill then calculated a range of present values per share of Coventry common stock by subtracting Coventry’s net debt amount (consisting of gross debt less unregulated cash and investments) as of June 30, 2012, from the range of implied enterprise values that it derived for Coventry, and divided the results by the number of fully diluted shares of Coventry common stock as of June 30, 2012. The discounted cash flow analysis resulted in a reference range of implied price per share of Coventry common stock of approximately $37.00 to $46.02 per share. Greenhill compared this range of implied per share prices to the implied value of the merger consideration.

Sum-of-the-Parts Analysis

Greenhill performed a sum-of-the-parts analysis of Coventry based on the sum of hypothetical standalone trading valuations for each of Coventry’s lines of business. The following table reflects the range of multiples and valuations Greenhill attributed to Coventry’s various lines of business based on the line of business EBITDA forecasts provided by Coventry’s management and Greenhill’s own judgment and experience:

		EBITDA Multiple		Implied Value
	2013E EBITDA	Low	High	Low	High
	(in millions)			(in millions)
Medicare (includes Medicare Advantage and Medicare Part D)	$344	5.0x	6.5x	$1,721	$2,237
Medicaid	92	7.0x	8.0x	645	738
Commercial Risk, ASO & Other	475	5.0x	6.0x	2,373	2,847
Workers’ Comp Services & Network Rental	119	6.0x	8.0x	713	951

Greenhill then used the implied enterprise values of such lines of business, together with Coventry’s net debt amount (consisting of gross debt less unregulated cash and investments) as of June 30, 2012, to imply a range of equity valuations for Coventry. This analysis resulted in a reference range of implied price per share of Coventry common stock of approximately $35.56 to $45.05. Greenhill compared this range to the implied value of the merger consideration.

Greenhill also performed a sum-of-the-parts analysis of Coventry based on the sum of hypothetical per member equity values for each category of Coventry’s members. Greenhill attributed a per member valuation to each category of members based on Greenhill’s own judgment and experience and then used the June 30, 2012, membership numbers provided by Coventry to ascertain an implied value for each category of members. The following table reflects such equity values per member and the corresponding implied valuation ranges for each category of members:

	6/30/12 Membership		Equity Value Per Member		Implied Value
			Low	High	Low	High
	(in thousands)				(in millions)
Commercial Risk	1,519		$550	$750	$835	$1,139
Medicare Advantage	253		5,000	7,500	1,265	1,898
Medicare Part D	1,494		350	500	523	747
Medicaid	775	(b)	550	750	426	581
ASO (includes Commercial ASO and National ASO members)	1,083		250	300	271	325
Workers’ Comp Services & Network Rental (a)					713	951

(a)	Implied value based on EBITDA valuation as presented in the previous chart.
(b)	Excludes Kansas membership.

Greenhill then used such implied values for each category of members to imply a range of equity values for Coventry. This analysis resulted in a reference range of implied price per share of Coventry common stock of approximately $29.97 to $41.59. Greenhill compared this range to the implied value of the merger consideration.

Precedent Transaction Analysis

Greenhill performed an analysis of selected precedent change-in-control transactions since 2000 involving managed care organizations that in Greenhill’s judgment were relevant for its analysis. The following table identifies the 13 transactions reviewed by Greenhill in this analysis:

Announcement Date	Target	Acquiror
July 2012	Amerigroup Corporation	WellPoint, Inc.
October 2011	HealthSpring, Inc.	Cigna Corporation
March 2007	Sierra Health Services, Inc.	UnitedHealth Group Incorporated

September 2005	WellChoice, Inc.	WellPoint, Inc.
July 2005	PacifiCare Health Systems, Inc.	UnitedHealth Group Incorporated

October 2004	First Health Group Corp.	Coventry Health Care, Inc.
September 2004	American Medical Security Group, Inc.	PacifiCare Health Systems, Inc.
April 2004	Oxford Health Plans, Inc.	UnitedHealth Group Incorporated

October 2003	Mid Atlantic Medical Services, Inc.	UnitedHealth Group Incorporated

October 2003	WellPoint, Inc.	Anthem, Inc.
June 2003	Cobalt Corporation	WellPoint, Inc.
April 2002	Trigon Healthcare, Inc.	Anthem, Inc.
October 2001	RightCHOICE Managed Care, Inc.	WellPoint, Inc.

Greenhill identified from these 13 transactions a subset of six core precedent transactions that Greenhill chose based on, among other things, the similarity of the applicable target companies in the transactions to Coventry with respect to the size, growth, revenue mix, profitability, degree of operational risk and other characteristics of their businesses. The core precedent transactions are identified in boldface font above.

Although Greenhill analyzed the multiples implied by the precedent transactions, none of these transactions or associated companies is identical to the merger or to Coventry. The reasons for, and the circumstances surrounding, each of the precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Coventry and the companies included in the precedent transaction analysis. Accordingly, Greenhill believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger. Greenhill, therefore, made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the merger which would affect the acquisition values of the selected target companies and Coventry. As part of these judgments, Greenhill observed that most of the selected transactions (and all of the core precedent transactions) occurred in 2007 or earlier, when the managed care industry was less mature and sector multiples were generally higher than the date of its opinion. Greenhill also observed that the two most recent selected transactions involved target companies focused almost exclusively on the government-sponsored segment of managed care, and therefore were not directly comparable to Coventry given the inherent differences between the business, operations, financial conditions and prospects of Coventry and those targets.

Using publicly available information for these transactions, Greenhill reviewed the consideration paid in each such transaction and analyzed the equity value implied by such consideration as a multiple of both next twelve months, which is referred to in this proxy statement/prospectus as NTM, net income and last twelve months, which is referred to in this proxy statement/prospectus as LTM, net income. The following table summarizes the reference range of valuation multiples for all precedent transactions and the core precedent transactions Greenhill derived from the precedent transactions:

Valuation Multiple	All Precedent Transactions	Core Precedent Transactions
Median Equity Value to NTM Net Income	18.4x	16.9x
Mean Equity Value to NTM Net Income	17.4x	16.7x
Median Equity Value to LTM Net Income	18.8x	18.5x
Mean Equity Value to LTM Net Income	21.0x	18.5x

Based on its professional judgment and experience in the managed care industry, and following these analyses and consistent with the concept of comparing the standalone valuation of Coventry relative to the implied value of the merger consideration, Greenhill applied a 13.5x to 17.0x multiple to Coventry’s estimated net income for the next twelve-month period beginning June 30, 2012, based on IBES consensus estimates, which resulted in a reference range of implied price per share of Coventry common stock of approximately $39.81 to $49.81. Greenhill applied the same 13.5x to 17.0x multiple to Coventry’s estimated net income for the next twelve-month period beginning June 30, 2012, based on the Coventry forecasts, which resulted in a reference range of implied price per share of Coventry common stock of approximately $43.58 to $54.48. Lastly, Greenhill applied a 15.0x to 18.0x multiple to Coventry’s net income for the last twelve-month period ending June 30, 2012 (excluding $84.2 million related to the release of Medicare Advantage Risk Adjustment Data Validation audit reserves as a result of recent Centers for Medicare & Medicaid Services audit methodology changes release in the first fiscal quarter of 2012 as well other non-recurring items), which resulted in a reference range of implied price per share of Coventry common stock of approximately $42.71 to $50.99. Greenhill compared these ranges to the implied value of the merger consideration.

Premiums Paid Analyses

General M&A Transactions. Greenhill reviewed publicly available data from 90 pending and completed change-in-control transactions (excluding mergers of equals) involving U.S. listed target companies announced since January 1, 2009, with transaction values between $3 billion and $10 billion. Specifically, Greenhill reviewed the premiums represented by the acquisition price per share compared to the closing share price of the target company one day and one calendar month prior to announcement. The reasons for and the circumstances surrounding each of the transactions analyzed in the premiums paid analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Coventry and the companies included in the premiums paid analysis.

For these transactions, Greenhill observed that the median premium over the closing price of the target one day prior to the announcement was 26.1% and the median premium over the closing price of the target one calendar month prior to announcement was 32.2%.

Greenhill then selected a representative range of premiums from 25.0% to 35.0% and applied this range of premiums to (i) the closing price per share of Coventry common stock on August 14, 2012, the last trading day prior to market rumors of a potentially imminent large managed care organization transaction, referred to in this proxy statement/prospectus as the unaffected price date, and (ii) the closing price per share of Coventry common stock one calendar month prior to the unaffected price date. This analysis resulted in a reference range of implied price per share of Coventry common stock of approximately $40.20 to $43.63. Greenhill compared this range to the implied value of the merger consideration.

Precedent Healthcare Services Transactions. Greenhill performed an analysis of the premiums paid in a subset of the general M&A transactions discussed above which involved target companies in the healthcare services industry that in Greenhill’s judgment were relevant for its analysis. Although Greenhill analyzed the premiums implied by the selected transactions, none of these transactions or associated companies is identical to the merger or to Coventry.

Using publicly available information at the time of the announcement of the relevant transaction from third-party transaction databases, Greenhill reviewed the consideration paid in the transactions and analyzed the premium of each such transaction over the trading price on the last trading day before the announcement of the applicable transaction and the trading price one calendar month before the announcement of the applicable transaction. Where applicable, and in situations where abnormal price movements prior to announcement are specifically noted in a target’s proxy statement, the premiums calculated were based on the closing share prices of the target one day or one month prior to an affected date (rather than the applicable announcement date).

The following table identifies the nine healthcare services industry transactions reviewed by Greenhill in this analysis:

Announcement Date	Target	Acquiror
July 2012	Amerigroup Corporation	WellPoint, Inc.
July 2012	Lincare Holdings Inc.	Linde AG
April 2012	Catalyst Health Solutions, Inc.	SXC Health Solutions Corp.
October 2011	HealthSpring, Inc.	Cigna Corporation
October 2011	Pharmaceutical Product Development, Inc.	Carlyle / Hellman & Friedman LLC
August 20111	Emdeon Inc.	Blackstone / Hellman & Friedman LLC
February 2011	Emergency Medical Services Corporation	Clayton, Dubilier & Rice, LLC
May 2010	Psychiatric Solutions, Inc.	Universal Health Services, Inc.
November 2009	IMS Health Incorporated	CPP Investment Board / Leonard Green / TPG

For these transactions, Greenhill observed that the median premium over the closing share price of the target one day prior to announcement (or the affected date) was 41.2% and the median premium over the closing share price of the target one calendar month prior to announcement (or the affected date) was 43.5%. Greenhill observed that in all but one of the nine healthcare services industry transactions, the consideration to be received by target stockholders was 100% cash. The one transaction with stock consideration is identified in boldface font above.

Greenhill then selected a representative range of premiums from 40.0% to 45.0% and applied this range of premiums to (i) the closing price per share of Coventry common stock on the unaffected price date and (ii) the closing price per share of Coventry common stock one calendar month prior the unaffected price date. This analysis resulted in a reference range of implied price per share of Coventry common stock of approximately $45.02 to $46.86. Greenhill compared this range to the implied value of the merger consideration.

Precedent Managed Care Transactions. Greenhill also performed an analysis of the premiums paid in the core precedent transactions discussed above under “—Precedent Transaction Analysis.” Although Greenhill analyzed the premiums implied by the selected transactions, none of these transactions or associated companies is identical to the merger or to Coventry.

For these transactions, Greenhill observed that the median premium to the closing share price of the target one calendar month prior to announcement was 22.1%.

Greenhill then selected a representative range of premiums from 20% to 30.0% and applied this range of premiums to the closing price per share of Coventry common stock one calendar month prior to the unaffected price date. This analysis resulted in a reference range of implied price per share of Coventry common stock of approximately $38.59 to $41.81. Greenhill compared this range to the implied value of the merger consideration.

Greenhill also analyzed the premiums paid in another subset of the precedent transactions discussed above under “—Precedent Transaction Analysis” that in Greenhill’s judgment were relevant for its analysis to a hypothetical managed care industry trading multiple as of the announcement date of each such precedent transaction. Although Greenhill analyzed the premiums implied by the selected precedent transactions, none of these transactions or associated companies is identical to the merger or to Coventry.

The following table identifies the eight precedent transactions reviewed by Greenhill in this analysis:

Announcement Date	Target Name	Acquiror Name
July 2012	Amerigroup Corporation	WellPoint, Inc.
October 2011	HealthSpring, Inc.	Cigna Corporation
March 2007	Sierra Health Services, Inc.	UnitedHealth Group Incorporated
September 2005	WellChoice, Inc.	WellPoint, Inc.
July 2005	PacifiCare Health Systems, Inc.	UnitedHealth Group Incorporated
October 2004	First Health Group Corp.	Coventry Health Care, Inc.
April 2004	Oxford Health Plans, Inc.	UnitedHealth Group Incorporated
October 2003	Mid Atlantic Medical Services, Inc.	UnitedHealth Group Incorporated

Greenhill then selected a representative range of premiums from 25.0% to 45.0% and applied this range of premiums to the median trading multiple of equity value to estimated net income for calendar year 2012 of the publicly traded Diversified/Commercial Companies discussed above under “—Selected Company Analysis” (inclusive of Coventry), based on each company’s common stock closing share price on August 17, 2012. This analysis resulted in a reference range of implied price per share of Coventry common stock of approximately $32.93 to $38.07. Greenhill compared this range to the implied value of the merger consideration.

Historical Stock Trading Analysis

Greenhill reviewed the historical trading price per share of Coventry common stock. In addition, Greenhill calculated the implied premium represented by the merger consideration relative to the following:

•	the closing sale price per share of Coventry common stock on the unaffected price date;

•	the closing sale price per share of Coventry common stock one week and one month prior to the unaffected price date;

•	the highest closing sale price per share of Coventry common stock during the 52-week period ended on the unaffected price date;

•	the average closing sale price per share of Coventry common stock during each of the 5-trading day, 10-trading day and 20-trading day periods ended on the unaffected price date; and

•	each of the 30-day and 90-day volume-weighted average price per share, or VWAP, of Coventry common stock as of the unaffected price date.

The results of these calculations and reference points are summarized in the following table:

	Price Per Share	Premium
Closing Price on the Unaffected Price Date	$32.32	30.2%
Closing Price One-Week Prior to the Unaffected Price Date	32.32	30.2
Closing Price One-Month Prior to the Unaffected Price Date	32.16	30.8
52-Week High Prior to the Unaffected Price Date	35.57	18.3
5-Trading Day Average (8/8/12 – 8/14/12)	32.41	29.8
10-Trading Day Average (8/1/12 – 8/14/12)	32.34	30.1
20-Trading Day Average (7/18/12 – 8/14/12)	32.32	30.2
30 Day VWAP (7/13/12 – 8/14/12)	32.30	30.3
90 Day VWAP (5/16/12 – 8/14/12)	31.98	31.6

Other Considerations

The summary set forth above does not purport to be a complete description of the analyses performed by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Greenhill’s analysis as a comparison is directly comparable to Coventry or the contemplated merger. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond the control of the parties or their respective advisors, neither Coventry nor any other person assumes responsibility if future results are materially different from those forecasts or projections.

The merger consideration was determined through arms’ length negotiations between Coventry and Aetna and was approved by the Coventry board of directors. Greenhill provided advice to Coventry’s board during these negotiations. Greenhill did not, however, recommend any specific amount of consideration to Coventry or the Coventry board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger. Greenhill’s opinion did not in any manner address the underlying business decision to proceed with or effect the merger. Greenhill was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of Coventry or any alternative transaction.

The Coventry board of directors retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as a nationally recognized investment banking firm. During the two years preceding the date of this opinion, Greenhill has not been engaged by, performed any services for or received any compensation from Coventry, Aetna or Merger Sub, other than (i) amounts that were paid to it under the letter agreement pursuant to which Greenhill was retained as a financial advisor to Coventry in connection with the merger, (ii) services performed for Coventry in connection with two other potential transactions, for which Greenhill did not receive any compensation from Coventry (other than reimbursement for its out-of-pocket expenses) and (iii) services performed for Aetna in connection with Aetna’s acquisition of Medicity Inc., completed January 2011, for which Aetna paid Greenhill a transaction fee of $4,000,000 and reimbursed certain of its out-of-pocket expenses.

Coventry has agreed to pay Greenhill a transaction fee which is estimated to be approximately $29,250,000, of which approximately $3,650,000 was paid in connection with delivery of the opinion and announcement of the merger and the remainder of which is contingent on completion of the merger. Coventry has also agreed to reimburse Greenhill for certain out-of-pocket expenses incurred by it in connection with its engagement and will indemnify Greenhill against certain liabilities that may arise out of its engagement.

Greenhill’s opinion was one of the many factors considered by the Coventry board of directors in evaluating the merger and should not be viewed as determinative of the views of the Coventry board of directors with respect to the merger.

Coventry Unaudited Prospective Financial Information

Certain Projections Prepared by the Management of Coventry

Coventry does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials. In connection with the evaluation of a possible transaction, Coventry’s management prepared certain nonpublic financial projections covering multiple years that were not intended for public disclosure. On July 16, 2012, Coventry management provided Aetna the projections summarized below in connection with their discussions. These projections were also provided to Greenhill in connection with Greenhill’s financial analyses (see “Proposal I: The Merger—Opinion of Coventry’s Financial Advisor” beginning on page [—] of this proxy statement/prospectus). The projections were reviewed by the Coventry board of directors at the meetings of the Coventry board of directors on July 11, 2012 and August 6, 2012, and provided to the Coventry board of directors at the meetings of the Coventry board of directors on August 15, 2012 and August 19, 2012. See “Proposal I: The Merger—Background of the Merger” beginning on page [—] of this proxy statement/prospectus. The projections included below are being provided to give Coventry’s stockholders access to certain nonpublic information that was made available to Coventry’s board of directors, Aetna and Greenhill in connection with their evaluation of the merger.

The projections provided below reflect various assumptions and estimates that Coventry’s management made in good faith, including, without limitation, (i) membership growth, per member per month premiums, health benefit costs and selling, general and administrative expenses; (ii) the effect of the Affordable Care Act on Coventry’s business, including growth in individual membership in 2014 due to the implementation of the individual mandate, growth in existing markets resulting from Medicaid expansion, the impact of the nondeductible excise tax on health insurers beginning in 2014 (including related assumptions and estimates regarding the inclusion thereof in premiums), and the implementation of insurance exchanges in 2014; (iii) dual eligible demonstration project opportunities; and (iv) other new market opportunities in 2013, 2014 and 2015.

Projections

	Year Ended December 31,
	2012E	2013E	2014E	2015E
	(dollars in millions)
Total Revenue	$14,162	$15,311	$19,153	$23,745
Medical Expense	10,935	11,928	15,160	19,064
SG&A	2,090	2,183	2,510	2,959
EBITDA	980	1,030	1,312	1,551
Net Income	453	482	475	551

Coventry’s management also provided Aetna and Greenhill with additional income statement data which assumed no impact to net income from the nondeductible excise tax on health insurers beginning in 2014 (which assumption had the effect of a $45 million and $63 million increase in net income in 2014 and 2015, respectively). These data were provided for illustrative purposes only and did not reflect the views of Coventry management with respect to Coventry’s future financial performance.

EBITDA, as presented above, may be considered a non-GAAP financial measure. Coventry provided this information to Aetna and Greenhill because it believed it could be useful in evaluating, on a prospective basis, Coventry’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Coventry may not be comparable to similarly titled amounts used by other companies.

The following table presents a reconciliation of EBITDA (non-GAAP) to net income (GAAP) for each of the periods indicated:

	Year Ended December 31,
	2012E	2013E	2014E	2015E
	Projections (in millions)(1)
EBITDA	$980	$1,030	$1,312	$1,551
Depreciation and Amortization	150	146	151	155
Tax Expense	278	302	590	751
Interest Expense	99	99	97	93

Net Income	$453	$482	$475	$551

(1)	Figures may not be exactly reconcilable as presented due to rounding.

The following table shows the unlevered free cash flow, defined as EBITDA less (i) corporate taxes, (ii) impact of the nondeductible excise tax on health insurers beginning in 2014, (iii) changes in net working capital, (iv) capital expenditures and (v) investments in statutory capital. The following unlevered free cash flow estimates were calculated for use by Greenhill in performing its illustrative discounted cash flow analysis described under “Proposal I: The Merger—Opinion of Coventry’s Financial Advisor” beginning on page [—] of this proxy statement/prospectus, but were not included in the projections provided to Aetna.

	Year Ended December 31,
	2H 2012E	2013E	2014E	2015E
	(in millions)
Unlevered Free Cash Flow	$333	$680	$468	$435

The following table shows the 2013 line of business EBITDA projections. The following line of business EBITDA estimates were calculated by Coventry management for use by Greenhill in performing its illustrative sum-of-the-parts analysis described under “Proposal I: The Merger—Opinion of Coventry’s Financial Advisor” beginning on page [—] of this proxy statement/prospectus and were included in the projections provided to Aetna.

2013E EBITDA
(in millions)
Medicare (includes Medicare Advantage and Medicare Part D)	$344
Medicaid	92
Commercial Risk, ASO & Other	475
Workers’ Comp Services & Network Rental	119

The internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, Coventry’s independent accountants. Coventry cautions you that the internal financial projections are speculative in nature and based on subjective decisions and assumptions. The summary of these internal financial projections is not being included in this proxy statement to influence your decision whether to vote for adoption of the merger agreement or any other proposal at the Coventry special meeting, but because (except as noted above) these internal financial projections were provided by Coventry management to Aetna, the Coventry board of directors and Greenhill in contemplation of a potential transaction.

These internal financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Coventry’s management. Important factors that may affect actual results and cause the internal financial projections not to be achieved include risks and uncertainties relating to Coventry’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods, the managed care industry, the regulatory environment, general business and economic conditions and other factors described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—] of this proxy statement/prospectus). Because the internal financial projections cover multiple future years, such information by its nature is less reliable in predicting each successive year. The internal financial projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger. The internal financial projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of these internal financial projections in this proxy statement/prospectus should not be regarded as an indication that any of Coventry, Aetna or their respective affiliates, advisors or representatives considered the internal financial projections to be predictive of actual future events, and the internal financial projections should not be relied on as such. None of Coventry, Aetna or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from these internal financial projections, and none of those persons undertakes any obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date the internal financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Coventry does not intend to make publicly available any update or other revision to these internal financial projections. None of Coventry or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding Coventry’s ultimate performance compared to the information contained in these internal financial projections or that projected results will be achieved. Coventry has made no representation to Aetna, in the merger agreement or otherwise, concerning these internal financial projections.

Regulatory Approvals Required for the Merger

General

Aetna and Coventry have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger, which reasonable best efforts may include contesting any proceeding brought by a governmental authority seeking to prohibit completion of the merger or seeking damages or to impose any terms or conditions in connection with the merger. Except as described in the preceding sentence, in using its reasonable best efforts, under the terms of the merger agreement, Aetna is required to take all actions and do all things necessary, proper or advisable to complete the merger in connection with (i) the expiration or early termination of the waiting period relating to the merger under the HSR Act, (ii) any other antitrust law or (iii) the required governmental authorizations, except that Aetna is not required to take any action or agree to any term or condition in connection with those matters if that action, term or condition would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on Aetna or on Coventry. In addition, in connection with obtaining the regulatory approvals required to complete the merger, (x) neither Aetna nor Coventry is required to take any action or agree to any term or condition that is not conditioned upon completion of the merger and (y) Coventry is not permitted to take any action or agree to any term or condition without Aetna’s consent.

Each of Aetna’s, Coventry’s and Merger Sub’s obligation to effect the merger is conditioned upon, among other things, the expiration or early termination of the applicable waiting period under the HSR Act and the required governmental authorizations having been made or obtained and being in full force and effect. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [—] of this proxy statement/prospectus.

Department of Justice, Federal Trade Commission and Other U.S. Antitrust Authorities

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC and the Antitrust Division of the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Aetna and Coventry each filed its respective required HSR notification and report with respect to the merger on September 5, 2012. The waiting period under the HSR Act will expire on October 5, 2012, unless it is extended by request for additional information or terminated earlier.

At any time before or after the merger is completed, either the DOJ or the FTC could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition approval of the merger upon the divestiture of assets of Aetna, Coventry or their respective subsidiaries or impose restrictions on Aetna’s post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including, without limitation, seeking to enjoin completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties also may seek to take legal action under the antitrust laws under some circumstances.

Regulatory Approvals

Pursuant to the insurance laws and regulations and, in some instances, the healthcare laws and regulations of certain states, and pursuant to certain licenses and contracts of certain of Coventry’s subsidiaries, applicable state regulatory authorities must approve, or be notified of, Aetna’s acquisition of control of Coventry’s health maintenance organizations, insurance companies and other regulated entities. To obtain these approvals and provide such notices, Aetna, or the applicable Aetna subsidiary, and in some instances Coventry, or the applicable Coventry regulated entity, as the case may be, has filed or will file acquisition of control and material modification or similar statements, notices or applications, as required by the insurance and healthcare laws and regulations of each applicable state or the Coventry regulated entities’ licenses and contracts.

Other Governmental Approvals

Neither Aetna nor Coventry is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Timing; Challenges by Governmental and Other Entities

There can be no assurance that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, the ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.

In addition, there can be no assurance that any of the governmental or other entities described above, including the DOJ, the FTC, U.S. state attorneys general and private parties, will not challenge the merger on antitrust or competition grounds and, if such a challenge is made, there can be no assurance as to its result.

Appraisal Rights

Record holders of Coventry common stock who comply with the procedures summarized below will be entitled to appraisal rights if the merger is completed. Under Section 262 of the DGCL (which is referred to in this proxy statement/prospectus as Section 262), holders of shares of Coventry common stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled, in lieu of receiving the merger consideration, to have the “fair value” of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) at the effective time of the merger (which is referred to in this proxy statement/prospectus as completion of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. Coventry is required to send a notice to that effect to each stockholder not less than 20 days prior to the Coventry special meeting. This proxy statement/prospectus constitutes that notice to you.

The following is a brief summary of Section 262, which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached to this proxy statement/prospectus as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Stockholders of record who desire to exercise their appraisal rights must do all of the following: (i) not vote in favor of the adoption of the merger agreement, (ii) deliver in the manner set forth below a written demand for appraisal of the stockholder’s shares to the Secretary of Coventry before the vote on the adoption of the merger agreement at the Coventry special meeting, (iii) continuously hold the shares of record from the date of making the demand through completion of the merger and (iv) otherwise comply with the requirements of Section 262.

Only a holder of record of Coventry common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as the stockholder’s name appears on the certificates representing shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of the record owner.

Beneficial owners who are not record owners and who intend to exercise appraisal rights should consult with the record owner to determine the appropriate procedures for having the record holder make a demand for appraisal with respect to the beneficial owner’s shares. Any holder of shares held in “street name” who desires appraisal rights with respect to those shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of the shares. Shares held through brokerage firms, banks and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., The Depository Trust Company’s nominee. Any beneficial holder of shares desiring appraisal rights with respect to such shares which are held through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder.

As required by Section 262, a demand for appraisal must be in writing and must reasonably inform Coventry of the identity of the record holder (which might be a nominee as described above) and of such holder’s intention to seek appraisal of the holder’s shares.

Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: Coventry, 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817, Attention: Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is demanding appraisal of his, her or its shares. The written demand must be received by Coventry prior to the Coventry special meeting. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the adoption of the merger agreement will alone suffice to constitute a written demand for appraisal within the meaning of Section 262. In addition, the stockholder must not vote its shares of Coventry common stock in favor of adoption of the merger agreement. An executed proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement and will cause the stockholder’s right of appraisal to be lost. Therefore, a stockholder who desires to exercise appraisal rights should either (x) refrain from executing and submitting the enclosed proxy card or (y) vote by proxy against the adoption of the merger agreement or affirmatively register an abstention with respect thereto.

Within 120 days after completion of the merger, but not thereafter, either the surviving corporation in the merger or any stockholder who has timely and properly demanded appraisal of such stockholder’s shares and who has complied with the requirements of Section 262 and is otherwise entitled to appraisal rights, or any beneficial owner for which a demand for appraisal has been properly made by the record holder, may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of all stockholders who have properly demanded appraisal. There is no present intent on the part of the surviving corporation to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after completion of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Coventry common stock not voting in favor of the merger and with respect to which demands for appraisal were received by the surviving corporation and the number of holders of such shares. A person who is the beneficial owner of shares held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation for the statement described in the previous sentence. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the appraisal proceeding will be conducted, as to the shares of Coventry common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings.

After a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by those stockholders, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the date the merger is completed through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the date the merger is completed and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the merger consideration they are entitled to receive pursuant to the merger agreement if they do not seek appraisal of their shares, and that opinions of investment banking firms as to the fairness from a financial point of view of the consideration payable in a transaction are not opinions as to fair value under Section 262. Each of Aetna and Coventry reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Coventry common stock is less than the applicable merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. The Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to completion of the merger.

At any time within 60 days after completion of the merger, any stockholder who has demanded appraisal and who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such stockholder’s demand for appraisal and to accept the cash and Aetna common shares to which the stockholder is entitled pursuant to the merger. After this period, the stockholder may withdraw such stockholder’s demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after completion of the merger, stockholders’ rights to appraisal will cease and all stockholders will be entitled only to receive the merger consideration as provided for in the merger agreement. No petition timely filed in the Delaware Court of Chancery demanding appraisal will be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and that approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. However, the preceding sentence will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days after completion of the merger.

The foregoing is a brief summary of Section 262 that sets forth the procedures for demanding statutory appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached as Annex C to this proxy statement/prospectus.

Failure to comply strictly with all the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, if you wish to exercise your appraisal rights, you are strongly urged to consult a legal advisor before attempting to exercise your appraisal rights.

Material U.S. Federal Income Tax Consequences

The following are the material U.S. federal income tax consequences relevant to the transaction for “U.S. holders” (as defined below) of Coventry common stock whose shares are exchanged for Aetna common shares and cash in the transaction. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which is referred to in this proxy statement/prospectus as the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement/prospectus.

As used herein, a “U.S. holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of Coventry common stock and is:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion applies only to shares of Coventry common stock that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not address all aspects of U.S. federal income taxation that may be important to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	a financial institution or insurance company;

•	a dealer or broker in securities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a tax-exempt organization;

•	a real estate investment trust;

•	a regulated investment trust;

•	a grantor trust;

•	former citizens or former long-term residents of the United States;

•	a stockholder subject to the alternative minimum tax;

•	a partnership or other flow-through entity and its partners or members;

•	persons whose functional currency is not the U.S. dollar;

•

a stockholder who holds Coventry common stock or Aetna common shares as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction, or other integrated investment;

•	a stockholder who acquired Coventry common stock pursuant to the exercise of compensatory options or otherwise as compensation; or

•	a stockholder who exercises appraisal rights.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Coventry common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Coventry common stock should consult its tax advisors.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger for U.S. holders. This discussion does not address all aspects of U.S. federal income taxation and does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, this discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any aspect of state, local, estate, gift or other tax law that may be applicable to a U.S. holder. Moreover, this discussion does not address the U.S. federal income tax consequences of the merger for any holder of Coventry common stock who or which, for U.S. federal income tax purposes, is not a U.S. holder, such as a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust. Accordingly, all Coventry stockholders are strongly urged to consult their own tax advisors to determine the particular U.S. federal, state or local or foreign income or other tax consequences to them of the merger, and of owning and disposing of Aetna common shares.

Tax Consequences of the Merger Generally

The receipt of Aetna common shares and cash in exchange for Coventry common stock pursuant to the transaction will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss for U.S. federal income tax purposes on the exchange of Coventry common stock for Aetna common shares and cash in an amount equal to the difference, if any, between (i) the sum of the fair market value of the Aetna common shares on the date of the exchange and cash received (including cash received in lieu of a fractional Aetna common share) and (ii) the U.S. holder’s adjusted tax basis in the Coventry common stock surrendered in the exchange. Gain or loss, as well as the holding period, will be determined separately for each block of Coventry common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for Aetna common shares and cash pursuant to the transaction. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year on the date of the exchange. Long-term capital gains of individuals are currently generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

A U.S. holder will have a tax basis in the Aetna common shares received equal to their fair market value on the date of the exchange, and the U.S. holder’s holding period with respect to such Aetna common shares will begin on the day after the date of the exchange.

Backup Withholding and Information Reporting

Information returns will be filed with the Internal Revenue Service, which is referred to in this proxy statement/prospectus as the IRS, in connection with cash payments from a disposition of Coventry common stock (including cash paid in lieu of fractional shares) pursuant to the merger. Backup withholding at a rate of 28% may apply to cash paid in the transaction to a U.S. holder, unless the holder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the IRS Form W-9 or successor form included in the letter of transmittal to be delivered to such holder following completion of the merger.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. The IRS may impose a penalty upon any taxpayer that fails to provide the correct taxpayer identification number.

Accounting Treatment

The merger will be accounted for as an acquisition of a business. Aetna will record assets acquired and liabilities assumed from Coventry primarily at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 4. Estimate of Consideration Expected to be Transferred under “Aetna and Coventry Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [—] of this proxy statement/prospectus) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Aetna after completion of the merger will reflect Coventry’s balances and results after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of Coventry. The earnings of Aetna following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on interest expense and amortization expense. Intangible assets with indefinite useful lives, if any, and goodwill will not be amortized but will be tested for impairment at least annually, and all assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Aetna determines that tangible or intangible assets (including goodwill) are impaired, Aetna would record an impairment charge at that time.

Listing of Aetna Common Shares and Delisting and Deregistration of Coventry Common Stock

Application will be made to have the Aetna common shares to be issued in the merger approved for listing on the New York Stock Exchange, where Aetna common shares are currently traded. If the merger is completed, Coventry common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

On August 23, 2012, a putative stockholder class action lawsuit captioned Coyne v. Wise et al., C.A. No. 367380, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry board of directors, Coventry, Aetna and Merger Sub. On August 27, 2012, a second putative stockholder class action lawsuit captioned O’Brien v. Coventry Health Care, Inc. et al, C.A. 367577, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry board of directors, Coventry, Aetna and Merger Sub. On September 5, 2012, a third putative stockholder class action lawsuit captioned Preze v. Coventry Health Care, Inc. et al., C.A. 367942, was filed in the Circuit Court for Montgomery County, Maryland, against the Coventry board of directors, Coventry, Aetna and Merger Sub. The complaints in all three lawsuits generally allege, among other things, that the individual defendants breached their fiduciary duties owed to Coventry’s public stockholders in connection with the merger because the merger consideration and certain other terms in the merger agreement are unfair. The complaints further allege that Aetna and Merger Sub aided and abetted these alleged breaches of fiduciary duty. In addition, the complaints generally allege that the proposed merger improperly favors Aetna and that certain provisions of the merger agreement unduly restrict Coventry’s ability to negotiate with other potential bidders. Among other remedies, the complaints generally seek injunctive relief prohibiting the defendants from completing the proposed merger or, in the event that an injunction is not awarded, unspecified money damages, costs and attorneys’ fees.

On August 31, 2012, a putative stockholder class action lawsuit captioned Brennan v. Coventry Health Care, Inc. et al., C.A. No. 7826-CS, was filed in the Court of Chancery of the State of Delaware against the Coventry board of directors, Coventry, Aetna and Merger Sub. On September 14, 2012, a second putative stockholder class action lawsuit captioned Nashelsky v. Coventry Health Care, Inc. et al., C.A. No. 7868-CS, was filed in the Court of Chancery of the State of Delaware against the Coventry board of directors, Coventry, Aetna and Merger Sub. The complaints generally allege that, among other things, the individual defendants breached their fiduciary duties owed to the public stockholders of Coventry in connection with the merger because the merger consideration and certain other terms in the merger agreement are unfair. The complaints further allege that Aetna and Merger Sub aided and abetted these alleged breaches of fiduciary duty. In addition, the complaints generally allege that certain provisions of the merger agreement unduly restrict Coventry’s ability to negotiate with other potential bidders and that the merger agreement lacks adequate safeguards on behalf of Coventry’s stockholders against the decline in the value of the stock component of the merger consideration. Among other remedies, the complaints generally seek injunctive relief prohibiting the defendants from completing the proposed merger, rescissionary and other types of damages and costs and attorneys’ fees.

Description of Debt Financing

Overview

In connection with the merger, Aetna has entered into a debt commitment letter with the bridge lenders pursuant to which the bridge lenders have committed to provide a 364-day senior unsecured bridge loan facility in an aggregate amount of up to $2.0 billion. A copy of the debt commitment letter is filed as an exhibit to the Current Report on Form 8-K filed by Aetna on August 22, 2012, which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus. You are urged to read the debt commitment letter carefully.

Bridge Loan

Pursuant to the terms of the debt commitment letter, the proceeds of the bridge loan will be available upon the satisfaction of certain conditions precedent on completion of the merger and, if drawn, will be used to finance, in part, the cash consideration for the merger and to pay fees and expenses incurred in connection with the merger. The bridge loan will mature on the 364th day after completion of the merger.

Conditions Precedent

The commitments of the bridge lenders to provide the bridge loan are subject to several conditions, including the nonoccurrence of an acquired business material adverse effect (as such term is defined in the debt commitment letter), the negotiation and execution of definitive bridge loan documentation, Aetna’s satisfaction of a maximum ratio of consolidated total indebtedness to adjusted consolidated capitalization, Aetna having obtained public credit ratings of its senior unsecured debt taking into account the merger, Aetna’s delivery of certain financial statements and a confidential information memorandum to the bridge lenders and other conditions to completion more fully set forth in the debt commitment letter.

Interest

At the option of Aetna, borrowings under the credit facilities will bear interest at either a base rate or at the London Interbank Offered Rate (referred to in this proxy statement/prospectus as LIBOR), plus, in each case, an applicable margin. The applicable margin will range from 0.00-0.75% with respect to the base rate, and 1.00-

1.75% with respect to LIBOR, based on Aetna’s index debt rating (as such term is defined in the debt commitment letter), and subject to increase, beginning 90 days after completion of the merger, based on how long the bridge loan is outstanding.

Base Rate Option

Interest will be at the base rate plus an applicable margin based on Aetna’s index debt rating, calculated on the basis of the actual number of days elapsed in a year of 360 days (or, in the case of the use of the Prime Rate, 365 or 366 days) and payable quarterly in arrears. The base rate will be, for any day, a fluctuating rate per annum equal to the highest of (i) the rate of interest quoted in the print edition of The Wall Street Journal, Money Rates Section as the Prime Rate; (ii) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus one-half of 1.00%; and (iii) LIBOR, for an interest period of one month beginning on such day plus 1.00%.

LIBOR Option

Interest will be determined based on interest periods to be selected by Aetna of one, two, three or six months and will be at an annual rate equal to LIBOR for the corresponding deposits of U.S. dollars, plus the applicable margin based on Aetna’s index debt rating. Interest will be paid at the end of each interest period and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Covenants and Events of Default

Pursuant to the terms of the debt commitment letter, the bridge loan facility will contain covenants relating to the following subjects:

•	delivery of financial statements and other notices and information;

•	conduct of business and maintenance of existence and insurance;

•	limitation on liens;

•	consolidations, mergers and sales of assets;

•	use of proceeds;

•	compliance with laws (including Federal Reserve margin regulations);

•	inspection of property, books and records;

•	payment of obligations; and

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a covenant limiting restricted payments, with exceptions for the payment of regular cash dividends, share repurchases pursuant to share repurchase programs announced by Aetna in an aggregate amount not to exceed $2,500,000,000 and special cash dividends in an aggregate amount not to exceed $1,000,000,000.

In addition, the bridge loan facility will include a maximum ratio of consolidated total indebtedness to adjusted consolidated capitalization.

The bridge loan facility will also contain certain events of default, limited to nonpayment of principal when due; nonpayment of interest or fees within five business days of due date; violation of covenants (subject to grace periods in the case of certain affirmative covenants and the limitation on liens); inaccuracy of representations and warranties in any material respect when made or deemed made; payment default or default resulting in or permitting acceleration in respect of indebtedness of $100,000,000 or more; bankruptcy or insolvency events; change in control; undischarged judgments in excess of $50,000,000; and certain events under the Employee Retirement Income Security Act of 1974.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this proxy statement/prospectus have been included to provide information about the terms and conditions of the merger agreement. The terms and information in the merger agreement are not intended to provide any other public disclosure of factual information about Aetna, Coventry or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement are made by Aetna, Coventry and Merger Sub only for the purposes of the merger agreement and are qualified and subject to certain limitations and exceptions agreed to by Aetna, Coventry and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

For the foregoing reasons, the representations, warranties, covenants and agreements or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Aetna, Coventry or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus.

The merger is a taxable transaction, and the receipt of Aetna common shares and cash in exchange for Coventry common stock in the merger will generally be taxable to Coventry stockholders. See “Proposal I: The Merger—Material U.S. Federal Income Tax Consequences” beginning on page [—] of this proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for a transaction in which Merger Sub will merge with and into Coventry. Coventry will be the surviving corporation in the merger and will, following completion of the merger, be a wholly owned subsidiary of Aetna. After completion of the merger, the certificate of incorporation set forth as Exhibit A to the merger agreement and the bylaws of Merger Sub in effect as of completion of the merger will be the certificate of incorporation and bylaws, respectively, of the surviving corporation, in each case until amended in accordance with applicable law. After completion of the merger, the directors of Merger Sub and the officers of Coventry will be the directors and officers, respectively, of the surviving corporation until their successors are duly elected or appointed and qualified in accordance with the surviving corporation’s certificate of incorporation, bylaws and applicable law.

Completion and Effectiveness of the Merger

The merger will be completed and become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as agreed to by Coventry and Aetna and specified in the certificate of merger). Unless another date and time are agreed to by Aetna and Coventry, completion of the merger will occur as soon as possible, but no later than two business days, following satisfaction or, to the extent permitted by applicable law, waiver, of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at completion of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the time of completion) described under “—Conditions to Completion of the Merger” beginning on page [—] of this proxy statement/prospectus.

As of the date of this proxy statement/prospectus, the merger is expected to be completed in mid-2013. However, completion of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to completion of the merger, which are summarized below. There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before August 19, 2013, which is referred to in this proxy statement/prospectus as the initial end date, either Aetna or Coventry may terminate the merger agreement, unless all conditions to the merger have been satisfied on the initial end date other than the regulatory approvals condition and either Aetna or Coventry elects to extend the initial end date to November 19, 2013, which together with the initial end date is referred to in this proxy statement/prospectus as the end date, in which case, if the merger is not completed on or before November 19, 2013, either Aetna or Coventry may terminate the merger agreement, subject to each party’s obligation, if requested by the other party, to consider in good faith agreeing (without being obligated to agree) to a further extension of the end date. The right to terminate the merger agreement on the end date, or to extend the initial end date, will not be available to Aetna or Coventry if that party’s breach of any provision of the merger agreement resulted in the failure of the merger to be completed by that date. See “—Conditions to Completion of the Merger” and “—Termination of the Merger Agreement” beginning on pages [—] and [—], respectively, of this proxy statement/prospectus.

Merger Consideration

At completion of the merger, each share of Coventry common stock outstanding immediately prior to completion of the merger, except for shares held by Coventry as treasury stock, shares owned by Aetna or by any subsidiary of Coventry or Aetna and shares with respect to which appraisal rights have been properly exercised in accordance with the DGCL will be converted into the right to receive $27.30 in cash, without interest, and 0.3885 of an Aetna common share (with cash payable in lieu of any fractional shares as described under “—Fractional Shares” beginning on page [—] of this proxy statement/prospectus).

If, between the date of the merger agreement and completion of the merger, any change in the outstanding shares of capital stock of Coventry or Aetna occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the merger consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted to eliminate the effect of such event thereon.

Fractional Shares

No fractional Aetna common shares will be issued to any holder of shares of Coventry common stock upon completion of the merger. Instead, all fractional Aetna common shares that a holder of shares of Coventry common stock would otherwise be entitled to receive as a result of the merger will be aggregated and, if a fractional share results from that aggregation, the holder will be entitled to receive cash in an amount determined by multiplying that fraction by the Aetna closing price. No interest will be paid or accrued on cash payable in lieu of fractional Aetna common shares.

Shares Subject to Properly Exercised Appraisal Rights

The shares of Coventry common stock held by Coventry stockholders who do not vote for adoption of the merger agreement and who otherwise properly exercise and perfect appraisal rights for their shares in accordance with the DGCL will not be converted into the right to receive the merger consideration to which they would otherwise be entitled pursuant to the merger agreement, but will instead be converted into the right to receive the judicially determined fair value of such shares if the merger is completed. If any Coventry stockholder fails to make an effective demand for payment or otherwise withdraws or loses his, her or its appraisal rights, such stockholder’s shares will be exchangeable solely for the merger consideration.

Procedures for Surrendering Coventry Stock Certificates

The conversion of Coventry common stock into the right to receive the merger consideration will occur automatically at completion of the merger. Prior to completion of the merger, Aetna will appoint an exchange agent reasonably acceptable to Coventry to handle the exchange of certificates or book-entry shares representing shares of Coventry common stock for the merger consideration. Aetna will deposit or make available as needed the cash and Aetna common shares comprising the merger consideration payable in respect of Coventry common stock. Promptly (but not later than five business days) after completion of the merger, Aetna will, or will cause the exchange agent to, send a letter of transmittal to each person who is a record holder of Coventry common stock at completion of the merger for use in the exchange and instructions explaining how to surrender Coventry stock certificates or transfer uncertificated shares of Coventry common stock to the exchange agent.

Coventry stockholders who submit a properly completed letter of transmittal, together with their share certificates (in the case of certificated shares) or other evidence of transfer requested by the exchange agent (in the case of book-entry shares), will receive the merger consideration into which the shares of Coventry common stock were converted in the merger. The Aetna common shares constituting part of such merger consideration will be delivered to Coventry stockholders in book-entry form unless a physical certificate is requested by a Coventry stockholder or otherwise required under applicable law. After completion of the merger, each certificate that previously represented shares of Coventry common stock and each uncertificated share of Coventry common stock that previously was registered to a holder on Coventry’s stock transfer books will only represent the right to receive the merger consideration into which those shares of Coventry common stock have been converted.

Neither Aetna nor Coventry will be responsible for transfer or other similar taxes and fees incurred by holders of Coventry common stock in connection with the merger. Those taxes and fees, if any, will be the sole responsibility of such holders. In addition, if there is a transfer of ownership of Coventry common stock that is not registered in the records of Coventry’s transfer agent, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate or uncertificated share so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer or the uncertificated shares are properly transferred, and the person requesting the exchange must pay to the exchange agent any transfer or other taxes to be paid or satisfy the exchange agent that any transfer or other taxes have been paid or that no payment of those taxes is necessary.

After completion of the merger, Aetna will not pay dividends with a record date after completion of the merger to any holder of any Coventry stock certificates or uncertificated shares of Coventry common stock until the holder surrenders or transfers the Coventry stock certificates or uncertificated shares of Coventry common stock. However, once those certificates or uncertificated shares of Coventry common stock are surrendered or transferred, Aetna will pay to the holder, without interest, any dividends that have been declared after completion of the merger on the Aetna common shares into which those Coventry shares have been converted.

Treatment of Coventry Equity Awards

Coventry Stock Options

At completion of the merger, each in-the-money option outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (x) the excess of (i) the equity award cash consideration over (ii) the applicable per share exercise price of that in-the-money option multiplied by (y) the total number of shares of Coventry common stock underlying that in-the-money option.

During the 60-day period following the date of the merger agreement, Aetna, in consultation with Coventry, will consider the appropriate treatment of each underwater option outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, taking into account the appropriate terms and conditions of each such underwater option.

Coventry Restricted Stock

At completion of the merger, each outstanding restricted share of Coventry common stock (which represents a share of Coventry common stock subject to vesting and forfeiture restrictions) will be converted into the right to receive the merger consideration, less applicable withholding taxes.

Coventry Stock Units

At completion of the merger, each Coventry stock unit outstanding under any Coventry employee benefit plan that is a cashed-out unit will be converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (a) the equity award cash consideration multiplied by (b) the number of shares of Coventry common stock underlying that cashed-out unit.

At completion of the merger, each Coventry stock unit outstanding under any Coventry employee benefit plan that is a rollover unit will be converted into a cash-settled Aetna restricted stock unit with the number of Aetna common shares underlying that cash-settled Aetna restricted stock unit equal to the product of (x) the number of shares of Coventry common stock underlying that rollover unit immediately prior to completion of the merger multiplied by (y) the quotient of (i) the equity award cash consideration divided by (ii) the Aetna closing price. Each such cash-settled Aetna restricted stock unit will be subject to the same terms and conditions (including service-based vesting) as applied to the corresponding rollover unit immediately prior to completion of the merger.

Listing of Aetna Stock

The merger agreement obligates Aetna to use its reasonable best efforts to cause the Aetna common shares to be issued as part of the merger consideration to be listed on the New York Stock Exchange, subject to official notice of issuance, prior to completion of the merger. Approval for listing on the New York Stock Exchange of the Aetna common shares issuable to Coventry stockholders in the merger, subject only to official notice of issuance, is a condition to the obligations of Aetna and Coventry to complete the merger.

Conditions to Completion of the Merger

Mutual Conditions to Completion. The obligation of each of Aetna, Coventry and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Coventry common stock in accordance with Delaware law;

•	absence of any applicable law or order being in effect that enjoins, restrains, prevents, prohibits or makes illegal completion of the merger;

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effectiveness of the registration statement for the Aetna common shares being issued in the merger (of which this proxy statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness or any proceedings for that purpose pending before or threatened by the SEC; and

•	approval for the listing on the New York Stock Exchange of the Aetna common shares to be issued in the merger, subject only to official notice of issuance.

Additional Conditions to Completion for the Benefit of Aetna and Merger Sub. In addition, the obligation of each of Aetna and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

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both (i) the expiration or early termination of any applicable waiting period relating to the merger under the HSR Act and (ii) certain actions by or in respect of, and filings with, certain governmental authorities, which are referred to in this proxy statement/prospectus as the required governmental authorizations, having been made or obtained and being in full force and effect, without the imposition of any term or condition that would have or would reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on Aetna or Coventry (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page [—] of this proxy statement/prospectus for a definition of regulatory material adverse effect);

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the accuracy (subject only to de minimis exceptions) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by Coventry regarding its capitalization;

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the accuracy as of the date of the merger agreement and as of completion of the merger of certain representations and warranties made in the merger agreement by Coventry regarding its business having been conducted in the ordinary course of business consistent with past practice and there not having been a material adverse effect on Coventry, in each case since December 31, 2011 (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page [—] of this proxy statement/prospectus for a definition of material adverse effect);

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the accuracy in all material respects as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by Coventry regarding, among other matters, its corporate existence, its corporate authority relative to the merger agreement and the merger, fees payable to its financial advisors in connection with the merger, its ownership of its subsidiaries, the opinion of its financial advisor and the inapplicability of certain antitakeover laws;

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the accuracy of all other representations and warranties made in the merger agreement by Coventry (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Coventry;

•	performance in all material respects by Coventry of the covenants and agreements required to be performed by it at or prior to completion of the merger; and

•	receipt of a certificate executed by an executive officer of Coventry as to the satisfaction of the conditions described in the preceding five bullets.

Additional Conditions to Completion for the Benefit of Coventry. In addition, the obligation of Coventry to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

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both (i) the expiration or early termination of any applicable waiting period relating to the merger under the HSR Act and (ii) the required governmental authorizations having been made or obtained and being in full force and effect (this condition together with the corresponding condition for the benefit of Aetna and Merger Sub is referred to in this proxy statement/prospectus as the regulatory approvals condition);

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the accuracy (subject only to de minimis exceptions) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by Aetna regarding its capitalization;

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the accuracy in all material respects as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by Aetna regarding, among other matters, its corporate existence, its corporate authority relative to the merger agreement and the merger and fees payable to its financial advisors in connection with the merger;

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the accuracy as of the date of the merger agreement and as of completion of the merger of certain representations and warranties made in the merger agreement by Aetna regarding its business having been conducted in the ordinary course of business consistent with past practice and there not having been a material adverse effect on Aetna, in each case since December 31, 2011;

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the accuracy of all other representations and warranties made in the merger agreement by Aetna (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Aetna;

•	performance in all material respects by Aetna and Merger Sub of the covenants and agreements required to be performed by them at or prior to completion of the merger; and

•	receipt of a certificate executed by an executive officer of Aetna as to the satisfaction of the conditions described in the preceding five bullets.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by both Aetna and Coventry that are subject in some cases to exceptions and qualifications (including exceptions that are not material to the party making the representations and warranties and its subsidiaries, taken as a whole, and exceptions that do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the party making the representations and warranties). See “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page [—] of this proxy statement/prospectus for a definition of material adverse effect. The representations and warranties in the merger agreement relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution and validity of the merger agreement;

•	governmental and third-party consents necessary to complete the merger;

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absence of any conflict with or violation or breach of organizational documents or any conflict with or violation or breach of agreements, laws or regulations as a result of the execution, delivery or performance of the merger agreement and completion of the merger;

•	capital structure;

•	subsidiaries;

•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act of 2002;

•	financial statements;

•	information provided by a party for inclusion in disclosure documents to be filed with the SEC in connection with the merger;

•	loss reserves;

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conduct of business in the ordinary course of business consistent with past practices and absence of changes that have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, in each case since December 31, 2011;

•	absence of undisclosed material liabilities;

•	compliance with laws, court orders and permits;

•	litigation; and

•	fees payable to financial advisors in connection with the merger.

Coventry also makes representations and warranties relating to, among other things, statutory financial statements and capital or surplus maintenance of Coventry’s regulated subsidiaries, material contracts, tax matters, employees and employee benefit plans, labor, intellectual property, properties, environmental matters, insurance, the inapplicability of antitakeover statutes and the receipt of a fairness opinion from its financial advisor.

Aetna also makes representations and warranties relating to, among other things, matters with respect to the debt commitment letter regarding the terms and conditions for the financing for the merger and Aetna’s ownership of Coventry common stock.

The representations and warranties in the merger agreement do not survive completion of the merger.

See “—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures” on page [—] of this proxy statement/prospectus.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by “material adverse effect.”

For purposes of the merger agreement, “material adverse effect” means, with respect to Aetna or Coventry, as the case may be, any event, change, effect, development or occurrence that has a material adverse effect on the financial condition, business or results of operations of that party and its subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence to the extent resulting from:

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any changes in general United States or global economic conditions, except to the extent that those changes have a materially disproportionate adverse effect on that party and its subsidiaries, taken as a whole, relative to the adverse effect those changes have on other companies operating in the industries in which that party and its subsidiaries operate;

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any changes in conditions generally affecting the healthcare, health insurance or managed care industry or any other industry in which that party or any of its subsidiaries operate, except to the extent that those changes have a materially disproportionate adverse effect on that party and its subsidiaries, taken as a whole, relative to the adverse effect those changes have on other companies operating in the industries in which that party and its subsidiaries operate;

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any decline, in and of itself, in the market price or trading volume of that party’s common stock (but not any facts or occurrences giving rise to or contributing to that decline that are not otherwise excluded from the definition of material adverse effect);

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any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, except to the extent that those changes have a materially disproportionate adverse effect on that party and its subsidiaries, taken as a whole, relative to the adverse effect those changes or conditions have on other companies operating in the industries in which that party and its subsidiaries operate;

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any failure, in and of itself, by that party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (but not any facts or occurrences giving rise to or contributing to that failure that are not otherwise excluded from the definition of material adverse effect);

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the execution and delivery of the merger agreement, the public announcement of the merger agreement or the merger, the taking of any action required or expressly contemplated by the merger agreement or the identity of, or any facts or circumstances relating to any other party to the merger agreement or that other party’s subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of that party or any of its subsidiaries with customers, providers, suppliers, partners, officers or employees (except with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the merger agreement or completion of the transactions contemplated by the merger agreement);

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any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable law of or by any governmental authority, except to the extent that those events or changes have a materially disproportionate adverse effect on that party and its subsidiaries, taken as a whole, relative to the adverse effect those events or changes have on other companies operating in the industries in which that party and any of its subsidiaries operate;

•	any changes in United States generally accepted accounting principles (or authoritative interpretations of United States generally accepted accounting principles);

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any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement;

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any taking of any action at the written request of or with the consent of any other party to the merger agreement (but not any facts or occurrences resulting from that action that are not otherwise excluded from the definition of material adverse effect);

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any reduction in the credit rating of that party or any of its subsidiaries (but not any facts or occurrences giving rise to or contributing to that reduction that are not otherwise excluded from the definition of material adverse effect);

•	any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions;

•	any changes resulting from, arising under or relating to the Sebelius decision, including any state determining not to expand its Medicaid Programs pursuant to the Affordable Care Act;

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any changes to reimbursement rates or in methods or procedures for determining those rates, any changes to eligibility requirements or any other programmatic changes by any governmental authority that, in each case, have general application to other companies providing managed care services similar to the services that are provided by that party and its subsidiaries or to other companies operating in the industries in which that party and its subsidiaries operate, as applicable, except to the extent that those changes have a materially disproportionate adverse effect on that party and its subsidiaries, taken as a whole, relative to the adverse effect those changes have on other companies operating in the Medicaid or Medicare managed care industry or other industries in which that party and its subsidiaries operate;

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the failure, in and of itself, of that party or any of its subsidiaries to obtain the right to provide services in any jurisdiction under a contract with Centers for Medicare & Medicaid Services, any state agency or any other governmental authority pursuant to any “request for proposal,” procurement, re-procurement or similar process or the failure of any of those contracts to be renewed upon its expiration (but not any facts or occurrences giving rise to that failure that are not otherwise excluded from the definition of material adverse effect);

•	the effects on that party’s and its subsidiaries’ business arising from employee departures that result from the announcement of the merger agreement and the merger; or

•	any litigation or legal proceedings arising from allegations of a breach of fiduciary duty or violation of applicable law relating to the merger agreement or the merger.

Conduct of Business Pending the Merger

In general, except (i) as required or expressly contemplated by the merger agreement, (ii) as required or prohibited by applicable law or (iii) as set forth in the confidential disclosure schedules delivered to the other party concurrently with execution of the merger agreement, unless the other party otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed), Coventry, Aetna and their respective subsidiaries are required to conduct their business in the ordinary course of business consistent with past practice and in compliance in all material respects with applicable laws and permits and to use commercially reasonable efforts to preserve intact their business organization and relationships with third parties and to keep available the services of their present officers and employees.

Without limiting the generality of the foregoing and to the fullest extent permitted by applicable law, except as set forth in Coventry’s confidential disclosure schedule delivered to Aetna concurrently with execution of the merger agreement, unless Aetna otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed) and subject to certain exceptions and qualifications described in the merger agreement, each of Coventry and each of its subsidiaries is not permitted to, among other things:

•	amend its organizational documents;

•	merge or consolidate with any other entity;

•

acquire any assets, other than (i) assets other than securities in the ordinary course of business consistent with past practice in an amount not to exceed $20,000,000 in the aggregate, (ii) securities under Coventry’s investment portfolio consistent with Coventry’s historical investment policy and (iii) certain intracompany transactions;

•	adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

•

(i) split, combine or reclassify any shares of its capital stock, (ii) amend any term of any of its outstanding equity securities, (iii) in the case of Coventry only, declare or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities, other than regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed $0.125 per share of Coventry common stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events), (iv) in the case of Coventry’s subsidiaries only, fail to declare or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities in the ordinary course of business consistent with past practice or (v) redeem, repurchase, cancel or otherwise acquire any securities of Coventry or any of its subsidiaries, other than certain repurchases in connection with the exercise of options or the vesting or settlement of restricted shares or other similar awards, in each case in the ordinary course of business consistent with past practice;

•

issue, deliver or sell any shares of its capital stock or any securities convertible into or exercisable for, or any rights to acquire, any such capital stock or any such convertible securities, other than (i) the issuance of Coventry common stock upon the exercise of Coventry stock options or the vesting of Coventry stock units, in each case that are outstanding on the date of the merger agreement or are issued after the date of the merger agreement as permitted by the following clauses (iii) or (iv), (ii) in connection with certain intracompany transactions, (iii) grants (other than grants of Coventry stock options) to directors in the ordinary course of business consistent with past practice and (iv) the issuance of Coventry stock units with an aggregate fair market value equal to (A) $51,000,000 for annual grants to be made in the ordinary course of business consistent with past practice and (B) $7,000,000 for grants to be made to new hires in the ordinary course of business consistent with past practice, in each case subject to terms and conditions including the following:

•	each stock unit will vest in 25% increments per year;

•	the vesting of each stock unit will not accelerate in connection with merger; and

•

upon completion of the merger, each stock unit will (A) convert into a cash-settled restricted stock unit, with the number of Aetna common shares underlying such restricted stock unit equal to the product of (1) the number of shares of Coventry common stock represented by such stock unit multiplied by (2) the equity award cash consideration divided by the Aetna closing price; (B) not be credited with dividend equivalents; and (C) vest and settle on the earlier to occur of (1) the vesting date of such unit, subject to the holder’s continued employment through such vesting date and (2) the date the holder experiences an involuntary termination of employment without cause or such other termination of employment that would give rise to the payment of severance benefits under an arrangement applicable to the holder;

•

incur any capital expenditures in excess of (i) for 2012, $20,000,000 individually or $100,000,000 in the aggregate, (ii) for 2013, $20,000,000 individually or $110,000,000 in the aggregate, (iii) for 2014, $20,000,000 individually or $110,000,000 in the aggregate or (iv) for any consecutive six-month period falling completely in 2012, 2013 or 2014, 75% of the aggregate limit for that year as set forth in the foregoing clauses (i) through (iii);

•

sell, lease, license or otherwise dispose of any assets, other than (i) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $20,000,000 in the aggregate, (ii) securities under Coventry’s investment portfolio consistent with Coventry’s historical investment policy or (iii) certain intracompany transactions;

•

(i) make any material loans, advances or capital contributions, other than certain intracompany transactions, or (ii) incur, guarantee or repurchase any indebtedness for borrowed money, other than (a) in the ordinary course of business consistent with past practice in an amount not to exceed $25,000,000 in the aggregate or (b) certain intracompany transactions;

•	create or incur any lien (except for certain permitted liens) on any material asset;

•	enter into, terminate, extend or materially amend certain material contracts, other than for certain contracts in the ordinary course of business consistent with past practices;

•	terminate or amend in any material respect any material permit;

•

except as required by applicable law or employee benefit plans or other contracts as in effect on the date of the merger agreement, (i) grant any severance or termination pay to (or amend any existing arrangement with) any of Coventry’s directors, officers or employees other than (A) as required pursuant to employee benefit plans existing as of the date of the merger agreement or (B) in the ordinary course of business consistent with past practice for terminated employees in exchange for a general release of claims or other customary covenants, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the merger agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of Coventry’s directors, officers or employees, except that Coventry may provide new hires with offer letters in the ordinary course of business consistent with past practice, (iv) establish, adopt or amend any employee benefit plan or labor agreement, other than (A) as required by applicable law or (B) in the ordinary course of business consistent with past practice or (v) increase the compensation, bonus or other benefits payable to any of Coventry’s directors, officers or employees, other than increases in base compensation and bonus to directors and employees who are not considered to be executive officers in the ordinary course of business consistent with past practice (although the amount of bonus actually paid may be higher or lower than prior years based on actual performance and such payment will not be considered an increase) and increases in employee welfare benefits in the ordinary course of business consistent with past practice for employees generally;

•

make any material change in any method, principles or practice of accounting, except for any such change required by reason of, or advisable under, a concurrent change in United States generally accepted accounting principles, applicable statutory accounting principles or Regulation S-X under the Exchange Act;

•

make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, in each case with respect to Coventry or certain of its material subsidiaries, except for any such changes required by reason of a concurrent change in United States generally accepted accounting principles, applicable statutory accounting principles or Regulation S-X under the Exchange Act;

•	settle or compromise any proceeding, other than settlements or compromises involving only monetary payment in an amount not to exceed $2,000,000 individually or $15,000,000 in the aggregate;

•

sell, lease, license or otherwise dispose of, or create or incur any lien (other than certain permitted liens) on, any material intellectual property, other than in the ordinary course of business (i) pursuant to nonexclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets; or

•	agree, commit or propose to do any of the foregoing.

Without limiting the generality of the first paragraph of this section (under “—Conduct of Business Pending the Merger”) and to the fullest extent permitted by applicable law, except as set forth in Aetna’s confidential disclosure schedule delivered to Coventry concurrently with execution of the merger agreement, unless Coventry otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed) and subject to certain exceptions and qualifications described in the merger agreement, Aetna is not permitted to:

•	amend its organizational documents in a manner materially adverse to Coventry stockholders;

•

declare or pay any dividend or make any other distribution in respect of any shares of its capital stock, other than regular cash dividends in the ordinary course of business consistent with past practice; or

•	adopt a plan of complete or partial liquidation of Aetna.

Obligation of the Coventry Board of Directors to Recommend the Merger Agreement and Call a Stockholders’ Meeting

As promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on this proxy statement/prospectus or that Coventry may commence mailing this proxy statement, Coventry has agreed to call a meeting of its stockholders for the purpose of obtaining the vote of Coventry stockholders necessary to adopt the merger agreement. Coventry is permitted to adjourn, delay or postpone the meeting of its stockholders for the absence of a quorum or once, for a period not to exceed 30 calendar days, to solicit additional proxies for the adoption of the merger agreement. However, if Coventry adjourns, delays or postpones the meeting of its stockholders, Coventry must cause the meeting of its stockholder to be called and held as promptly as reasonably practicable after the originally scheduled time.

As discussed under “The Merger—Coventry Reasons for the Merger; Recommendation of the Coventry Board of Directors that Coventry Stockholders Adopt the Merger Agreement” beginning on page [—] of this proxy statement/prospectus, Coventry’s board of directors unanimously recommends that Coventry stockholders vote “FOR” the adoption of the merger agreement. Coventry’s board of directors, however, can (i) withdraw or modify in a manner adverse to Aetna its recommendation that Coventry stockholders adopt the merger agreement, (ii) recommend a competing acquisition proposal or (iii) terminate the merger agreement to enter into a definitive agreement providing for a superior acquisition proposal, in each case under specified circumstances as discussed under “—No Solicitation by Coventry” beginning on page [—] of this proxy statement/prospectus. However, unless the merger agreement has previously been terminated in accordance with its terms, the merger agreement must be submitted to Coventry stockholders for adoption (including if Coventry’s board of directors has withdrawn or modified in a manner adverse to Aetna its recommendation that Coventry stockholders adopt the merger agreement in response to (x) a superior acquisition proposal, but has not terminated the merger agreement to enter into a definitive agreement providing for such superior acquisition proposal, or (y) an event other than a superior acquisition proposal).

No Solicitation by Coventry

Subject to the exceptions described below, Coventry has agreed not to, and to cause its subsidiaries not to, and to use its reasonable best efforts to cause its and its subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors, intermediaries and representatives (which are collectively referred to in this proxy statement/prospectus as representatives) not to, directly or indirectly, among other things: (i) solicit, initiate or take any action to knowingly facilitate or knowingly encourage the submission of any acquisition proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Coventry or any of its subsidiaries or afford access to the business, properties, assets, books or records of Coventry or any of its subsidiaries to, otherwise cooperate in any way with or knowingly facilitate or knowingly encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal, (iii) (A) withdraw or modify (or fail to include in this proxy statement/prospectus) in a manner adverse to Aetna (including by failing to issue a press release reaffirming its recommendation within five business days of the date of any acquisition proposal or public disclosure of any material modification to any acquisition proposal) the recommendation of the Coventry board of directors that Coventry stockholders vote in favor of the adoption of the merger agreement or (B) recommend, adopt or approve an acquisition proposal (any of the actions described in this clause (iii) are referred to in this proxy statement/prospectus as an adverse recommendation change) or (iv) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL. Without limiting the generality of the foregoing, any violation of the restrictions on Coventry set forth in the preceding sentence by any representative of Coventry or any of its subsidiaries will be treated as a breach by Coventry.

However, at any time prior to the adoption of the merger agreement by Coventry stockholders, Coventry is permitted to, directly or indirectly through its representatives, and subject to certain exceptions and qualifications described in the merger agreement:

•

contact any third party that has made after the date of the merger agreement an unsolicited written acquisition proposal in order to ascertain facts or clarify terms for the sole purpose of Coventry’s board of directors informing itself about such acquisition proposal and such third party;

•

(i) engage in negotiations or discussions with any third party that, subject to Coventry’s compliance with the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation by Coventry”) has made after the date of the merger agreement a superior proposal (as defined below) or an unsolicited written acquisition proposal that Coventry’s board of directors determines is reasonably likely to lead to a superior proposal, (ii) thereafter furnish to such third party and its representatives and financing sources nonpublic information relating to Coventry or any of its subsidiaries pursuant to a confidentiality agreement (which confidentiality agreement may not include any provision requiring exclusive negotiations with such third party) with confidentiality terms no less favorable to Coventry than those contained in the confidentiality agreement between Coventry and Aetna, and provided that all such nonpublic information (to the extent not previously provided or made available to Aetna) is provided or made available to Aetna, as the case may be, promptly (but no later than one business day) after or substantially concurrently with the time it is provided or made available to such third party and (iii) following receipt of a superior proposal after the date of the merger agreement, (A) make an adverse recommendation change and/or (B) subject to payment to Aetna of the termination fee as more fully described below, terminate the merger agreement to enter into a definitive agreement providing for such superior proposal; and

•	make an adverse recommendation change involving or relating to an intervening event (as defined below).

Coventry is only permitted to take the actions described in the second or third bullets above if Coventry’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to Coventry stockholders under applicable law.

In addition, Coventry’s board of directors is not permitted to take any of the actions described in the second bullet above unless Coventry has delivered to Aetna written notice advising Aetna that it intends to take such action, and Coventry continues to advise Aetna, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable third party. Coventry must also notify Aetna promptly (but in no event later than 24 hours) after receipt by Coventry (or any of its representatives) of any acquisition proposal, any indication that a third party is considering making an acquisition proposal or any request for information relating to Coventry or any of its subsidiaries or for access to the business, properties, assets, books or records of Coventry or any of its subsidiaries by any third party that may be considering making, or has made, an acquisition proposal.

In addition, Coventry’s board of directors is not permitted to make an adverse recommendation change involving or relating to a superior proposal (or terminate the merger agreement to enter into a definitive agreement providing for a superior proposal as described under “—Termination of the Merger Agreement” beginning on page [—] of this proxy statement/prospectus), unless (i) Coventry promptly notifies Aetna, in writing at least five calendar days before taking that action, that it intends to take that action, attaching the most current version of any proposed agreement (or a detailed summary of all material terms and the identity of the offeror), (ii) if requested by Aetna, during such five calendar day period, Coventry and its representatives have discussed and negotiated in good faith with Aetna regarding any proposal by Aetna to amend the terms of the merger agreement in response to such superior proposal and (iii) after such five calendar day period, Coventry’s board of directors determines in good faith, taking into account any proposal by Aetna to amend the terms of the merger agreement, that such third-party acquisition proposal continues to constitute a superior proposal. Any amendment to the financial terms or other material terms of such superior proposal requires a new written notification from Coventry and commences a new notice period under the preceding sentence, except that such new notice period will be for three business days rather than five calendar days.

Coventry’s board of directors is not permitted to make an adverse recommendation change in response to an intervening event unless Coventry (i) has provided to Aetna at least two business days prior written notice advising Aetna that Coventry’s board of directors intends to make such an adverse recommendation change with respect to such intervening event and (ii) if requested by Aetna, during such two business day period, Coventry and its representatives have discussed and negotiated in good faith with Aetna regarding any proposal by Aetna to amend the terms of the merger agreement in response to such intervening event.

“Acquisition proposal” means, any inquiry, proposal, indication of interest or offer from any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Aetna and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of Coventry and its subsidiaries (including securities of subsidiaries) equal to 20% or more of Coventry’s consolidated assets or to which 20% or more of Coventry’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity or voting securities of Coventry, (iii) tender offer or exchange offer that, if completed, would result in any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Aetna and its subsidiaries, beneficially owning 20% or more of any class of equity or voting securities of Coventry or (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Coventry which is structured to permit, or involves, the acquisition by any person or “group” (as defined in Section 13(d) of the Exchange Act), other than Aetna and its subsidiaries, of beneficial ownership of (A) assets of Coventry and its subsidiaries equal to 20% or more of Coventry’s consolidated assets or to which 20% or more of Coventry’s revenues or earnings on a consolidated basis are attributable or (B) 20% or more of any class of equity or voting securities of Coventry.

“Intervening event” means any material event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that (i) was not known or reasonably foreseeable to Coventry’s board of directors or executive officers as of or prior to the date of the merger agreement and (ii) does not relate to or involve an acquisition proposal.

“Superior proposal” means any unsolicited written acquisition proposal (with all references to “20%” in the definition of acquisition proposal being deemed to be references to “50%”) on terms that Coventry’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the acquisition proposal that Coventry’s board of directors considers to be appropriate (including the expected timing and likelihood of completion, any governmental or other approval requirements, break-up fees, expense reimbursement provisions, conditions to completion and availability of necessary financing), would result in a transaction (i) that if completed, is more favorable to Coventry stockholders from a financial point of view (taking into account, among other items, the tax attributes of such transaction) than the merger (taking into account any proposal by Aetna to amend the terms of the merger agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the acquisition proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such acquisition proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed in a manner comparable to Aetna’s and Merger Sub’s financing (or which is reasonably determined to be available by the Coventry board of directors).

Coventry has agreed to, to cause its subsidiaries to, and to use its reasonable best efforts to cause its and its subsidiaries’ respective representatives to, terminate any and all existing activities, discussions or negotiations, if any, with any third parties conducted prior to the date of the merger agreement with respect to any acquisition proposal, and to use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about Coventry that was furnished by or on behalf of Coventry to return or destroy all such information.

Reasonable Best Efforts Covenant

Aetna and Coventry have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to complete the merger, including preparing and filing as promptly as practicable all necessary governmental or third-party filings, notices and other documents and obtaining and maintaining all required licenses, authorizations, permits, consents, approvals, clearances, variances, exemptions, orders and other confirmations required to be obtained to complete the merger and cooperating to the extent reasonable with the other parties to the merger agreement in their efforts to comply with their obligations under the merger agreement. Aetna’s and Coventry’s obligation to use their respective reasonable best efforts may include contesting (which may include contesting by litigation) any (i) action, suit, investigation or proceeding brought by any governmental authority in a federal, state or administrative court seeking to enjoin, restrain, prevent, prohibit or make illegal completion of the merger or seeking damages or to impose any terms or conditions in connection with the merger or (ii) order that has been entered by a federal, state or administrative court that enjoins, restrains, prevents, prohibits or makes illegal completion of the merger or imposes any damages, terms or conditions in connection with the merger. Subject to the immediately preceding sentence, Aetna’s obligation to use its reasonable best efforts includes taking all actions and doing all things necessary, proper or advisable under applicable law (including divestitures and the entry into other commitments and limitations) to obtain the following governmental approvals, so long as such actions would not have and would not reasonably be expected to have, individually or in the aggregate, a regulatory material adverse effect on Aetna or Coventry: (i) the expiration or early termination of any applicable waiting period relating to the merger under the HSR Act, (ii) approvals in connection with any other applicable law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or (iii) the required governmental authorizations (the matters described in clause (i) through (iii) are referred to in this proxy statement/prospectus as the specified regulatory matters).

However, notwithstanding the foregoing paragraph, (i) Aetna, Coventry and their respective affiliates are not required to take any action that is not conditioned upon completion of the merger and (ii) Coventry and its affiliates are not permitted to agree to any obligation or other action relating to the consents or approvals required in connection with the merger without Aetna’s prior consent.

“Regulatory material adverse effect” means, with respect to Aetna or Coventry, as the case may be, any event, change, effect, development or occurrence, in each case resulting from or arising out of the specified regulatory matters, that has a material adverse effect on the financial condition, business, revenue or EBITDA (as defined in the merger agreement) of that party and its subsidiaries, taken as a whole. For purposes of determining whether any action, term or condition would have or would reasonably be expected to have a regulatory material adverse effect on Aetna, Aetna and its subsidiaries will collectively be deemed to be a company the size of (and with revenue and EBITDA equal to those of) Coventry and its subsidiaries, taken as a whole. For purposes of determining whether any action, term or condition would have or would reasonably be expected to have a regulatory material adverse effect on Aetna or Coventry, (i) impacts on the synergies expected to be realized from the merger that are publicly disclosed by Aetna will be taken into account and (ii) impacts on Aetna, Coventry or any of their respective subsidiaries will be aggregated.

Aetna and Coventry have agreed not to, and to cause their respective subsidiaries not to, directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent or exemption of any governmental authority necessary to complete the merger and the other transactions contemplated by the merger agreement or the expiration or early termination of any applicable waiting period; (ii) materially increase the risk of any governmental authority entering an order prohibiting completion of the merger and the other transactions contemplated by the merger agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

Financing

Aetna Obligations to Obtain Financing

Each of Aetna and Merger Sub has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to complete and obtain the financing for the merger on substantially the terms and conditions described in the debt commitment letter, including, among other things, using commercially reasonable efforts to (i) negotiate and enter into definitive financing agreements on the terms and conditions contemplated by the debt commitment letter no later than the date that is three months from the date of the merger agreement and (ii) satisfy (or if determined advisable by Aetna and Merger Sub, obtain the waiver of) on a timely basis all conditions to obtaining the debt financing within Aetna’s and Merger Sub’s control and to comply with all of its obligations pursuant to the debt commitment letter and any of the definitive financing agreements. Upon satisfaction of all conditions to funding contained in the debt commitment letter, each of Aetna and Merger Sub has agreed to use its commercially reasonable efforts to (x) cause the financing sources to fund the debt financing required to complete the transactions contemplated by the merger agreement and to pay related fees and expenses at completion of the merger and (y) enforce all of its rights under the debt commitment letter.

If any portion of the financing contemplated by the debt commitment letter becomes unavailable, Aetna and Merger Sub must (i) use their commercially reasonable efforts to obtain alternative debt financing as promptly as practicable in an amount sufficient to complete the transactions contemplated by the merger agreement and (ii) promptly notify Coventry of such unavailability and the reason for such unavailability.

Each of Aetna and Merger Sub has agreed to give Coventry prompt notice of, among other things, (i) any material breach by any party to the debt commitment letter or any of the definitive financing agreements of which it has become aware, (ii) any termination of the debt commitment letter or any of the definitive financing agreements and (iii) the receipt of any notice or other communication from any financing source with respect to such financing source’s failure or anticipated failure to fund its commitments under the debt commitment letter or any of the definitive financing agreements. Aetna and Merger Sub have also agreed to keep Coventry reasonably informed on a reasonably current basis of the status of their efforts to complete the debt financing for the merger.

Aetna may (i) replace the existing debt commitment letter with a replacement debt commitment letter pursuant to which financial institutions selected by it commit to provide replacement debt financing to finance the transactions contemplated by the merger agreement and (ii) on or following the effectiveness of any replacement debt commitment letter, terminate the existing debt commitment letter and the commitments thereunder. Aetna may not, however, replace any existing debt commitment letter or definitive financing agreement except on terms substantially similar to the terms of the debt commitment letter or definitive financing agreement being replaced (other than economic terms, which will be as good as or better for Aetna and Merger Sub than those in the debt commitment letter or definitive financing agreement being replaced).

Aetna and Merger Sub may not, without Coventry’s prior written consent (not to be unreasonably withheld), permit any amendment or modification to, or any waiver of any provision or remedy under, any debt commitment letter or any of the definitive financing agreements unless the terms of such debt commitment letter or definitive financing agreements, in each case as so amended, modified or waived, are substantially similar to those in such debt commitment letter or definitive financing agreement prior to giving effect to such amendment, modification or waiver (other than economic terms, which must be as good as or better for Aetna and Merger Sub as those in the debt commitment letter or definitive financing agreement relating thereto prior to giving effect to such amendment, modification or waiver). However, in the case of amendments or modifications of the debt commitment letter or any of the definitive financing agreements, the foregoing will only apply if such amendment or modification (i) could reasonably be expected to (A) adversely affect the ability or likelihood of Aetna or Merger Sub timely completing the transactions contemplated by the merger agreement or (B) make the timely funding of the debt financing or the satisfaction of the conditions to obtaining the debt financing less likely to occur, (ii) reduces the amount of the debt financing or (iii) adversely affects the ability of Aetna or Merger Sub to enforce their rights against other parties to the debt commitment letter or any of the definitive financing agreements.

Cooperation of Coventry

Coventry has agreed to, and to cause its subsidiaries to, at the sole expense of Aetna, use its commercially reasonable efforts to provide such cooperation as may be reasonably requested by Aetna in connection with the arrangement of any financing to be completed in connection with the merger, so long as such requested cooperation does not unreasonably interfere with the ongoing operations of Coventry and its subsidiaries, including, among other things, to:

•

as promptly as reasonably practicable, provide information (financial or otherwise) relating to Coventry to the persons providing the financing to the extent reasonably requested by Aetna to assist in preparation of customary offering or informational documents to be used for completion of the financing;

•

cooperate with the marketing efforts of Aetna and its financing sources, including by participating in a reasonable number of meetings, due diligence sessions and road shows, at times and at locations reasonably acceptable to Coventry;

•

reasonably assist in the preparation of customary offering memoranda, rating agency presentations, lender presentations, financial statements, private placement memoranda, prospectuses and other similar documents, including by furnishing certain financial statements of Coventry;

•

make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, documents and information relating to Coventry and its subsidiaries, in each case, as may be reasonably requested by Aetna;

•	obtain any necessary consents from auditors in connection with any filings with the SEC;

•

obtain customary legal opinions, financing accountants’ comfort letters and consents of accountants for use of their reports in any materials relating to the financing and in connection with any filings required to be made by Aetna pursuant to the Securities Act or the Exchange Act;

•	subject to customary confidentiality provisions, provide customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders or investors; and

•

obtain customary payoff letters and instruments of discharge to be delivered at completion of the merger to allow for the payoff, discharge and termination in full on such date of Coventry’s existing credit facility.

The merger agreement provides that Aetna will, promptly upon request by Coventry, reimburse Coventry for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Coventry or any of its subsidiaries in connection with their cooperation in connection with Aetna’s acquisition-related financing activities. Aetna and Merger Sub have also agreed to, on a joint and several basis, indemnify and hold harmless Coventry, its subsidiaries, and their respective representatives from and against any and all liabilities, losses, damages, claims, costs expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with any financing or other securities offering of Aetna or its subsidiaries or any assistance or activities provided in connection therewith.

Compliance with Coventry’s Existing Indentures

Coventry has agreed to use its reasonable best efforts to timely provide or cause to be provided, in accordance with the provisions of the indentures governing its outstanding notes, to the trustee under each such indenture, any notices, announcements, certificates or legal opinions required by such Indenture to be provided in connection with the merger prior to completion of the merger.

Proxy Statement and Registration Statement Covenant

Subject to certain conditions described in the merger agreement, Coventry and Aetna have agreed to cooperate (i) in connection with the preparation and filing with the SEC, as promptly as reasonably practicable after the date of the merger agreement, this proxy statement/prospectus, (ii) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with completion of the transactions contemplated by the merger agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the proxy statement or the registration statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Coventry and Aetna will use their respective reasonable best efforts to cause (i) each of the proxy statement and the registration statement, and any amendments or supplements thereto, when filed, to comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, respectively,

(ii) the proxy statement and the registration statement to be cleared by the SEC and the registration statement to become effective under the Securities Act as promptly as practicable after filing and (iii) the registration statement to remain effective as long as is necessary to complete the merger and the other transactions contemplated by the merger agreement.

Coventry will use its reasonable best efforts to cause the proxy statement (and all other proxy materials for its stockholders’ meeting) to be mailed to its stockholders as promptly as practicable after the registration statement becomes effective, and, except to the extent that the Coventry board of directors makes an adverse recommendation change as described under “—No Solicitation by Coventry” beginning on page [—] of this proxy statement/prospectus, such proxy statement will contain the recommendation of Coventry’s board of directors that Coventry stockholders vote in favor of adoption of the merger agreement.

Indemnification and Insurance

The merger agreement provides that, from and after completion of the merger, Aetna will (and Aetna will cause Coventry, as the surviving corporation in the merger, to), to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and, subject to certain conditions, promptly advance expenses from time to time as incurred to, the present and former directors, officers and employees of Coventry and its subsidiaries (who are collectively referred to in this proxy statement/prospectus as indemnified persons) from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur, prior to or at completion of the merger in their capacities as officers, directors and employees of Coventry.

The merger agreement also provides that, from and after completion of the merger, Coventry, as the surviving corporation in the merger, will (and Aetna will cause Coventry, as the surviving corporation in the merger, to), maintain in effect the provisions in its organizational documents to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of indemnified persons, as applicable, with respect to facts or circumstances occurring at or prior to completion of the merger, on the same basis as set forth in the certificate of incorporation and bylaws of Coventry in effect on the date of the merger agreement, to the fullest extent permitted from time to time under applicable law.

The merger agreement provides that, prior to completion of the merger, Coventry will, in consultation with Aetna, obtain a six-year extended reporting period endorsement with respect to its currently existing directors’ and officers’ liability insurance and fiduciary liability insurance, which endorsement will contain coverage that is at least as protective to the persons covered by such currently existing insurance, and Coventry will maintain such endorsement in full force and effect for its full term. However, if the aggregate cost for such “tail” policy exceeds 300% of the per annum rate of premium paid by Coventry for its existing coverage, then Coventry may only procure the maximum amount of coverage that is then available for 300% of such annual premium. Such endorsement will be placed through brokers and with insurance carriers specified by Aetna and as are reasonably acceptable to Coventry.

Aetna and Coventry have agreed that the rights of each indemnified person described in this section of this proxy statement/prospectus are in addition to any rights such person may have under Coventry’s (or any of its subsidiaries’) organizational documents, under any applicable law or under any agreement between such indemnified person and Coventry (or any of its subsidiaries), and Aetna will, and will cause Coventry, as the surviving corporation in the merger, to, honor and perform under all indemnification agreements entered into by Coventry or any of its subsidiaries. Aetna’s obligations described in this section of this proxy statement/prospectus may not be terminated or modified in a way that adversely affects any indemnified person unless the affected indemnified person consents in writing. If any indemnified person makes any claim for indemnification or advancement of expenses pursuant to the rights described in this section of this proxy statement/prospectus and such claim is denied by Aetna or Coventry, as the surviving corporation in the merger, and a court of competent jurisdiction determines that the indemnified person is entitled to such indemnification, then Aetna or Coventry will be required to pay such indemnified person’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Aetna or Coventry.

Employee Matters

The merger agreement provides that (i) until the end of the calendar year in which the merger is completed, Aetna will provide to employees of Coventry and its subsidiaries as of completion of the merger who continue employment with Coventry (as the surviving corporation in the merger) or any of Aetna’s subsidiaries, which employees are referred to in this proxy statement/prospectus as continuing employees, and for so long as they continue such employment during such period, compensation (including base salary, bonus and other incentive compensation opportunities) and employee benefits that are no less favorable in the aggregate than the compensation and employee benefits provided by Coventry and its subsidiaries to the continuing employees as in effect immediately prior to completion of the merger and (ii) for a period of two years following completion of the merger, Aetna will provide the continuing employees with severance benefits in amounts and on terms and conditions that are no less favorable than those provided to such individuals immediately prior to completion of the merger, as set forth in Coventry’s Severance Pay Plan, effective January 1, 2012.

In addition, the merger agreement provides that, with respect to each employee benefit plan maintained by Aetna or any of its subsidiaries in which continuing employees become eligible to participate, Aetna will (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such continuing employees under any health and welfare plan, (ii) recognize such continuing employees’ service accrued (or otherwise credited by Coventry or its subsidiaries) prior to completion of the merger for all purposes under such plans (except for the purposes of benefit accrual under any defined benefit pension plan), provided that credit will not be given to the extent it would result in the duplication of benefits for the same period of service and (iii) if applicable, cause to be credited any deductibles or out-of-pocket expenses incurred by the continuing employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in Aetna’s health plans to avoid any double counting during the year in which the merger is completed of such deductibles or out-of-pocket expenses.

Under the terms of the merger agreement, none of the matters described under this section of this proxy statement/prospectus will (i) obligate Aetna, Coventry (as the surviving corporation in the merger), or any of their respective affiliates to retain the employment of any particular employee, (ii) prohibit Aetna or its affiliates from revising, amending or terminating any employee benefit plan, (iii) be construed as an amendment of any employee benefit plan or (iv) create any third-party beneficiary rights in any director, officer, employee or individual independent contractor (including former directors, officers, employees or individual independent contractors) of Coventry or any of its subsidiaries (including any beneficiary or dependent of such individual). Except as set forth in the immediately preceding sentence, after completion of the merger Aetna will (or, as applicable, cause its subsidiaries to) honor all obligations under all employee benefit plans that exist on the date of the merger agreement (or as established or amended in accordance with or permitted by the merger agreement) that apply to any current or former employee, or current or former director, of Coventry or its subsidiaries.

Tax Matters

As more fully described in the merger agreement, Coventry has agreed that, unless Aetna otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed), and subject to certain exceptions and qualifications described in the merger agreement, neither Coventry nor any of its subsidiaries will: (i) make or change any tax election; (ii) change any annual tax accounting period; (iii) adopt or change any method of tax accounting; (iv) enter into any closing agreement with respect to taxes; (v) consent to any extension or waiver of the limitations period applicable to any tax claim or assessment; (vi) file any amended tax returns or claims for tax refunds; (vii) settle or surrender any material tax claim, audit or assessment; or (viii) surrender any right to claim a tax refund.

Other Agreements

The merger agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things, and subject to certain exceptions and qualifications described in the merger agreement:

•	Coventry to provide Aetna and its representatives with reasonable access to Coventry’s offices, properties, contracts, books and records;

•

Coventry to advise Aetna of any stockholder litigation against Coventry or any of its directors relating to the merger agreement or the merger, to give Aetna the right to consult with Coventry regarding the defense or settlement of any such stockholder litigation and not to settle any such stockholder litigation without Aetna’s prior consent (which consent may not be unreasonably withheld or delayed);

•

Coventry to use commercially reasonable efforts to consult with Aetna on strategic and operational matters and, if requested by Aetna, to form a joint transition team which will be responsible for facilitation of a transition and integration planning process;

•

subject to certain exceptions, the parties to consult with each other before issuing any press release, making any public statement or taking certain other actions, in each case with respect to the merger agreement or the merger; and

•	Coventry and Aetna to notify the other of certain events.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before completion of the merger, whether before or after Coventry stockholders have adopted the merger agreement, in any of the following ways:

•	by mutual written consent of Aetna and Coventry;

•	by either Aetna or Coventry, if:

•

the merger has not been completed on or before August 19, 2013, which is referred to in this proxy statement/prospectus as the initial end date, unless all conditions to completion have been satisfied on the initial end date other than the regulatory approvals condition and either Aetna or Coventry elects to extend the initial end date to November 19, 2013, which together with the initial end date is referred to in this proxy statement/prospectus as the end date, in which case the merger agreement may be terminated by either Aetna or Coventry if the merger has not been completed on or before November 19, 2013. However, the right to terminate the merger agreement at the end date or extend the initial end date to November 19, 2013 will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be completed by such time. If the initial end date is extended to November 19, 2013 and the merger has not been completed on or before November 19, 2013, before exercising the right to terminate the merger agreement as described in this bullet, Aetna or Coventry, as applicable, will, if requested by the other, consider in good faith agreeing (but will be under no obligation to agree) to a further extension of the end date;

•

there is in effect any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any governmental authority (which are collectively referred to in this proxy statement as orders) that has become final and non-appealable and that prohibits completion of the merger;

•	Coventry stockholders fail to adopt the merger agreement upon a vote taken on a proposal to adopt the merger agreement at a Coventry stockholders’ meeting called for that purpose; or

•	there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the other party that would cause the other party to fail to satisfy the applicable condition to completion of the merger related to accuracy of representations and warranties or performance of covenants and agreements, and such breach or failure to perform either (i) is incapable of being cured by the end date or (ii) has not been cured within 30 days following notice from the non-breaching or non-failing-to-perform party of such breach or failure to perform; or

•	by Aetna, if:

•

Coventry’s board of directors makes an adverse recommendation change or fails to publicly confirm its recommendation to Coventry stockholders in favor of adopting the merger agreement within seven business days of a written request by Aetna to do so; or

•

Coventry has breached in any material respect any of its obligations described under “—No Solicitation by Coventry” beginning on page [—] of this proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of adopting the merger agreement (except where the breach is the result of an isolated action by a representative (other than a director or officer) of Coventry, the breach is not caused by or within the knowledge of, Coventry, Coventry has taken appropriate action to remedy the breach and Aetna is not significantly harmed by the breach); or

•	by Coventry:

•

prior to Coventry stockholders adopting the merger, in order to enter into a definitive agreement providing for a superior proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of the merger agreement as described in this bullet) in accordance with, and subject to the terms and conditions of, Coventry’s obligations described under “—No Solicitation by Coventry” beginning on page [—] of this proxy statement/prospectus, and in advance of or concurrently with such termination, Coventry pays to Aetna the termination fee described under “—Termination Fees and Expenses—Termination Fee Payable by Coventry” beginning on page [—] of this proxy statement/prospectus; or

•

(i) there is in effect any order in respect of the specified regulatory matters that has not become final and non-appealable and that prohibits completion of the merger, (ii) within 30 days of the order taking effect, Aetna has not instituted appropriate proceedings seeking to have the order terminated and (iii) Aetna’s failure to institute appropriate proceedings has not been cured within 10 days following irrevocable written notice to Aetna from Coventry of Coventry’s intent to terminate the merger agreement in respect of such failure (which notice may not be given prior to the expiration of such 30-day period and will not be effective if Aetna institutes appropriate proceedings within such 10-day period).

If the merger agreement is validly terminated, the merger agreement will become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of any party) to the other, except that certain designated provisions, including the provisions regarding termination fees, will survive termination. However, none of the parties to the merger agreement will be relieved or released from any liabilities or damages resulting from any fraud by any party or any willful and intentional breach of any representation, warranty, covenant or agreement set forth in the merger agreement.

Termination Fees and Expenses

Termination Fee Payable by Coventry

Coventry has agreed to pay Aetna a termination fee of $167.5 million if:

•

Aetna terminates the merger agreement because Coventry’s board of directors makes an adverse recommendation change or fails to reaffirm its recommendation to Coventry stockholders in favor of adoption of the merger agreement within seven business days after receipt of a written request to do so from Aetna;

•

Aetna terminates the merger agreement due to Coventry’s breach in any material respect of its obligations described under “—No Solicitation by Coventry” beginning on page [—] of this proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders for purposes of adopting the merger agreement (except where such breach is the result of an isolated action by a representative (other than a director or officer) of Coventry, such breach is not caused by or within the knowledge of, Coventry, Coventry has taken appropriate action to remedy the breach and Aetna is not significantly harmed by the breach);

•

Aetna or Coventry terminates the merger agreement due to Coventry stockholders’ failure to adopt the merger agreement upon a vote taken on a proposal to adopt the merger agreement at a Coventry stockholders’ meeting called for that purpose and Coventry’s board of directors has made an adverse recommendation change;

•

Aetna or Coventry terminates the merger agreement due to Coventry stockholders’ failure to adopt the merger agreement upon a vote taken on a proposal to adopt the merger agreement at a Coventry stockholders’ meeting called for that purpose and Coventry’s board of directors has not made an adverse recommendation change, but an acquisition proposal (substituting references to 20% with references to 50% in the definition of acquisition proposal) was publicly proposed, announced or disclosed and not irrevocably withdrawn before the Coventry stockholders’ meeting, except that Coventry initially will only be required to pay Aetna 25% of the $167.5 million termination fee upon termination (with the remaining 75% payable to Aetna if Coventry enters into an agreement providing for, or completes, an alternative transaction within 12 months of such termination); or

•

prior to Coventry stockholders adopting the merger agreement, Coventry terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal in accordance with, and subject to the terms and conditions of, the obligations described under “—No Solicitation by Coventry” beginning on page [—] of this proxy statement/prospectus.

Termination Fee Payable by Aetna

Aetna has agreed to pay Coventry a termination fee of $450.0 million if both (x) the merger agreement is terminated:

•	by Coventry or Aetna because the merger has not been completed on or before the end date;

•	by Coventry or Aetna because there is in effect any final and non-appealable order in respect of the specified regulatory matters that prohibits completion of the merger; or

•

by Coventry because (i) there is in effect any order in respect of the specified regulatory matters that prohibits completion of the merger, which order has not become final and non-appealable, (ii) within 30 days of that order taking effect, Aetna has not instituted appropriate proceedings seeking to have that order terminated and (iii) Aetna’s failure to institute appropriate proceedings has not been cured within 10 days following notice to Aetna from Coventry of Coventry’s intent to terminate the merger agreement (which notice may not be given prior to the expiration of such 30-day period and will not be effective if Aetna institutes appropriate proceedings within such 10-day period);

and (y) at the time of termination of the merger agreement, all of the conditions to Aetna’s and Merger Sub’s obligation to complete the merger are satisfied other than (i) the regulatory approvals condition, (ii) the condition requiring the absence of any applicable law being in effect that prohibits completion of the merger (but only if that condition is not satisfied solely due to a final and non-appealable order in respect of the specified regulatory matters) and (iii) those conditions that, by their nature, cannot be satisfied until the date on which the merger is completed, but which conditions would be satisfied if such date were the date of termination.

However, Aetna has no obligation to pay the termination fee if the failure of the regulatory approvals condition is caused by Coventry’s willful and intentional breach of its obligations described under “—Reasonable Best Efforts Covenant” beginning on page [—] of this proxy statement/prospectus.

Exclusive Remedy

Except in the case of fraud, if either party receives a termination fee in accordance with the provisions of the merger agreement, the receipt of the termination fee will be the receiving party’s sole and exclusive remedy against the paying party and its subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates and representatives, and none of the paying party, any of its subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or representatives will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement.

To the extent that a termination fee is not promptly paid by any party when due, the party failing to pay the termination fee is also required to pay any costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with legal action taken to enforce the merger agreement that results in a judgment for such amount against the party failing to promptly pay such amount, together with interest on the unpaid fee.

Other Expenses

Except as discussed above, the merger agreement provides that each of Aetna and Coventry will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement.

Specific Performance; Remedies

The parties to the merger agreement are entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. This entitlement is in addition to any other remedy to which the parties are entitled at law or in equity.

Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any legal or equitable rights or remedies, except:

•

from and after completion of the merger, the right of Coventry stockholders to receive the merger consideration and the right of holders of Coventry stock options, restricted shares or Coventry stock units to receive the consideration described under the respective subsections under “—Treatment of Coventry Equity Awards” beginning on page [—] of this proxy statement/prospectus;

•	the right of Coventry, on behalf of its stockholders, to pursue damages in the event of Aetna’s or Merger Sub’s wrongful termination or breach of the merger agreement;

•	the right of the indemnified persons to enforce the obligations described under “—Indemnification and Insurance” beginning on page [—] of this proxy statement/prospectus; and

•

the right of any financing sources to enforce certain provisions of the merger agreement relating to the law governing the merger agreement, the jurisdiction and venue for resolution of disputes arising under the merger agreement and the waiver of jury trial by the parties to the merger agreements.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before completion of the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after adoption of the merger agreement by Coventry stockholders, the parties may not amend or waive any provision of the merger agreement if such amendment or waiver would require further approval of Coventry stockholders under applicable law unless such approval has first been obtained.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

In considering the recommendation of the Coventry board of directors to adopt the merger agreement, you should be aware that Coventry’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Coventry stockholders generally. The Coventry board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to Coventry stockholders that the merger agreement be adopted. These interests include those described below.

Completion of the transactions contemplated by the merger agreement will constitute a change in control of Coventry under all of the Coventry agreements and arrangements described below.

Equity Interests of Coventry’s Directors and Executive Officers

At completion of the merger, each in-the-money option outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, will be cancelled and converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (x) the excess of (i) the equity award cash consideration over (ii) the applicable per share exercise price of that in-the-money option multiplied by (y) the total number of shares of Coventry common stock underlying that in-the-money option.

During the 60-day period following the date of the merger agreement, Aetna, in consultation with Coventry, will consider the appropriate treatment of each underwater option outstanding under any Coventry employee benefit plan, whether or not vested or exercisable, taking into account the appropriate terms and conditions of each such underwater option.

At completion of the merger, each outstanding restricted share of Coventry common stock (which represents a share of Coventry common stock subject to vesting and forfeiture restrictions) will be converted into the right to receive the merger consideration, less applicable withholding taxes.

At completion of the merger, each Coventry stock unit outstanding under any Coventry employee benefit plan that is a cashed-out unit will be converted into the right to receive an amount in cash, without interest and less applicable withholding taxes, equal to the product of (a) the equity award cash consideration multiplied by (b) the number of shares of Coventry common stock underlying that cashed-out unit.

At completion of the merger, each Coventry stock unit outstanding under any Coventry employee benefit plan that is a rollover unit will be converted into a cash-settled Aetna restricted stock unit with the number of Aetna common shares underlying that cash-settled Aetna restricted stock unit equal to the product of (x) the number of shares of Coventry common stock underlying that rollover unit immediately prior to completion of the merger multiplied by (y) the quotient of (i) the equity award cash consideration divided by (ii) the Aetna closing price. Each such cash-settled Aetna restricted stock unit will be subject to the same terms and conditions (including service-based vesting) as applied to the corresponding rollover unit immediately prior to completion of the merger.

The following table sets forth, as of September 14, 2012, the number of (i) in-the-money options, (ii) underwater options, (iii) restricted shares of Coventry common stock that will vest as a result of the merger (which are referred to in this proxy statement/prospectus as the restricted shares), (iv) cashed-out units and (v) rollover units, in each case held by such director or executive officer. The following table is based on the following assumptions:

•	the Aetna closing price is equal to $39.53, which is the average closing price of Aetna common shares over the first five business days following the date of the merger agreement; and

•	the equity award cash consideration is $42.66 (which is based on the Aetna closing price set forth in the immediately preceding bullet).

Certain Equity Holdings of Coventry’s Directors and Executive Officers(1)

Name	In-the-Money Options		Underwater Options		Restricted Shares	Cashed-Out Units		Rollover Units
Allen F. Wise	—		—		—	245,875	(16)	—
Chief Executive Officer
Randy P. Giles	133,186	(2)	—		29,400	33,522		—
Executive Vice President, Chief Financial Officer and Treasurer
Michael D. Bahr	240,725	(3)	88,750	(4)	62,504	61,458		—
Executive Vice President and Chief Operating Officer
Harvey C. DeMovick	—		—		—	—		95,438	(17)
Executive Vice President, Customer Services Organization and Information Technology
Thomas C. Zielinski	187,609	(5)	185,000	(4)	21,485	33,522		—
Executive Vice President and General Counsel
John J. Ruhlmann	54,493	(6)	110,000	(4)	18,594	17,879		—
Senior Vice President and Corporate Controller
Timothy E. Nolan	141,588	(7)	—		40,981	27,935		—
Executive Vice President, Government Programs
Joel Ackerman, Director	28,230	(8)	—		—	44,033		—
L. Dale Crandall, Director	52,150	(9)	10,337	(4)	—	13,136		—
Lawrence Kugelman, Director	21,296	(10)	—		1,852	2,962		—
Daniel N. Mendelson, Director	—		22,500	(4)	1,852	43,172		—
Rodman W. Moorhead, III, Director	29,400	(11)	—		—	—		—
Michael A. Stocker, M.D., Director	24,991	(12)	—		1,852	—		—
Joseph R. Swedish, Director	23,740	(13)	—		1,852	—		—
Elizabeth E. Tallet, Director	28,353	(14)	14,570	(4)	—	16,355		—
Timothy T. Weglicki, Director	36,247	(15)	6,105	(4)	1,852	5,132		—

(1)	John J. Stelben and Kevin P. Conlin resigned from Coventry effective March 17, 2012 and May 29, 2012, respectively, and therefore have been omitted from the table above.
(2)	Includes 24,938 in-the-money options that are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $25.51. The weighted average exercise price per share of the unvested in-the-money options is $27.92.
(3)	Includes 81,653 in-the-money options that are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $25.23. The weighted average exercise price per share of the unvested in-the-money options is $30.67.
(4)	All underwater options are vested and immediately exercisable as of September 14, 2012.

(5)	Includes 76,968 in-the-money options that are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $23.88. The weighted average exercise price per share of the unvested in-the-money options is $30.05.
(6)	Includes 6,454 in-the-money options that are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $36.11. The weighted average exercise price per share of the unvested in-the-money options is $30.83.
(7)	Includes 60,972 in-the-money options that are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $21.10. The weighted average exercise price per share of the unvested in-the-money options is $30.47.
(8)	All in-the-money options are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $26.40.
(9)	Includes 48,330 in-the-money options that are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $25.46. The weighted average exercise price per share of the unvested in-the-money options is $30.37.
(10)	All in-the-money options are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $15.55.
(11)	Includes 21,758 in-the-money options that are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $27.79. The weighted average exercise price per share of the unvested in-the-money options is $30.37.
(12)	Includes 19,991 in-the-money options that are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $23.72. The weighted average exercise price per share of the unvested in-the-money options is $22.68.
(13)	Includes 18,740 in-the-money options that are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $24.09. The weighted average exercise price per share of the unvested in-the-money options is $22.69.
(14)	All in-the-money options are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $18.25.
(15)	All in-the-money options are vested and immediately exercisable as of September 14, 2012. The weighted average exercise price per share of the vested in-the-money options is $16.95.
(16)	The Wise 2013 Grant is not reflected in the table above.
(17)	Pursuant to the terms of the Employment Agreement between Coventry and Harvey C. DeMovick, dated as of May 17, 2009, as amended on February 7, 2012, on January 1, 2013, Mr. DeMovick is entitled to receive Coventry stock units with a grant date fair value of $2,950,000, which is referred to in this proxy statement/prospectus as the DeMovick 2013 Grant. The DeMovick 2013 Grant is not reflected in the table above.

Retention Programs

Pursuant to the terms of the merger agreement, Coventry is permitted to establish a retention pool of up to $5 million, which is referred to in this proxy statement/prospectus as the Senior Executive Retention Program, to be allocated to employees of Coventry and its subsidiaries above the level of Vice President, identified, and in the amounts determined, by the Chief Executive Officer of Coventry (or his designee) in reasonable consultation with Aetna. Retention awards will be paid in a single cash lump sum on the six-month anniversary of the date the merger is completed, which is referred to in this proxy statement/prospectus as the SE Award Payment Date, subject to the participant’s continued employment through the SE Award Payment Date.

Notwithstanding any of the foregoing, (i) in the event that the employment of any participant in the Senior Executive Retention Program is, prior to the SE Award Payment Date, terminated by Coventry without cause or by the participant due to a constructive termination or due to disability (within the meaning of Section 409A of the Code) or death of the participant, such participant will be entitled to full payment of his or her retention award in a single cash lump sum as soon as administratively feasible but no later than 15 days following the effective date of such termination of employment, (ii) continued service with Coventry pursuant to the terms of the Senior Executive Retention Program will not constitute (A) a waiver of any rights that the participant may have under any employment agreement or severance arrangement with Coventry to resign for “good reason” or due to “constructive termination” or (B) a consent to any circumstances that would give rise to a right for the participant to assert “good reason” or “constructive termination” under the terms of any such employment agreement or severance arrangement and (iii) in the event that any participant has a right under his or her employment agreement or severance arrangement to terminate his or her employment with Coventry for any reason during a limited period of time following a change in control, that period will be extended through the six-month anniversary of its scheduled expiration date under the terms of the applicable employment agreement or severance arrangement.

Employment Agreements

Certain of Coventry’s executive officers are party to employment agreements with Coventry which provide severance payments and benefits in the event of a termination without cause or a constructive termination following a change in control. For Messrs. Wise, Giles, Bahr and DeMovick, such payments and benefits are described under “—Quantification of Potential Payments to Coventry Named Executive Officers in Connection with the Merger” beginning on page [—] of this proxy statement/prospectus. For Messrs. Zielinski and Nolan, if the executive officer suffers a termination without cause or a constructive termination within two years following a change in control, then the executive officer is entitled to:

•

for Mr. Zielinski, (a) a lump-sum severance payment equal to two times the sum of his base salary plus his average bonus under Coventry’s Executive Management Incentive Plan, which is referred to in this proxy statement/prospectus as the EMIP, for the two calendar years immediately preceding the year of termination, (b) for 24 months following such termination, the cost of his medical, dental, and vision insurance in effect as of the date of termination and (c) upon the change in control, the vesting of all of his outstanding unvested equity awards. Additionally, Mr. Zielinski is entitled to a “gross-up” payment in the amount of any excise tax (or related interest or penalty) to which he may be subject in the event that the payments and benefits due to him constitute excess parachute payments (as defined in Section 280G of the Code). However, in the event that such payments and benefits constitute excess parachute payments but do not exceed the lesser of (a) 110% of the applicable safe harbor (as defined in Section 280G of the Code) or (b) $50,000, then the payments will be reduced to the amount of the safe harbor.

•

for Mr. Nolan, (a) a lump-sum severance payment equal to his base salary plus his target annual bonus under the EMIP for the year in which termination occurs, (b) for 12 months following such termination, the cost of his medical, dental and vision insurance in effect as of the date of termination, subject to his formal election, and (c) upon such termination, the vesting of any unvested outstanding Coventry stock options and restricted stock.

For Mr. Ruhlmann, if he suffers a termination without cause or a constructive termination following a change in control, he is entitled to the same severance payment and benefits to which he would be entitled upon such a termination of employment outside the context of a change in control. He would receive, for 12 months following such a termination: (a) continued payments of his base salary in the same installments being received by him at the termination date and (b) continued participation in the medical, vision or dental plans in which he and his family participated immediately prior to termination, subject to certain exceptions.

Deferred Compensation Programs

Coventry maintains nonqualified deferred compensation arrangements for a select group of its executive officers. Executives may elect to defer up to 75% of their salary and up to 100% of their annual bonus. Coventry may match the amounts deferred by such executives, subject to certain limitations. All amounts deferred by executives are fully vested at all times. Executives vest in any matching contributions following completion of two years of service. In the event of a change in control and such executive’s separation from service, an executive will be 100% vested in all his accounts regardless of length of service.

Coventry also maintains nonqualified deferred compensation arrangements for its nonemployee directors. Such directors may elect to defer up to 50% (100% in certain circumstances) of their compensation as a cash deferral or 100% of their compensation as a stock deferral. All amounts deferred by nonemployee directors as cash deferrals vest quarterly in one-fourth increments over a one-year period. Amounts deferred as stock deferrals vest quarterly in one-fourth increments over a one-year period according to the terms of the director’s stock unit award agreement. In the event of a change in control, a director will be entitled to a lump-sum payout of the entire vested and unvested cash and stock account balances.

Restrictive Covenants

Coventry executive officers are subject to restrictive covenants that contain certain noncompetition, nonsolicitation and nondisclosure restrictions. Pursuant to the terms of the executive officers’ employment agreements, if the executive officer suffers a termination of employment following a change in control which entitles the executive officer to severance payments under the agreement, he will remain subject to covenants not to compete with Coventry, its subsidiaries or its affiliates, not to solicit Coventry employees (for executive officers other than Messrs. Wise and Zielinski), and not to solicit customers of Coventry (for Mr. Ruhlmann), in each case for one year after termination. In the event that the noncompetition covenant is breached, Coventry may be entitled, in addition to any other applicable remedy, to a temporary and permanent injunction and a decree for specific performance of the covenant. Under the agreements, the executives are also subject to perpetual confidentiality covenants and non-disparagement covenants (for executive officers other than Messrs. Zielinski and Ruhlmann).

In addition, the executive officers other than Messrs. Wise and DeMovick are party to restrictive covenant agreements entered into in connection with the grant to them by Coventry of time-vesting restricted shares of Coventry common stock. Pursuant to the agreements, during employment and for one year following termination of employment for any reason, the executive officers may not compete with Coventry, solicit Coventry employees or solicit Coventry customers. Upon a change in control of Coventry, the non-competition covenant in the restrictive covenants agreements becomes null and void, but the other covenants survive. The restrictive covenant agreements also include a perpetual confidentiality covenant.

Director and Officer Indemnification

Directors and executive officers of Coventry have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. See “The Merger Agreement—Indemnification and Insurance” beginning on page [—] of this proxy statement/prospectus.

Other Interests of Coventry Executive Officers in the Merger

Pursuant to the terms of the merger agreement, executive officers of Coventry have the following additional interests in the merger:

•

executive officers of Coventry will continue as officers or employees of the surviving corporation or Aetna following the merger, until they terminate their service with the surviving corporation or Aetna or are replaced by the surviving corporation or Aetna; and

•

until the end of the calendar year in which the merger occurs, Aetna has agreed to maintain for the continuing employees compensation and benefits that are in the aggregate no less favorable than the compensation and benefits provided to those employees immediately prior to completion of the merger.

Quantification of Potential Payments to Coventry Named Executive Officers in Connection with the Merger

Coventry’s “named executive officers” for purposes of the disclosure in this proxy statement/prospectus are the following individuals:

•	Allen F. Wise, Chief Executive Officer;

•	Randy P. Giles, Executive Vice President, Chief Financial Officer and Treasurer;

•	Michael D. Bahr, Executive Vice President and Chief Operating Officer;

•	Kevin P. Conlin, Executive Vice President, Networks and Medical Management;*

•	Harvey C. DeMovick, Jr., Executive Vice President, Human Resources, Customer Services Organization and Information Technology Division; and

•	John J. Stelben, Senior Vice President, Finance and former Interim Chief Financial Officer.**

*	Mr. Conlin resigned from the Company effective May 29, 2012.
**	Mr. Stelben resigned from the Company effective March 17, 2012.

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that may become payable to each of Coventry’s named executive officers. See “—Equity Interests of Coventry’s Directors and Executive Officers” and “—Retention Programs” beginning on pages [—] and [—], respectively, of this proxy statement/prospectus for more information about this compensation.

The amounts indicated below are estimates of amounts that would be payable assuming the merger is completed on September 30, 2012. These estimates are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation (1)

Name	Cash		Equity		Pension/Non- Qualified Deferred Compensation (15)	Perquisites/ Benefits (16)	Tax Reimbursement	Other	Total
Allen F. Wise (2)	$4,050,000	(7)	$10,489,027	(8)	—	30,019	—	—	14,569,046
Chief Executive Officer
Randy P. Giles (3)	1,200,000	(9)	4,279,752	(10)	—	14,348	—	—	5,494,100
Executive Vice President, Chief Financial Officer and Treasurer
Kevin P. Conlin (4)	—		—		—	—	—	—
Executive Vice President, Networks and Medical Management
Harvey C. DeMovick, Jr. (5)	1,050,000	(11)	4,071,385	(12)	—	13,086	—	—	5,134,471
Executive Vice President, Human Resources, Customer Services Organization and Information Technology
John J. Stelben (4)	—		—		—	—	—	—
Senior Vice President, Finance and former Interim Chief Financial Officer
Michael D. Bahr (6)	1,200,000	(13)	7,195,330	(14)	—	14,087	—	—	8,409,417
Executive Vice President and Chief Operating Officer

(1)	All amounts set forth in this table are based on the following assumptions:

•	the Aetna closing price is equal to $39.53, which is the average closing price of Aetna common shares over the first five business days following the date of the merger agreement;

•	the named executive is terminated on September 30, 2012;

•	the equity award cash consideration is $42.66 (which is based on the Aetna closing price set forth above); and

•	the merger is completed on September 30, 2012.

Each of the current named executive officers is subject to restrictive covenants described under “—Restrictive Covenants” beginning on page [—] of this proxy statement/prospectus.

(2)	Pursuant to the terms of the Employment Agreement between Coventry and Allen F. Wise, dated April 30, 2009, as amended on June 16, 2010 and January 31, 2012, if Mr. Wise suffers a termination without cause or a constructive termination following a change in control, Mr. Wise is entitled to the following: (a) his then-current base salary until the date of termination plus the pro rata portion of the target annual incentive bonus under the EMIP for the then-current year; (b) a lump-sum severance payment on the date of termination equal to the sum of the annual amount of Mr. Wise’s then-current base salary and the target annual incentive bonus of Mr. Wise set by the Coventry Compensation Committee under the EMIP for the then-current year; (c) for 36 months following such termination, the cost of Mr. Wise’s medical, dental and vision insurance in effect at the date of such termination; and (d) the accelerated vesting of all outstanding Coventry stock options, Coventry stock units and restricted shares held by Mr. Wise. Pursuant to the terms of the merger agreement, each Coventry stock unit held by Mr. Wise will vest and be paid out upon completion of the merger, regardless of his termination.
(3)	Pursuant to the terms of the Employment Agreement between Coventry and Randy Giles, dated April 29, 2011, if Mr. Giles suffers a termination without cause or a constructive termination within two years following a change in control, Mr. Giles is entitled to the following: (a) his then-current base salary paid through the date of termination plus a lump-sum payment equal to his base salary and target annual incentive bonus under the EMIP for the year in which the termination occurs; (b) for 12 months following termination, the cost of Mr. Giles’ medical, dental and vision insurance in effect at the date of termination; and (c) all of Mr. Giles’ outstanding Coventry stock options and restricted shares will vest in full. In addition, pursuant to the terms of the applicable award agreement, all outstanding Coventry stock units owned by Mr. Giles will vest upon a change in control.
(4)	Messrs. Stelben and Conlin resigned from Coventry effective March 17, 2012 and May 29, 2012, respectively; accordingly, neither is entitled to any payments as a result of the merger.
(5)	Pursuant to the terms of the Employment Agreement between Coventry and Harvey C. DeMovick, dated as of May 17, 2009, as amended on February 7, 2012, if Mr. DeMovick suffers a termination without cause or a constructive termination following a change in control, Mr. DeMovick is entitled to the following: (a) his then-current base salary paid through the date of termination plus a lump-sum payment equal to his base salary and target annual incentive bonus under the EMIP for the year in which the termination occurs for the lesser of one year or the balance of the then-current contract term; (b) for 12 months following such termination, the cost of Mr. DeMovick’s medical, dental and vision insurance in effect as of the date of termination, subject to his formal election; and (c) upon such termination, the vesting of all outstanding Coventry stock options, Coventry stock units and restricted shares.
(6)

Pursuant to the terms of the Employment Agreement between Coventry and Michael D. Bahr, dated May 18, 2010, if Mr. Bahr suffers a termination without cause or a constructive termination within two years following a change in control, Mr. Bahr is entitled to the following: (a) his then-current base salary paid through the date of termination plus a lump-sum payment equal to his base salary and target annual incentive bonus under the EMIP for the year in which the termination occurs; (b) for 12 months, the cost of Mr. Bahr’s medical, dental and vision insurance in effect at the date of termination; and (c) all of Mr. Bahr’s outstanding Coventry stock options and restricted shares will vest in full. In addition, pursuant to the terms of the applicable award agreements, all outstanding Coventry stock units owned by Mr. Bahr will vest upon a change in control.

(7)	Assumes termination without cause or constructive termination on September 30, 2012, and represents the “double trigger” cash severance payment calculated as follows:

Base Salary to the Date of Termination(a)	Pro Rata Portion of EMIP(b)	Lump-Sum Payment(c)	Total
N/A	$1,350,000	$2,700,000	$4,050,000

(a)	Assumes Mr. Wise’s base salary for periods during which he was employed has been paid in full prior to termination.
(b)	Represents the pro rata portion of Mr. Wise’s incentive target for 2012 under the EMIP, or 75% of $1,800,000.
(c)	Represents a lump-sum payment equal to Mr. Wise’s base salary for 2012 ($900,000) plus an amount equal to his incentive target for 2012 under the EMIP, or 200% of his base salary.

(8)	This amount does not include the Wise 2013 Grant. The value associated with Mr. Wise’s equity in the table above was calculated by multiplying the estimated equity award cash consideration ($42.66) by the number of Coventry stock units held by Mr. Wise as of September 30, 2012 (245,875).
(9)	Assumes termination without cause or constructive termination on September 30, 2012, and represents the “double trigger” cash severance payment calculated as follows:

Base Salary to the Date of Termination(a)	Pro Rata Portion of EMIP	Lump-Sum Payment(b)	Total
N/A	N/A	$1,200,000	$1,200,000

(a)	Assumes Mr. Giles’ base salary for periods during which he was employed has been paid in full prior to termination.
(b)	Amount reflects a lump-sum payment equal to Mr. Giles’ estimated base salary in 2012 ($600,000) plus an amount equal to Mr. Giles’ incentive target for 2012 under the EMIP, or 100% of his base salary.

(10)	The aggregate dollar value in the table above attributable to Mr. Giles’ unvested in-the-money options (108,248) was calculated by multiplying the number of unvested in-the-money options by the difference between the estimated equity award cash consideration ($42.66) and the weighted average exercise price of such unvested in-the-money options ($27.92). For purposes of calculating the aggregate dollar value attributable to the accelerated vesting of the restricted shares held by Mr. Giles (29,400), the exchange ratio was multiplied by the assumed Aetna closing price ($39.53) and added to the per share cash consideration ($27.30). For purposes of calculating the aggregate dollar value attributable to the vesting of Coventry stock units, the estimated equity award cash consideration ($42.66) was multiplied by the number of Coventry stock units held by Mr. Giles (33,522).
(11)	Assumes termination without cause or constructive termination on September 30, 2012, and represents the “double trigger” cash severance payment calculated as follows:

Base Salary to the Date of Termination(a)	Pro Rata Portion of EMIP	Lump-Sum Payment(b)	Total
N/A	N/A	$1,050,000	$1,050,000

(a)	Assumes Mr. DeMovick’s base salary for periods during which he was employed has been paid in full prior to termination.
(b)	Represents a lump-sum payment equal to Mr. DeMovick’s base salary for 2012 ($600,000) plus an amount equal to his incentive target for 2012 under the EMIP, or 75% of his base salary.

(12)	Assumes termination without cause or constructive termination on September 30, 2012. This amount does not include the DeMovick 2013 Grant. The value associated with Mr. DeMovick’s equity in the table above was calculated by multiplying the estimated equity award cash consideration ($42.66) by the number of Coventry stock units held by Mr. DeMovick as of September 30, 2012 (95,438).

In the event that Mr. DeMovick does not suffer a termination without cause or a constructive termination in connection with completion of the merger, each Coventry stock unit held by Mr. DeMovick will convert at completion of the merger into a cash-settled restricted stock unit with the number of Aetna common shares underlying such cash-settled restricted stock unit equal to (1) the number of shares of Coventry common stock subject to such Coventry stock unit immediately prior to completion of the merger multiplied by (2) the equity award cash consideration divided by the Aetna closing price. Each such cash-settled restricted stock unit will be subject to the same terms and conditions (including service-based vesting) that applied to the corresponding Coventry stock unit immediately prior to completion of the merger.

(13)	Assumes termination without cause or constructive termination on September 30, 2012, and represents the “double trigger” cash severance payment calculated as follows:

Base Salary to the Date of Termination(a)	Pro Rata Portion of EMIP	Lump-Sum Payment(b)	Total
N/A	N/A	$1,200,000	$1,200,000

(a)	Assumes Mr. Bahr’s base salary for periods during which he was employed has been paid in full prior to termination.
(b)	Represents a lump-sum payment equal to Mr. Bahr’s base salary for 2012 ($600,000) plus an amount equal to his incentive target for 2012 under the EMIP, or 100% of his base salary.

(14)	The aggregate dollar value in the table above attributable to Mr. Bahr’s unvested in-the-money options (159,072) was calculated by multiplying the number of unvested in-the-money options by the difference between the estimated equity award cash consideration ($42.66) and the weighted average exercise price of such unvested in-the-money options ($30.67). For purposes of calculating the aggregate dollar value attributable to the accelerated vesting of the restricted shares held by Mr. Bahr (62,504), the exchange ratio was multiplied by the assumed Aetna closing price ($39.53) and added to the per share cash consideration ($27.30). For purposes of calculating the aggregate dollar value attributable to the vesting of Coventry stock units, the estimated equity award cash consideration ($42.66) was multiplied by the number of Coventry stock units held by Mr. Bahr (61,458).
(15)	All named executive officers are fully vested with respect to Coventry’s deferred compensation programs.
(16)	Represents premiums with respect to medical, dental and vision insurance.

PROPOSAL II: ADJOURNMENT OF THE COVENTRY SPECIAL MEETING

Coventry stockholders are being asked to approve a proposal that will give Coventry’s board of directors authority to adjourn the Coventry special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting. If this proposal is approved, the Coventry special meeting could be adjourned to any date. If the Coventry special meeting is adjourned, Coventry stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the adoption of the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the adoption of the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of holders of a majority of the shares of Coventry common stock present in person or represented by proxy at the Coventry special meeting and entitled to vote on the proposal will be required to approve the adjournment of the Coventry special meeting.

The Coventry board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the merger agreement at the time of the Coventry special meeting.

PROPOSAL III: ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

Coventry is providing its stockholders with the opportunity to cast an advisory (non-binding) vote to approve the “golden parachute” compensation payments that will or may be made by Coventry to its named executive officers in connection with the merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as “say-on-golden parachute” and which is referred to in this proxy statement/prospectus as the “golden parachute” compensation proposal, gives Coventry stockholders the opportunity to vote on an advisory (non-binding) basis on the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

The “golden parachute” compensation that Coventry’s named executive officers may be entitled to receive from Coventry in connection with the merger is summarized in the table entitled “Golden Parachute Compensation,” under “Interests of Certain Persons in the Merger—Quantification of Potential Payments to Coventry Named Executive Officers in Connection with the Merger” beginning on page [—] of this proxy statement/prospectus. That summary includes all compensation and benefits that will or may be paid by Coventry to its named executive officers in connection with the merger.

The Coventry board of directors encourages you to review carefully the “golden parachute” compensation information disclosed in this proxy statement/prospectus.

The Coventry board of directors unanimously recommends that the stockholders of Coventry approve the following resolution:

“RESOLVED, that the stockholders of Coventry approve, on an advisory (non-binding) basis, the compensation that will or may become payable by Coventry to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the “golden parachute” compensation proposal is a vote separate and apart from the vote on the adoption of the merger agreement. Accordingly, you may vote to approve the adoption of the merger agreement and vote not to approve the “golden parachute” compensation proposal and vice versa. Because the vote on the “golden parachute” compensation proposal is advisory only, it will not be binding on either Coventry or Aetna. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation payments that are contractually required to be paid by Coventry to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Coventry stockholders.

The affirmative vote of holders of a majority of the shares of Coventry common stock present in person or by proxy and entitled to vote on the proposal will be required to approve the “golden parachute” compensation proposal.

The Coventry board of directors unanimously recommends that you vote “FOR” the “golden parachute” compensation payments that will or may be paid by Coventry to its named executive officers in connection with the merger.

DESCRIPTION OF AETNA CAPITAL STOCK

The following description of the terms of Aetna capital stock is a summary only and is qualified by reference to the relevant provisions of Pennsylvania law and the Aetna amended and restated articles of incorporation and amended and restated by-laws, which are referred to in this proxy statement/prospectus as the Aetna articles and the Aetna by-laws, respectively. Copies of the Aetna articles and the Aetna by-laws are incorporated by reference and will be sent to holders of shares of Coventry common stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus.

Authorized Capital Stock

Under the Aetna articles as of September 14, 2012, the total number of shares of all classes of shares that Aetna has authority to issue is 2,996,654,333, having a par value of $.01 each. At September 14, 2012, the authorized capital stock of Aetna consisted of 7,625,000 Class A voting preferred shares, 2,600,159,551 common shares and 388,869,782 shares undesignated as to class or series. Except as otherwise provided in the Aetna articles or in a board resolution, shares purchased, redeemed by, surrendered to or otherwise acquired by Aetna assume the status of authorized but unissued shares, undesignated as to class or series, and may thereafter be reissued in the same manner as other authorized but unissued shares.

Aetna Common Shares

The holders of Aetna common shares are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law, or by the provisions of the Class A voting preferred shares, or provided in any resolution adopted by the Aetna board with respect to any subsequently created class or series of Aetna shares, the holders of the Aetna common shares exclusively possess all voting power. The Aetna articles preclude cumulative voting in the election of directors. The Aetna articles provide for a majority vote standard for uncontested elections of directors, and a plurality of votes standard for contested elections of directors. Subject to any rights of any outstanding series of Aetna preferred shares, the holders of Aetna common shares (i) are entitled to such dividends as may be declared from time to time by the Aetna board from funds available therefor and (ii) upon dissolution are entitled to receive pro rata all assets of Aetna available for distribution to such holders.

The Aetna common shares are listed on the New York Stock Exchange under the symbol “AET.” The transfer agent and registrar for the Aetna common shares is Computershare Trust Company, N.A., which is referred to in this proxy statement/prospectus as the Aetna transfer agent and registrar.

Additional Aetna Shares, Including Preferred Shares

The Aetna articles provide that the Aetna board of directors has the power to divide Aetna’s authorized but unissued shares into such classes and series, including preferred shares, with voting rights, designations, preferences, limitations and special rights as the Aetna board of directors then fixes and determines. At September 14, 2012, the Aetna articles designated 7,625,000 shares as Class A voting preferred shares.

Preemptive Rights

The Aetna articles provide that no holder of any shares of Aetna of any class or series may have any preemptive right to purchase or subscribe to any shares of Aetna or any security convertible into Aetna shares of any class or series.

Book-Entry Shareholding

Certificates representing the Aetna common shares will not be issued unless requested in writing. Holders of record of Aetna common shares have credited to a book-entry account established for them by, and maintained at, the transfer agent and registrar the number of Aetna common shares owned by them. Each holder of record receives an ownership statement from the transfer agent and registrar promptly following each transfer to or from such account. Aetna shareholders may request the issuance of a certificate representing the Aetna common shares owned of record by them by writing to the transfer agent and registrar.

Certain Anti-Takeover Provisions

Advance Notice Provisions for Special Meetings

Under the Business Corporation Law of the Commonwealth of Pennsylvania (which is referred to in this proxy statement/prospectus as the PBCL), a company’s shareholders are not permitted to call or require the company to call a special meeting of shareholders unless the company’s governing documents permit them to do so. Aetna’s articles and by-laws, taken together, provide that shareholders entitled to cast at least two-thirds of the votes that all voting shareholders, voting as a single class, are entitled to cast at the special meeting may call a special meeting of shareholders by delivery to the Aetna corporate secretary of a written petition signed by each such shareholder. The written petition must include (i) a brief description of the business to be conducted at the special meeting and the reasons for conducting the business at a special meeting; (ii) the name and address of each shareholder who has signed the petition; (iii) evidence of the class and number of capital shares of Aetna that are beneficially owned by each shareholder who has signed the petition; and (iv) any material interest of any shareholder who has signed the petition in the business described in the petition. It is the duty of the Aetna corporate secretary to fix the date and time of any shareholder-called special meeting, which must be held not more than 120 days after the Aetna corporate secretary’s receipt of a petition that complies with the above requirements. Aetna’s by-laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting given by Aetna.

Potential Issuances of Aetna Preferred Shares

At September 14, 2012, Aetna’s articles designated 7,625,000 shares as Class A voting preferred shares. Aetna’s articles also authorize the Aetna board of directors to establish, from the authorized but unissued shares, one or more classes and series of Aetna shares, including preferred shares, and to determine, with respect to any such class or series of Aetna shares, the terms and rights of such class or series, including, for example, (i) the designation of the class or series; (ii) the number of shares of the class or series, which number the Aetna board of directors may thereafter (except where otherwise provided in the designation of any subsequently authorized class or series) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the class or series; (iv) the dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, for shares of the class or series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the class or series; (vii) the amounts payable on shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Aetna; (viii) whether the shares of the class or series will be convertible into shares of any other class or series, or any other security, of Aetna or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same class or series or of any other class or series; and (x) the voting rights, if any, of the holders of such class or series.

The authorized shares of Aetna, including preferred shares and common shares, will be available for issuance without further action by Aetna shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Aetna’s securities may be listed or traded. If the approval of Aetna shareholders is not so required, the Aetna board does not intend to seek shareholder approval.

Although the Aetna board of directors has no intention at the present time of doing so, it could issue a class or series of Aetna preferred shares that could, depending on the terms of such class or series, impede completion of a merger, tender offer or other takeover attempt that some, or a majority, of Aetna shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then-current market price of such shares.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals at Annual Meetings

Aetna’s by-laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of shareholders of Aetna.

Nominations for election to the Aetna board may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by or at the Aetna board of directors’ direction or by a shareholder who has complied with Aetna’s shareholder notice procedure. Aetna’s by-laws require that notice of a shareholder nomination set forth certain information with respect to each proposed nominee and the shareholder giving notice.

Aetna’s by-laws provide that at an annual meeting only such business may be conducted as has been specified in the meeting notice or otherwise brought before the meeting by, or at the direction of, the Chairman or the Aetna board of directors or by a shareholder who has given timely written notice to the Aetna corporate secretary of such shareholder’s intention to bring such business before such meeting in compliance with Aetna’s shareholder notice procedure. Under Aetna’s shareholder notice procedure, a shareholder’s notice relating to the conduct of business at an annual meeting must contain specified information about such business and about the proposing shareholder.

Aetna’s shareholder notice procedure requires that notice of nominations or proposals for substantive business must be received by Aetna not later than 90 calendar days prior to the date an annual meeting is to be held, provided that the notice will be considered timely if it is received not later than the close of business on the 10th calendar day following the day on which public disclosure of the date of such meeting was made.

If the Chairman or other officer presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with Aetna’s shareholder notice procedure, such individual will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

By requiring advance notice of nominations by shareholders, Aetna’s shareholder notice procedure affords the Aetna board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Aetna board of directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, Aetna’s shareholder notice procedure provides a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Aetna board of directors, provides the Aetna board of directors with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the Aetna board of directors’ position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although Aetna’s by-laws do not give the Aetna board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Aetna and its shareholders.

Potential Issuances of Rights to Purchase Securities

Aetna does not currently have a stockholder rights plan, although the Aetna board retains the right to adopt a new plan at a future date. Aetna’s articles grant the Aetna board exclusive authority to create and issue rights entitling the holders thereof to purchase from Aetna shares of capital stock or other securities and to elect to repurchase, redeem, terminate or amend any such rights. The times at which and terms upon which such rights are to be issued, repurchased, redeemed, terminated or amended are to be determined exclusively by the Aetna board and set forth in the contracts or instruments that evidence any such rights. The authority of the Aetna board with respect to such rights includes determining (i) the purchase price of the capital stock or other securities or property to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other shares or other securities of Aetna; (iii) provisions which adjust the number or exercise price of such rights or the amount or nature of the shares, other securities or other property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any shares of Aetna, a change in ownership of Aetna’s shares or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to Aetna or any shares of Aetna, and provisions restricting the ability of Aetna to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of Aetna under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of Aetna the right to exercise such rights and/or cause such rights held by such holder to become void; (v) provisions which permit Aetna to redeem or exchange such rights; and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the Aetna board’s exclusive authority to issue, repurchase, redeem, terminate or amend share purchase rights or other rights to purchase shares or securities of Aetna or any other corporation.

No Shareholder Action by Written Consent

Aetna’s articles provide that shareholder action may only be taken at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. The inability of the Aetna shareholders to act by written consent prevents the holders of a majority of the voting power of the voting shares from unilaterally using the written consent procedure to take shareholder action.

Provisions Relating to Shareholder Approval of Business Combination and Other Transactions

Under the PBCL, unless a higher vote is required in a corporation’s articles of incorporation, a plan of merger or consolidation, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a share exchange or division or voluntary dissolution submitted to the shareholders by the board of directors will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Aetna’s articles require that a plan of merger, consolidation, share exchange or division to which Aetna is a party or a sale of all or substantially all of Aetna’s assets receive the affirmative vote of at least a majority of the votes that all voting shareholders, voting as a single class, are entitled to cast thereon based on the shares issued and outstanding on the record date for the meeting at which such plan is to be voted upon by shareholders and, in addition, the affirmative vote of such number or proportion of shares of any class or series of Aetna’s capital stock as are then-required by the express terms of such class or series. This higher vote will make it more difficult to obtain shareholder approval of such a business combination or other transaction than would be the case if such higher vote were not required.

Provisions Relating to Amendments to Aetna’s Articles and By-Laws

Under the PBCL, shareholders have the right to adopt, amend or repeal the articles of incorporation and by-laws of a corporation. However, the PBCL requires that any amendment to Aetna’s articles also be approved by the board of directors. Under the PBCL, unless a higher vote is required in a corporation’s articles of incorporation, amendments to the corporation’s articles of incorporation will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Aetna’s articles provide that the provisions relating to shareholder approval of a business combination and other transactions described immediately above may only be amended by the affirmative vote of at least a majority of the votes that all voting shareholders, voting as a single class, are entitled to cast thereon based on the shares issued and outstanding on the record date for the applicable meeting and, in addition, the affirmative vote of such number or proportion of shares of any class or series of Aetna’s capital stock as are then-required by the express terms of such class or series. In addition, Aetna’s articles provide that, among others, the provisions relating to director and officer liability and indemnification and voluntary dissolution may only be amended by the affirmative vote of at least two-thirds of the votes that all voting shareholders, voting as a single class, are entitled to cast thereon based on the shares issued and outstanding on the record date for the meeting at which an amendment to any such provision is to be voted upon by the shareholders and, in addition, the affirmative vote of such number or proportion of shares of any class or series of Aetna’s capital stock as are then-required by the express terms of such class or series.

In addition, Aetna’s by-laws may be amended by the board of directors with respect to all matters not exclusively reserved by law to the shareholders, except the board of directors may not alter the size of the board of directors to less than three or more than 21. Certain provisions of Aetna’s by-laws, including provisions relating to the calling of special meetings of shareholders, shareholder nominations and shareholder proposals and the size of, and the filling of vacancies on, the board of directors, may be amended or repealed by shareholders only with the approval of at least two-thirds of the outstanding voting power of Aetna.

Pennsylvania Anti-Takeover Statutes

Under Section 1715 of the PBCL, which is applicable to Aetna, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (a) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (b) the short-term and long-term interests of the corporation; (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (d) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard the interests of the shareholders, or any other group affected by the action, as dominant or controlling. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The PBCL expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any stockholder rights plan; (ii) render inapplicable specified statutory anti-takeover provisions, including Subchapter F of Chapter 25 (described below), which is applicable to Aetna; or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

Commentary associated with Section 1715, and accepted by courts applying the provisions of that section to the facts of specific takeover attempts, makes it clear that a purpose of Section 1715 is to legislatively overrule certain judicial decisions in other jurisdictions named in the commentary (including Delaware) which have had the effect of limiting the flexibility of incumbent management in contested takeovers. The provisions of Section 1715, and its construction by the courts, could aid the Aetna board of directors in resisting a proposed acquisition transaction that the board of directors believed not to be in the best interests of any one of the corporate constituencies identified in the statute or otherwise not in the best interests of Aetna under any of the criteria identified in the statute that the board of directors believes are appropriate to consider.

Aetna is subject to Subchapter F of Chapter 25 of the PBCL. Subchapter F applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation’s voting shares). Subchapter F of Chapter 25 prohibits such a corporation from engaging in a “business combination” (as defined in the PBCL) with an interested shareholder unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder’s acquisition of shares that gave such person beneficial ownership of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (which date is referred to in this section of this proxy statement/prospectus as the share acquisition date), (ii) the interested shareholder owns at least 80% of the shares of such corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction and shareholders receive a minimum “fair price” for their shares (as set forth in the PBCL) in the transaction and the other conditions of Subchapter F of Chapter 25 of the PBCL are met, (iii) holders of all outstanding shares of common shares approve the transaction, (iv) no earlier than five years after the share acquisition date, a majority of the shares held by shareholders other than the interested shareholder and entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the share acquisition date, a majority of all the shares approve the transaction, all shareholders receive a minimum “fair price” for their shares (as set forth in the PBCL) and the other conditions of Subchapter F of Chapter 25 of the PBCL are met.

Under certain circumstances, Subchapter F of the PBCL makes it more difficult for an interested shareholder to effect various business combinations with a corporation. The provisions of Subchapter F should encourage persons interested in acquiring Aetna to negotiate in advance with the Aetna board of directors, since the five-year delay and higher shareholder voting requirements would not apply if such person, prior to acquiring 20% of Aetna’s voting shares, obtains the approval of the Aetna board of directors for such acquisition or for the proposed business combination transaction.

Subchapter F of the PBCL will not prevent a hostile takeover of Aetna. It may, however, make more difficult or discourage a takeover of Aetna or the acquisition of control of Aetna by a significant shareholder and thus the removal of incumbent management. Any such effect would be enhanced by the adoption of a shareholder rights plan, as authorized by Aetna’s articles. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Subchapter F of the PBCL but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.

Section 2538 of Subchapter D of the PBCL imposes a higher vote on certain transactions between an “interested shareholder” (as defined in Section 2538(d) of the PBCL) and a publicly traded corporation unless certain procedural requirements are satisfied. Subchapter E of Chapter 25 of the PBCL requires a person who acquires 20% or more of the shares of a publicly traded corporation to offer to purchase the shares of any other shareholder at “fair value” (determined as provided in Section 2547). Subchapter G of Chapter 25 of the PBCL also contains certain provisions applicable to a registered corporation which, under certain circumstances, permit such a corporation to redeem “control shares” (as defined in the PBCL) and remove the voting rights of control shares. Additionally, Subchapter H of Chapter 25 of the PBCL requires the disgorgement of profits by a “controlling person” (as defined in the PBCL). Aetna’s articles provide that Section 2538 of Subchapter D of the PBCL, and Subchapters E, G and H of Chapter 25 of the PBCL are not applicable to Aetna.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Aetna shareholders are currently governed by Pennsylvania law and Aetna’s articles and by-laws. The rights of Coventry stockholders are currently governed by Delaware law and Coventry’s charter and bylaws. Following completion of the merger, the rights of Coventry stockholders who become shareholders of Aetna in the merger will be governed by Pennsylvania law and the Aetna articles and by-laws.

The following discussion summarizes the material differences between the current rights of Coventry stockholders and the current rights of Aetna shareholders. These differences arise in part from differences between Pennsylvania law and Delaware law. Additional differences arise from the governing instruments of the two companies.

Although it is impracticable to compare all of the aspects in which Pennsylvania law and Delaware law and Aetna’s and Coventry’s governing instruments differ with respect to shareholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Pennsylvania law, Delaware law, Aetna’s articles and by-laws and Coventry’s charter and bylaws. In addition, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences that are equally important do not exist. Aetna and Coventry urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of Pennsylvania law and Delaware law and the other documents to which Aetna and Coventry refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of an Aetna shareholder and the rights of a Coventry stockholder. Aetna and Coventry have filed with the SEC their respective governing documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page [—] of this proxy statement/prospectus.

Material Differences in Stockholder Rights

	Coventry Stockholder Rights	Aetna Shareholder Rights
Authorized Capital Stock	The authorized capital stock of Coventry consists of (i) 570,000,000 shares of common stock, par value $0.01 per share and (ii) 1,000,000 shares of undesignated preferred stock, par value $0.01 per share.	As of September 14, 2012, the authorized capital stock of Aetna consists of (i) 2,600,159,551 common shares, par value $.01 per share, (ii) 7,625,000 Class A voting preferred shares, par value $.01 per share and (iii) 388,869,782 undesignated shares, par value $.01 per share.

	The Coventry board of directors is authorized to provide for the issuance of shares of Coventry capital stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.	The Aetna board of directors is authorized to provide for the issuance of shares of Aetna capital stock in one or more classes and series, including preferred shares, to establish the number of shares in each class and series, and to fix the designations, powers, preferences and rights of each such class and series and the qualifications, limitations or restrictions thereof.

	As of September 14, 2012, there were outstanding (i) 133,885,677 shares of Coventry common stock and (ii) no shares of Coventry preferred stock.	As of September 14, 2012, there were outstanding (i) 334,324,064 Aetna common shares and (ii) no Aetna Class A voting preferred shares.

Number of Directors	Coventry’s board of directors currently has 10 members.	Aetna’s board of directors currently has 12 members.

	Coventry Stockholder Rights	Aetna Shareholder Rights
	Under Coventry’s charter, the Coventry Board of Directors must consist of not less than three members.	Under Aetna’s by-laws, the Aetna Board of Directors must consist of not less than three nor more than 21 members.

	Delaware law permits classified boards of directors. Coventry currently has a classified board of directors, but is in the process of declassifying its board of directors.	Pennsylvania law permits classified boards of directors, but Aetna has not adopted one.

Election of Directors	Coventry’s bylaws provide that directors are elected by the affirmative vote of a majority of the votes cast in uncontested elections and a plurality of votes cast for contested elections of directors at a meeting at which a quorum is present.

Aetna’s articles provide for a majority vote standard for uncontested elections of directors and a plurality of votes standard for contested elections of directors.

Under Pennsylvania law and Aetna’s articles, if an incumbent director nominee does not receive a majority of the votes cast in an uncontested election, the incumbent director will continue to serve on the board of directors until his or her successor is elected and qualified. To address this situation, Aetna’s corporate governance guidelines require any incumbent nominee for director in an uncontested election who receives more “against” votes than “for” votes to promptly submit his or her resignation for consideration by the Aetna board of directors’ nominating committee.

Removal of Directors	Coventry’s charter provides that directors may be removed for cause by the affirmative vote of holders of a majority of the combined voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, and without cause only by the holders of not less than two-thirds of the votes entitled to vote generally in the election of directors.	Pennsylvania law provides that, in the absence of cumulative voting or a classified board of directors, any director may be removed without cause by a vote of shareholders entitled to elect directors.

Voting	Under Coventry’s charter, each holder of Coventry common stock is entitled to one vote per share of Coventry common stock.	Under Aetna’s articles, each holder of Aetna common shares is entitled to one vote per Aetna common share, and each holder of an Aetna Class A voting preferred share is entitled to 100 votes per Aetna Class A voting preferred share. The holders of Aetna common shares and Aetna Class A voting preferred shares vote together as a single class on all matters submitted to a vote of Aetna shareholders.

Cumulative Voting	Delaware law allows for cumulative voting, but Coventry’s charter and bylaws do not provide for it.	Pennsylvania law allows for cumulative voting, but Aetna’s articles expressly preclude it in the election of directors.

	Coventry Stockholder Rights	Aetna Shareholder Rights
Vacancies on the Board of Directors	Under Coventry’s charter, vacancies on the board of directors may be filled by a majority vote of the remaining directors.	Under Aetna’s by-laws, vacancies on the board of directors may be filled by a majority vote of the remaining directors.

Special Meeting of the Board of Directors	Under Coventry’s bylaws, special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer or the President and will be called by the Secretary on the written request of two directors. Notice of any special meeting of the board of directors will be given to each director at least three days before the date of the meeting.	Under Aetna’s by-laws, special meetings of the board of directors may be called by the Chairman of the board of directors, the President, the Lead Director or not less than one-third of the directors then in office.

Stockholder Action by Written Consent	Under Coventry’s bylaws, any action that could be taken at a stockholder meeting can be taken without a meeting, upon the written consent of the holders of the outstanding stock having at least the minimum number of votes that would have been necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted.	Under Aetna’s articles, shareholder action may only be taken at an annual or special meeting and not by written consent.

Amendment to Certificate of Incorporation

Under Delaware law, an amendment to Coventry’s charter generally requires the approval of a majority of Coventry’s board of directors and a majority of the holders of Coventry’s outstanding stock entitled to vote.

Under Coventry’s charter, the affirmative vote of holders of at least 67% of the voting power of all shares of stock entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with or repeal any provision of Article V (Board of Directors) or Article VI (Indemnification) of Coventry’s charter.

Under Pennsylvania law, unless a greater vote is required by Aetna’s articles, an amendment to Aetna’s articles can be proposed by a resolution by Aetna’s board of directors and then approved by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and the affirmative vote of a majority of the votes cast in any required class vote, except for amendments on certain specified matters that do not require shareholder approval.

Aetna’s articles provide that, among others, the provisions relating to director and officer liability and indemnification and voluntary dissolution may only be amended by the affirmative vote of at least two-thirds of the votes that all voting shareholders, voting as a single class, are entitled to cast.

Amendment of Bylaws	Under Coventry’s bylaws, the bylaws may be amended by the affirmative vote of holders of not less than 67% of the outstanding capital stock or by the affirmative vote of a majority of the Coventry board of directors.

Under Aetna’s by-laws, the by-laws may be amended by the affirmative vote of holders of a majority of the voting power of shares entitled to vote thereon, voting as a single class or, with respect to those matters not exclusively reserved by law to the shareholders, by a majority of the Aetna board of directors (except the Aetna board

	Coventry Stockholder Rights	Aetna Shareholder Rights

of directors may not alter the size of the board of directors beyond a range approved by the shareholders).

Certain provisions of Aetna’s by-laws, including provisions relating to the calling of special meetings of shareholders, shareholder nominations and shareholder proposals and the size of, and the filling of vacancies on, the board of directors, may be amended or repealed by shareholders only with the approval of at least two-thirds of the votes that all voting shareholders, voting as a single class, are entitled to cast.

Special Stockholder Meetings	Under Coventry’s charter, a special meeting of the stockholders may be called by the holders of not less than 50% of all shares entitled to vote at the meeting, the Chief Executive Officer, the President or the board of directors.

Under Aetna’s articles and by-laws, a special meeting of the Aetna shareholders may be called by holders of at least two-thirds of the votes that all voting shareholders, voting as a single class, are entitled to cast, or by the President, the Chairman or the board of directors.

In order to request a special meeting, holders of at least two-thirds of the votes that all voting shareholders, voting as a single class, are entitled to cast must submit a written petition that sets forth: (i) a brief description of the business to be conducted at a special meeting and the reasons for conducting the business at a special meeting; (ii) the name and address of each shareholder who has signed the petition; (iii) evidence of the class and number of Aetna shares that are beneficially owned by each shareholder who has signed the petition; and (iv) any material interest of any shareholder who has signed the petition in the business described in the petition.

Notice of Stockholder Meetings	Under Coventry’s Bylaws, written notice of each stockholders’ meeting must be given not less than 10 days nor more than 60 days, before the meeting.	Under Aetna’s by-laws, written notice of each meeting of shareholders must be given not less than 10 days before the date of the meeting.

Stockholder Nominations of Persons for Election as Directors	The Coventry bylaws generally permit stockholders to nominate persons for election as directors if the stockholder intending to make such nomination gives timely notice thereof in writing in proper form.	The Aetna by-laws generally permit shareholders to nominate persons for election as directors if the shareholder intending to make such nomination gives timely notice thereof in writing in proper form.

	To be timely, a stockholder’s notice must be delivered to Coventry’s principal executive	To be timely, a shareholder’s notice must be received by Aetna’s corporate secretary not

Coventry Stockholder Rights	Aetna Shareholder Rights
office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the close of business on the later of 70 days prior to the date of the meeting or 10 days following the day on which public announcement of the meeting was made. In the case of a special meeting of stockholders, notice must be delivered no later than 10 days following the day on which public announcement of the meeting was made.	later than 90 calendar days prior to the date such meeting is to be held, provided that the notice will be considered timely if it is received not later than the close of business on the 10th calendar day following the day on which public disclosure of the date of such meeting was made.

To be in proper form, the notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the stockholder giving the notice (a) the name and address, as they appear on Coventry’s books, of the stockholder and any Stockholder Associated Person (as defined below) covered by clause (ii)(b); (b) the class and number of each class or series of the shares of Coventry beneficially owned by the stockholder and by any Stockholder Associated Person and any derivative positions held of record or beneficially by the stockholder or any Stockholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of the stockholder or any Stockholder Associated Person with respect to

To be in proper form, the notice must set forth: (i) as to each person whom the shareholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of Aetna shares beneficially owned by the person and (d) any other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) as to the shareholder giving the notice, (a) the name and address of the shareholder and (b) evidence of the class and number of Aetna shares that are beneficially owned by the shareholder.

Coventry Stockholder Rights	Aetna Shareholder Rights

Coventry’s securities and a description of any agreement, arrangement or understanding (including any derivative or short positions, profits interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder notice by the stockholder or any Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any Stockholder Associated Person with respect to the securities of Coventry and a covenant that the stockholder will notify Coventry of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five days following the later of the record date or the date that the record date is first publicly announced; (c) a representation that such stockholder is a holder of record or beneficial owner of shares entitled to vote at the meeting and intends to appear in person or proxy at the meeting to nominate the person or persons specified in the notice; and (d) a representation as to whether the stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Coventry’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination. Coventry may require any proposed nominee to furnish such information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of Coventry or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

“Stockholder Associated Person” of any stockholder means (x) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (y) any beneficial owner of shares of stock of Coventry owned of record or beneficially by such stockholder and (z) any person controlling, controlled by or under common control with such Stockholder Associated Person.

	Coventry Stockholder Rights	Aetna Shareholder Rights
Stockholder Proposals (other than Nomination of Persons for Election as Directors)	The Coventry bylaws generally permit stockholders to bring business (other than nominations of persons for election as directors) before a stockholders’ meeting if the stockholder intending to bring such business gives timely notice thereof in writing in proper form.	The Aetna by-laws generally permit shareholders to bring business before a shareholders’ meeting if the shareholder intending to bring such business gives timely notice thereof in writing in proper form.

	To be timely, a stockholder’s notice must be delivered to Coventry’s principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by Coventry no later than the close of business on the later of 70 days prior to the date of the meeting or 10 days following the day on which public announcement of the date of the meeting was made. In the case of a special meeting of stockholders, notice must be delivered no later than 10 days following the day on which public announcement of the meeting date was made.	To be timely, a shareholder’s notice must be delivered to Aetna’s corporate secretary not later than 90 calendar days prior to the date the annual meeting is to be held, provided that the notice will be considered timely if it is received not later than the close of business on the 10th calendar day following the day on which public disclosure of the date of such meeting was made.

	To be in proper form, the notice must set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at such meeting; (ii) the name and address, as they appear on Coventry’s books, of the stockholder and any Stockholder Associated Person (as defined above) covered by clauses (iii) and (iv) below; (iii) the class and number of each class or series of the shares of Coventry beneficially owned by the stockholder and by any Stockholder Associated Person and a description of any agreement, arrangement or understanding (including any derivative or short positions, profits interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder notice by the stockholder or any Stockholder Associated Person, the effect or intent of which is to mitigate loss,	To be in proper form, the notice must include as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting, (ii) the name and address of the shareholder, (iii) evidence of the class and number of Aetna shares that are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business.

	Coventry Stockholder Rights	Aetna Shareholder Rights
manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder or any Stockholder Associated Person with respect to the securities of Coventry and a covenant that the stockholder will notify Coventry of any such agreement, arrangement or understanding in effect as of the record date for the meeting within five days following the later of the record date or the date that the record date is first publicly announced; (iv) a representation that such stockholder is a holder of record or beneficial owner of shares entitled to vote at the meeting and intends to appear in person or proxy at the meeting to propose such business; (v) a representation as to whether such stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Coventry’s outstanding shares required to approve the proposal and/or otherwise to solicit proxies from stockholders in support of the proposal; and (vi) any material interest of such stockholder or Stockholder Associated Person in such business. This paragraph will not be deemed to affect (or impose any additional requirement to) a stockholder’s ability to request inclusion of proposals in Coventry’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Limitation of Liability of Directors and Officers	The Coventry charter provides that Coventry’s directors, officers, employees and agents will not be personally liable to Coventry or its stockholders for monetary damages for breach of fiduciary duty as a director, officer, employee or agent, to the fullest extent permitted by Delaware law, as it may be amended from time to time, so long as the person acted in good faith and in, or not opposed to, the best interests of Coventry, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.	Aetna’s articles provide that no directors or officers of Aetna will have personal liability to Aetna or its shareholders for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness.

	If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, officers, employees or agents, the liability of	If Pennsylvania law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of directors or officers

	Coventry Stockholder Rights	Aetna Shareholder Rights
	directors, officers, employees or agents of Coventry will be eliminated or limited to the fullest extent permitted by Delaware law, as amended.	of Aetna will be eliminated or limited to the fullest extent permitted by Pennsylvania law, as amended.

Indemnification of Directors, Officers Employees and Agents	Under the Coventry bylaws, Coventry will (i) indemnify its current or former directors, officers, employees or agents (or any other person who is or was serving in such capacity at the request of Coventry) to the fullest extent permitted by applicable law, as that law may be amended from time to time (but only to the extent that such amendment permits Coventry to provide broader indemnification rights), any director or officer who was or is a party or is threatened to be made a party or who is involved in any proceeding by reason of the fact that he or she (or a person of whom he or she is the legal representative) is or was a director or officer of Coventry, whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving as a director or officer; provided, however, except for a proceeding against Coventry seeking to enforce or obtain payment under any right to indemnification, Coventry will indemnify a person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if Coventry has joined in or consented to the initiation of such proceeding (or part thereof) and (ii) advance expenses actually and reasonably incurred by such person upon receipt, to the extent required by law, of an undertaking to repay such amounts if it is ultimately determined that the indemnified person is not entitled to indemnification.	Under Aetna’s articles, Aetna will indemnify its directors and officers and advance expenses (upon receipt of an undertaking by or on behalf of such director or officer to repay such expenses if it is ultimately determined that such director or officer is not entitled to be indemnified by Aetna), to the fullest extent permitted by Pennsylvania law (except that Aetna is not obligated to indemnify or advance with respect to claims initiated by the director or officer) and permit, by action of Aetna’s board of directors, indemnification and advancement of expenses to its employees and agents as determined by the Aetna board of directors.

Appraisal Rights or Dissenters’ Rights

Under Delaware law, unless the charter or bylaws provide otherwise, stockholders of a Delaware corporation have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares pursuant to, and in compliance with procedures set forth in, the “appraisal rights” provisions of the DGCL, except in connection with a merger or consolidation with respect to shares (i) listed

Under Pennsylvania law, unless the articles or by-laws provide otherwise, shareholders of a Pennsylvania corporation generally are not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are (i) listed on a national securities exchange or (ii) held beneficially or of record by more than 2,000 persons.

Neither the Aetna articles nor the Aetna by-laws contain provisions in this regard.

	Coventry Stockholder Rights	Aetna Shareholder Rights

on a national securities exchange or held of record by more than 2,000 holders and (ii) for which, pursuant to the plan of merger or consolidation, stockholders will receive only (a) shares or depository receipts of another corporation which at the date the merger is completed or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (b) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (c) cash in lieu of fractional shares or (d) any combination of the foregoing. The DGCL also provides that, stockholders of a surviving corporation do not have appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s stockholders.

Neither the Coventry charter nor the Coventry bylaws contain provisions in this regard.

Dividends and Stock Repurchases	The Coventry charter provides that the Coventry board of directors may provide for dividends or other distributions to be paid to holders of Coventry common stock out of funds legally available therefor.	Subject to any rights of any outstanding series of Aetna shares senior to the Aetna common shares, the holders of Aetna common shares are entitled to such dividends as may be declared from time to time by the Aetna board of directors from funds available therefor.

Stockholder Vote on Fundamental or Extraordinary Corporate Transactions	Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the affirmative vote of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction.	Under Pennsylvania law, unless a higher vote is required in a corporation’s articles of incorporation, a plan of merger or consolidation, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a share exchange, division or voluntary dissolution will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and the affirmative vote of a majority of the votes cast in any required class vote.

	Neither the Coventry charter nor the Coventry bylaws contain provisions in this regard.	Aetna’s articles provide that any consolidation, merger, share exchange or division, or a sale of all or substantially all of its assets may be adopted only upon receiving the affirmative vote of at least a majority of the votes that all voting shareholders, voting as a single class, are

	Coventry Stockholder Rights	Aetna Shareholder Rights
entitled to cast thereon and the affirmative vote of the required number of shares of any required class vote.

State Anti-Takeover Provisions	Delaware law provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an “interested stockholder”, that person may not engage in certain transactions, including mergers, with the corporation for a period of three years unless one of the following exceptions applies: (i) the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder; (ii) the person became an interested stockholder and 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans; or (iii) the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Under Aetna’s articles, Aetna has expressly opted out of the protection provided pursuant to Subchapter G of Chapter 25 of the PBCL, which would otherwise block the voting rights of an acquiring person who makes or proposes to make a control-share acquisition, which is defined as increasing ownership in the corporation above a certain threshold. In opting out of Subchapter G of Chapter 25 of the PBCL, Aetna also opted out of Subchapter 25I (providing for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition) and Subchapter 25J (prohibiting, in connection with certain “control-share acquisitions,” the abrogation of certain labor contracts, if any, prior to their stated date of expiration).

Aetna has opted out of Subchapter H of Chapter 25 of the PBCL, which would otherwise enable Aetna to recover certain profits from the sale of shares by shareholders who hold or will hold 20% of the voting power of Aetna or who have evidenced an intent to acquire control of Aetna.

Aetna has also opted out of Subchapter E of Chapter 25 of the PBCL, which would otherwise subject persons who acquire at least 20% of the voting power in a “control transaction” to become subject to heightened voting and approval requirements for business combinations and the obligation to pay objecting shareholders fair value for their shares (including a proportionate amount of any control premium).

Stockholder Rights Plan	While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by decision of courts applying Delaware law.

Pennsylvania law expressly authorizes a corporation to adopt a shareholder rights plan.

Aetna currently has no shareholder rights plan. While Aetna has no present intention to adopt a shareholder rights plan, the Aetna board of directors retains the right to adopt a new plan at a future date pursuant to its

	Coventry Stockholder Rights	Aetna Shareholder Rights

Coventry currently has no stockholder rights plan. While Coventry has no present intention to adopt a stockholder rights plan, the Coventry board of directors retains the right to adopt a new plan at a future date.

exclusive authority to create and issue rights entitling the holders thereof to purchase from Aetna shares or other securities and to elect to repurchase, redeem, terminate or amend any such rights. See “Description of Aetna Capital Stock” beginning on page [—] of this proxy statement/prospectus.

Preemptive Rights

Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the charter.

Under the Coventry charter, no holder of Coventry shares has preemptive rights.

The Aetna articles provide that no holder of any class or series of Aetna capital stock may have any preemptive right to purchase or subscribe for any shares of Aetna or any security convertible into Aetna shares of any class or series.

Duties of Directors	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and the duty of care requires directors in managing the corporation’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Under Pennsylvania law, the standard of conduct for directors is governed by statute and case law. The PBCL requires that a director of a Pennsylvania corporation perform his or her duties: (i) in good faith, (ii) in a manner he or she reasonably believes to be in the best interests of the corporation, and (iii) with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (a) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (b) the short-term and long-term interests of the corporation; (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (d) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard the interests of the shareholders, or any other group affected by the action, as dominant or controlling.

LEGAL MATTERS

The validity of the Aetna common shares to be issued to Coventry stockholders pursuant to the merger will be passed upon by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The consolidated financial statements and schedule of Aetna Inc. and its subsidiaries as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference into this proxy statement/prospectus and have been included herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended March 31, 2012, and June 30, 2012, incorporated by reference into this proxy statement/prospectus, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Aetna’s quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2012, and June 30, 2012, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

Ernst & Young LLP, independent registered public accounting firm, has audited Coventry Health Care, Inc.’s consolidated financial statements and schedule included in Coventry Health Care, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Coventry Health Care Inc.’s internal control over financial reporting as of December 31, 2011, as set forth in their reports, which are incorporated by reference in this proxy statement/prospectus. Coventry Health Care, Inc.’s financial statements and schedule and Coventry Health Care, Inc.’s management assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, are incorporated by reference in reliance on Ernst  & Young LLP’s reports, given on their authority as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

It is not expected that Coventry will hold its 2013 annual meeting of stockholders unless the merger is not completed by the expected date of Coventry’s 2013 annual meeting of stockholders.

If the merger is not completed by the expected date of Coventry’s 2013 annual meeting of stockholders, Coventry plans to hold such annual meeting. Coventry’s bylaws provide that the annual meeting of stockholders is to be held on the third Thursday in May, unless the Chairman of the board of directors of Coventry designates a different date. The 2013 annual meeting of stockholders is expected to be held on May 16, 2013, although this date may be subject to change. Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for Coventry’s annual meeting of stockholders in 2013 may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in Coventry’s proxy materials for the 2013 annual meeting of stockholders, stockholder proposals must be received by Coventry at 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817, addressed to the Secretary of Coventry, not later than December 7, 2012. Eligible stockholders interested in submitting a matter to be brought before Coventry’s 2013 annual meeting may do so by following the procedures prescribed in Coventry’s bylaws. In order for the notice to be considered timely for Coventry’s 2013 annual meeting, such stockholder notice must be received by Coventry at the address stated above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e., not earlier than January 17, 2013 and not later than February 16, 2013); provided, however, that if the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received no later than the close of business on the later of 70 days prior to the date of the meeting or 10 days following the day on which public announcement of the meeting was made.

Stockholders may propose director candidates for consideration by the Nominating/Corporate Governance Committee of the board of directors of Coventry. To be timely considered by the Nominating/Corporate Governance Committee, director nominations submitted by stockholders for Coventry’s 2013 annual meeting of stockholders must be delivered to or mailed and received by Coventry’s Secretary at 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817 not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (i.e., not earlier than January 17, 2013 and not later than February 16, 2013). A stockholder’s notice must include (a) the proposed nominee’s name, qualifications and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) certain other information regarding the stockholder proponents, its associated persons, its financial interests in Coventry and other matters, as required by Coventry’s bylaws as to the stockholder giving such notice. No person is eligible for election as a director of Coventry unless nominated in accordance with the procedures required by the Coventry bylaws. The chairman of the board of directors of Coventry may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the Coventry bylaws, and if he should so determine, the defective nomination will be disregarded.

The relevant provisions of the Coventry bylaws regarding the requirements for making stockholder proposals and nominating director candidates are available on the Investor Relations section of Coventry’s website at www.coventryhealthcare.com. You may also contact the Secretary of Coventry at 6720-B Rockledge Drive, Suite 700, Bethesda, MD 20817 to request a copy of the Coventry bylaws.

WHERE YOU CAN FIND MORE INFORMATION

Aetna has filed a registration statement on Form S-4 to register with the SEC the Aetna common shares to be issued to Coventry stockholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Aetna in addition to being a proxy statement of Coventry for the Coventry special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Aetna and the Aetna common shares. The rules and regulations of the SEC allow Aetna and Coventry to omit certain information included in the registration statement from this proxy statement/prospectus.

Aetna and Coventry file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that has reports, proxy statements and other information about Aetna and Coventry. The address of that site is http://www.sec.gov. The reports and other information filed by Aetna and Coventry with the SEC are also available at their respective Internet web sites, which are http://www.aetna.com and http://www.coventryhealthcare.com. Information on these Internet web sites is not part of this proxy statement/prospectus.

The SEC allows Aetna and Coventry to “incorporate by reference” information into this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Aetna and Coventry have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Coventry special meeting (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Aetna and Coventry and their respective financial performance.

Aetna SEC Filings (File No. 001-16095)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2011
Quarterly Reports on Form 10-Q	Fiscal quarters ended March 31, 2012, and June 30, 2012
Proxy Statement on Schedule 14A	Filed on April 9, 2012
Current Reports on Form 8-K	Filed on February 28, 2012, March 28, 2012, May 4, 2012, May 21, 2012, August 20, 2012, and August 22, 2012

Any description of Aetna common shares contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

Coventry SEC Filings (File No. 001-16477)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2011
Quarterly Reports on Form 10-Q	Fiscal quarters ended March 31, 2012, and June 30, 2012
Proxy Statement on Schedule 14A	Filed on April 6, 2012
Current Reports on Form 8-K	Filed on January 20, 2012, February 1, 2012, February 6, 2012, February 9, 2012, March 12, 2012, March 22, 2012, May 21, 2012, May 31, 2012, August 20, 2012, and August 20, 2012

Any description of Coventry common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description

Aetna has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Aetna, as well as all pro forma financial information, and Coventry has supplied all such information relating to Coventry.

Documents incorporated by reference are available from Aetna or Coventry, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Aetna Inc.

151 Farmington Avenue

Hartford, CT 06156

Attention: Investor Relations

Telephone: (860) 273-8204

Coventry Health Care, Inc.

6720-B Rockledge Drive, Suite 700

Bethesda, MD 20817

Attention: Investor Relations

Telephone: (301) 581-5430

If you would like to request documents, please do so by [—], 2012, in order to receive them before the Coventry special meeting.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus to vote on the merger agreement, the proposal to adjourn the Coventry special meeting, if necessary, and the “golden parachute” compensation proposal. Neither Aetna nor Coventry has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.

This proxy statement/prospectus is dated [—], 2012. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of Aetna common shares in the merger will create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

August 19, 2012

among

AETNA INC.,

JAGUAR MERGER SUBSIDIARY, INC.

and

COVENTRY HEALTH CARE, INC.

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 19, 2012 among Aetna Inc., a Pennsylvania corporation (“Parent”), Jaguar Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and Coventry Health Care, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger (as defined below); and

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used in this Agreement, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means any inquiry, proposal, indication of interest or offer from any Person or “group” (as defined in Section 13(d) of the 1934 Act), other than Parent and its Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the 1934 Act) of 20% or more of any class of equity or voting securities of the Company, (iii) tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in Section 13(d) of the 1934 Act) ), other than Parent and its Subsidiaries, beneficially owning 20% or more of any class of equity or voting securities of the Company or (iv) merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit, or involves, the acquisition by any Person or “group” (as defined in Section 13(d) of the 1934 Act), other than Parent and its Subsidiaries, of beneficial ownership of (A) assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable or (B) 20% or more of any class of equity or voting securities of the Company; in each case, other than the transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law(s)” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirement (and any federal, state or local directive or other requirement, in each case that relates to Medicare or Medicaid) enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement. References to “Applicable Law” or “Applicable Laws” shall be deemed to include Health Care Laws and any applicable insurance or antitrust law (including any law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade).

“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Hartford, Connecticut or Bethesda, Maryland are authorized or required by Applicable Law to close.

“Clean Team Confidentiality Agreement” means the Clean Team Confidentiality Agreement, dated as of July 20, 2012, between Parent and the Company.

“CMS” means the Centers for Medicare & Medicaid Services.

“Code” means the Internal Revenue Code of 1986.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2011, and the footnotes to such consolidated balance sheet, in each case set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2011.

“Company Common Stock” means the common stock, $0.01 par value, of the Company.

“Company Disclosure Schedule” means the Company Disclosure Schedule delivered to Parent on the date of this Agreement.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Consent” means any consent, approval, waiver, license, permit, franchise, authorization or Order.

“Contract” means any contract, agreement, obligation, understanding or instrument, lease or license.

“Credit Agreement” means the Credit Agreement, dated as of June 22, 2011, among the Company, as Borrower, the lenders named therein, as Initial Lenders, the initial issuing banks named therein, as Initial Issuing Banks, JPMorgan Chase Bank, National Association, as Administrative Agent, Citibank, N.A. and Bank of America, N.A. as Syndication Agents and J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as Joint Lead Arrangers and Joint Bookrunners.

“Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case whether or not written (x) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Affiliates for the current or future benefit of any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company of any of its Subsidiaries or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Environmental Law” means any Applicable Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, consents (including consents required by Contract), variances, exemptions, orders, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Law and affecting, or relating to, the business of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“Government Sponsored Health Care Programs” means all health benefit programs that are sponsored by a Governmental Authority and that the Company or any of its Subsidiaries participates in, whether pursuant to one or more Contracts with the applicable Governmental Authority or otherwise, including Medicaid (including Temporary Assistance to Needy Families, Child Health Insurance Program, Aged, Blind and Disabled, Supplemental Security Income and long term care), Medicare Advantage (including Special Needs Plans), Medicare Part D, dual eligible initiatives and other demonstration programs.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“Health Care Laws” means all Applicable Laws relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Applicable Laws that regulate managed care, third-party payors and persons bearing the financial risk for, or providing administrative or other functions in connection with, the provision of, payment for or arrangement of health care services and, without limiting the generality of the foregoing, all other Applicable Laws relating to Health Care Programs, including Health Care Programs pursuant to which any Regulated Subsidiary is required to be licensed or authorized to transact business; (ii) health care or insurance fraud or abuse, including the solicitation or acceptance of improper incentives involving persons operating in the health care industry, patient referrals or Provider incentives generally, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark laws (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347); (iii) the provision of administrative, management or other services related to any Health Care Programs, including the administration of health-care claims or benefits or processing or payment for health care services, treatment or supplies furnished by Providers, including the provision of the services of third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (iv) the Consolidated Omnibus Budget Reconciliation Act of 1985; (v) ERISA (to the extent impacting any ASO arrangement); (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; (vii) the Medicare Improvements for Patients and Providers Act of 2008; (viii) privacy, security, integrity, accuracy, transmission, storage or other protection of information about or belonging to actual or prospective participants in the Company’s Health Care Programs or other lines of business, including the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), and, without limiting the generality of the foregoing, any Applicable Laws relating to medical information; and (ix) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152).

“Health Care Programs” means all lines of business, programs and types of services offered by the Company or any of its Subsidiaries, including Government Sponsored Health Care Programs, Commercial Risk (individual, small group, large group), Workers Compensation, Federal Employees Health Benefits Program (FEHBP), Administrative Services Only (ASO) and Network Rental.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (i) trademarks, service marks, trade names, Internet domain names, Internet account names (including social networking and media names), designs, logos, slogans and other indicia of origin, together with all goodwill, registrations and applications relating to the foregoing; (ii) patents and pending patent applications, invention disclosure statements, and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights; (iii) registered and unregistered copyrights (including those in Software), rights of publicity, all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (iv) trade secrets, confidential technology and information, know-how, inventions, processes, formulae, algorithms, models and methodologies (collectively, “Trade Secrets”); (v) Software; (vi) other similar types of proprietary or intellectual property; and (vii) rights to sue or recover and retain damages, costs and attorneys’ fees for past, present or future infringement, misappropriation, dilution or other violation of any of the foregoing.

“IT Assets” means all computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company or any of its Subsidiaries.

“knowledge” of any Person that is not an individual means the knowledge after reasonable inquiry of the officers of the Company or Parent, as the case may be, as set forth in Section 1.01 of the Company Disclosure Schedule and Section 1.01 of the Parent Disclosure Schedule, respectively.

“Licensed Intellectual Property” means all Intellectual Property owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this

Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, (i) any event, change, effect, development or occurrence that has a material adverse effect on the financial condition, business or results of operations of such Person and its Subsidiaries, taken as a whole, other than any event, change, effect, development or occurrence to the extent resulting from (A) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on other companies operating in the industries in which such Person and its Subsidiaries operate, (B) any changes in conditions generally affecting the healthcare, health insurance or managed care industry or any other industry in which such Person or any of its Subsidiaries operate, except to the extent that such changes have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on other companies operating in the industries in which such Person and its Subsidiaries operate, (C) any decline, in and of itself, in the market price or trading volume of such Person’s common stock (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (D) any changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, except to the extent that such changes have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on other companies operating in the industries in which such Person and its Subsidiaries operate, (E) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (F) the execution and delivery of this Agreement, the public announcement of this Agreement or the Merger, the taking of any action required or expressly contemplated by this Agreement (including pursuant to Section 8.01) or the identity of, or any facts or circumstances relating to any other party to this Agreement or such other party’s Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with customers, Providers, suppliers, partners, officers or employees (it being understood and agreed that the foregoing shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby), (G) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Applicable Law of or by any Governmental Authority, except to the extent that such events or changes have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to the adverse effect such events or changes have on other companies operating in the industries in which such Person and any of its Subsidiaries operate, (H) any changes in GAAP (or authoritative interpretations thereof), (I) any changes in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (J) any taking of any action at the written request of or with the consent of any other party to this Agreement (it being understood and agreed that, with respect to any action taken with such consent, the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences resulting from such action that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (K) any reduction in the credit rating of such Person or any of its Subsidiaries (it being understood and agreed that the foregoing shall not preclude any other party to this

Agreement from asserting that any facts or occurrences giving rise to or contributing to such reduction that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (L) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions, (M) any changes resulting from, arising under or relating to the Supreme Court’s decision regarding Nat. Fed. of Indep. Bus. v. Sebelius, Sec. of Dept. of Health & Human Servs., No. 11-393 (2012); Dept. of Health & Human Servs. v. Florida, Nos. 11-398 & 11-400 (2012), including any state determining not to expand its Medicaid Programs pursuant to the Patient Protection and Affordable Care Act of 2010, (N) any changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes by any Governmental Authority that, in each case, have general application to other companies providing managed care services similar to the services that are provided by such Person and its Subsidiaries or to other companies operating in the industries in which such Person and its Subsidiaries operate, as applicable, except to the extent that such changes have a materially disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on other companies operating in the Medicaid or Medicare managed care industry or other industries in which such Person and its Subsidiaries operate, (O) the failure, in and of itself, of such Person or any of its Subsidiaries to obtain the right to provide services in any jurisdiction under a Contract with CMS, any state agency or any other Governmental Authority pursuant to any “request for proposal”, procurement, re-procurement or similar process or the failure of any such Contract to be renewed upon its expiration (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect), (P) the effects on such Person’s and its Subsidiaries’ business arising from employee departures that result from the announcement of this Agreement and the Merger or (Q) any litigation or legal proceedings arising from allegations of a breach of fiduciary duty or violation of Applicable Law relating to this Agreement or the Merger.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2011, and the footnotes to such consolidated balance sheet, in each case set forth in the Parent 10-K.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

“Parent Balance Sheet Date” means December 31, 2011.

“Parent Common Stock” means the common shares, $0.01 par value, of Parent.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule delivered to the Company on the date of this Agreement.

“Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five consecutive trading days ending on the trading day that is two trading days prior to the Closing Date.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Government Authority maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the Company Balance Sheet and (x) any Liens that are not material to the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Providers” means all primary care physicians and physician groups, medical groups, independent practice associations, specialist physicians, dentists, optometrists, pharmacies and pharmacists, radiologists and radiology centers, laboratories, mental health professionals, community health centers, clinics, surgicenters, accountable care organizations, chiropractors, physical therapists, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional or facility.

“Regulated Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that is licensed in one or more jurisdictions as an insurance company, health maintenance organization (including a single healthcare service plan), managed care organization, healthcare service plan, specialized healthcare service plan, healthcare service corporation, dental maintenance organization, dental plan organization, prepaid dental plan, third party administrator and/or utilization review agent.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Software” means all (i) computer programs and other software including any and all software implementations of algorithms, models and, methodologies, assemblers, applets, compilers, development tools, design tools and user interfaces, whether in source code or object code form, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, and (iii) updates, upgrades, modifications, improvements, enhancements, derivative works, new versions, new releases and corrections to or based on any of the foregoing.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property”.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Affected Employees	7.04
Agreement	Preamble
Alternative Financing	7.06
Benefits Continuation Period	7.04
Certificate	2.02
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Board Recommendation	4.02
Company Material Contract	4.18
Company Permits	4.16
Company Preferred Stock	4.05
Company Proxy Statement	4.09
Company Regulatory Filings	4.17
Company Restricted Shares	2.05
Company SEC Documents	4.07
Company Securities	4.05
Company Statutory Filings	4.10
Company Stock Option	2.05
Company Stock Units	2.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.04
Debt Commitment Letters	5.18
Debt Financing	5.18
Delaware Law	2.01
Dissenting Shares	2.04
Dissenting Stockholders	2.04
EBITDA	8.01
Effective Time	2.01
End Date	10.01
Equity Award Cash Consideration	2.05
Exchange Agent	2.03
Exchange Fund	2.03
Exchange Ratio	2.02
Financing Sources	5.18
Indemnified Person	7.03
Indentures	6.09
Insurance Policies	4.25
Interim Period Stock Unit	6.01
internal controls	4.07
Intervening Event	6.03
Lease	4.23
Maximum Amount	7.03
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble

Term	Section
New Company Plans	7.04
NYSE	4.07
Owned Software	4.22
Parent	Preamble
Parent Permits	5.14
Parent SEC Documents	5.07
Parent Subsidiary Securities	5.06
Per Share Cash Consideration	2.02
Per Share Stock Consideration	2.02
principal executive officer	4.07
principal financial officer	4.07
Registered IP	4.22
Registration Statement	5.09
Regulatory Material Adverse Effect	8.01
Replacement Debt Commitment Letter	7.06
Replacement Debt Financing	7.06
Representatives	6.03
Required Governmental Authorizations	4.03
Reverse Termination Fee	10.03
SAP	4.10
statutory internal controls	4.10
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.19
Tax Return	4.19
Tax Sharing Agreements	4.19
Taxing Authority	4.19
Termination Fee	10.03
Transition Team	6.08
Uncertificated Share	2.02

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Schedule and the Parent Disclosure Schedule, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized term used in any Exhibit, the Company Disclosure Schedule or the Parent Disclosure Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedule hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “Delaware Law”), whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit thereof, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (it being understood and agreed that the obligation of each of Parent, Merger Subsidiary and the Company to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by such party) of the conditions to Closing set forth in Article 9 for the benefit of such party as of the Closing) (the date on which the Closing occurs, the “Closing Date”).

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as Parent and the Company shall agree and is specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the Delaware Law.

Section 2.02. Conversion of Shares. (a) At the Effective Time:

(i) except as otherwise provided in Section 2.02(a)(ii), Section 2.02(a)(iii) or Section 2.04, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.3885 (the “Exchange Ratio”) shares of Parent Common Stock (the “Per Share Stock Consideration”) and (ii) $27.30 in cash (the “Per Share Cash Consideration”, and, together with the Per Share Stock Consideration, the “Merger Consideration”), without interest;

(ii) each share of Company Common Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time (other than any such shares owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account) shall be canceled, and no payment shall be made with respect thereto;

(iii) each share of Company Common Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into a number of shares of common stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding common stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the outstanding capital stock of the Company immediately prior to the Effective Time; and

(iv) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of shares of Company Common Stock pursuant to Section 2.02(a)(iii)).

(b) As of the Effective Time, all outstanding shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (x) each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) and (y) each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f) and any cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.07, in each case to be issued or paid in accordance with Section  2.03, without interest.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging (i) Certificates or (ii) Uncertificated Shares for the Merger Consideration. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.03 through the Exchange Agent, (x) certificates (or evidence of shares in book-entry form) representing the shares of Parent Common Stock issuable pursuant to Section 2.02(a)(i) in exchange for outstanding shares of Company Common Stock and (y) cash sufficient to pay the aggregate Per Share Cash Consideration payable pursuant to Section 2.02(a)(i). Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed additional cash sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.03(f) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.07. Promptly after the Effective Time (and in no event more than five Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and substantially finalized prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange. All certificates (or evidence of shares in book-entry form) and cash deposited with the Exchange Agent pursuant to this Section 2.03 shall be referred to in this Agreement as the “Exchange Fund.” Parent shall cause the Exchange Agent to deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration or cash in lieu of fractional interests; provided, further, that, to the extent necessary to pay the Merger Consideration, Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Company Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Exchange Fund.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. The shares of Parent Common Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of shares of Company Common Stock or is otherwise required under Applicable Law.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or similar Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration, any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.03(f) and any cash in lieu of any fractional share of Parent Common Stock to which such holders are entitled pursuant to Section 2.07, in each case to the extent provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock 12 months after the Effective Time shall be delivered to Parent or as otherwise instructed by Parent, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration and any dividends and distributions (and cash in lieu of any fractional shares of Parent Common Stock) with respect thereto, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent constituting part of the Merger Consideration have been registered, (i) promptly after the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the aggregate amount of all dividends or other distributions payable with respect to securities of Parent constituting part of the Merger Consideration with a record date after the Effective Time that were paid prior to the time of such surrender or transfer with respect to such securities of Parent, and (ii) at the appropriate payment date, the amount of all dividends or other distributions payable with respect to securities of Parent constituting part of the Merger Consideration with a record date after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer.

(g) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.04. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the Delaware Law (such stockholders, the “Dissenting Stockholders” and such shares of Company Common Stock, the “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the Delaware Law (and, at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the Delaware Law), unless and until such holder shall have failed to perfect or shall have effectively waived, withdrawn or lost rights to appraisal under the Delaware Law. If any Dissenting Stockholders shall have failed to perfect or shall have effectively waived, withdrawn or lost such rights, the Dissenting Shares held by such Dissenting Stockholder shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration as provided in Section 2.02, without interest. The Company shall give Parent prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the Delaware Law and received by the Company relating to stockholders’ rights of appraisal in accordance with the provisions of Section 262 of the Delaware Law, and Parent shall have the right to direct all negotiations and proceedings with respect to all such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, settle or offer or agree to settle any such demands. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 2.05. Stock Awards. (a) At the Effective Time:

(i) each option to purchase shares of Company Common Stock outstanding under any Employee Plan (each, a “Company Stock Option”), whether or not vested or exercisable, with a per share exercise price less than the Equity Award Cash Consideration, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the sum of (x) the Per Share Cash Consideration plus (y) the value equal to the product of the Parent Stock Price multiplied by the Exchange Ratio (the sum of the amounts in clauses (x) and (y), the “Equity Award Cash Consideration”) over (2) the applicable per share exercise price of such Company Stock Option multiplied by (B) the total number of shares of Company Common Stock subject to such Company Stock Option;

(ii) each share of Company Common Stock outstanding that is subject to forfeiture risk under any Employee Plan (collectively, “Company Restricted Shares”) and that, pursuant to its terms as of the date of this Agreement, is vested or becomes vested as of the Effective Time shall be converted into the right to receive the Merger Consideration;

(iii)(A) each performance share unit and restricted stock unit outstanding under any Employee Plan (collectively, “Company Stock Units”) that, pursuant to its terms as of the date of this Agreement, is vested or becomes vested as of the Effective Time, and each performance-based Company Stock Unit held by the individual listed on Section 2.05(iii)(A) of the Company Disclosure Schedule, shall be converted into the right to receive an amount in cash, without interest, equal to the product of (1) the Equity Award Cash Consideration multiplied by (2) the number of shares of Company Common Stock represented by such unit; and

(B) each Company Stock Unit that, pursuant to its terms as of the date of this Agreement, is not vested and will not become vested as of the Effective Time (other than any performance-based Company Stock Unit held by the individual listed on Section 2.05(iii)(A) of Company Disclosure Schedule), in the event that the Merger is consummated, shall convert at the Effective Time into a cash-settled restricted stock unit with the number of shares of Parent Common Stock underlying such cash-settled restricted stock unit equal to (1) the number of shares of Company Common Stock subject to such Company Stock Unit (as determined in accordance with the terms and conditions applicable thereto) immediately prior to the Effective Time multiplied by (2) the Equity Award Cash Consideration divided by the Parent Stock Price; provided, that each such cash-settled restricted stock unit shall be subject to the same terms and conditions (including service-based vesting) as applied to the corresponding Company Stock Units immediately prior to the Effective Time.

(b) During the 60-day period commencing on the date of this Agreement, Parent, in consultation with the Company, shall consider, after taking into account the terms and conditions of each applicable Company Stock Option, the appropriate treatment of each Company Stock Option, whether or not vested or exercisable, with a per share exercise price equal to or greater than the Equity Award Cash Consideration.

(c) Prior to the Effective Time, the Board of Directors of the Company (and/or the Compensation Committee of the Board of Directors of the Company) shall pass such resolutions as are necessary to give effect to the transactions contemplated by this Section 2.05.

Section 2.06. Adjustments. Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.07. Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the Parent Stock Price by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

Section 2.08. Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under Applicable Law.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.10. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, any of its Subsidiaries or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit A hereto and, as so amended, shall remain the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 4.01, Section 4.02, Section 4.05, Section 4.06, Section 4.26, Section 4.27 and Section 4.28, as disclosed in any publicly available Company SEC Document filed after December 31, 2011 and before the date of this Agreement or in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010 or in the Company’s proxy statement for the 2011 annual meeting of the Company’s stockholders or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent as of the date of this Agreement and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(b) At a meeting duly called and held, the Board of Directors of the Company unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving, adopting and declaring advisable this Agreement and the transactions contemplated hereby, (iii) directing that the approval and adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (iv) recommending approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”). Except as permitted by Section 6.03(b), Section 6.03(c), Section 6.03(d) and Section 6.03(e), the Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03. Governmental Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or Filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) the state insurance department, department of health and other Filings and approvals that, in each case of this clause (iv), are listed on Section 4.03(a) of the Company Disclosure Schedule (the consents, approvals orders, authorizations, acknowledgements and Filings required under or in connection with this clause (iv), the “Required Governmental Authorizations”) and (v) any other actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Section 4.03(b) of the Company Disclosure Schedule sets forth a true and complete list of each Regulated Subsidiary of the Company in existence as of the date of this Agreement and, for each such Regulated Subsidiary, its jurisdiction of incorporation or organization and each jurisdiction where it is licensed by the state department of insurance, state department of health or other applicable state agency.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Stockholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental licenses, authorizations, permits, consents (including consents required by Contract), approvals, variances, exemptions or orders affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of (i) 570,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of Preferred Stock, par value $0.01 per share (“Company Preferred Stock”). As of August 17, 2012, there were outstanding (i) 133,851,107 shares of Company Common Stock (of which, an aggregate of 1,317,354 shares are Company Restricted Shares), (ii) no shares of Company Preferred Stock, (iii) Company Stock Options to purchase an aggregate of 8,550,329 shares of Company Common Stock (of which, options to purchase an aggregate of 5,598,994 shares of Company Common Stock were exercisable) and (iv) 1,240,833 Company Stock Units. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company and no controlled Affiliate of the Company owns any shares of capital stock of the Company. Section 4.05 of the Company Disclosure Schedule sets forth a true and complete list, as of August 17, 2012, of

(i) all outstanding Company Stock Options, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto, (ii) all outstanding Company Restricted Shares, including with respect to each such share the holder, date of grant and vesting schedule, and (iii) all outstanding Company Stock Units, including with respect to each such Company Stock Unit the holder, date of grant, vesting schedule and number of shares of Company Common Stock subject thereto.

(b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since August 17, 2012 resulting from (x) the exercise of Company Stock Options outstanding on such date or issued after such date, (y) the vesting of Company Stock Units outstanding on such date or issued after such date and (z) the issuance of Company Stock Options, Company Restricted Shares and Company Stock Units after such date, in each case as permitted by Section 6.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests, in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 4.06 of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company as of the date of this Agreement and, for each such Subsidiary, its jurisdiction of incorporation or organization. Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary of the Company as in effect on the date of this Agreement

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of the Company

(the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2010. No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b) As of its filing date, each report, schedule, form, statement, prospectus, registration statement and other document filed with or furnished to the SEC by the Company since January 1, 2010 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) filed prior to the date of this Agreement complied, and each Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the New York Stock Exchange (the “NYSE”), the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act prior to the date of this Agreement did not, and each Company SEC Document filed pursuant to the 1934 Act subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment or supplement became effective, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) The Company is and since January 1, 2010, has been in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(f) The Company and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(g) The Company and its Subsidiaries have established and maintain a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The

Company’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date of this Agreement a true and complete summary of any disclosure of the type described in the preceding sentence made by management to the Company’s auditors and audit committee since January 1, 2010.

(h) Since January 1, 2010, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete.

Section 4.08. Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

(b) From January 1, 2010 to the date of this Agreement, the Company has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09. Disclosure Documents. (a) At the time the proxy or information statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09(a) will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent expressly for inclusion therein.

(b) None of the information furnished by the Company to Parent expressly for inclusion in the Registration Statement or any amendment or supplement thereto, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.10. Statutory Financial Statements. (a) Since January 1, 2010, each Regulated Subsidiary of the Company has filed all annual statements and quarterly statements required to be filed by it with any Governmental Authority (the “Company Statutory Filings”). The Company Statutory Filings and the respective statements of assets, liabilities, surplus and other funds, reserves and expenses and cash flows included or incorporated by reference therein (i) were prepared from the books and records of the applicable Regulated Subsidiary, (ii) fairly present in all material respects the statutory financial condition and results of operations of the applicable Regulated Subsidiary as of the date and for the periods then ended (subject to normal and recurring year-end adjustments in the case of any interim statements) and (iii) were prepared in all material respects in conformity with applicable statutory accounting principles (“SAP”) applied on a consistent basis (except as may be indicated in the notes thereto).

(b) The Company and its Subsidiaries have established and maintain a system of internal controls over statutory financial reporting (“statutory internal controls”). Such statutory internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s statutory financial statements for external purposes in accordance with SAP.

Section 4.11. Reserves. The loss reserves and other actuarial amounts of the Regulated Subsidiaries of the Company as of December 31, 2011 recorded in their respective Company Statutory Filings: (i) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as may be indicated in the notes thereto) and (iii) include provisions for all actuarial reserves that are required to be established in accordance with Applicable Laws; provided, however, that, without diminishing or affecting the foregoing, it is acknowledged and agreed by Parent and Merger Subsidiary that the Company and its Representatives are not making any representation or warranty in this Agreement and nothing contained in this Agreement, including the Company Disclosure Schedule, or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of the Company or any of its Representatives in respect of the adequacy or sufficiency of the reserves of the Company or the Company’s Regulated Subsidiaries.

Section 4.12. Capital or Surplus Maintenance. As of the date of this Agreement, no Regulated Subsidiary of the Company is subject to any requirement to maintain capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under Applicable Laws, including insurance laws and regulations, of general application.

Section 4.13. Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices and there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since the Company Balance Sheet Date, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.14. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances, that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date and (iii) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15. Litigation. There is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of the foregoing Persons, before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order (including corrective action plans or other compliance-related programs) of any arbitrator or Governmental Authority outstanding against the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of the foregoing Persons that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.16. Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all governmental licenses, authorizations, permits, consents (including consents required by Contract), approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries (the “Company Permits”). The Company and each of its Subsidiaries is and since January 1, 2010, has been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2010, no event has occurred that (i) gives to any Third Party any right of termination, cancellation, revocation or adverse modification (with or without notice or lapse of time or both) of any Company Permit or (ii) to the knowledge of the Company, would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any Company Permit, other than, in the case of clauses (i) and (ii), any such termination, revocation, cancellation, non-renewal or adverse modification that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.17. Compliance with Applicable Laws. (a) The Company and each of its Subsidiaries is and since January 1, 2010, has been in compliance with all Applicable Laws, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is and since January 1, 2010, has been no claim, action, suit, investigation or proceeding (including an audit or examination) pending or, to, the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries alleging any failure to comply with Applicable Law, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Without limiting the generality of Section 4.17(a), there is and since January 1, 2010, has been no claim, action, suit, investigation or proceeding (including an audit or examination) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries alleging any (i) risk-based capital deficiency or other failure to comply with applicable capital (or similar) requirements or (ii) violation of Applicable Law that would reasonably be expected to result in (A) an assessment or cease and desist order or (B) any current or prospective exclusion from any Government Sponsored Health Care Program or any aspect thereof, except for deficiencies or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2010, neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to any actual or alleged violation of any Applicable Law, except for agreements and settlements that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2010, neither the Company nor any of its Subsidiaries has received written notice of any claim, action, suit, investigation or proceeding (including an audit or examination), pending or threatened against or affecting any Third Party service provider acting on behalf of the Company or any of its Subsidiaries alleging any violation of Applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Since January 1, 2010, the Company and each of its Subsidiaries has timely filed all Company Statutory Filings and all other material Filings (including Filings with respect to premium rates, rating plans, policy terms and other terms established or used by any Subsidiaries of the Company), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid authorities, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) (collectively, “Company Regulatory Filings”), except where the failure to make such filings or payments has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have adopted and implemented policies, procedures or programs designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, Third Party marketing organizations and similar entities with which they do business are in compliance with all Applicable Laws.

(e) With respect to participation in Government Sponsored Health Care Programs, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each of the Regulated Subsidiaries of the Company (i) meets the requirements for participation in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Regulated Subsidiary currently participates and (ii) is a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

(f) Since January 1, 2010, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, any of its Subsidiaries, any employee of the Company or any of its Subsidiaries, any officer or director of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any contractors or agents of the Company or any of its Subsidiaries, has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Government Sponsored Health Care Program or subject to an investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion or debarment.

(g) Since January 1, 2010, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director or executive officer of the Company or any of its Subsidiaries, (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) has been excluded from participation in any federal health care program or state health care program (as such terms are defined by the Social Security Act), (iii) has been convicted of any criminal offense relating to the delivery of any item or service under a federal health care program or (iv) has been or is a party to or subject to any action or proceeding concerning any of the matters described in the foregoing clauses (i) through (iii).

Section 4.18. Material Contracts. (a) Section 4.18(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound (each such Contract listed or required to be so listed, and each of the following Contracts to which the Company or any of its Subsidiaries becomes a party or by which it becomes bound after the date of this Agreement, a “Company Material Contract”):

(i) (A) the 34 largest Contracts of the Company and its Subsidiaries with Providers; (B) the 20 largest service vendor Contracts of the Company and its Subsidiaries; (C) the 20 largest customer Contracts of the Company and its Subsidiaries in each of the Company’s Commercial Risk and Commercial ASO lines of business; and (D) the 10 largest customer Contracts of the Company and its Subsidiaries in the Company’s Workers’ Compensation line of business; in each of (A) through (D) measured in terms of payments made or received (as applicable) by the Company and its Subsidiaries during the six months ending June 30, 2012;

(ii) (A) any Medicaid or Medicare Contract or any national Office of Personnel Management Contract with a Governmental Authority; and (B) any Contract currently in effect with Health Risk Partners, Inc. or Verisk Health, Inc.;

(iii)(A) the 15 largest Contracts of the Company and its Subsidiaries with brokers, measured in terms of payments made by the Company and its Subsidiaries during the six months ending June 30, 2012; and (B) any Contract pursuant to which the Company or any of its Subsidiaries acts as a broker for a Third Party and for which payments received by the Company and its Subsidiaries during the six months ending June 30, 2012, exceeded $1,000,000;

(iv) any Contract or policy for reinsurance with a Third Party involving payments in excess of $5,000,000 in any fiscal year;

(v) any Contract involving payments in excess of $10,000,000 in any fiscal year that (A) limits or purports to limit the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains exclusivity or “most favored nation” obligations or restrictions or other provisions restricting or purporting to restrict the ability of the Company or any of its Subsidiaries to contract or establish prices for health care or other services, to sell products directly or indirectly through third parties or to solicit any potential employee, Provider or customer or that would so restrict or purport to restrict Parent, the Company or any of their respective Affiliates after the Effective Time; for each such Contract of which a true and complete copy has not been provided to Parent prior to the date of this Agreement, Section 4.18(a)(v) of the Company Disclosure Schedule also sets forth an accurate summary of the material terms of such limits, obligations, restrictions or other provisions;

(vi) any Contract reasonably expected to result in payments made or received by the Company and its Subsidiaries in excess of $10,000,000 in any year and for which the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby would require any consent or other action by any Person (including notice by the Company) thereunder, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation (including triggering of a price adjustment, right of renegotiation or other remedy) or the loss of any benefit to which the Company or any of its Subsidiaries is entitled thereunder;

(vii) promissory notes, loan agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in excess of $1,000,000 (it being understood that trade payables, ordinary course business funding mechanisms between the Company and its customers and Providers and guarantees of indebtedness by the Company or any of its Subsidiaries to the Company or any of its Subsidiaries shall not be considered indebtedness for purposes of this provision);

(viii) any Contract restricting the payment of dividends or the making of distributions to stockholders or the repurchase of stock or other equity;

(ix) any collective bargaining agreements;

(x) any material joint venture, profit sharing, partnership or other similar agreements;

(xi) other than with respect to any transactions involving investments in securities under the Company’s investment portfolio consistent with the Company’s historical investment policy, any Contracts or series of related Contracts relating to the pending acquisition or disposition of the securities of any Person, any business or any assets outside the ordinary course of business or for an acquisition price in excess of $5,000,000 (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(xii) any lease or sublease for real or personal property involving annual expense in excess of $500,000;

(xiii) all material Contracts pursuant to which the Company or any of its Subsidiaries (A) receives or is granted any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than licenses to Software that is commercially available on non-discriminatory pricing terms) or (B) grants any license or sublicense to, or covenant not to be sued under, any Intellectual Property (other than immaterial, non-exclusive licenses granted in the ordinary course of business);

(xiv) any Contracts or other transactions with any (A) officer or director of the Company or any of its Subsidiaries; (B) record or beneficial owner of five percent or more of the voting securities of the Company; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and

(xv) any other Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K promulgated under the 1933 Act.

(b) All of the Company Material Contracts are valid and binding and in full force and effect (except those that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and prior to the date of this Agreement no notice to terminate, in whole or part, any of the same has been served (nor, to the knowledge of the Company, has there been any indication that any such notice of termination will be served). To the knowledge of the Company, no Person is challenging the validity or enforceability of any Company Material Contract, except such challenges which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Section 4.18(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each executory contract, offer, bid or other undertaking by the Company or any of its Subsidiaries that, if accepted or executed and delivered by the applicable Third Party would constitute a Company Material Contract.

Section 4.19. Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (including extensions) in accordance with all Applicable Law, and all such Tax Returns are true and complete.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or (i) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP or SAP, as applicable, an adequate accrual or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP or SAP, as applicable, an adequate reserve, in each case for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records.

(c) (i) All federal income Tax Returns of the affiliated group of which the Company is the common parent through the Tax year ended December 31, 2006 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries (or any member of any affiliated, consolidated, combined or unitary group of which the Company or any Subsidiary is or has been a member) has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax.

(d) There is no claim, action, suit, proceeding or investigation (including an audit) pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any Subsidiary and any Taxing Authority.

(f) During the two-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) There are no Liens for Taxes (other than statutory liens for taxes not yet due and payable or being contested in good faith, for which adequate accruals or reserves have been established on the Company Balance Sheet) upon any of the assets of the Company or any of its Subsidiaries.

(h) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i) (i) Since January 1, 2006, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement; (iii) as of the date of this Agreement, to the knowledge of the Company, (A) no amount of the type described in clause (ii) of the definition of “Tax” is currently payable by either the Company or any Subsidiary, regardless of whether such Tax is imposed on the Company or any Subsidiary and (B) no amount relating to amounts set forth in clause (i) of the definition of “Tax” is currently payable by the Company or any Subsidiary pursuant to any Tax Sharing Agreement; and (iv) neither the Company nor any of its Subsidiaries has entered into any written agreement with any Taxing Authority with regard to the Tax liability of the Company or any Subsidiary affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(j) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, unitary or other Tax filing group by reason of the application of Treas. Reg. § 1.1502-6 (or any similar provision of any Tax Law of any applicable jurisdiction). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements (other than (x) agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters, (y) financing agreements that do not have as a principal purpose addressing Tax matters and (z) leases) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

(k) Notwithstanding any other provision, Section 4.08, Section 4.10, this Section 4.19, and Section 4.20 contain the sole and exclusive representations and warranties of the Company in this Agreement regarding Tax matters, liabilities or obligations or compliance with Laws relating thereto.

Section 4.20. Employees and Employee Benefit Plans. (a) Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each material Employee Plan and each Employee Plan that is subject to ERISA. For each material Employee Plan and each Employee Plan that is subject to ERISA, the Company has made available to Parent a copy of such plan (or a description, if such plan is not written) and all amendments thereto and material written interpretations thereof, together with a copy of (if applicable) (i) each trust, insurance or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service Forms 5500, (iv) the most recent favorable determination or opinion letter from the Internal Revenue Service, (v) the most recently prepared actuarial reports and financial statements in connection with each such Employee Plan, (vi) all documents and correspondence relating thereto received from or provided to the Department of Labor, the PBGC, the Internal Revenue Service or any other Governmental Authority during the past year and (vii) all current employee handbooks, manuals and policies.

(b) Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or has applied to the Internal Revenue Service for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each trust created under any such Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2010, each Employee Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, no claim (other than routine claims for benefits), action, suit, investigation or proceeding (including an audit) is pending against or involves or, to the Company’s knowledge, is threatened against or reasonably expected to involve, any Employee Plan before any court or arbitrator or any Governmental Authority, including the Internal Revenue Service, the Department of Labor or the PBGC. To the knowledge of the Company, since January 1, 2010, no events have occurred with respect to any Employee Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against the Company or any of its Subsidiaries, except for events that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e) Except as set forth in Section 4.20(e) of the Company Disclosure Schedule, with respect to each director, officer, employee or independent contractor (including each former director, officer, employee or independent contractor) of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Employee Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent, to merge, amend or terminate any Employee Plan.

(f) Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries (other than coverage mandated by Applicable Law).

(g) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates relating to, or making a change in employee participation or coverage under, any Employee Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the fiscal year ended on the Company Balance Sheet Date, except as required in order to comply with Applicable Law.

(h) No Employee Plan or other compensation benefit or arrangement, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries for any tax incurred by such individual, including under Section 409A or 4999 of the Code.

(i) Each Employee Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended (if applicable) to comply and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code in all material respects.

(j) With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I of ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company or any of its Subsidiaries to incur any material liability under ERISA or the Code.

Section 4.21. Labor Matters. (a) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are and since January 1, 2010, have been in compliance with all Applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes.

(b) Neither the Company nor any of its Subsidiaries is or since January 1, 2010, has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Company’s knowledge, there has not been any organizational campaign, card solicitation, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any director, officer, employee or individual independent contractor of the Company of any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no unfair labor practice complaints pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving any director, officer, employee or individual independent contractor (including any former director, officer, employee or individual independent contractor) of the Company or any of its Subsidiaries. There is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries.

(c) No employee of the Company or any of its Subsidiaries is employed by the Company or any of its Subsidiaries outside of the United States.

Section 4.22. Intellectual Property. (a) Section 4.22(a) of the Company Disclosure Schedule sets forth a list as of the date of this Agreement that is true and correct in all material respects of (i) all registrations (including patents and domain name registrations) and applications for registration included in the Owned Intellectual

Property (the “Registered IP”) and (ii) all Software included in the Owned Intellectual Property (the “Owned Software”), in each case that is material to the business of the Company and its Subsidiaries. None of the Registered IP has lapsed, expired, been abandoned or been adjudged invalid or unenforceable, and, to the knowledge of the Company, all Registered IP is valid, enforceable and subsisting, except in each case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries are the sole and exclusive owners of all material Owned Intellectual Property and hold all of their right, title and interest in and to all material Company Intellectual Property free and clear of all Liens (other than non-exclusive licenses granted by the Company or one of its Subsidiaries in the ordinary course of business). The Company Intellectual Property constitutes all of the Intellectual Property necessary to, or used or held for use in, the conduct of the respective businesses of the Company and its Subsidiaries as currently conducted in all material respects. There exist no material restrictions on the disclosure, use, license or transfer of any material Owned Intellectual Property, and the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of their material Trade Secrets and Software. The consummation of the transactions contemplated by this Agreement will not result in the loss, impairment, encumbrance or alteration of the Company’s and its Subsidiaries’ rights in the Company Intellectual Property, except for any loss, impairment, encumbrance or alteration that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) Neither the Company nor any of its Subsidiaries nor the conduct of their respective businesses has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party in any material respect. There is no material claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) alleging that the Company or any of its Subsidiaries, or the conduct of their respective businesses, has infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Third Party or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any Subsidiary in any of the Company Intellectual Property. To the knowledge of the Company, no Third Party has infringed, misappropriated, diluted or otherwise violated any Company Intellectual Property in any material respect.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries have provided reasonable notice of their privacy and personal data collection and use policies on their websites and other customer and public communications and complied with such policies and all Applicable Law relating to (A) the privacy of the users of the Company’s and its Subsidiaries’ respective services and websites and (B) the collection, use, storage and disclosure of any personal information (including personal health information) collected or stored by the Company or any of its Subsidiaries; (ii) neither this Agreement nor the consummation of the transactions contemplated hereby will violate any such policy or Applicable Law; and (iii) there is no claim, action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of such policies or Applicable Law.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted; and (ii) the Company and its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures.

Section 4.23. Properties. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries has good, valid and marketable fee simple title to, or valid leasehold interests in, as the case may be, each parcel of real property of the Company or any of its Subsidiaries, free and clear of all Liens, except for Liens disclosed on the Company Balance Sheet, (ii) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and binding and in full force and effect and (iii) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, any Lease and neither the Company nor any of its Subsidiaries has received notice that it has violated or defaulted under any Lease.

Section 4.24. Environmental Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no claim, action, suit, proceeding or investigation (including a review) is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law, Environmental Permit or Hazardous Substance;

(ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits and hold all applicable Environmental Permits; and

(iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in any such liability or obligation.

(b) Neither the Company nor any of its Subsidiaries owns, leases or operates any real property, or conducts any operations, in New Jersey or Connecticut.

Section 4.25. Insurance. (a) The Company has made available to Parent, prior to the date of this Agreement, summaries of all material insurance policies and fidelity bonds for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the “Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, are adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Insurance Policies (i) are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts and (ii) will not terminate or lapse by their terms by reason of the consummation of the transactions contemplated by this Agreement. Section 4.25 of the Company Disclosure Schedule sets forth the amount per annum the Company paid in its last full fiscal year ending prior to the date of this Agreement for the Company’s existing directors’ and officers’ insurance policies.

Section 4.26. Antitakeover Statutes. Assuming the representation and warranty set forth in Section 5.19 is true and correct, the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the Delaware Law, and, accordingly, neither such Section 203 nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.27. Opinion of Financial Advisor. The Company has received the opinion of Greenhill & Co., LLC, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.28. Finders’ Fees. Except for Greenhill & Co., LLC, a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except (i) other than with respect to the representations and warranties in Section 5.01, Section 5.02, Section 5.05 or Section 5.17, as disclosed in any publicly available Parent SEC Document filed after December 31, 2011 and before the date of this Agreement or in Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2010 or in Parent’s proxy statement for the 2011 annual meeting of Parent’s stockholders or (ii) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company as of the date of this Agreement and as of the Closing Date that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Each of Parent and Merger Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the certificate of incorporation and bylaws of each of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its formation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly executed by Parent and Merger Subsidiary constitutes a valid and binding agreement of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms.

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or Filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable U.S. state or federal securities laws, (iv) the Required Governmental Authorizations and (v) any other actions or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Capitalization. (a) The authorized capital stock of Parent consists of 2,996,654,333 shares, par value $0.01 per share, of which (x) 2,600,159,551 shares are designated shares of Parent Common Stock as of the date of this Agreement and 2,600,159,551 shares (less any shares purchased by, redeemed by, surrendered to or otherwise acquired by Parent after the date of this Agreement and prior to the Closing Date, which shares will become undesignated) will be designated shares of Parent Common Stock as of the Closing Date and (y) 7,625,000 shares are designated Class A Voting Preferred Shares. As of August 16, 2012, there were outstanding (i) 334,273,182 shares of Parent Common Stock, (ii) no Class A Voting Preferred Shares and (iii) employee stock options to purchase an aggregate of 6,904,380 shares of Parent Common Stock (all of which options were exercisable). All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights.

(b) The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of preemptive right.

Section 5.06. Subsidiaries. (a) Each Subsidiary of Parent is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. All material Subsidiaries of Parent and their respective jurisdictions of organization are identified in the Parent 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Subsidiary Securities.

Section 5.07. SEC Filings. (a) Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2010.

(b) As of its filing date, each report, schedule, form, statement, prospectus, registration statement and other document filed with or furnished to the SEC by Parent since January 1, 2010 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”) filed prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the NYSE, the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act prior to the date of this Agreement did not, and each Parent SEC Document filed pursuant to the 1934 Act subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d) Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment or supplement became effective, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(e) Parent is and since January 1, 2010, has been in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(f) Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(g) Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date of this Agreement any disclosure of the type described in the preceding sentence made by management to Parent’s auditors and audit committee since January 1, 2010.

(h) Since January 1, 2010, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are true and complete.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09. Disclosure Documents. (a) At the time the registration statement of Parent to be filed with the SEC with respect to the offering of Parent Common Stock in connection with the Merger (the “Registration Statement”) or any amendment or supplement thereto becomes effective and at the Effective Time, the Registration Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09(a) will not apply to statements or omissions included in the Registration Statement based upon information furnished to Parent by the Company expressly for inclusion therein.

(b) None of the information furnished by Parent to the Company expressly for inclusion in the Company Proxy Statement or any amendment or supplement thereto, at the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.10. Reserves. The loss reserves and other actuarial amounts of the Regulated Subsidiaries of Parent as of December 31, 2011 recorded in their respective annual statements required to be filed with any Governmental Authority: (i) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (ii) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding reserves in the prior fiscal years (except as may be indicated in the notes thereto) and (iii) include provisions for all actuarial reserves that are required to be established in accordance with Applicable Laws; provided, however, that, without diminishing or affecting the foregoing, it is acknowledged and agreed by the Company that Parent and its Representatives are not making any representation or warranty in this Agreement and nothing contained in this Agreement, including the Parent Disclosure Schedule, or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of Parent or any of its Representatives in respect of the adequacy or sufficiency of the reserves of Parent or Parent’s Regulated Subsidiaries.

Section 5.11. Absence of Certain Changes. Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date and (iii) other liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.13. Litigation. There is no claim, action, suit, investigation or proceeding pending, or, to the knowledge of Parent, threatened against or affecting, Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of the foregoing before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any arbitrator or any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such or any of the respective properties of any of the foregoing Persons that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.14. Permits. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Parent and its Subsidiaries hold all governmental licenses, authorizations, permits, consents (including consents required by Contract), approvals, variances, exemptions and orders necessary for the operation of the businesses of Parent and its Subsidiaries (the “Parent Permits”). Parent and each of its Subsidiaries is and since January 1, 2010, has been in compliance with the terms of the Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since January 1, 2010, no event has occurred that (i) gives to any Third Party any right of termination, cancellation, revocation or adverse modification (with or without notice or lapse of time or both) of any Parent Permit or (ii) to the knowledge of Parent, would otherwise reasonably be expected to result in the termination, cancellation, revocation, adverse modification or non-renewal of any Parent Permit, other than, in the case of clauses (i) and (ii), any such termination, revocation, cancellation, non-renewal or adverse modification that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.15. Compliance with Applicable Laws. Parent and each of its Subsidiaries is and since January 1, 2010, has been in compliance with all Applicable Laws, except for failures to comply that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. There is and since January 1, 2010, has been no claim, action, suit, investigation or proceeding (including an audit or examination) pending or, to, the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries alleging any failure to comply with Applicable Law, except for failures to comply that have not been and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

Section 5.16. Opinion Of Financial Advisor. The Board of Directors of Parent has received separate opinions of each of Goldman Sachs & Co. and UBS Securities LLC to the effect that, as of the date of this Agreement and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 5.17. Finders’ Fees. Except for Goldman Sachs & Co. and UBS Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.18. Financing. (a) Parent has delivered to the Company a complete and correct copy of a fully executed commitment letter from the financial institution(s) named therein (including all exhibits, schedules, and annexes to such letters as and to the extent delivered to the Company on or prior to the date of this Agreement, the “Debt Commitment Letter”), pursuant to which such financial institutions (including any financial institutions providing Alternative Financing or Replacement Debt Financing, the “Financing Sources”) have committed, upon the terms and subject to the conditions set forth therein, to provide the debt financing described therein in connection with the Transactions. The Debt Commitment Letter and any other debt commitment letter (including any replacement of the Debt Commitment Letter in connection with any Alternative Financing or Replacement Debt Financing) executed in accordance with Section 7.06, as replaced, amended, supplemented, modified or waived in accordance with Section 7.06, including all exhibits, schedules, and annexes to such letters, are hereinafter referred to together as the “Debt Commitment Letters.” The financing contemplated pursuant to the Debt Commitment Letters is hereinafter referred to as the “Debt Financing.”

(b) As of the date of this Agreement, the Debt Commitment Letters are in full force and effect and are legal, valid and binding obligations of Parent, and to the knowledge of Parent, the other parties thereto, and enforceable in accordance with their respective terms against Parent, and to the knowledge of Parent, each of the other parties thereto. All commitment fees required to be paid under the Debt Commitment Letters have been paid in full or will be duly paid in full as and when due, and Parent and Merger Subsidiary have otherwise satisfied all of the other items and conditions required to be satisfied by them pursuant to the terms of the Debt Commitment Letters on or prior to the date of this Agreement. None of the Debt Commitment Letters have been amended, modified or terminated on or prior to the date of this Agreement, no such amendment, modification or termination is contemplated as of the date of this Agreement and no Debt Commitment Letter will be amended or modified except as consistent with Section 7.06. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default by Parent or Merger Subsidiary under any Debt Commitment Letter. Neither Parent nor Merger Subsidiary is, as of the date of this Agreement, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Debt Commitment Letter inaccurate (assuming the accuracy of the Company’s representations and warranties), in any material respect or that would cause the commitments provided in the Debt Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met. The consummation of the Debt Financing is subject to no conditions precedent other than those expressly set forth in the copies of the Debt Commitment Letters delivered to the Company, and there are no contingencies that would permit the Financing Sources to reduce the total amount of the Debt Financing other than those expressly set forth in the copies of the Debt Commitment Letters delivered to the Company. Except for fee letters relating to fees with respect to the Debt Financing (redacted copies of which, removing only fee amounts, market “flex” provisions and certain other terms (none of which concern or would adversely affect the amounts, availability, timing or conditionality of the Debt Financing), have been provided to the Company), there are no side letters or other agreements, contracts or arrangements related to the funding of the Debt Financing, other than as expressly set forth in the Debt Commitment Letters delivered to the Company prior to the date of this Agreement. As of the date of this Agreement, assuming no breach by the Company of its representations and warranties under this Agreement (and cooperation and assistance by the Company as provided in this Agreement) and no breach or default by the Company of its obligations under this Agreement in either case such that the condition set forth in Section 9.02(a) or Section 9.02(b) would fail to be satisfied, and based upon facts and events known by Parent as of the date of this Agreement, neither Parent nor Merger Sub have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or the Debt Financing will not be consummated as contemplated in the Debt Commitment Letters on or prior to the Closing Date. The aggregate proceeds of the Debt Financing, together with cash or cash equivalents held by Parent and the other sources of funds referenced in the copies of the Debt Commitment Letters delivered to the Company, as of the Effective Time, will be sufficient to enable them to pay in cash all amounts required to be paid by them in cash in connection with the Transactions, including the Merger Consideration (and the treatment of Company Stock Options, Company Restricted Shares and Company Stock Units pursuant to Section 2.05(a)) and all payments, fees and expenses payable by them related to or arising out of the consummation of the transactions contemplated by this Agreement.

Section 5.19. No Ownership of Company Common Stock. To the knowledge of Parent, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement, unless Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws and all Company Permits and use its commercially reasonable efforts to preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, distributors and other Third Parties and keep available the services of its present officers and employees; provided, however, that no action or failure to take action by the Company or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.01(a) through (p) shall constitute a breach under this paragraph unless such action or failure to take action would constitute a breach of such provision of Section 6.01(a) through (p), as applicable. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except as set forth in Section 6.01 of the Company Disclosure Schedule or with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed (other than with respect to Section 6.01(a), Section 6.01(c) or Section 6.01(d))), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) adopt or propose any change to its certificate of incorporation or bylaws or other organizational documents (whether by merger, consolidation or otherwise);

(b) (i) merge or consolidate with any other Person, (ii) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets, securities or property, other than (A) acquisitions of assets or property (other than, for the avoidance of doubt, interests in any corporation, partnership, other business organization or any division thereof or securities) in the ordinary course of business consistent with past practice in an amount not to exceed $20,000,000 in the aggregate for all such acquisitions, (B) acquisitions of, securities under the Company’s investment portfolio consistent with the Company’s historical investment policy and (C) transactions (1) solely among the Company and one or more of its Subsidiaries where the Company is the acquiring party or (2) solely among the Company’s Subsidiaries, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(c) (i) split, combine or reclassify any shares of its capital stock, (ii) amend any term or alter any rights of any of its outstanding equity securities, (iii) in the case of the Company only, declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than regular cash dividends in the ordinary course of business consistent with past practice in an amount not to exceed $0.125 per share of Company Common Stock per quarter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Common Stock), (iv) in the case of Subsidiaries of the Company only, fail to declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities in the ordinary course of business consistent with past practice or (v) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any Subsidiary of the Company, other than repurchases of shares of Company Common Stock in connection with the exercise of Company Stock Options or in connection with the vesting or settlement of shares of Company Restricted Shares or other equity and equity-linked awards (including in satisfaction of any amounts required to be deducted or withheld under Applicable Law), in each case outstanding as of the date of this Agreement or awarded after the date of this Agreement to the extent permitted by this Agreement in the ordinary course of business consistent with past practice;

(d) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (i) the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or the vesting of Company Stock Units, that, in each case, are outstanding on the date of this Agreement in accordance with the present terms of such options and units or are issued after the date of this Agreement as permitted by the following clauses (iii) or (iv), (ii) with respect to capital stock or securities of any Subsidiary of the Company, in connection with contribution-in-kind transactions solely among the Company and one or more of its wholly owned Subsidiaries or solely among the Company’s wholly owned Subsidiaries, (iii) Company Stock Units (each an “Interim Period Stock Unit”) with an aggregate fair market value equal to (A) $51,000,000 for annual Interim Period Stock Unit grants to be made in the ordinary course of business consistent with past practice, including with respect to timing of such annual Interim Period Stock Unit grants (and including, for the avoidance of doubt, the fair market value of any Company Stock Unit or other equity-based award required to be granted by the Company pursuant to any Employee Plan) and (B) $7,000,000 for Interim Period Stock Unit grants to be made to new hires in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, the fair market value of any Company Stock Unit or other equity-based award required to be granted by the Company pursuant to any Employee Plan), each of which shall, by its terms, become vested and be administered in accordance with the terms and conditions of such Interim Period Stock Unit, provided that the terms and conditions of each Interim Period Stock Unit shall include the following provisions: (x) such Interim Period Stock Unit shall vest in 25% increments per year, (y) the vesting of such Interim Period Stock Unit shall not accelerate in connection with the approval or consummation of the transactions contemplated by this Agreement and (z) in the event that the Merger is consummated, as of the Effective Time, such Interim Period Stock Unit shall convert into a cash-settled restricted stock unit, with the number of shares of Parent Common Stock underlying such restricted stock unit equal to the product of (A) the number of shares of Company Common Stock represented by such Interim Period Stock Unit multiplied by (B) the Equity Award Cash Consideration divided by the Parent Stock Price, shall not be credited with dividend equivalents and shall vest and settle on the earlier to occur of (1) the vesting date of such Interim Period Stock Unit, subject to the applicable holder’s continued employment through such vesting date, and (2) the date the holder experiences an involuntary termination of employment without cause or such other termination of employment that would give rise to the payment of severance benefits under an arrangement applicable to the holder and (iv) grants to directors in the ordinary course of business consistent with past practice, provided that the Company shall not permit directors to elect to be granted Company Stock Options;

(e) incur any capital expenditures or any obligations or liabilities in connection therewith in excess of (i) for fiscal year 2012, $20,000,000 individually or $100,000,000 in the aggregate (including all capital expenditures or obligations or liabilities in connection therewith made prior to the date of this Agreement for fiscal year 2012), (ii) for fiscal year 2013, $20,000,000 individually or $110,000,000 in the aggregate or (iii) for fiscal year 2014, $20,000,000 individually or $110,000,000 in the aggregate; provided that the Company and its Subsidiaries shall not, during any consecutive six-month period falling completely in fiscal year 2012, 2013 or 2014, incur any capital expenditures or any obligations or liabilities in connection therewith, in excess of 75% of the aggregate limit for such fiscal year as set forth in the foregoing clauses (i) through (iii);

(f) sell, lease, license or otherwise dispose of any Subsidiary or any division thereof or of the Company or any assets, securities or property, other than (i) pursuant to existing contracts or commitments disclosed on Section 6.01(f) of the Company Disclosure Schedule, (ii) in the ordinary course of business consistent with past practice for fair market value in an amount not to exceed $20,000,000 in the aggregate, (iii) dispositions of securities under the Company’s investment portfolio consistent with the Company’s historical investment policy or (iv) transactions (A) where the Company is the disposing party, among the Company and one or more of its wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (B) where a Subsidiary of the Company is the disposing party, among the Company and one or more of its Subsidiaries or among the Company’s Subsidiaries;

(g) (i) make any material loans, advances or capital contributions to any other Person, other than loans, advances or capital contributions (A) by the Company to any wholly owned Subsidiary in the ordinary course of business consistent with past practice or (B) by any Subsidiary of the Company to the Company or to any other Subsidiary of the Company, or (ii) incur, assume, guarantee or repurchase any indebtedness for borrowed money, other than (A) in the ordinary course of business consistent with past practice in an amount not to exceed $25,000,000 in the aggregate (provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty) or (B) transactions permitted by the foregoing clause (i);

(h) create or incur any Lien (except for a Permitted Lien) on any material asset;

(i) (i) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract), other than in the ordinary course of business consistent with past practices (except that no Company Material Contract pursuant to clause (v) of Section 4.18(a) shall be entered into), or (ii) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practices;

(j) terminate, suspend, abrogate, amend or modify in any material respect any material Company Permit;

(k) except as required by Applicable Law or Employee Plans or other contracts as in effect on the date hereof, (i) grant any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees (including former directors, officers or employees) other than (A) as required pursuant to Employee Plans existing as of the date of this Agreement or (B) in the ordinary course of business consistent with past practice for terminated employees in exchange for a general release of claims or other customary covenants, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors, officers or employees (including former directors, officers or employees); provided that the Company may provide new hires with offer letters in the ordinary course of business consistent with past practice, (iv) establish, adopt or amend any Employee Plan or labor agreement, other than (A) as required by Applicable Law or (B) in the ordinary course of business consistent with past practice, or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, officers or employees (including former directors, officers or employees), other than increases in base compensation and bonus to directors and employees who are not considered to be executive officers (as defined in the 1934 Act) in the ordinary course of business consistent with past practice (it being understood that the amount of bonus actually paid may be higher or lower than prior years based on actual performance and such payment shall not be considered an increase) and increases in employee welfare benefits in the ordinary course of business consistent with past practice for employees generally);

(l) make any material change in any method of financial or statutory accounting or financial or statutory accounting principles or practice, except for any such change required by reason of (or, in the reasonable good-faith judgment of the Company, advisable under) a concurrent change in GAAP, SAP or Regulation S-X under the 1934 Act, as approved by its independent public accountants;

(m) make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, in each case with respect to the Company or any of its “significant subsidiaries” (as defined in Rule 102(w) of Regulation S-X promulgated pursuant to the 1934 Act), except, to the extent applicable, for any such changes required by reason of a concurrent change in GAAP, SAP or Regulation S-X under the 1934 Act, as approved by its independent public accountants (as to accounting matters);

(n) settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or proceeding (including any litigation, arbitration or dispute, including disputes with Providers) involving or against the Company or any of its Subsidiaries, other than settlements or compromises (i) involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $2,000,000 individually or $15,000,000 in the aggregate or (ii) for the avoidance of doubt, relating to Taxes;

(o) sell, assign, license, sublicense, abandon, allow to lapse, transfer or otherwise dispose of, or create or incur any Lien (other than a Permitted Lien) on, any Company Intellectual Property, other than in the ordinary course of business (i) pursuant to non-exclusive licenses or (ii) for the purpose of disposing of obsolete or worthless assets; or

(p) agree, commit or propose to do any of the foregoing.

Section 6.02. Stockholder Meeting. (a) The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Company Proxy Statement or that the Company may commence mailing the Company Proxy Statement for the purpose of voting on the approval and adoption of this Agreement and shall comply with all legal requirements applicable to such meeting; provided, however, that the Company shall be permitted to adjourn, delay or postpone convening the Company Stockholder Meeting (i) with the consent of Parent, (ii) for the absence of a quorum or (iii) once for a period not to exceed thirty calendar days to solicit additional proxies for the approval and adoption of this Agreement; provided further, however, that in the case of any such adjournment, delay or postponement, the Company shall cause the Company Stockholder Meeting to be duly called and held as promptly as reasonably practicable after the originally scheduled time.

(b) Subject to Section 6.03(b), Section 6.03(c), Section 6.03(d) and Section 6.03(e), the Board of Directors of the Company shall (i) include in the Proxy Statement the Company Board Recommendation and (ii) use its reasonable best efforts to obtain the Company Stockholder Approval.

Section 6.03. No Solicitation; Other Offers. (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, subject to Section 6.03(b), Section 6.03(c) and Section 6.03(e), the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors, intermediaries and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (it being understood and agreed that ministerial acts that are not otherwise prohibited by this Section 6.03 (such as answering unsolicited phone calls) shall not be deemed to “facilitate” for purposes of this Section 6.03(a)) or knowingly encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or knowingly encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal or (iii) (A) withdraw (or modify in a manner adverse to Parent) the Company Board Recommendation (it being understood that failure to issue a press release that reaffirms the Company Board Recommendation within five Business Days of the date any Acquisition Proposal or any material modification thereto is publicly disclosed shall be considered an adverse modification), (B) fail to include the Company Board Recommendation in the Company Proxy Statement or (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”) or (iv) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of the Delaware Law. Without limiting the generality of the foregoing, it is agreed that any violation of the restrictions on the Company set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company (it being understood and agreed that any such violation shall be determined as if such Representative is bound by the terms of this Section 6.03(a)).

(b) Notwithstanding the foregoing, at any time prior to the approval and adoption of this Agreement by the Company’s stockholders (and in no event after the approval and adoption of this Agreement by the Company’s stockholders), the Board of Directors of the Company, directly or indirectly through its Representatives may (x) contact any Third Party that has made after the date of this Agreement an unsolicited bona fide written

Acquisition Proposal in order to ascertain facts or clarify terms for the sole purpose of the Board of Directors of the Company informing itself about such Acquisition Proposal and such Third Party and (y) subject to compliance with this Section 6.03(b), Section 6.03(c) and Section 6.03(e), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, is reasonably likely to lead to a Superior Proposal, (ii) thereafter furnish to such Third Party and its Representatives and financing sources nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement (which confidentiality agreement shall not include any provision requiring exclusive negotiations with such Third Party) with confidentiality terms no less favorable to the Company than those contained in the Confidentiality Agreement, a copy of which shall be provided, promptly after its execution, to Parent for informational purposes; provided that all such non-public information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, promptly (but no later than one Business Day) after or substantially concurrently with the time it is provided or made available to such Third Party) and (iii) following receipt of a Superior Proposal after the date of this Agreement, (1) make an Adverse Recommendation Change and/or (2) terminate this Agreement to enter into a definitive agreement providing for such Superior Proposal (provided that the Company may not terminate this Agreement pursuant to the foregoing clause (2), and any purported termination pursuant to the foregoing clause (2) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee in accordance with Section 10.03(d)), but in each case referred to in the foregoing clauses (i) through (iii) only if the Board of Directors of the Company determines in good faith after consultation with outside legal counsel to the Company, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 6.03, provided that (subject to the following sentence) any such action taken or statement made that involves or relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action; or (y) making any required disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with Applicable Law, provided that any Adverse Recommendation Change involving or relating to an Acquisition Proposal may only be made in accordance with the provisions of Section 6.03(b), Section 6.03(c) and Section 6.03(e). For the avoidance of doubt, a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act shall not be an Adverse Recommendation Change.

(c) In addition to the requirements set forth in Section 6.03(b), the Board of Directors of the Company shall not take any of the actions referred to in clauses (i) through (iii) of Section 6.03(b) unless the Company shall have first delivered to Parent written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent, on a current basis, after taking such action of the status and material terms of any discussions and negotiations with the applicable Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request (including any material changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request (including any changes thereto) and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the approval and adoption of this Agreement by the Company’s stockholders (and in no event after the approval and adoption of this Agreement by the Company’s stockholders), the Board of Directors of the Company may effect an Adverse Recommendation Change involving or relating to an Intervening Event if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that (x) the Company shall (A) promptly notify Parent in writing of its intention to take such action and (B) negotiate in good faith with Parent for two Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent and (y) the Board of Directors of the Company shall not effect any Adverse Recommendation Change involving or relating to an Intervening Event unless, after the two Business Day period described in the foregoing clause (B), the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the stockholders of the Company under Applicable Law.

(e) Without limiting or affecting Section 6.03(a), Section 6.03(b) or Section 6.03(c), the Board of Directors of the Company shall not make an Adverse Recommendation Change involving or relating to a Superior Proposal or terminate this Agreement in order to enter into a definitive agreement with respect to a Superior Proposal unless (i) the Company promptly notifies Parent, in writing at least five calendar days before taking such action, that it intends to take such action, which notice attaches the most current version of any proposed agreement or a detailed summary of all material terms of such Superior Proposal and the identity of the offeror, (ii) if requested by Parent, during such five calendar day period, the Company and its Representatives have discussed and negotiated in good faith with Parent regarding any proposal by Parent to amend the terms of this Agreement in response to such Superior Proposal and (iii) after such five calendar day period, the Board of Directors of the Company determines in good faith, taking into account any proposal by Parent to amend the terms of this Agreement, that such Acquisition Proposal continues to constitute a Superior Proposal (it being understood and agreed that in the event of any amendment to the financial terms or other material terms of any such Superior Proposal, a new written notification from the Company consistent with that described in clause (i) of this Section 6.03(e) shall be required and a new notice period under clause (i) of this Section 6.03(e) shall commence, during which notice period the Company shall be required to comply with the requirements of this Section 6.03(e) anew, except that such new notice period shall be for three Business Days (as opposed to five calendar days)). After delivery of such written notice pursuant to the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms of any such Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Superior Proposal).

(f) “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (with all references to “20%” in the definition of Acquisition Proposal being deemed to be references to “50%”) on terms that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions of the Acquisition Proposal that the Board of Directors of the Company considers to be appropriate (including the expected timing and likelihood of consummation, any governmental or other approval requirements, break-up fees, expense reimbursement provisions, conditions to consummation and availability of necessary financing), would result in a transaction (i) that if consummated, is more favorable to the Company’s stockholders from a financial point of view (taking into account, among other items, the tax attributes of such transaction) than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Acquisition Proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed in a manner comparable to Parent’s and Merger Subsidiary’s financing (or which is reasonably determined to be available by the Board of Directors of the Company).

(g) “Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable to the Board of

Directors or executive officers of the Company as of or prior to the date of this Agreement and (ii) does not relate to or involve an Acquisition Proposal.

(h) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, except in connection with the termination of this Agreement to enter into a Superior Proposal in accordance with Section 6.03(b), the Company shall not take any actions to exempt any Person other than Parent and Merger Subsidiary from any antitakeover provision in the Company’s Amended and Restated Certificate of Incorporation, or make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

(i) Notwithstanding (i) any Adverse Recommendation Change, (ii) the making of any Acquisition Proposal (whether or not publicly) or (iii) anything in this Agreement to the contrary, until termination of this Agreement in accordance with its terms (x) in no event may the Company or any of its Subsidiaries (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal, (B) except as required by Applicable Law, make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any Acquisition Proposal or (C) seek any third-party consents in connection with the transactions contemplated by any Acquisition Proposal and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement.

Section 6.04. Access to Information; Confidentiality. From the date of this Agreement until the Effective Time, upon reasonable notice and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to its offices, properties, books, Contracts and records, (ii) furnish as promptly as reasonably practicable to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request, in each case unless furnishing such information would constitute a violation of Applicable Law or of any confidentiality obligations of the Company or its Subsidiaries pursuant to contracts; provided that the Company and its Subsidiaries shall use commercially reasonable efforts to cause the beneficiaries of any such confidentiality obligations to provide any consent necessary to permit the Company and its Subsidiaries to furnish such information, and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent in its investigation; provided, however, that (1) the Company shall not be required to afford such access if it would unreasonably disrupt its operations or those of any of its Subsidiaries or would cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any Applicable Law and (2) Parent shall not have access to individual performance or evaluation records, medical histories or other information that in the reasonable opinion of the Company is sensitive or the disclosure of which could reasonably be expected to subject the Company or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege or other privilege. All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person. Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to unreasonably interfere with the conduct of the business of the Company or damage any property or any portion thereof. All information furnished pursuant to this Section shall be subject to the confidentiality agreement, dated as of April 26, 2012, between Parent and the Company (the “Confidentiality Agreement”). No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by the Company pursuant to this Agreement.

Section 6.05. Tax Matters. (a) From the date of this Agreement until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall (i) make or change any Tax election; (ii) change any annual Tax accounting period; (iii) adopt or change any method of tax accounting; (iv) enter into any closing agreement with respect to Taxes; (v) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment (other than (A) with respect to the claims and assessments set forth in Section 6.05 of the Company Disclosure Schedule, any extension or waiver of the limitations period for a period not to exceed six months and (B) with respect to other claims and assessments, any extension or waiver of the limitations period for a period not to exceed 12 months); (vi) file any amended Tax Returns or claims for Tax refunds; (vii) settle or surrender any material Tax claim, audit or assessment (A) with respect to the claims, audits, or assessments set forth in Section 6.05 of the Company Disclosure Schedule, for an amount materially in excess of amounts reserved, and (B) with respect to any other claims, audits, or assessments, for an amount in excess of $1,000,000, individually; or (viii) surrender any right to claim a Tax refund, or offset or other reduction in Tax liability, in each case, in lieu of a Tax refund, if the amount of the Tax refund, offset or other reduction in Tax liability so surrendered exceeds $1,000,000; except (x) with respect to each of clauses (i) through (viii), as may be required by Applicable Law or as set forth in Section 6.05 of the Company Disclosure Schedule or (y) with respect to each of clauses (i) through (vi), as would not reasonably be expected to have, individually or in the aggregate, an adverse effect on the Company that is material.

(b) Notwithstanding anything in this Agreement to the contrary, this Section 6.05 contains the sole and exclusive covenants in this Agreement of the Company regarding Tax matters.

Section 6.06. Financing Assistance. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent, use its and their commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent in connection with the arrangement of any financing to be consummated in connection with the Merger and the other transactions contemplated by this Agreement (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries). Without limiting the generality of the foregoing sentence, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent, use its and their commercially reasonable efforts to: (i) as promptly as reasonably practicable providing information (financial or otherwise) relating to Company to the Persons providing the financing (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent and the Company customary or reasonably necessary for the completion of such financing) to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the financing, (ii) cooperate with the marketing efforts of Parent and its financing sources, including participating in reasonable number of meetings, due diligence sessions and road shows, at times and at locations reasonably acceptable to the Company, (iii) reasonably assist in preparing customary offering memoranda, rating agency presentations, lender presentations, financial statements (including pro forma financial statements, all of which unaudited financial statements shall have been reviewed by the Company’s independent accountants as provided in Statement on Accounting Standards No. 100), private placement memoranda, prospectuses and other similar documents, including delivery of (A) audited consolidated balance sheets and related audited statements of operations, stockholders’ equity and cash flows of the Company for each of the three fiscal years most recently ended at least 90 days prior to the Closing Date (and audit reports for such financial statements shall not be subject to any “going concern” qualifications) and (B) unaudited consolidated balance sheets and related unaudited statements of operations, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 60 days prior to the Closing Date, (iv) make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, documents and information relating to the Company and its Subsidiaries, in each case, as may be reasonably requested by Parent, (v) obtain any necessary consents from auditors in connection with any filings with the SEC; provided that until the Closing occurs, the Company shall (A) have no liability or any obligation under any agreement or document related to the financing or (B) not be required to incur any other liability in connection with the financing unless simultaneously reimbursed or reasonably satisfactorily indemnified by Parent, (vi) obtain customary legal opinions, financing accountants’ comfort letters and consents of accountants for use of their reports in any materials relating to the financing and in connection with any filings required to be made by Parent pursuant to the 1933 Act or the 1934 Act (including the Registration Statement), (vii) subject to customary confidentiality provisions, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors and (viii) obtain customary payoff letters and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Credit Agreement. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 (without duplication of any reimbursement pursuant to the preceding sentence). Parent and Merger Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with any financing or other securities offering of Parent and/or its Subsidiaries or any assistance or activities provided in connection therewith.

Section 6.07. Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation (including derivative claims) against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall give due consideration to Parent’s advice with respect to such stockholder litigation. Further, the Company shall not settle any litigation commenced on or after the date of this Agreement against it or any of its directors or executive officers by any stockholder of the Company relating to this Agreement, the Merger or any other transaction contemplated hereby or otherwise, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed)

Section 6.08. Transition. (a) In order to facilitate the integration and the operations of the Company and Parent and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis after the Effective Time, and in an effort to accelerate to the earliest time possible after the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized as a result of the Merger, the Company, upon Parent’s request, shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to consult with Parent on all strategic and operational matters, including with respect to the renewal or extension of any lease or sublease of real property expiring in 2013 for more than a one year renewal or extension term (and shall not enter into any such renewal or extension prior to consulting with Parent), to the extent such consultation is not in violation of Applicable Law. In furtherance of the foregoing, upon Parent’s request, the parties shall establish a transition planning team of at least six members (the “Transition Team”) comprised of an equal number of representatives of Parent and the Company, which shall be responsible for facilitating a transition and integration planning process to ensure the successful combination of the operations of Parent and the Company. Upon Parent’s request, subject to Applicable Law, the Transition Team shall be responsible for developing and implementing a detailed action plan for the combination of the businesses from and after the Effective Time and shall (i) confer on a regular and continued basis regarding the status of the transition and integration planning process, (ii) communicate and consult with its members with respect to (x) the manner in which the respective businesses will be conducted from and after the Effective Time and (y) the manner in which the Company’s accounting, investment, hedging, underwriting and claims administration policies and practices will be conformed to those of Parent from and after the Effective Time and (iii) coordinate human resources integration. Upon Parent’s request, the Company shall devote sufficient resources to the Transition Team and share information as necessary to achieve the objectives set forth in this Section 6.08, including making available its facilities and those of its Subsidiaries, in order to assist the Transition Team, to the extent not in violation of Applicable Law.

(b) Between the date of this Agreement and the Closing Date, (i) at the reasonable request of Parent, the Company shall cooperate in good faith with Parent to establish and implement Company-sponsored employee retention and transition incentive programs designed to encourage the retention and performance of employees and groups of employees of the Company and its Subsidiaries who are mutually identified by the Company and Parent and (ii) the Company shall, and shall cause its Subsidiaries to, coordinate with Parent with respect to the formulation and dissemination of all internal and external communications and announcements relating to the impact on employees of the Company and its Subsidiaries of the Merger and the integration of the operations of the Company with those of Parent. Notwithstanding anything to the contrary in this Agreement, the adoption of a retention and transition incentive program described above pursuant to the mutual written agreement of the Company and Parent, and the obligations and liabilities relating to such agreed program, shall be disregarded for purposes of determining the completeness, truthfulness and accuracy of the representations of the Company set forth in Article 4 and for purposes of determining the Company’s compliance with its covenants under Section 6.01.

Section 6.09. Indentures. The Company shall use its reasonable best efforts to timely provide or cause to be provided, in accordance with the provisions of the indentures relating to the Company’s 6.125% Senior Notes due 2015, 5.950% Senior Notes due 2017, 6.300% Senior Notes due 2014 and 5.450% Senior Notes due 2021 (the (“Indentures”), to the trustee under each Indenture, any notices, announcements, certificates or legal opinions required by such Indenture to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice, announcement, certificate or legal opinion, in each case before such document is provided to such trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Conduct of Parent. From the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (x) as prohibited or required by Applicable Law, (y) as set forth in Section 7.01 of the Parent Disclosure Schedule or (z) as otherwise required or expressly contemplated by this Agreement, unless the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws and all Parent Permits and use its commercially reasonable efforts to preserve intact its business organization and relationships with customers, suppliers, licensors, licensees, distributors and other third parties and keep available the services of its present officers and employees; provided, however, that no action or failure to take action by Parent or any of its Subsidiaries with respect to matters specifically addressed by any provision of Section 7.01(a) through (c) shall constitute a breach under this paragraph unless such action or failure to take action would constitute a breach of such provision of Section 7.01(a) through (c), as applicable. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not:

(a) adopt or propose any change in Parent’s certificate of incorporation or bylaws in a manner materially adverse to the Company’s stockholders (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock, other than regular cash dividends in the ordinary course of business consistent with past practice; or

(c) adopt a plan of complete or partial liquidation or dissolution of Parent.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Director and Officer Liability. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted by Applicable Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the Delaware Law adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by Applicable Law, provided, the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification) the present and former directors, officers and employees of the Company or any of its Subsidiaries (each an “Indemnified Person”) from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time in their capacities as officers, directors and employees of the Company, including the approval of this Agreement and the Merger and the other transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time.

(b) Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the certificate of incorporation and bylaws of the Company in effect on the date of this Agreement, to the fullest extent permitted from time to time under Applicable Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification rights thereunder.

(c) Prior to the Effective Time, the Company shall, in consultation with Parent, purchase a six year extended reporting period endorsement with respect to the Company’s currently existing directors’ and officers’ liability insurance and fiduciary liability insurance, which endorsement shall contain coverage that is at least as protective to the Persons covered by such existing insurance, and the Surviving Corporation shall maintain such endorsement in full force and effect for its full term, provided that in no event shall the aggregate cost of such endorsement exceed 300% of the current annual premium paid by the Company for such insurance (the “Maximum Amount”); provided, further that if the aggregate cost of such endorsement exceeds the Maximum Amount, the Company shall purchase, and the Surviving Corporation shall maintain, as much comparable insurance as is available for the Maximum Amount. Such endorsement shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under the Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries (and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries). These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person unless the affected Indemnified Person shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Person shall be a third-party beneficiary of this Section 7.03, and entitled to enforce the covenants contained in this Section 7.03. If any Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 7.03 that is denied by Parent and/or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Person is entitled to such indemnification, then Parent or the Surviving Corporation shall pay such Indemnified Person’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Corporation.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 7.03 is not prior to or in substitution for any such claims under such policies.

Section 7.04. Employee Matters. (a) Subject to Section 7.04(c), following the Effective Time, Parent will or, as applicable, will cause its Subsidiaries to, honor all obligations under all Employee Plans that exist on the date of this Agreement (or as established or amended in accordance with or permitted by this Agreement) that apply to any current or former employee, or current or former director, of the Company or its Subsidiaries. Through the end of the calendar year in which the Closing Date occurs (the “Benefits Continuation Period”), the Surviving Corporation shall provide, and Parent shall cause the Surviving Corporation to provide, to the individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and to the extent they continue as employees of the Surviving Corporation or any of Parent’s Subsidiaries during all or a portion of the Benefits Continuation Period (the “Affected Employees”) compensation (including base salary, bonus and other incentive compensation opportunities) and employee benefits no less favorable in the aggregate than the compensation and employee benefits provided to the Affected Employees under the Employee Plans immediately prior to the Effective Time. For two years following the Effective Time, individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time shall be provided with severance benefits in amounts and on terms and conditions that are no less favorable than those provided to such individuals immediately prior to the Effective Time, as set forth in the Company’s Severance Pay Plan, effective as of January 1, 2012.

(b) With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall: (a) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time, (b) recognize service of Affected Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for all purposes under (but not for the purposes of benefit accrual under any defined benefit pension plan) any New Employee Plan in which such Affected Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service and (c) if applicable, cause to be credited any deductibles or out-of-pocket expenses incurred by employees of the Company and their beneficiaries and dependents during the portion of the calendar year prior to their participation in Parent’s health plans with the objective that there be no double counting during the year in which the Effective Time occurs of such deductibles or out-of-pocket expenses.

(c) (i) Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Affected Employee for any period of time following the Effective Time, (ii) nothing herein shall prevent Parent or its Affiliates from revising, amending or terminating any Employee Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Employee Plan, and (iv) no provision of this Section 7.04 shall create any third-party beneficiary rights in any director, officer, employee or individual independent contractor (including former directors, officers, employees or individual independent contracts) of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual).

Section 7.05. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 7.06. Financing. (a) Each of Parent and Merger Subsidiary shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters, including using commercially reasonable efforts (i) to negotiate and enter into the definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letters (including, as necessary, the “flex” provisions contained in any related fee letter) by a date no later than the date that is three months from the date hereof and (ii) to satisfy (or if determined advisable by Parent and Merger Subsidiary, obtain the waiver of) on a timely basis all conditions to obtaining the Debt Financing within Parent’s and Merger Subsidiary’s control and to comply with all of its obligations pursuant to the Debt Commitment Letters and the definitive agreements related thereto. In the event that all conditions to funding the commitments contained in the Debt Commitment Letters have been satisfied, each of Parent and Merger Subsidiary shall use its commercially reasonable efforts to cause the Financing Sources to fund the Debt Financing required to consummate the transactions contemplated by this Agreement and to pay related fees and expenses on the Closing Date (including, to the extent commercially reasonable, by taking enforcement action to cause the Financing Sources to provide the Debt Financing). Each of Parent and Merger Subsidiary shall use its commercially reasonable efforts to enforce all of its rights under the Debt Commitment Letters. Parent and Merger Subsidiary shall give the Company prompt notice of any material breach by any party to the Debt Commitment Letters or the definitive agreements related thereto of which Parent or Merger Subsidiary has become aware or any termination of any of the Commitment Letters or such definitive agreements. In the event that any portion of the Debt Financing becomes unavailable, Parent and Merger Subsidiary shall (1) use their commercially reasonable efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative debt sources (“Alternative Financing”) in an amount that will still enable Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement and (2) promptly notify the Company of such unavailability and the reason therefor. If obtained, Parent shall deliver to the Company true and complete copies of all agreements (other than any fee letters and engagement letters) pursuant to which any such alternative source shall have committed to provide Parent or the Surviving Corporation with Alternative Financing. Parent and Merger Subsidiary shall not, without the Company’s prior written consent (not to be unreasonably withheld) permit any amendment or modification to, or any waiver of any provision or remedy under, any Debt Commitment Letter or any definitive agreements related thereto unless the terms of such Debt Commitment Letter or definitive agreements related thereto, in each case as so amended, modified or waived, are substantially similar to those in such Debt Commitment Letter or definitive agreement related thereto, prior to giving effect to such amendment, modification or waiver (other than economic terms, which shall as good as or better for Parent and Merger Subsidiary than those in the Debt Commitment Letter or definitive agreement relating thereto prior to giving effect to such amendment, modification or waiver); provided that in the case of amendments or modifications of any Debt Commitment Letter or a definitive agreement relating thereto, the foregoing shall only apply if such amendment or modification (x) could reasonably be expected to (I) adversely affect the ability or likelihood of Parent or Merger Subsidiary timely consummating the transactions contemplated by this Agreement or (II) make the timely funding of the Debt Financing or the satisfaction of the conditions to obtaining the Debt Financing less likely to occur, (y) reduces the amount of the Debt Financing or (z) adversely affects the ability of Parent or Merger Subsidiary to enforce their rights against other parties to the Debt Commitment Letters or the definitive agreements relating thereto. Parent and Merger Subsidiary shall provide the Company with prompt written notice of the receipt of any notice or other communication from any financing source with respect to such financing source’s failure or anticipated failure to fund its commitments under any Debt Commitment Letters or definitive agreement in connection therewith. Parent and Merger Subsidiary shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing.

(b) Notwithstanding anything in this Agreement to the contrary, the Parent, in its sole discretion, may replace any existing Debt Commitment Letter with a debt commitment letter (a “Replacement Debt Commitment Letter”) pursuant to which financial institutions selected by it in its sole discretion commit to provide debt financing to finance the transactions contemplated by this Agreement (“Replacement Debt Financing”) and on or following the effectiveness thereof Parent may, in its sole discretion terminate the existing Debt Commitment Letter and the commitments thereunder; provided that, without the Company’s consent, the terms of such Replacement Debt Financing shall be substantially similar to the terms of the Debt Commitment Letter or definitive agreement relating thereto being replaced (other than economic terms, which shall be as good as or better for Parent and Merger Subsidiary than those in the Debt Commitment Letter or definitive agreement relating thereto being replaced). Promptly following the execution of a Replacement Debt Commitment Letter by Parent, Parent shall notify the Company to such effect and shall promptly provide a fully executed copy of such Replacement Debt Commitment Letter and any related agreements (other than any fee letters or engagement letters). Such notice shall also satisfy the Parent’s notification requirements under Section 7.06(b) relating to termination of the existing Debt Commitment Letter.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger, (x) including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary Filings, (ii) obtaining and maintaining all licenses, authorizations, permits, consents, approvals, clearances, variances, exemptions, orders and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement and (y) which may include contesting (which may include by litigation) any (i) action, suit, investigation or proceeding brought by any Governmental Authority in a federal, state or administrative court seeking to enjoin, restrain, prevent, prohibit or make illegal consummation of the Merger or seeking damages or to impose any terms or conditions in connection with the Merger or (ii) Order that has been entered by a federal, state or administrative court that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger or imposes any damages, terms or conditions in connection with the Merger. Subject to clause (y) of the preceding sentence, the parties understand and agree that Parent’s obligation to use its reasonable best efforts set forth in this Section 8.01(a) includes taking all actions and doing all things necessary, proper or advisable under Applicable Law (including divestitures and the entry into other commitments and limitations) to obtain the governmental approvals described in clauses (x), (y) and (z) of the first sentence of Section 8.01(b) to consummate the Merger so long as such actions would not have and would not reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or on the Company.

(b) Notwithstanding Section 8.01(a) or anything else in this Agreement to the contrary, nothing in this Agreement will obligate or require Parent or Merger Subsidiary to take or cause to be taken any action (or refrain or cause to refrain from taking any action) or agree or cause to agree to any term, condition or limitation as a condition to, or in connection with, (x) the expiration or termination of any applicable waiting period relating to the Merger under the HSR Act, (y) any other Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or (z) obtaining any Required Governmental Authorization, in each case if such action (or refraining from such action), term, condition or limitation would have or would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or on the Company. “Regulatory Material Adverse Effect” means, with respect to any Person, any event, change, effect, development or occurrence, in each case resulting from or arising out of the matters contemplated by clauses (x) through (z) of the first sentence of this Section 8.01(b), that has a material adverse effect on the financial condition, business, revenue or EBITDA of such Person and its

Subsidiaries, taken as a whole; provided that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Regulatory Material Adverse Effect on Parent, Parent and its Subsidiaries will collectively be deemed to be a company the size of (and with revenue and EBITDA equal to those of) the Company and its Subsidiaries, taken as a whole; provided, further, that, for purposes of determining whether any action, term or condition would have or would reasonably be expected to have a Regulatory Material Adverse Effect on Parent or on the Company, (i) impacts on the synergies expected to be realized from the Merger that are publicly disclosed by Parent will be taken into account and (ii) impacts on Parent, the Company or any of their respective Subsidiaries will be aggregated. “EBITDA” means, with respect to any Person, the sum of (1) consolidated net income, determined in accordance with GAAP, plus (2) without duplication and to the extent deducted in determining such consolidated net income, the sum of (I) consolidated interest expense, (II) consolidated income tax expense and (III) all amounts attributed to depreciation or amortization, in each case of such Person and its Subsidiaries .

(c) Neither the Company nor Parent shall, and each of them shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, or exemption of any Governmental Authority necessary to consummate the Merger and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Merger and the other transactions contemplated hereby; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

(d) In furtherance and not in limitation of Section 8.01(a), the parties shall as promptly as practicable following the date of this Agreement, make all Filings with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement and Applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) not later than 30 Business Days following the date of this Agreement, Parent filing, or causing to be filed, “Form A Statements” or similar change of control applications, with the insurance commissioners or departments of health or other Governmental Authorities in each jurisdiction where required by Applicable Law seeking approval of Parent’s acquisition of control of each of the Regulated Subsidiaries which results from the Merger; (ii) as promptly as practicable, Parent filing, or causing to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by Applicable Laws with respect to the Merger and the other transactions contemplated hereby; (iii) not later than 10 Business Days following the date of this Agreement (unless the Parties otherwise agree to another time period), the Company and Parent each making an appropriate Filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the waiting period under the HSR Act; (iv) the Company and Parent each making any other Filing that may be required under any other Applicable Laws relating to antitrust or by any Governmental Authority having antitrust jurisdiction under Applicable Law; (v) not later than 60 days prior to the Closing, the Company and Parent filing any required notices to CMS, with a separate notice to the CMS Central and/or Regional Office Medicare Advantage and/or Part D plan manager if applicable; and (vi) the Company and Parent each promptly making any other Filing that may be required under any Applicable Laws or by any Governmental Authority with jurisdiction over enforcement of any such Applicable Law.

(e) To the extent permitted by Applicable Law, the Company and Parent shall, as promptly as practicable, (i) upon the reasonable request of the other party, furnish to such party and upon any reasonable request from a Governmental Authority, furnish to such Governmental Authority, any information or documentation concerning themselves, their Affiliates, directors, officers and securityholders, information or documentation concerning the Merger and the other transactions contemplated hereby and such other matters as may be requested and (ii) make available their respective personnel and advisers to each other and, upon reasonable request, any Governmental

Authority, in connection with (A) the preparation of any Filing made by or on their behalf to any Governmental Authority in connection with the Merger or the other transactions contemplated hereby or (B) any investigation, review or approval process.

(f) Subject to Applicable Laws relating to the sharing of information, each of the Company and Parent shall promptly notify the other of any Filing or material communication or inquiry it or any of its Affiliates intends to make with or receives from any Governmental Authority relating to the matters that are the subject of this Agreement, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party or any or its Representatives, on the one hand, to any Governmental Authority, or members of the staff of any Governmental Authority, on the other hand, the submitting party shall permit the other party and its counsel the opportunity to review as reasonably in advance as practicable under the circumstances, and consider in good faith the comments of the other party in connection with any such Filing, communication or inquiry and further each of the Company and Parent shall furnish each other with a copy of any Filing, communication or, if in written form, inquiry, it or any of its Affiliates makes to or receives from any Governmental Authority relating to matters that are the subject of this Agreement. Subject to the terms and conditions of the Confidentiality Agreement, the Clean Team Confidentiality Agreement and all other agreements entered into by the parties to this Agreement, the Company and Parent shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act). Each such party shall promptly inform the other parties hereto of any material oral communication with, and provide copies of material written communications with, any Governmental Authority regarding any Filing. None of the parties hereto shall agree to participate in any substantive meeting or conference with any Governmental Authority, or any member of the staff of any Governmental Authority, in respect of any Filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, allows the other party to participate. Neither party shall be required to comply with any of the foregoing provisions of this Section 8.01(f) to the extent that such compliance would be prohibited by Applicable Law. The parties further covenant and agree not to voluntarily extend any waiting period associated with any consent or approval of any Governmental Authority (including under the HSR Act) or enter into any agreement with any Governmental Authority or other Third Party not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other parties hereto. Parent shall have responsibility for the filing fees associated with its “Form A Statements” or similar change of control applications and its “Form E” or similar market share notifications.

(g) Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 8.01, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(h) Notwithstanding anything in this Agreement to the contrary, in no event shall (i) Parent or its Affiliates or the Company or its Affiliates be required to agree to take or enter into any action which is not conditioned upon the Closing or (ii) the Company or its Affiliates agree to any obligation, restriction, requirement, limitation, qualification, condition, remedy or other action relating to consents or approvals required to be obtained by the parties or their respective Subsidiaries in connection with the Merger without the prior written consent of Parent.

Section 8.02. Certain Filings; SEC Matters. (a) Subject to Section 8.01(e), Section 8.01(f) and Section 8.01(g), the Company and Parent shall cooperate with one another (i) in connection with the preparation of the Company Proxy Statement and the Registration Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC the Company Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement (in which the Company Proxy Statement shall be included as a prospectus). The Company and Parent shall use their respective reasonable best efforts to cause (x) the Company Proxy Statement and any amendments or supplements thereto, when filed, to comply as to form in all material respects with the applicable requirements of the 1934 Act and (y) the Registration Statement and any amendments or supplements thereto, when filed, to comply as to form in all material respects with the requirements of the 1933 Act. The Company and Parent shall use their respective reasonable best efforts to have the Company Proxy Statement and the Registration Statement cleared by the SEC and the Registration Statement to become effective under the 1933 Act as promptly as practicable after each such filing and to have the Registration Statement remain effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby. The Company shall use its reasonable best efforts to cause the Company Proxy Statement (and all other proxy materials for the Company Stockholder Meeting) to be mailed to its shareholders as promptly as practicable after the Registration Statement becomes effective. Subject to Section 6.03(b), Section 6.03(c), Section 6.03(d) and Section 6.03(e), the Company Proxy Statement shall include the Company Board Recommendation.

(c) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement, and Parent and its counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement, in each case before either such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. Each of Parent and the Company shall provide the other party and its counsel with (x) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Company Proxy Statement or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (y) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

(d) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Company Proxy Statement or the Registration Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Company Proxy Statement or the Registration Statement or comments thereon and responses thereto and of any request by the SEC or the staff of the SEC for amendments or supplements to the Company Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Company Proxy Statement, the Registration Statement or the Merger and (ii) all orders of the SEC relating to the Registration Statement.

(e) Notwithstanding (x) any Adverse Recommendation Change, (y) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (z) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under this Section 8.02 shall continue in full force and effect.

Section 8.03. Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Company and Parent. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation; provided, however, that the restrictions set forth in this Section 8.03 shall not apply to any release or public statement (a) made or proposed to be made by the Company in compliance with Section 6.03 with respect to the matters contemplated by Section 6.03 or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

Section 8.04. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 8.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

Section 8.05. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the 1934 Act.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with the Delaware Law;

(b) no Applicable Law shall be in effect that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Merger;

(c) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and

(d) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company set forth in Section 4.01 (other than the second sentence thereof), Section 4.02, Section 4.04(i), Section 4.06(b), Section 4.26, Section 4.27 and Section 4.28 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only at and as of such time); (ii) the representations and warranties of the Company set forth in Section 4.05 shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct, subject only to de minimis exceptions, only at and as of such time); (iii) the representation and warranty of the Company set forth in the first sentence of Section 4.13 shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time; and (iv) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) only at and as of such time), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(c) Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 9.02(a) and 9.02(b); and

(d) both (i) the early termination or expiration of the waiting period required under the HSR Act shall have occurred and (ii) the Required Governmental Authorizations set forth in Section 9.03(d) of the Company Disclosure Schedule shall have been made or obtained and shall be in full force and effect and shall not impose any term or condition that would have or would reasonably be expected to have, individually or in the aggregate, a Regulatory Material Adverse Effect on Parent or the Company.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

(a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b) (i) the representations and warranties of Parent set forth in Section 5.01 (other than the second sentence thereof), Section 5.02, Section 5.04(i) and Section 5.17 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only at and as of such time); (ii) the representations and warranties of Parent set forth in Section 5.05 shall be true and correct, subject only to de minimis exceptions, at and as of the date of this

Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct, subject only to de minimis exceptions, only at and as of such time); (iii) the representation and warranty of Parent set forth in Section 5.11 shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time; and (iv) all other representations and warranties of Parent set forth in this Agreement shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (without regard to materiality or Material Adverse Effect qualifiers contained therein) only at and as of such time), except, in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

(c) the Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Section 9.03(a) and Section 9.03(b); and

(d) both (i) the early termination or expiration of the waiting period required under the HSR Act shall have occurred and (ii) the Required Governmental Authorizations set forth in Section 9.03(d) of the Company Disclosure Schedule shall have been made or obtained and shall be in full force and effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval and adoption of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before August 19, 2013 (the “End Date”); provided, that if on August 19, 2013, the conditions to the Closing set forth in Section 9.02(d) or Section 9.03(d) shall not have been satisfied but all other conditions to the Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on August 19, 2013), then the End Date shall be extended to and including November 19, 2013, if either the Company or Parent notifies the other party in writing on or prior to August 19, 2013, of its election to extend the End Date to November 19, 2013; provided, further, that the right to terminate or extend this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; and provided, further, that if the End Date shall be extended to and including November 19, 2013, and the Closing shall not have occurred on or before such date, before exercising the right to terminate this Agreement pursuant to this Section 10.01(b)(i) the Company or Parent, as applicable, shall, if requested by the other, consider in good faith agreeing (but shall not be obligated to agree) to a further extension of the End Date;

(ii) there shall be any Order in effect that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the Merger and such Order shall have become final and non-appealable; or

(iii) if Company Stockholder Approval shall not have been obtained upon a vote taken thereof at the Company Stockholder Meeting (including any adjournment or postponement thereon); or

(c) by Parent, if:

(i) (A) an Adverse Recommendation Change shall have occurred or (B) the Board of Directors of the Company shall have failed to publicly confirm the Company Board Recommendation within seven Business Days of a written request by Parent that it do so;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by the Company within 30 days following notice to the Company from Parent or Merger Subsidiary of such breach or failure to perform; or

(iii) the Company shall have breached any of its obligations under Sections 6.02 or 6.03 in any material respect, other than in the case where (A) such breach is a result of an isolated action by a Representative of the Company (other than a director or officer of the Company), (B) such breach was not caused by, or within the knowledge of, the Company, (C) the Company takes appropriate actions to remedy such breach upon discovery thereof and (D) Parent is not significantly harmed as a result thereof; or

(d) by the Company:

(i) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured by the End Date or (B) has not been cured by Parent or Merger Subsidiary, as applicable, within 30 days following notice to Parent or Merger Subsidiary, as applicable, from the Company of such breach or failure to perform;

(ii) prior to obtaining the Company Stockholder Approval, in order to enter into a definitive agreement providing for a Superior Proposal (which definitive agreement must be entered into concurrently with, or immediately following, the termination of this Agreement pursuant to this Section 10.01(d)(ii)) in accordance with, and subject to the terms and conditions of, Section 6.03; provided that, in advance of or concurrently with such termination, the Company pays to Parent the Termination Fee in accordance with Section 10.03(d); or

(iii) if (A) there shall be in effect any Order in respect of the matters contemplated by clauses (x) through (z) of the first sentence of Section 8.01(b) that shall not have become final and non-appealable and that enjoins, restrains, prevents, prohibits or makes illegal consummation of the Merger, (B) within 30 days of such Order first being in effect, Parent shall not have instituted appropriate proceedings seeking to have such Order vacated, lifted, reversed, overturned or terminated and (C) such failure to institute appropriate proceedings shall not have been cured by Parent within 10 days following irrevocable written notice to Parent from the Company of the Company’s intent to terminate this Agreement pursuant to this Section 10.01(d)(iii) in respect of such failure (which notice may not be given prior to the expiration of such 30-day period and, for the avoidance of doubt, shall not be effective if Parent institutes such appropriate proceedings within such 10-day period).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto (except as provided in Section 10.03); provided that neither Parent nor the Company shall be released from any liabilities or damages arising out of any (i) fraud by any party, (ii) the willful and intentional breach by any party of any representation or warranty on the part of such party set forth in this Agreement or (iii) the willful and intentional breach of any covenant or agreement set forth in this Agreement. The provisions of this Section 10.02, Section 10.03 and Article 11 (other than Section 11.13) shall survive any termination hereof pursuant to Section 10.01.

Section 10.03. Termination Fee. (a) In the event this Agreement is terminated pursuant to Sections 10.01(c)(i) or 10.01(c)(iii), then the Company shall pay Parent a fee of $167,500,000 (the “Termination Fee”) within one Business Day after the date of such termination.

(b) In the event this Agreement is terminated pursuant to Section 10.01(b)(iii) and an Adverse Recommendation Change shall have occurred, then the Company shall pay Parent the Termination Fee simultaneously with termination of the Agreement (in the case of a termination by the Company) or within one Business Day after the termination of the Agreement (in the case of a termination by Parent).

(c) In the event this Agreement is terminated pursuant to Section 10.01(b)(iii) (but no Adverse Recommendation Change shall have occurred) and prior to the Company Stockholder Meeting an Acquisition Proposal shall have been publicly proposed, announced or disclosed and not irrevocably withdrawn, then (A) the Company shall pay Parent 25% of the Termination Fee simultaneously with the termination of this Agreement (in the case of a termination by the Company) or within one Business Day after the termination of this Agreement (in the case of a termination by Parent) and (B) if the Company within 12 months after such termination either consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay or cause to be paid to Parent (or its designees) the remaining 75% of the Termination Fee simultaneously with such consummation or entering into such definitive agreement, as the case may be. For purposes of this Section 10.03(c), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii), then, in advance of or concurrently with such termination, the Company shall pay or cause to be paid to Parent the Termination Fee.

(e) In the event this Agreement is terminated pursuant to Section 10.01(b)(i), Section 10.01(b)(ii) (solely in respect of an Order in respect of the matters contemplated by clauses (x) through (z) of the first sentence of Section 8.01(b)) or Section 10.01(d)(iii) and, at the time of such termination, (A) the condition set forth in Section 9.02(d) has not been satisfied and (B) the conditions set forth in Section 9.01 (other than the condition set forth in Section 9.01(b) solely in respect of an Applicable Law in respect of the matters contemplated by clauses (x) through (z) of the first sentence of Section 8.01(b)) and Section 9.02(a) through (c) have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Parent shall pay or cause to be paid $450,000,000 (the “Reverse Termination Fee”) to the Company as promptly as reasonably practicable (and in any event within five Business Days following such termination); provided that no Reverse Termination Fee shall be payable by Parent pursuant to this Section 10.03(e) if the failure of the condition set forth in Section 9.02(d) to be satisfied is caused by the Company’s willful and intentional breach of Section 8.01.

(f) Any payment of the Termination Fee (or applicable portion thereof) or the Reverse Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable.

(g) The parties agree and understand that (x) in no event shall the Company be required to pay the Termination Fee on more than one occasion (other than the allocation of the Termination Fee required by Section 10.03(c)) and in no event shall Parent and Merger Subsidiary be required to pay the Reverse Termination Fee on more than one occasion and (y) in no event shall Parent be entitled, pursuant to this Section 10.03, to receive an amount greater than the Termination Fee and in no event shall the Company be entitled, pursuant to this Section 10.03, to receive an amount greater than the Reverse Termination Fee. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, (i) if Parent receives the Termination Fee from the Company pursuant to this Section 10.03 or if the Company receives the Reverse Termination Fee from Parent or Merger Subsidiary pursuant to this Section 10.03, such payment shall be the sole and exclusive remedy of the receiving party against the paying party and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the paying party, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) if

(A) Parent or Merger Subsidiary receives any payments from the Company in respect of any breach of this Agreement and thereafter Parent receives the Termination Fee pursuant to this Section 10.03 or (B) the Company receives any payments from Parent or Merger Subsidiary in respect of any breach of this Agreement and thereafter the Company receives the Reverse Termination Fee pursuant to this Section 10.03, the amount of such Termination Fee or Reverse Termination Fee, as applicable, shall be reduced by the aggregate amount of such payments made by the party paying the Termination Fee or Reverse Termination fee, as applicable, in respect of any such breaches. The parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated hereby, that, without these agreements, the parties would not enter into this Agreement and that any amounts payable pursuant to this Section 10.03 do not constitute a penalty. Accordingly, if any party fails to promptly pay any amount due pursuant to this Section 10.03, such party shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by the party entitled to such payment in connection with a legal action to enforce this Agreement that results in a judgment for such amount against the party failing to promptly pay such amount. Any amount not paid when due pursuant to this Section 10.03 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Aetna Inc.
151 Farmington Avenue, RC6A
Hartford, Connecticut 06156
Attention:	General Counsel
Facsimile:	(860) 273-8340

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	David L. Caplan
H. Oliver Smith
Facsimile.:	(212) 701-5800

if to the Company, to:

Coventry Health Care, Inc.
6270-B Rockledge Drive, Suite 700
Bethesda, Maryland 20817
Attention:	Thomas C. Zielinski
Facsimile:	(610) 729-7538

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	David A. Katz
Facsimile:	(212) 403-1000

and

Bass, Berry & Sims PLC
150 Third Avenue South, Suite 2800
Nashville, Tennessee 37201
Attention:	Bob F. Thompson
Angela Humphreys
Facsimile:	(615) 742-2762; (615) 742-2718

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 PM on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival. The representations, warranties and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.03. Notwithstanding the foregoing, the parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 10.01 and, in the event of the termination of this Agreement pursuant to Section 10.01, all references to “the date of this Agreement” or “the date hereof” in the Confidentiality Agreement shall be deemed to be the date of such termination.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies in this Agreement provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.05. Disclosure Schedule References and SEC Document References. (a) The parties hereto agree that each section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall be deemed to qualify the corresponding section or subsection of this Agreement, irrespective of whether or not any particular section or subsection of this Agreement specifically refers to the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable. The parties hereto further agree that (other than with respect to any items disclosed in Section 4.18(a) of the Company Disclosure Schedule, for which an explicit reference in any other section shall be required in order to apply to such other section) disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, to which the relevance of such disclosure would be reasonably apparent, notwithstanding the omission of a cross-reference to such other section or subsections.

(b) The parties hereto agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Cautionary Note Regarding Forward Looking

Statements” or “Special Note Regarding Forward Looking Statements” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto, except for: (i) only following the Effective Time, the right of the Company’s stockholders and holders of Company Stock Options, Company Restricted Shares and Company Stock Units, as applicable, to receive (w) the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.02, (x) the consideration payable in respect of Company Stock Options pursuant to Section 2.05(a), (y) the consideration payable in respect of Company Restricted Shares pursuant to Section 2.05(a) and (z) the consideration payable in respect of Company Stock Units pursuant to Section 2.05(a), (ii) the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the Merger to the Company’s stockholders) in the event of Parent’s or Merger Subsidiary’s wrongful termination of this Agreement or breach of this Agreement (whether or not this Agreement has been terminated pursuant to Section 10.01), which right is hereby expressly acknowledged and agreed by Parent and Merger Subsidiary and (iii) the right of the Indemnified Persons to enforce the provisions of Section 7.03 only, and except that any Financing Source shall be an express third-party beneficiary of Section 11.07, Section 11.08 and Section 11.09. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Board of Directors of the Company, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction/Venue. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 11.01 or in such other manner as may be permitted by Applicable Law, of copies of such process to such party, and nothing in this Section 11.08 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Subsidiary and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

Section 11.09. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Confidentiality Agreement, the Clean Team Confidentiality Agreement and the letter agreement, dated as of July 20, 2012, relating to certain confidentiality obligations constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except where this Agreement is terminated in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 11.08, without proof of actual damages (and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy) in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AETNA INC.
By:	/s/ Mark T. Bertolini
	Name:	Mark T. Bertolini
	Title:	Chairman, Chief Executive Officer and President
JAGUAR MERGER SUBSIDIARY, INC.
By:	/s/ Mark L. Keim
	Name:	Mark L. Keim
	Title:	President
COVENTRY HEALTH CARE, INC.
By:	/s/ Allen F. Wise
	Name:	Allen F. Wise
	Title:	Chief Executive Officer and Chairman of the Board

Annex B

Greenhill & Co., LLC

300 Park Avenue

New York, NY 10022

(212) 389-1500

(212) 389-1700 Fax

CONFIDENTIAL

August 19, 2012

Board of Directors

Coventry Health Care Inc.

6720-B Rockledge Drive, Suite 700

Bethesda, Maryland 20817

Members of the Board of Directors:

We understand that Coventry Health Care Inc., a Delaware corporation (the “Company”), Aetna Inc., a Pennsylvania corporation (“Parent”), and Jaguar Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Subsidiary with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent. In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares of Company Common Stock held as treasury stock by the Company and shares of Company Common Stock owned by Parent or Merger Subsidiary or by any subsidiary of the Company or Parent or any shares of Company Common Stock with respect to which appraisal rights shall have been properly exercised, shall be converted into the right to receive (i) 0.3885 common shares (the “Stock Consideration”), par value $0.01 per share, of Parent (“Parent Common Stock”) and (ii) $27.30 in cash (the “Cash Consideration”, and together with the Stock Consideration, the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

For purposes of the opinion set forth herein, we have:

1.	reviewed the draft of the Merger Agreement dated as of August 18, 2012 (the “Draft Merger Agreement”) and certain related documents;

2.	reviewed certain publicly available financial statements of the Company and Parent;

3.	reviewed certain other publicly available business and financial information relating to the Company and Parent that we deemed relevant;

4.	reviewed certain information, including financial forecasts and other financial and operating data concerning the Company, prepared by the management of the Company (the “Company Forecasts”);

5.	reviewed certain publicly-available forecasts of future performance concerning Parent prepared by Morgan Stanley (the “Parent Analyst Forecasts”), discussed the Parent Analyst Forecasts with senior executives of Parent and discussed with the management of the Company adjustments to the Parent Analyst Forecasts to reflect recent developments under applicable law;

6.	discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

7.	discussed the past and present operations and financial condition and the prospects of Parent with senior executives of Parent;

8.	reviewed the historical market prices and trading activity for the Company Common Stock and the Parent Common Stock and analyzed their respective implied valuation multiples and compared this data to historical market prices and trading activity for certain other publicly traded companies we deemed relevant;

9.	compared the value of the Merger Consideration with that received in certain transactions where information is publicly available and that we deemed relevant;

10.	compared the value of the Merger Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

11.	compared the value of the Merger Consideration to the valuation derived from certain sum-of-the-parts trading analyses of the Company based on a number of metrics that we deemed relevant;

12.	compared the value of the Merger Consideration to the valuation derived by discounting future cash flows and a terminal value of the Company at discount rates we deemed appropriate;

13.	participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal and financial advisors in connection with the negotiation of the Merger Agreement and due diligence investigations undertaken by Parent and the Company; and

14.	performed such other analyses and considered such other factors as we deemed appropriate.

With your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and Parent for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Parent, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading in any material respect. With respect to the Company Forecasts and other data that have been furnished or otherwise provided to us, we have been advised by the Company and have assumed, with the consent of the Company, that the Company Forecasts and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have considered and relied upon the Company Forecasts and other data in arriving at our opinion. As you know, Parent has not provided internally prepared forecasts, analyses or estimates and has not endorsed the Parent Analyst Forecasts or any other publicly available forecasts relating to the business and financial prospects of Parent. Parent did, however, participate in a discussion with us regarding its future business and financial prospects in which Parent’s management responded to questions we posed based on the Parent Analyst Forecasts and commented on the future business and financial prospects of Parent. Parent did not indicate that the Parent Analyst Forecasts differed materially from Parent’s internal forecasts. On the basis of the foregoing and with your consent, we have assumed that the Parent Analyst Forecasts (as adjusted to reflect recent developments under applicable law as discussed with management of the Company) are a reasonable basis upon which to evaluate the business and financial prospects of Parent and have used the Parent Analyst Forecasts (as so adjusted) for purposes of our analysis and this opinion. We express no opinion with respect to the Company Forecasts, the Parent Analyst Forecasts and such other data, or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of Parent or the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed, with your consent, will be identical in all material respects to the Draft Merger Agreement, and without adverse waiver or amendment of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect, in any way meaningful to our analysis, on the Company or the Parent, including in each case, the publicly announced synergies of $400 million in 2015. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors (the “Board”) of the Company in connection with the Merger and will receive a fee for the rendering of this opinion and other services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company or any other parties to the Merger other than (x) any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Company in connection with the Merger, (y) services performed for the Company in connection with two other potential transactions, for which we did not receive any compensation from the Company (other than reimbursement for our out-of-pocket expenses) and (z) services performed for the Parent in connection with the Parent’s acquisition of Medicity Inc. completed January 2011, for which Parent paid to us a transaction fee of $4,000,000 and reimbursed certain out-of-pocket expenses.

It is understood that this letter is for the information of the Board and is rendered to the Board in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy or other information statement or registration statement to be mailed or provided to the stockholders of the Company in connection with the Merger. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of the Company or any alternative transaction. We are not expressing an opinion as to any aspect of the Merger, other than the fairness to the holders of Company Common Stock of the Merger Consideration to be received by them from a financial point of view. In particular, we express no opinion as to the prices at which the Parent Common Stock will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Merger Consideration to be received by the holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board of Directors as to whether they should approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the Merger at any meeting of the stockholders convened in connection with the Merger.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

BY:	/s/ Richard C. Jacobsen, Jr.
Richard C. Jacobsen, Jr.
Managing Director

Annex C

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, §255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

The Registrant is a Pennsylvania corporation. The PBCL provides, in general, that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of, or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding unless the court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The PBCL also provides that the indemnification permitted or required by the law is not exclusive of any other rights to which a person seeking indemnification may be entitled, provided that indemnification may not be made in any case where the act is determined by a court to have constituted willful misconduct or recklessness. The PBCL also provides that a corporation may pay expenses (including attorneys’ fees), incurred by a party in an action subject to indemnification in advance of the final disposition of the action upon receipt of an undertaking by the party on whose behalf such expenses are paid to repay all amounts to the corporation in the event it is ultimately determined that the party is not entitled to be indemnified. Aetna’s articles require indemnification of its directors and officers, and the advancement of expenses, to the fullest extent permitted by the PBCL (except with respect to claims against the corporation commenced by such a party) and permit, by action of Aetna’s board of directors, indemnification of, and advancement of expenses to, employees and agents of Aetna as determined by Aetna’s board of directors in a particular case.

The PBCL precludes a limitation on liability of directors (i) for any breach or failure to perform such director’s duties under law, which breach constituted self-dealing, willful misconduct or recklessness; (ii) for responsibility or liability of a director under any criminal statute; or (iii) for a director’s liability for the payment of taxes under any federal, state or local law. Aetna’s articles provide that a director will not be personally liable for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness, provided that if the PBCL is amended to permit greater protection from personal liability for directors, Aetna’s articles are to be construed to provide such greater protection. Aetna’s articles contain a limitation on an officer’s liability to the same effect.

While Aetna’s articles provide directors and officers with protection against awards for monetary damages for breaches of their statutory obligations, they do not eliminate such obligations. Accordingly, Aetna’s articles will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s or officers’ breach of his or her statutory obligations.

Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of August 19, 2012 among Aetna Inc., Jaguar Merger Subsidiary, Inc. and Coventry Health Care, Inc. (included as Annex A to the proxy statement/prospectus forming part of this registration statement) (schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request).

3.1	Amended and Restated Articles of Incorporation of Aetna Inc. (incorporated herein by reference to Exhibit 99.1 to Aetna Inc.’s Form 8-K filed on May 2, 2007).

3.2	Amended and Restated By-laws of Aetna Inc. (incorporated herein by reference to Exhibit 99.2 to Aetna Inc.’s Form 8-K filed on May 2, 2007).

4.1	Form of Common Share Certificate (incorporated herein by reference to Exhibit 4.1 to Aetna Inc.’s Amendment No. 2 to Registration Statement on Form 10 filed with the Securities and Exchange Commission on December 1, 2000).

4.2	The registrant has not filed with this registration statement copies of the instruments defining the rights of holders of long-term debt of the registrant and its subsidiaries for which consolidated or unconsolidated financial statements are required to be filed. The registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.

5.1	Opinion of Drinker Biddle & Reath LLP regarding validity of the shares being registered hereunder.

10.1	Commitment Letter dated as of August 19, 2012 among Aetna Inc., Goldman Sachs Bank USA, UBS Securities LLC and UBS Loan Finance LLC (incorporated herein by reference to Exhibit 2.2 to Aetna Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2012).

15.1	Letter from KPMG LLP, Independent Registered Public Accounting Firm of Aetna Inc., acknowledging awareness of the use of reports dated April 26, 2012, and July 31, 2012, related to their review of interim financial information.

21.1	Subsidiaries of Aetna Inc. (incorporated herein by reference to Exhibit 21.1 to Aetna Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011).

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Aetna Inc.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Coventry Health Care, Inc.

23.3	Consent of Drinker Biddle & Reath LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1	Powers of Attorney.

99.1	Form of Proxy Card of Coventry Health Care, Inc.

99.2	Consent of Greenhill & Co., LLC.

(b) The opinion of Greenhill & Co. LLC is included as Annex C to the proxy statement/prospectus forming part of this registration statement.

Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hartford, State of Connecticut, on September 21, 2012.

Aetna Inc.
By:	/S/ RAJAN PARMESWAR
	Name:	Rajan Parmeswar
	Title:	Vice President, Controller and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK T. BERTOLINI Mark T. Bertolini	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	September 21, 2012

/s/ JOSEPH M. ZUBRETSKY Joseph M. Zubretsky	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 21, 2012

/s/ RAJAN PARMESWAR Rajan Parmeswar	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	September 21, 2012

* Fernando Aguirre	Director	September 21, 2012

* Frank M. Clark	Director	September 21, 2012

* Betsy Z. Cohen	Director	September 21, 2012

* Molly J. Coye, M.D.	Director	September 21, 2012

* Roger N. Farah	Director	September 21, 2012

* Barbara Hackman Franklin	Director	September 21, 2012

* Jeffrey E. Garten	Director	September 21, 2012

* Ellen M. Hancock	Director	September 21, 2012

Signature	Title	Date

* Richard J. Harrington	Director	September 21, 2012

* Edward J. Ludwig	Director	September 21, 2012

* Joseph P. Newhouse	Director	September 21, 2012

*	Rajan Parmeswar hereby signs this registration statement on behalf of each of the indicated persons for whom he is attorney-in-fact on September 21, 2012 pursuant to a power of attorney filed herewith.

By:	/s/ RAJAN PARMESWAR
Rajan Parmeswar
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Drinker Biddle & Reath LLP regarding validity of the shares being registered hereunder.

15.1	Letter from KPMG LLP, Independent Registered Public Accounting Firm of Aetna Inc., acknowledging awareness of the use of reports dated April 26, 2012, and July 31, 2012, related to their review of interim financial information.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm of Aetna Inc.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Coventry Health Care, Inc.

24.1	Powers of Attorney.

99.1	Form of Proxy Card of Coventry Health Care, Inc.

99.2	Consent of Greenhill & Co., LLC.